As filed with the Securities and Exchange Commission on March 22, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Centuri Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1623	93-1817741
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

19820 North 7th Avenue, Suite 120

Phoenix, Arizona 85027

(623) 582-1235

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William J. Fehrman

Centuri Holdings, Inc.

19820 North 7th Avenue, Suite 120

Phoenix, Arizona 85027

(623) 582-1235

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Justin R. Salon David P. Slotkin R. John Hensley Morrison & Foerster LLP 2100 L Street NW Suite 900 Washington, D.C. 20037 (202) 887-1500	Brandon C. Parris Morrison & Foerster LLP 425 Market Street San Francisco, CA, 94105 (415) 268-7522	Ryan J. Dzierniejko Michael J. Hong Laura Kaufmann Belkhayat Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, NY 10001 (212) 735-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated March 22, 2024.

Preliminary Prospectus

     Shares

Centuri Holdings, Inc.

Common Stock

This is an initial public offering of shares of the common stock, par value $0.01 per share (“common stock”), of Centuri Holdings, Inc. We are offering      shares of our common stock to be sold in this offering.

Prior to this offering, there has been no public market for shares of our common stock. We estimate that the initial public offering price per share of our common stock will be between $      and $     . We have applied to list our shares of common stock on the New York Stock Exchange (the “NYSE”) under the symbol “CTRI.”

Immediately prior to the closing of this offering, Southwest Gas Holdings, Inc., a Delaware corporation (“Southwest Gas Holdings”), will be our only stockholder. Upon completion of this offering, Southwest Gas Holdings will continue to own      % of our outstanding common stock (or     % if the underwriters exercise their option to purchase additional shares of our common stock from us in full). As a result, we will be a “controlled company” as defined under the corporate governance rules of the NYSE. See “Management—Controlled Company Status.”

Investing in shares of our common stock involves risks. See “Risk Factors” beginning on page 21 to read about factors you should consider before purchasing shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$

(1)	See “Underwriting (Conflicts of Interest)” for a description of compensation to be paid to the underwriters.

We have granted the underwriters an option for a period of 30 days from the date of this prospectus to purchase up to     additional shares of our common stock from us at the initial public offering price less the underwriting discounts and commissions to cover over-allotments.

The underwriters expect to deliver the shares of common stock against payment in New York, New York on or about   , 2024.

UBS Investment Bank	BofA Securities	J.P. Morgan

Wells Fargo Securities

Baird	KeyBanc Capital Markets	Siebert Williams Shank

Prospectus dated  , 2024.

Centuri

SAFETY

Canyon
A Centuri Company

Linetec
A Centuri Company

National
A Centuri Company

NEUCO
A Centuri Company

NPL
A Centuri Company

NPL Canada
A Centuri Company

Riggs Distler
A Centuri Company

Our Vision

Our Mission

To serve as a long-term strategic partner to regulated utilities to build and maintain the energy network that powers millions of homes and businesses across the United States and Canada

Through 110+ Years of Operating History We Have Evolved into a Scaled and Differentiated Platform Built for the Next "Centuri"

1909

Century of Service Begins

Riggs Distler is founded

NPL Founded

Over fifty years later NPL is still serving its very first customer

1967

1996

Southwest Gas Acquisition

NPL becomes a wholly-owned subsidiary of Southwest Gas Corporation

Centuri Formation

Centuri Construction Group, Inc. established as a holding company; enters the Canadian market with the acquisition of Link-Line

2014-2015

2017

Expansion into New England

New England Utility Constructors (NEUCO) acquired

U.S. Gulf Coast Expansion

Linetec Services acquired

2018

2021

Northeast and Mid-Atlantic Footprint

Riggs Distler acquired

Leading Service Partner to North America's Gas, Electric and Combination Utilities

Today

National
NPL
NPL Canada
Riggs Distler
NEUCO
Linetec
Canyon

A Storied Leader in Utility Infrastructure Services...

Scaled Platform with Extensive North American Footprint

110+ Year
Operating History

$2.9bn
2023 Revenue

#3
Largest Utility Services Provider in North America

~12,500
Employees

43 / 2
US States / Canadian Provinces Served

Large Addressable Market with Secular Growth Tailwinds

~$167.8bn
2023E Public Investor-Owned U.S. Electric Utility Capex

8.2%
2023-2026E North American Outsourced Infrastructure Capex Growth Rate

Well-Tenured Blue-Chip Customer Base

~23 Year
Average Customer Tenure

100%
% of Top 20 Customers That Are Investment Grade

100mm+
Electric & Gas Customers Served by Utility Customer Base

Recurring, Lower Risk Contract Profile

< $15.5k / $26.5k
Avg. MSA Work Order for Gas / Electric Utility Services

~77%
% of 2023 Revenue from T&M and Unit Price Contracts

~82%
% of 2023 Revenue from MSAs

...with a Track Record of Consistent Revenue Growth

$bn
18.5% / 14.5%(1)
Total Revenue / Organic Revenue Compound Annual Growth Rate
$0.3
$0.5
$0.6
$0.7
$0.7
$1.0
$1.1
$1.2
$1.5
$1.8
$1.9
$2.2
$2.8
$2.9
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023

Note:
1 Organic growth excludes the impact of acquired revenues 12 months following transaction close

Through and including     , 2024 (25 days after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

You should rely only on the information contained in this prospectus or contained in any free writing prospectus filed with the SEC and which we have prepared or that has been prepared on our behalf or to which we have referred you. Neither we nor any of the underwriters have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by us or on our behalf or to which we have referred you. We and the underwriters take no responsibility for, and cannot assure you as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares of our common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.

We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions in which offers and sales are permitted. The information contained in this prospectus is current only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our common stock. Our business, results of operations or financial condition may have changed since that date.

i

Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus outside the United States. See “Underwriting (Conflicts of Interest).”

ABOUT THIS PROSPECTUS

In connection with this offering, we will enter into a series of transactions with Southwest Gas Holdings and its subsidiaries pursuant to which Southwest Gas Holdings will transfer the assets and liabilities of Centuri Group (as defined below) to us and Centuri Group will become a wholly owned subsidiary of the Holding Company. We refer to these transactions, as further described in the section of this prospectus entitled “The Separation Transactions—The Separation,” collectively as the “Separation.” See “The Separation Transactions—The Separation.”

In exchange for the transfer of these assets, we will, as consideration:

•	issue to Southwest Gas Holdings shares of our common stock; and

•	assume liabilities related to Centuri Group.

Unless the context otherwise requires, (i) references in this prospectus to “Centuri,” the “Company,” “we,” “us” and “our” refer to (1) when used in the past tense, Centuri Group, Inc., a Nevada corporation (also referred to as “Centuri Group”), and its consolidated subsidiaries, including NPL Construction Co. (“NPL”), New England Utility Constructors, Inc. (“Neuco”), Linetec Services, LLC (“Linetec”), National Powerline LLC (“National Powerline”), Riggs Distler & Company, Inc. (“Riggs Distler”), Canyon Pipeline Construction, Inc. (“Canyon Pipeline”), NPL Canada Ltd. (“NPL Canada”) and WSN Construction Inc. (“WSN Construction”) and do not give effect to the consummation of the Separation, and (2) when used in the present tense or future tense, to Centuri Holdings, Inc., a Delaware corporation (also referred to as the “Holding Company”) and its consolidated subsidiaries and gives effect to the consummation of the Separation, in each case unless the context requires otherwise, and (ii) references in this prospectus to “Southwest Gas Holdings” refer to Southwest Gas Holdings, Inc., a Delaware corporation, and its consolidated subsidiaries, including Southwest Gas Corporation, unless the context otherwise requires.

Certain amounts, percentages and other figures presented in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals, dollars or percentage amounts of changes may not represent the arithmetic summation or calculation of the figures that precede them.

Market and Industry Data

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from third-party sources, data from our internal research and management estimates. Our management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. Our management estimates have not been verified by any independent source.

In presenting this information, we have made certain assumptions that we believe to be reasonable based on such data and other similar sources and on our knowledge of, and our experience to date in, the markets in which we operate. While we believe the estimated market and industry data included in this prospectus is generally reliable, such information is inherently uncertain and imprecise. Market and industry data is subject to change and may be limited by the availability of raw data, the voluntary nature of the data gathering process and other limitations inherent in any statistical survey of such data. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by third parties and by us. Accordingly, you are cautioned not to place undue reliance on such market and industry or any other such estimates.

Trademarks, Trade Names and Service Marks

The name and mark, Centuri, and other trademarks, trade names and service marks of the Company appearing in this prospectus are our property or, as applicable, licensed to us. The name and mark, Southwest Gas Holdings, and other trademarks, trade names and service marks of Southwest Gas Holdings appearing in this prospectus are the property of Southwest Gas Holdings. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ™, ®, or SM symbols, but the absence of these symbols is not intended to indicate that Southwest Gas Holdings and/or Centuri will not assert their or our respective rights to these trademarks, trade names and service marks to the fullest extent under applicable law. This prospectus also contains additional trade names, trademarks and service marks belonging to other companies. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

Basis of Presentation

The Company has historically existed and functioned as an operating segment of Southwest Gas Holdings. The consolidated financial statements of the Company were prepared on a standalone basis and were derived from the consolidated financial statements and accounting records of Southwest Gas Holdings. The consolidated financial statements (together with the notes thereto, the “consolidated financial statements”) have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The consolidated statements of operations include all revenues and costs directly attributable to Centuri’s operations. The consolidated statements of operations also include an allocation of expenses related to certain Southwest Gas Holdings corporate functions, including corporate governance, internal audit, tax compliance and other general and administrative costs. These expenses have been allocated based on direct usage or benefit where specifically identifiable, with the remainder allocated on a proportional cost allocation method based primarily on the capital structures of Southwest Gas Holdings’ respective operating segments. Total expenses allocated in 2023, 2022 and 2021 were $1.3 million, $1.6 million and $1.0 million, respectively. Such amounts are primarily included in selling, general and administrative expenses on the consolidated statements of operations.

The Company believes the allocation methodology is reasonable for all periods presented. However, the allocations may not reflect the expenses the Company would have incurred as a standalone public entity for the periods presented. A number of factors, including the chosen organizational structure, division between outsourced and in-house functions and strategic decisions, would impact the actual costs incurred by the Company. The Company has determined that it is not practicable to determine these standalone costs for the periods presented. As a result, the consolidated financial statements are not indicative of the Company’s financial condition, results of operations or cash flows had it operated as a standalone public entity during the periods presented, and results in the consolidated financial statements are not indicative of the Company’s future financial condition, results of operations or cash flows. The Company expects to incur certain costs to establish itself as a standalone public company as well as ongoing incremental costs associated with operating as an independent, publicly traded company.

The Company manages cash and the financing of its operations independently from Southwest Gas Holdings. The Company’s cash and cash equivalents on the consolidated balance sheets represent cash balances held in bank accounts owned by the Company and its subsidiaries. Southwest Gas Holdings’ third-party debt and the related interest expense were not allocated to the Company for any of the periods presented as such borrowings are not Centuri’s legal obligation. All third-party debt on the consolidated balance sheets and the corresponding interest expense represents the Company’s legal obligations.

As of and prior to December 31, 2023, we reported our results under two reportable segments: Gas Utility Services and Electric Utility Services. In January 2024, the Company appointed a new Chief Executive Officer. Following the appointment of the Company’s new Chief Executive Officer, the Company underwent an internal personnel reorganization, causing the Company to re-evaluate its reportable segments. The Company determined that it was appropriate to re-align our reporting structure from two reportable segments consisting of (i) Gas Utility Services and (ii) Electric Utility Services, to the following four reportable segments: (i) U.S. Gas Utility Services (“U.S. Gas”), (ii) Canadian Gas Utility Services (“Canadian Gas”), (iii) Union Electric Utility Services (“Union Electric”) and (iv) Non-Union Electric Utility Services (“Non-Union Electric”). The U.S. Gas and Canadian Gas businesses have historically been part of our Gas Utility Services segment, and the Union Electric and Non-Union Electric businesses have historically been part of our Electric Utility Services segment. We will begin reporting under the new segment reporting structure beginning with our financial statements as of and for the three months ending March 31, 2024. The historical financial information presented in this prospectus is presented on the basis of the segment reporting structure that was in place as of December 31, 2023, and it does not reflect the new segment reporting structure. For additional information see “Business—Our Business Lines” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Segment Information.”

We use a 52/53-week fiscal year that ends on the Sunday closest to the end of the calendar year. Unless otherwise stated, references to years throughout relate to fiscal years rather than calendar years. Fiscal years 2023, 2022 and 2021 ended December 31, 2023, January 1, 2023 and January 2, 2022, respectively. Fiscal years 2023, 2022 and 2021 each had 52 weeks.

Non-GAAP Financial Measures

Certain financial measures presented in this prospectus differ from what is required under GAAP. These non-GAAP financial measures include EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Net Income. The non-GAAP financial measures presented in this prospectus are supplemental measures of our performance that we believe help investors understand our financial condition and operating results and assess our future prospects. We believe that these non-GAAP financial measures, in addition to the corresponding GAAP financial measures, are important supplemental measures which exclude non-cash or other items that may not be indicative of or are unrelated to our core operating results and the overall financial health of our company. For additional information and a reconciliation of these non-GAAP financial measures see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”

v

PROSPECTUS SUMMARY

This summary highlights information included elsewhere in this prospectus and does not contain all of the information you should consider before making an investment decision to purchase shares of our common stock. You should read this entire prospectus carefully, including the sections entitled “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” “Unaudited Pro Forma Condensed Consolidated Financial Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as our consolidated financial statements included elsewhere in this prospectus, before making an investment decision to purchase shares of our common stock.

Our Mission

Our mission is to be the leader in safe, sustainable utility infrastructure services, while fulfilling our roles as a values-driven employer of choice and a responsible corporate citizen in the communities in which we live and work.

Our Business

Centuri is a leading, pure-play North American utility infrastructure services company with over 110 years of operating history that partners with regulated utilities to maintain, upgrade and expand the energy network that powers millions of homes and businesses. We are a leader in utility infrastructure services and serve as long-term strategic partners to, and an extension of, North America’s electric, gas and combination utility providers, delivering a wide range of infrastructure solutions that ensure safe, reliable and environmentally sustainable grid operations. Our service offerings primarily consist of the modernization of utility infrastructure through the maintenance, retrofitting and installation of electric and natural gas distribution networks to meet current and future demands while also preparing systems for the transition to clean energy sources. We also serve complementary, attractive and growing end markets such as renewable energy and 5G datacom. Guided by our values and our unwavering commitment to serve as long-term partners to customers and communities, our more than 12,500 employees enable our customers to safely and reliably deliver electricity and natural gas and achieve their goals for environmental sustainability.

North America relies on electric and gas delivery infrastructure for the basic energy needs of homes and businesses and generally to maintain its dynamic economy, but existing infrastructure is subject to degradation and is often decades old. Despite significant recent investment, much of the existing electric grid and, according to the U.S. Department of Transportation’s Pipeline and Hazardous Materials Safety Administration (“PHMSA”), more than 409,000 miles of gas main lines are more than 50 years old (including pipelines of unknown vintage) and in need of significant upgrade or replacement as of August 2023. Federal, state and local governments have increased regulatory stringency and enacted legislation to support the necessary infrastructure investments in the sector aimed at preventing disruption, enhancing safety and readying to meet current and future demands. Additionally, labor market constraints, the need for cost efficiency and a steadily declining utility workforce have led utilities to become increasingly reliant on outsourced utility service providers, creating an overall growing market well positioned for consolidation. We believe these trends represent a significant challenge for utilities, but also an opportunity for outsourced utility infrastructure services companies to build and maintain more efficient, sustainable infrastructure that can meet the needs of future generations.

We often serve as an extension of our diverse utility customer base’s workforce, which consists of more than 400 customers as of the date of this prospectus. Our customers are leading electric, gas and combination utility companies across North America, including American Electric Power, Enbridge, Entergy, Exelon, NiSource, National Grid, Sempra Energy and Southern Company, among others. We also contract with certain large-scale 5G datacom providers to support increased utilization of 5G and network expansion with the addition of C-band and small cells. Our top 10 and top 20 customers are almost exclusively investment grade utilities and represented 49% and 71% of our revenues, respectively, during fiscal 2023.

We have over 110 years of industry operating experience and a leading market share across a wide range of services in the electric and gas utility value chains. We believe our brand, scale, experience and fulsome service offerings compose the necessary profile to attract and retain the best talent and to competitively position ourselves among the largest providers in the sector, while prioritizing the safety of our employees, customers and other stakeholders. We place a strong emphasis on employee training and development and have implemented a robust safety program that strives to ensure that all projects are executed with the highest level of safety and quality standards.

We operate through a family of integrated companies that work together across different geographies allowing us to establish solid relationships and a strong reputation for a wide range of capabilities. Operating across the utility value chain allows us to address diverse customer initiatives, and our knowledge, expertise and resources enable us to deliver successful projects that meet these ever-evolving needs. Furthermore, the composition of our workforce, which includes both union and non-union field labor, enables us to access a wide range of opportunities across regions, customers and projects.

Our core operations are focused on modernizing utility infrastructure, which reduces risks of hazardous gas leaks, reduces methane emissions from natural gas pipelines, and hardens electric infrastructure from weather events, thereby increasing electric grid and delivery infrastructure resiliency, and improving overall safety, reliability, and sustainability of North American energy networks. By helping enable utility infrastructure to deliver safer, more sustainable solutions to meet the needs of our customers and the communities we collectively serve, our services are Environmental, Social and Governance (“ESG”)-focused in nature, improving and expanding positive and sustainable impacts across the energy network. We are committed to being an ESG leader through both our work to advance infrastructure for clean energy delivery, as well as our internal commitments for sustainability that guide our operations and vision for the future. A robust internal ESG framework aligns directly with our overall corporate strategy and long-term vision.

To accommodate incremental demands from the broader transition to clean energy sources supported by key U.S. legislation, including the Inflation Reduction Act (“IRA”) and the Infrastructure Investment and Jobs Act (“IIJA”), numerous infrastructure upgrades or replacements are needed. We are strongly positioned to support this transition by providing the infrastructure needed to connect renewable energy to existing distribution systems as well as expanding electric grid capacity and modernizing electric and gas delivery infrastructure to support future demand. Examples of this work include supporting the infrastructure needed to transport renewable natural gas from dairy farms, enabling grid connectivity for wind and solar energy, and building out infrastructure for electric vehicle (“EV”) charging stations and battery storage facilities.

We currently operate across 87 locations in 43 U.S. states and two Canadian provinces, enabling us to support our customers across multiple geographies. The majority of our customer relationships are governed by long-term master services agreements (“MSAs”), comprising approximately 82% of our total revenue during fiscal 2023. Additionally, of the remaining 18% of our total revenue that was generated from bid contracts, 7% was generated from existing MSA customers. Our MSAs generally have terms of between three and seven years, with a current weighted average remaining contract length of approximately three years. We predominantly perform smaller, lower-risk distribution projects for our customers. Our focus on MSA-driven work, long-term customer partnerships and recurring maintenance-oriented work orders provides us with a highly visible demand outlook.

The utility services industry is highly fragmented and is comprised of a range of providers, from small, regional providers to scaled companies like Centuri. The top five largest utility service providers (including Centuri) collectively produced 18% of the 2022 utility services revenues in the industry, while the remaining

82% of those revenues were either produced by a large number of independent, regional providers or represent work self-performed by utilities, according to the ENR Top 600 Specialty Contractors 2023 Report and S&P Global Market Intelligence. Brand, scale, geographic footprint and breadth of services are key differentiating characteristics in the industry, which allow scaled companies such as ours to position themselves to capture opportunities that arise from sector tailwinds, including increasingly large utility footprints.

We maintain a favorable mix of contracts, with 77% of our fiscal 2023 revenue generated from variable-priced contracts (54% of revenue from unit-priced contracts and 23% from time and materials (“T&M”) contracts). We believe that our exposure to fixed-price contracts, which represent the remaining 23% of our fiscal 2023 revenue, is among the lowest in the industry and serves to minimize execution risk across our operations.

Our History

The roots of our combined family of companies date back to the early 20th century, beginning in 1909 with the founding of Riggs Distler. As a long-term strategy for continued growth into new geographies and service markets, Centuri was created in 2014 as a holding company for NPL and NPL Canada. Since then, the Centuri family of companies has grown both organically and with the acquisitions of multiple natural gas and electric infrastructure services companies, including the acquisition of Neuco in 2017, the acquisition of Linetec in 2018 and the acquisition of Riggs Distler in 2021.

Our Business Lines

We operate two primary lines of business, Gas Utility Services and Electric Utility Services, which were also our reportable segments as of December 31, 2023. As described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Segment Information”, beginning with our financial statements for the quarter ending March 31, 2024, for financial reporting purposes, we will divide our Gas Utility Services segment into a U.S. Gas segment and a Canadian Gas segment, and we will divide our Electric Utility Services segment into a Union Electric segment and a Non-Union Electric segment.

Gas Utility Services: We provide comprehensive services, including maintenance, repair, installation and replacement services for natural gas local distribution utility companies (“LDCs”) focused on the modernization of their infrastructure. The work performed within our gas business includes solutions for all stages of utility work and is performed primarily within the distribution, urban transmission and end-user infrastructure rather than large-scale, project-based, cross-country transmission, which we believe substantially limits our execution risk. We are able to cater to the needs of our gas utility services customers by serving union markets (through our NPL and NPL Canada subsidiaries) and non-union markets (through our Neuco and Canyon Pipeline subsidiaries). The average size of an MSA work order performed for gas utility services is less than $15,500, and we typically execute more than 83,000 gas MSA work orders per year.

As a result of the age and condition of natural gas distribution infrastructure, regulatory stringency and environmental protection, the demand for natural gas infrastructure modernization services has increased and, we believe, will continue to grow, with several decades of infrastructure modernization necessary for most utilities. As a strategic partner to gas utilities, we have been a key beneficiary of gas pipeline modernization spending. With increasing demands placed on the U.S. energy network to support consumption and economic growth, there remains a critical need to upgrade gas pipeline infrastructure across the country to ensure potential safety and environmental hazards from leak-prone pipelines are minimized. In 2011, following certain natural gas pipeline incidents, the Department of Transportation (“DOT”) and PHMSA, an agency under the DOT that oversees the country’s pipeline infrastructure, issued a “Call to Action” to accelerate the repair, rehabilitation and replacement of leak-prone or otherwise high-risk pipeline infrastructure. The guidelines focused primarily on the highest risk indicators, which are infrastructure age and material such as cast and wrought iron, uncoated steel and certain vintage plastics commonly used in older pipelines. Since that time, gas utilities have undertaken substantial investment initiatives to replace these legacy pipelines and ensure their operations remain in compliance and partnered with scaled infrastructure services companies such as Centuri on the implementation of these initiatives.

Despite significant recent investment, according to PHMSA, more than 409,000 miles of gas distribution main lines are more than 50 years old (including pipelines of unknown vintage) and in need of significant upgrade or replacement as of August 2023. Based on recent rates of replacement, several decades of highly visible infrastructure modernization demand remain. Given our leading scale, broad range of capabilities, strong reputation and long-standing customer partnerships, we remain well positioned to capitalize on the long-term modernization trends.

Electric Utility Services: We provide a comprehensive set of electric utility services encompassing design, maintenance and repair, upgrade and expansion services for transmission and distribution infrastructure. Our electric work is focused on recurring local distribution and transmission services under MSAs as opposed to mega-scale, project-based, cross-country transmission, which we believe substantially limits our execution risk. The average size of an MSA work order performed for electric utility services customers is less than $26,500, and we execute more than 42,000 electric MSA work orders per year. We serve utility customers in both union markets (through our Riggs Distler and National subsidiaries) and non-union markets (through our Linetec subsidiary), primarily performing our services on utility customers’ infrastructure between the substation and end-user meter.

Given the increased occurrence of extreme weather events across North America and our role as a trusted partner throughout the communities we serve, our service offerings have grown to include emergency utility system restoration of overhead and underground delivery infrastructure, which is aimed at returning critical utility infrastructure back to working order after weather-related disruptions. This includes disruptions caused by named storms as well as smaller weather events that occur across the U.S. and Canada throughout the year. Furthermore, our expansive geographic reach enables us to pull both electric and gas resources from unaffected areas to respond with scale when and where our customers and others need us.

As a result of aging electric utility infrastructure, a growing need for investment in grid and related delivery system hardening to withstand more frequent adverse weather events and to support the transition to renewable sources, we believe demand for electric utility services will continue to increase in the foreseeable future. According to the Department of Energy, almost 70% of electric infrastructure in North America is over 25 years old, and we expect continued growth in the demand for replacements and upgrades.

In addition to our services for regulated electric and gas utilities, we serve several complementary, attractive growth market adjacencies, such as renewable energy and 5G datacom. Our renewable energy service offerings include onshore assembly and fabrication of offshore wind farm components as well as grid integration of wind and solar facilities. We believe we are particularly well positioned to capture incremental demand in the offshore wind space given the rapid and continuing expansion of projects in our core geographies as North America looks to renewable energy sources that can sustain all-time high grid demands. According to BloombergNEF, there will be over 16,000 MWs of offshore wind electric capacity added to the U.S. electric grid between 2023 and 2030, representing a compound annual growth rate of 61%. Leveraging our geographic footprint, scale and relationships with utility customers, we were awarded a landmark offshore wind supply chain contract in New York and have since earned additional contract awards to support other offshore wind projects throughout the Northeastern U.S. Our professional workforce and reputation for safety and quality has gained us a strong foothold in the offshore wind space, supporting both development and grid integration. Our crews and equipment are focused on onshore fabrication only, and not offshore transportation or installation, as these services are outsourced by our customers to other specialized providers. We also support customers in the deployment of EV charging stations and related infrastructure, as well as battery energy storage systems.

Our 5G datacom work primarily consists of small-cell and C-band installation and maintenance, electrical pole installation and mono and lattice tower installation, with additional potential for cross-sell opportunities. Given the electric pole maintenance, replacement and installation work we perform for utilities, we have the capability and expertise to provide 5G datacom services – particularly when such work occurs in utility poles’ “electrified zone,” the supply space located in the uppermost area where electric distribution cables, transformers and capacitors are found. Work in these zones is required to be performed by trained electric linemen. As a result, we can continue to serve our utility customers while capturing additional opportunities with cellular service providers. We expect increased outsourced work in the 5G datacom space to continue, given the densification needs stemming from the widespread adoption of 5G, rapid growth in broadband consumption and network functionality expectations.

We achieved revenues of $2.9 billion during fiscal 2023 and had backlog of approximately $5.1 billion with respect to existing MSAs and contracted project work as of fiscal year-end. Backlog represents our expected revenue from existing contracts and work in progress as of the end of the applicable reporting period. During fiscal 2023, 53% of our total revenues came from Gas Utility Services (specifically, 37% gas replacement, 13% new gas activities and 3% pipeline integrity), 45% came from Electric Utility Services (specifically, 26% electric services, 9% telecom and other electric services, 7% offshore wind and 3% storm response) and the remaining 2% of revenues came from our corporate and other activities. Of the 53% of total revenues that came from Gas Utility Services, 47% came from U.S. Gas Utility Services and 6% came from Canadian Gas Utility Services. Of the 45% of total revenues that came from Electric Utility Services, 29% came from Non-Union Electric Services, 16% came from Union Electric Services and 2% came from other activities. Over the same time period, 54%, 23% and 23% of our total revenues came from unit-price, T&M and fixed-price contracts, respectively, and overall, 82% of our total revenue came from MSAs. Of the remaining 18% of our total revenue that came from bid contracts, 7% came from existing MSA customers. We derived 92% of our revenues in fiscal 2023 from the United States (specifically, 33% from the Northeast region, 21% from the Midwest region, 29% from the South region and 9% from the West region) and 8% from Canada. Additionally, we derived 77% of our revenues from regulated utilities customers and the remaining 23% from a combination of clean energy providers, independent transmission companies, home builders, municipalities and industrial customers.

Fiscal Year 2023 Revenue Breakdown

Our Industry

The utility industry is characterized by consistent growth of highly predictable, non-discretionary, regulatory-driven investment, supporting resilience through economic cycles and periods of economic disruption. Additionally, the increased programmatic investment for upgrading or replacing older electric and gas utility infrastructure networks as well as the deployment of “smart” systems and energy transition initiatives, provides a solid growth outlook for the utility services sector and opportunities for service diversification and continuous consolidation among the largest service providers.

We believe the following utility industry dynamics will have a material impact on demand for our services:

Aging Utility Infrastructure. As utility infrastructure ages, safety risks may also increase. A focus on safety, resiliency and the environment has driven, and is continuing to drive, increased regulatory stringency, and thus, investment to maintain, repair and replace utility infrastructure. According to PHMSA, as of August 2023, there were more than 409,000 miles of gas main lines in the U.S. that are more than 50 years old (including pipelines of unknown vintage) and in need of significant upgrade or replacement. The need for pipeline upgrade and replacement also extends to pipelines installed in more recent periods as they exceed age-related safety thresholds over time, resulting in an ongoing, resilient need for our services. The U.S. Department of Energy estimates more than 70% of the nation’s grid transmission lines and power transformers are over 25 years old, creating vulnerability exacerbated by increasingly frequent seasonal storms and extreme weather events in regard to above-ground electric facilities. We have also witnessed and expect to continue to see growth in the demand for replacements and upgrades in that end market.

Long Tail of Maintenance and Replacement Work for Utilities. Utilities, including many of our largest customers, have decades-long replacement needs, providing excellent visibility on future modernization investment. Based on regular dialogue with our utility customer base, we have learned that many have plans for multiple decades, of system upgrade work to keep up with infrastructure modernization demand aimed at ensuring safe and reliable delivery of electricity and gas to their customers.

Focus on Sustainability, Decarbonization and the Transition to Renewable Energy. The focus on decarbonization and the transition to clean energy has become more acute across the globe and is driving significant pools of capital to new investments in sustainable technologies. According to the United Nations, reaching the Paris Agreement’s goal of limiting global warming to 1.5ºC will require an estimated $3-6 trillion of investment per year through 2050. As of September 2023, over 37 states in the United States have set ambitious renewable energy goals with clear targets and commitments to significantly increase reliance on renewable energy sources as early as 2033. As a result of the renewable energy targets states have set, we expect growing demand for offshore wind, utility scale solar, battery energy storage systems (“BESS”) and other renewable energy sources, all of which require incremental infrastructure investments. As an example, the U.S. offshore wind market is poised for significant growth through the remainder of the current decade along with other alternative sources of energy. As referenced above, according to BloombergNEF, there will be over 16,000 MWs of offshore wind electric capacity added to the U.S. electric grid between 2023 and 2030, representing a compound annual growth rate of 61%.

Continued Service Provider Consolidation Driven by Increasingly Large Utility Footprints. Over the past decade, there has been a wave of consolidation in the industry, as scaled providers are best positioned to address the increasingly complex needs of combination utilities and to offer consistent service across increasingly large utility footprints. North American utilities are consolidating their supply chains in an effort to streamline operations, lower costs and support increasingly complex infrastructure. Scaled energy infrastructure service providers such as Centuri are better positioned to meet customers’ diverse and evolving needs by providing a wider breadth of services over a larger geographic footprint than that of smaller, regional providers. Moreover, scaled providers have a differentiated ability to invest in talent, and can therefore offer superior and more consistent quality of services and availability of skilled craft labor.

Increasing Demand for Grid Capacity to Support Energy Transition and Overall Consumer Energy Use. McKinsey and Company (“McKinsey”) forecasts that power consumption will triple by 2050, natural gas demand will increase 10% in the next decade, and renewable sources will account for 85% of global power generation by 2050. McKinsey further notes that wind and solar capacity in planning exceeds the existing capacity of the current electric grid. The need for grid capacity and system reliability to support increasing demand for energy, including those from intermittent renewable sources, presents a long-term runway of opportunity for Centuri to support ongoing utility system modernization and the transition to a cleaner energy future.

Increasing Regulatory Stringency. The attention to safety and reliability of the grid over the past 20 years has culminated in increased investment in electric and gas infrastructure, which is expected to continue for the foreseeable future. This has led regulators throughout the United States to deploy significant efforts to set new initiatives in modernizing and improving the country’s electric and gas infrastructure while balancing reliable and affordable services for consumers and a timely recovery of costs for utilities. Governments and regulatory bodies are taking a closer look at these essential services industries, with the aim of improving safety, reducing emissions and ensuring fair pricing for consumers. Many countries have set ambitious emission targets for the energy sector and regulators are playing a key role. The U.S. Energy Policy Act of 2005 established mandatory electric grid reliability standards and incentivized investments in transmission and distribution systems. PHMSA instituted Distribution Integrity Management Programs effective February 2010, which require operators of gas distribution pipelines to develop and implement integrity management programs to enhance safety by identifying and reducing pipeline integrity risks. Federal Energy Regulatory Commission (“FERC”) Order No. 1000, issued in July 2011, established transmission planning requirements to encourage development of electric transmission infrastructure projects. In 2020, PHMSA issued Part One of its “Mega Rule,” which included requirements for reconfirming transmission pipeline maximum allowable operating pressure and verification of pipeline materials, in addition to expanding assessments and requirements for work in moderate consequence areas, among other things. The United States government also enacted the Protecting Our Infrastructure of Pipelines and Enhance Safety Act in 2020 to address a variety of pipeline safety issues. Then, in March 2022 and August 2022, PHMSA issued rules amending federal pipeline safety regulations applicable to valve installation and minimum rupture detection standards for transmission pipelines, and amendments applicable to transmission pipeline integrity management, effective in October 2022 and May 2023, respectively. Likewise, there has been significant attention placed on wildfire and outage mitigation and electric grid modernization through state regulatory proceedings, national infrastructure legislation and other initiatives. The IRA includes a number of provisions to accelerate the deployment of clean energy technologies, including incentives for the buildout of necessary infrastructure and the allocation of $1 billion for pipeline modernization in under-resourced communities. The U.S. Department of Energy estimates more than 70% of the nation’s grid transmission lines and power transformers are over 25 years old, creating vulnerability exacerbated by increasingly frequent seasonal storms and extreme weather events in regard to above-ground electric facilities.

Increased Investments in Grid Reliability and Hardening. As North America becomes ever more reliant on renewable power generation and severe weather events occur more frequently, the scrutiny of North American above-ground utility infrastructure increases. Utilities are being required to invest more in grid infrastructure hardening to prevent electric delivery disruptions and wildfires. According to the C Three Group, for the year ended December 31, 2023, capital expenditures for North American LDCs are expected to exceed $40 billion. Additionally, according to a report published by the Edison Electric Institute (the “EEI”) in September 2023, total capital expenditures among the major public investor-owned U.S. electric utilities are expected to more than double from $74 billion in 2010 to an estimated $168 billion in 2025. In addition, the EEI expects that U.S. electric utilities are spending between 34-37% of their transmission and distribution capex on adaptation, hardening and resilience initiatives. We expect demand for system modernization and upgrades to continue well into the future for the purpose of enhancing electric grid and natural gas network reliability.

Total Public Investor-Owned U.S. Electric Utility Capital Expenditures (dollars, in billions)

Declining Utility Workforce and Increased Reliance on External Providers. Increasing demand for utility infrastructure maintenance and replacement driven by regulatory stringency, aging utility infrastructure, widespread deployment of smart grid technologies and steady declines in the utility workforce alongside a collection of other industry trends have pushed utilities to rely on external service providers to meet these needs. According to the C Three Group, over the next five years, the compounded annual growth for the outsourced infrastructure spend market is expected to be around 6%. A declining utility workforce coupled with increasing infrastructure needs are driving utilities to become more reliant on external providers for innovative problem solving. According to the U.S. Bureau of Labor Statistics, the number of employees in the utility industry has decreased by approximately 30,000 employees between 1998 and 2023. Additionally, according to the U.S. Department of Labor, a significant percentage of the remaining internal utility workforce is eligible to retire over the next six to eight years, with 23% of the utility workforce being at least 55 years old as of January 2024, further limiting in-house utility labor resources.

Boosted Stimulus Spending. The U.S. grid consists of more than 7,300 power plants, 160,000 miles of high-voltage power lines and millions of miles of low-voltage power lines. The IRA, which was signed into law in 2022, includes nearly $370 billion of investments aimed at supporting the antiquated infrastructure by incentivizing companies to invest in the areas of clean energy, transportation and environmental sustainability. The $1.2 trillion IIJA includes numerous provisions focused on upgrading electric T&D infrastructure.

5G Deployment and Grid Automation. Especially in regions with high population density, 5G datacom providers have turned to C-band and small cell installation using existing grid infrastructure to bolster networks. Using Internet of Things (“IoT”)/5G communication technologies, utilities are investing further in smart grid systems to monitor grid status and risks and to better support maintenance/replacement.

EV Rollout. As the number of electric vehicles on the road increases, grid capacity needs to be expanded to meet the resulting incremental energy demands. The Statista Mobility Market Outlook expects global EV infrastructure revenue from 2017 to 2027 to grow at a 48% compounded annual growth rate. North America is currently behind other geographies in terms of adapting public infrastructure to keep up with the growing demand for electric vehicles.

Increased Occurrence of Extreme Weather Events. Extreme weather is unpredictable, which can leave utilities with the immediate need for sizeable infrastructure expenditures. Utility services providers, especially those with scale, appropriate expertise and a large footprint are increasingly being called upon to repair infrastructure damaged by storms. According to the National Oceanic and Atmospheric Administration (“NOAA”), from 1980 through 2023, the United States experienced an average of 8.1 extreme weather events annually, each causing greater than $1 billion in damages (adjusted for inflation). This annual average increased to 20.4 events over the 2019-2023 period, with an estimated 18 and 28 events costing more than $1 billion in 2022 and 2023, respectively.

Our Competitive Strengths

Our value proposition is defensible and differentiated, and we see the following competitive strengths as key advantages over our competitors:

Robust Track Record and Culture of Safety First. Being a scaled provider in our industry, we take an institutionalized approach to safeguard our employees and, as a result, deliver on industry leading practices for our customers and employees. Our dedicated leadership team has fostered a culture of safety and accountability, across all ranks, symbolized by our numerous prevention programs as evidenced by our total recordable incident rate (“TRIR”) of 1.05 and a days away, restricted or transferred (“DART”) rate of 0.32 per 200,000 work hours for fiscal 2023. The TRIR and DART rates for our Electric Utility Services business were 0.90 and 0.39, respectively, for fiscal 2023, compared to industry averages of 1.60 and 1.00, respectively, according to the U.S. Bureau of Labor statistics for power and communication line and related structures, and 1.58 and 0.98, respectively, according to the American Gas Association statistics for combination companies. The TRIR and DART rates for our Gas Utility Services business were 1.18 and 0.29, respectively, for fiscal 2023, compared to industry averages of 1.60 and 1.00, respectively according to the U.S. Bureau of Labor statistics for utility system construction, 1.58 and 0.98, respectively, according to American Gas Association statistics for combination companies, and 2.16 and 1.43, respectively, according to American Gas Association statistics for local distribution companies. As a result, and because of the importance that utility customers place on our ability to prevent injury, we are able to win and maintain long-lasting relationships with our customers and cement our position as an employer of choice in the industry, attracting the best talent and providing a competitive edge where safe and high-quality work is rewarded with additional opportunities.

Leading Market Share in a Highly Fragmented Industry. We are the third largest utility services provider by revenue, according to ENR’s Top 600 Specialty Contractors 2023 report (based on 2022 utility services revenues). Our market share is highly defensible given the concentration of smaller, regional providers in our industry and is underpinned by the benefits we provide our customers as a scaled provider. Our organic revenue grew at a 14.5% compound annual growth rate from fiscal 2010 to fiscal 2023 and a 9.4% compound annual growth rate from fiscal 2021 to fiscal 2023. Our platform allows us to assist our customers in supply chain consolidation by providing turnkey solutions with leading safety performance and consistent quality across geographies. Additionally, we are able to invest in talent development and technology to enhance operational efficiency and further increase customer trust and engagement. We are also able to dynamically scale our workforce to meet our customers’ demands, as evidenced by our increase in average headcount from approximately 9,000 employees in fiscal 2020 to approximately 12,500 employees in fiscal 2023. Our focus on utility services end markets, with exposure to 5G deployment and renewable energy, and on maintenance-oriented, distribution-focused projects, with no exposure to higher-risk cross country transmission projects, positions us to capture high quality growth and higher margin opportunities in areas where we have strong expertise.

Consistent and Resilient Growth. We have a long-term track record of consistent and resilient growth, as demonstrated by the fact that we have increased revenue by approximately nine times since 2010. Specifically, our total revenue has increased at a compound annual growth rate (“CAGR”) of 18.5% from 2010 to 2023, with our organic revenue increasing at a CAGR of 14.5% over that same period. In comparison, North American Utility Infrastructure Spend (which includes North American LDCs, electric distribution and electric transmission capital expenditures) increased at a CAGR of 7.3% from 2010 to 2023, according to the C Three Group.

Extensive North American Footprint. We have a scaled presence with local expertise through our operating companies, spanning across 43 U.S. states and two Canadian provinces. Our geographic footprint and proximity to customers allow us to serve as an extension of our diverse utility customer base’s workforce, helping us to secure further work. We believe our ability to provide a consistent quality of services across a broad geographic footprint is a key differentiator, particularly as the utility sector has consolidated, resulting in even broader service footprints. Additionally, our scale enables us to strategically allocate resources as needed across our more than 80 locations to meet increased gas and electric demand for utility infrastructure services or emergency restoration work. We have the benefit of a scaled organization, able to meet our customers’ needs across geographies, with the added value of localized expertise and support to communities where our employees live and work.

Diversified, Well-Tenured Blue-Chip Utility Customer Base. We serve some of the largest electric, gas and combination utilities in the United States and Canada, the vast majority of which are investment grade utilities. For example, in 2014, as part of our expansion further into the Canadian market, we added two of Canada’s largest gas utilities as customers. Our top 20 customers, which comprised 71% of our revenues during fiscal 2023, are almost entirely investment-grade utilities. Collectively, these utilities provide energy to over 100 million electric and gas customers across the U.S. and Canada, and each has a demonstrated need for ongoing strategic infrastructure services. In total, we serve over 25 electric and gas combination utilities across our operations. Our customer base is not only diversified and well-established, but also well-tenured. We have an average relationship of approximately 23 years with our top 20 customers. Our relationships are primarily governed through one or more MSAs with each customer; we have a near 100% MSA renewal rate with our customers. Furthermore, approximately $4.6 billion of our $5.1 billion in backlog as of December 31, 2023 was related to existing MSAs.

Comprehensive Service Offering. Our full breadth of service capabilities and expertise within both the electric and gas utility infrastructure value chains enable us to create entrenched relationships with our customers and opportunities for recurring work while providing a holistic approach to project delivery. Furthermore, these aspects uniquely position us to serve combination utilities, especially as compared to regional peers with capabilities in only electric or gas. The ability to serve combination utilities allows us to realize cross-selling opportunities across our electric and gas operations in addition to expanding wallet share.

Recurring, Lower Risk and Visible MSA-Driven Contract Profile. We generate 82% of our total revenue from multi-year MSAs that often have built-in price escalators to ensure consistent volume, create a stable revenue base and drive continued growth. Our focus is on maintenance-oriented, smaller projects instead of larger, cross-country transmission projects, which we believe substantially limits our execution risk. We predominately self-perform this work under MSAs, which allows us to have a lower economic risk profile. Historically, our average work order sizes were less than $26,500 and less than $15,500 for electric and gas job types, respectively. We have experienced a near 100% MSA renewal rate over the last decade, which further emphasizes the quality of our work, expertise and customer service. Furthermore, our contract profile is predominantly variable, with approximately 77% of our consolidated revenue during fiscal 2023 generated under unit-price or T&M contracts.

Highly Skilled Workforce. As of December 31, 2023, our workforce consisted of over 12,500 employees, giving us the ability to scale and cater to different customer needs and geographic requirements by serving union and non-union markets (72% of the workforce is union, the remaining 28% is non-union). We are differentiated by our scale, safety track record and focus on training and development. To invest in our employees, we partner with customers, unions, academic institutions and community organizations. Our investment in the company’s workforce has established us as an employer of choice in the industry.

Experienced Management Team, Well Positioned to Support Centuri in its Next Chapter of Growth. Our management team, on average, has over 20 years of infrastructure services industry experience with a proven track record of business growth, disciplined execution, successful integration of acquisitions at scale and the ability to maintain a high-performance company culture while serving a highly regulated customer base. Having worked at a wide array of companies in different stages of growth, we believe our management team has the collective knowledge to effectively guide us forward as we approach our next chapter. In addition, the current management team has worked together in leading the Centuri organization in this capacity over the last several years, independent from, albeit in collaboration with, the Southwest Gas Holdings management team.

Our Growth Strategies

Keep Critical Infrastructure Operating at Peak Performance. Many of our blue-chip customers have increased spending on their utility infrastructure network due to the age of their infrastructure and regulatory stringency. The increase in investment, coupled with the declining utility workforce, has led utilities to continue outsourcing their installation, maintenance and replacement work orders to scaled and experienced utility infrastructure service providers. We believe that the breadth of our service offerings, geographic footprint, industry expertise and reputation will satisfy our customers’ current needs and allow us to continue to capitalize on their evolving future needs.

Focus on Human Capital Recruitment, Development and Retention. We continue to cultivate a team of highly skilled and motivated individuals to ensure that we are able to continuously gain customer spend and market share. We are committed to providing our employees with competitive salaries and benefits, consistent training and opportunities for career development, and we pride ourselves on creating a supportive and diverse work environment. We believe our talent strategy and local oriented work positions us to be the employer of choice and to provide high quality and effective solutions to meet our customers’ needs.

Utilize Operational Equipment Efficiently. We deploy our services with a robust and diversified asset base of vehicles and specialized equipment to support our customers’ needs. Our broad portfolio of equipment enables us to ensure flexibility and availability of high demand assets and to quickly shift resources based on local market demand. Owning equipment allows us to offset potential fluctuations in equipment and rental costs and allows us to stay competitive in the industry.

Emphasis on Combination Utilities. We recognize the current regulatory environment supports continued investment by customers and potential customers in utility infrastructure. Service expansion with combination utilities will continue to be a central pillar of our strategy and a key growth driver through our distinct ability to cross-sell our electric and gas platforms. Approximately 65% of our top 20 clients are combination utilities, either as the parent company or a utility that is part of a larger holding company. We believe our integrated operating company model will distinguish our offerings, allowing us to deliver solutions for customers across a variety of needs and geographies. While we will continue to focus on combination utilities, the strength of our electric and gas platforms positions us to further expand relationships with new and existing gas utility and electric utility customers.

Expansion into High-Growth Service Lines. Expanding into high-growth end markets represents a significant opportunity to capitalize on the increasing global demand for clean energy infrastructure. We support our customers’ strategies to prepare energy systems to meet future demand, including accelerating the transition to a lower carbon energy future. Specifically, we intend to expand within clean energy projects that include renewable natural gas and offshore wind, and enabling grid connectivity for wind and solar energy, EV charging and battery storage. We currently have an established framework contract with notices to proceed for tier 1 supply of advance components to support offshore wind projects in the Northeast and Mid-Atlantic regions of the United States. We believe that as a result of our work supporting projects under this agreement, among other factors, we will be well positioned for additional opportunities supporting the offshore wind buildout in North America.

Organization Redesign and Streamlined Structure. In connection with William J. Fehrman assuming the role of Chief Executive Officer of the Company in January 2024, the Company underwent an internal personnel reorganization with the goals of (i) empowering operating unit leaders by flattening the Company’s organizational structure, (ii) maintaining active fleet and supply chain management using technology and data to drive efficiencies, and (iii) focusing on an accountability model that ties long term incentive awards to key performance metrics.

Responsible, ESG-Oriented Execution for Sustainable Growth. Our ESG initiatives are prioritized internally with executive level accountability. We focus on environmental policies through clear emission targets to reduce our own carbon footprint, as well as social initiatives by engaging with the communities we operate in and by investing in diversity, equity and inclusion, and governance initiatives through a strong executive foundation and thoughtful corporate policies. We embrace the responsibility to provide resources to our customers and stakeholders within the communities in which we operate that encourage constructive conversations, strong partnerships, a brighter future and increased opportunity.

Acquisitions and Strategic Alliances. Over time, we intend to continue to opportunistically acquire best-in-class operators with accelerated growth potential and are in frequent discussions with potential targets that would contribute to our growth. We look for value-oriented and opportunistic bolt-on acquisitions within existing segments that will bring additional customer relationships in underserved geographies as well as expanding technical services including maintenance, integrity, reliability, engineering and inspection capabilities. Most recently, this has included our acquisition of Riggs Distler in 2021 to support our expansion into the Northeast and Mid-Atlantic regions of the United States’ union electric markets, as well as our acquisition of Linetec in 2018 to support our expansion into the Southeastern region of the United States’ non-union electric market. In parallel with opportunistic bolt-on acquisitions, we expect to continue to form strategic alliances with both new and existing customers to expand into additional geographies and adjacent offerings. In so doing, we can further contribute to our growth by leveraging our strong reputation and extensive capabilities. Most recently, we partnered with one of the largest datacom providers in the United States to deliver its 5G hardware installation on utility assets in the Northeast. Since partnering with this provider in 2019, we have been awarded an additional five-year contract to support their 5G buildout in the Southeastern United States.

Our Relationship with Southwest Gas Holdings

As of the date of this prospectus, Southwest Gas Holdings owns 100% of our outstanding shares of common stock and we operated as a wholly owned subsidiary of Southwest Gas Holdings. Upon completion of this offering, Southwest Gas Holdings will continue to own      % of our outstanding common stock (or     % if the underwriters exercise their option to purchase additional shares of our common stock from us in full). As a result, since Southwest Gas Holdings will continue to own a majority of our common stock following the completion of this offering, we will be a “controlled company” within the meaning of the corporate governance requirements of the NYSE. Accordingly, we will be exempt from certain corporate governance requirements of the NYSE until such time we cease to be a “controlled company,” including requirements that a majority of our board of directors (the “Board”) consist of independent directors and having a compensation committee and a nominating and corporate governance committee that is composed entirely of independent directors. We intend to take advantage of these exemptions following the completion of this offering and may continue to do so until Southwest Gas Holdings owns less than 50% of our outstanding common stock. As a result, you will not have the same protections afforded to stockholders of companies that are subject to such requirements. See “Risk Factors—Risks Related to the Separation, the Distribution and Other Alternative Disposition Transactions and our Relationship With Southwest Gas Holdings—Following the completion of this offering, we will be a “controlled company” as defined under the corporate governance rules of the NYSE and, as a result, will qualify for exemptions from certain corporate governance requirements of the NYSE.” Prior to the completion of this offering, we will enter into certain arrangements with Southwest Gas Holdings that will provide a framework for our ongoing relationship with Southwest Gas Holdings. See “Certain Relationships and Related Person Transactions—Agreements between Southwest Gas Holdings and Our Company.”

We believe, and Southwest Gas Holdings has advised us that it believes, that the Separation and this offering will provide a number of benefits to our business and to Southwest Gas Holdings’ business. These intended benefits include improving the strategic and operational flexibility of both companies, increasing the focus of the management teams on their respective business operations, allowing each company to adopt the capital structure, investment policy and dividend policy best suited to its financial profile and business needs, and providing each company with its own equity to facilitate acquisitions and to better incentivize management. In addition, as we will be a standalone company, potential investors will be able to invest directly in our business. There can be no assurance that we will achieve the expected benefits of the Separation or any subsequent disposition transactions in a timely manner or at all. See “Risk Factors—Risks Related to the Separation, the Distribution and Other Alternative Disposition Transactions and our Relationship with Southwest Gas Holdings.”

In connection with the Separation and prior to the completion of this offering, we will enter into the Separation Agreement and certain other agreements with Southwest Gas Holdings for the purpose of effecting the Separation and to facilitate one or more future disposition transactions. These agreements will provide a framework for our relationship with Southwest Gas Holdings and govern various interim and ongoing relationships between us and Southwest Gas Holdings following the completion of this offering that will remain in place so long as Southwest Gas Holdings owns a significant portion of our common stock. See “The Separation Transactions—The Separation” and “Certain Relationships and Related Person Transactions—Relationship with Southwest Gas Holdings,” as well as “Risk Factors—Risks Related to the Separation, the Distribution and Other Alternative Disposition Transactions and our Relationship with Southwest Gas Holdings.”

Southwest Gas Holdings has informed us that, following the completion of this offering, its current intent is to effect a disposition of all or a portion of its remaining indirect equity interest in us through periodic sales of our common stock following the expiration of the lock-up period in effect following the completion of this offering. However, Southwest Gas Holdings may complete such dispositions through one or more other methods, including by way of a pro rata distribution to the Southwest Gas Holdings stockholders that is currently intended to be tax-free to Southwest Gas Holdings and its stockholders (the “Distribution”), one or more distributions in exchange for Southwest Gas Holdings shares or other securities, or any combination of the foregoing. To facilitate the disposal of shares by Southwest Gas Holdings, among other things, we have entered into the Separation Agreement with Southwest Gas Holdings, which sets out certain representations, warranties and covenants of the parties, together with certain rights of termination. Southwest Gas Holdings has no obligation to pursue or consummate any further dispositions of its ownership interest in us by any specified date or at all and it may retain its ownership interest in us indefinitely or dispose of all or a portion of its ownership interest in us. See “The Separation Transactions—Potential Disposition Transactions.”

Summary of Risk Factors

An investment in shares of our common stock is subject to a number of risks that may prevent us from achieving our business objectives or otherwise adversely affect our business, results of operations or financial condition. The following list contains a summary of some, but not all, of these risks. You should consider the risks listed below and other risks, which are discussed in more detail in the section of this prospectus entitled “Risk Factors,” before making an investment decision to purchase shares of our common stock.

Risks Related to Our Business and Industry

•	The loss of, or reduction in business from, certain significant customers could have a material adverse effect on our business.

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Our financial and operating results may vary significantly from quarter-to-quarter and year-to-year. A variety of factors could adversely affect the timing or profitability of our projects, which may result in additional costs to us, reductions or delays in revenues, the payment of liquidated damages or project termination.

•	We derive a significant portion of our revenues from long-term MSAs that may be cancelled by customers on short notice, or which we may be unable to renew on favorable terms or at all.

•	Backlog may not be realized or may not result in revenue or profit.

•	Our actual cost may be greater than expected in performing our contracts, causing us to realize significantly lower profit or experience losses on our projects.

•	Fixed-price and unit-price contracts are subject to potential losses that could materially and adversely affect our results of operations.

•	The nature of our operations presents inherent risk of loss that could materially and adversely affect our results of operations and financial condition, earnings and cash flows.

•	We operate in a highly competitive industry, and competitive pressures could negatively affect our business, which is largely dependent on the competitive bidding process.

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Challenges relating to supply chain constraints have negatively affected, and may in the future negatively affect, our work mix and volumes, which could materially and adversely affect our results of operations overall.

•	Our business could be materially and adversely affected as a result of actions of activist stockholders.

•	Failure to attract and retain an appropriately qualified employee workforce could materially and adversely affect our collective operations.

Financial, Economic, Environmental and Market Risks

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Certain of our costs, such as operating expenses and interest expenses, could be adversely impacted by periods of heightened inflation, which could have a material adverse effect on our results of operations.

Risks Related to the Separation, the Distribution and Alternative Disposition Transactions and our Relationship With Southwest Gas Holdings

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As a separate, publicly traded company, we may not enjoy the same benefits that we did as a part of Southwest Gas Holdings, which could have a material adverse effect on our business, results of operations and cash flows.

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We have no history of operating as a separate, publicly traded company, and our historical and unaudited pro forma consolidated financial information is presented for informational purposes only and is not necessarily representative of the results that we would have achieved as a separate, publicly traded company and may not be a reliable indicator of our future results.

•

Following the completion of this offering, we will be a “controlled company” as defined under the corporate governance rules of the NYSE, which means Southwest Gas Holdings will continue to control the direction of our business, and we will remain a controlled company until Southwest Gas Holdings no longer holds a majority of the voting power of our outstanding common stock. As a result, we will qualify for exemptions from certain corporate governance requirements of the NYSE.

•

If the Distribution is effectuated and is taxable to Southwest Gas Holdings as a result of a breach by us of any covenant or representation made by us in the Tax Matters Agreement, we will generally be required to indemnify Southwest Gas Holdings and this indemnification obligation, or the payment thereof, could have a material adverse effect on us.

•	We will be subject to restrictions on our actions (including issuing additional equity) for a period following the Separation in order to avoid triggering significant tax-related liabilities.

Risks Related to this Offering and Ownership of Our Common Stock

•	We cannot be certain that an active trading market for our common stock will develop or be sustained after this offering, and the stock price of our common stock may fluctuate significantly.

•	The obligations associated with being a public company will require significant resources and management attention.

•

Future distributions or sales by Southwest Gas Holdings, or sales by other holders of shares of our common stock, or the perception that such distributions and sales may occur, including following the expiration of the lock-up period, could cause the price of our common stock to decline, potentially materially.

Corporate Information

We were incorporated in Delaware on June 9, 2023. The address of our principal executive offices is 19820 North 7th Avenue, Suite 120, Phoenix, Arizona 85027. Our telephone number is 623-582-1235.

We maintain an internet website at https://centuri.com. Our website, and the information contained therein, or connected thereto, is not incorporated by reference into this prospectus.

THE OFFERING

Common stock offered by us in this offering	shares (or shares if the underwriters exercise their option to purchase additional shares of our common stock from us in full).

Common stock to be outstanding upon completion of this offering	shares (or shares if the underwriters exercise their option to purchase additional shares of our common stock from us in full).

Underwriters’ option to purchase additional shares of our common stock from us to cover over-allotments	We have granted the underwriters an option for a period of 30 days from the date of this prospectus to purchase up to additional shares of our common stock from us at the initial public offering price less the underwriting discounts and commissions to cover over-allotments. See “Underwriting (Conflicts of Interest).”

Use of proceeds	We estimate that the net proceeds to us from this offering will be approximately $ million (or approximately $ million if the underwriters exercise their option to purchase additional shares of our common stock from us in full) based on an assumed initial public offering price of $ per share of our common stock, which is the midpoint of the estimated public offering price range set forth on the cover page of this prospectus, after deducting the underwriting discounts and commissions, estimated offering expenses payable directly by us and offering expenses paid by Southwest Gas Holdings and reimbursable by us pursuant to the terms of the Separation Agreement.

We intend to use $ million of the net proceeds from this offering to repay amounts outstanding under our existing revolving credit facility, $ million under our existing term loan and the remainder of the net proceeds of this offering, including any proceeds we will receive as a result of any exercise of the underwriters’ option to purchase additional shares, for general corporate and working capital purposes. See “Use of Proceeds.”

Conflicts of Interest

Affiliates of certain of the underwriters are lenders under our revolving credit agreement and term loan and will receive 5% or more of the net proceeds of this offering in connection with the repayment of such debt. See “Use of Proceeds.” Accordingly, such underwriters are deemed to have a conflict of interest within the meaning of FINRA Rule 5121. This rule requires, among other things, that a “qualified independent underwriter” has participated in the preparation of, and has exercised the usual standards of “due diligence” with respect to, the registration statement. UBS Securities LLC has agreed to act as qualified independent underwriter for this offering. UBS Securities LLC will not receive any additional fees for serving as qualified independent underwriter in connection with this offering. Pursuant to FINRA Rule 5121, any underwriter with a conflict of interest will not confirm sales of the shares to any account over which it exercises discretionary authority without the prior written approval of the customer. See “Underwriting (Conflicts of Interest).”

Dividend policy	We have not yet determined the extent to which we will pay any dividends on our common stock or if we will pay dividends at all. The payment of any dividends in the future, and the timing and amount thereof, is within the sole discretion of our Board. The Board’s decisions regarding the payment of dividends will depend on many factors, such as our financial condition, earnings, capital requirements, debt service obligations, restrictive covenants in our then-existing debt agreements, industry practice, legal requirements and other factors that our Board deems relevant. See “Dividend Policy.”

Controlled company status	Upon completion of this offering, Southwest Gas Holdings will continue to own % of our outstanding common stock (or % if the underwriters exercise their option to purchase additional shares of our common stock from us in full). As a result, we will be a “controlled company” as defined under the corporate governance rules of the NYSE and we intend to avail ourselves of exemptions from certain corporate governance requirements of the NYSE. See “Management—Controlled Company Status.”

As a result, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.

As long as Southwest Gas Holdings beneficially owns a majority of the voting power of our outstanding shares of common stock, Southwest Gas Holdings will generally be able to control the outcome of matters submitted to our stockholders for approval, including the election of directors, without the approval of our other stockholders. Following the completion of this offering, Southwest Gas Holdings will continue to control the direction of our business, and the concentrated ownership of our common stock may prevent you and other stockholders from influencing significant decisions. See “Description of Capital Stock.”

Reserved Share Program	At our request, an affiliate of BofA Securities, Inc., a participating underwriter, has reserved for sale, at the initial public offering price, up to 5% of the shares offered by this prospectus for sale to some of our directors and officers and Southwest Gas Holdings’ directors and officers. If these persons purchase reserved shares it will reduce the number of shares available for sale to the general public. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus. See “Underwriting (Conflicts of interest) - Reserved Share Program.”

Proposed listing and symbol	We have applied to list our shares of common stock on the NYSE under the symbol “CTRI”.

Risk factors	You should read the section of this prospectus entitled “Risk Factors” beginning on page 19 for a discussion of factors you should consider carefully before making an investment decision to purchase shares of our common stock.

Unless otherwise indicated or the context otherwise requires, references to the number and percentage of shares of our common stock to be outstanding upon completion of this offering are based on    shares of our common stock outstanding upon completion of this offering.

Unless otherwise indicated, the information presented in this prospectus:

•	gives effect to the transactions described under “The Separation Transactions—The Separation”;

•

gives effect to our amended and restated certificate of incorporation and our amended and restated bylaws, which will be in effect prior to the completion of this offering and forms of which have been filed as exhibits to the registration statement of which this prospectus is a part;

•	assumes an initial public offering price of $ per share of our common stock, which is the midpoint of the estimated public offering price range set forth on the cover page of this prospectus;

•	assumes no exercise of the underwriters’ option to purchase additional shares of our common stock from us;

•

excludes    shares of our common stock (representing    % of our outstanding shares of common stock upon completion of this offering) that we expect to reserve for issuance under our proposed equity incentive plan (the “Centuri Omnibus Incentive Plan”); and

•

excludes an aggregate of $     in restricted stock units to be granted under the Centuri Omnibus Incentive Plan upon completion of this offering to our Chief Executive Officer at a price per share equal to the initial public offering price per share, which represents     shares of common stock underlying such restricted stock units assuming the midpoint of the price range set forth on the cover page of this prospectus.

SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

We derived the summary historical and pro forma consolidated statement of operations data for the fiscal years ended December 31, 2023, January 1, 2023 and January 2, 2022, and consolidated balance sheet data as of December 31, 2023 and January 1, 2023, as set forth below, from our historical audited consolidated financial statements, which are included elsewhere in this prospectus, and from our unaudited consolidated pro forma financial statements included in the “Unaudited Pro Forma Condensed Consolidated Financial Information” section of this prospectus. Our underlying financial records were derived from the financial records of Southwest Gas Holdings for the periods reflected herein. Our historical results may not necessarily reflect our results of operations, financial position and cash flows for future periods or what they would have been had we been a separate, publicly traded company during the periods presented.

The summary unaudited pro forma consolidated financial data presented has been prepared to reflect certain transactions associated with this offering and the Separation, which are described in “Unaudited Pro Forma Condensed Consolidated Financial Information.” The unaudited pro forma consolidated statement of operations data presented reflects our financial results as if this offering and the Separation occurred on January 2, 2023, which was the first day of fiscal 2023. The unaudited pro forma consolidated balance sheet data reflects our financial position as if this offering and the Separation occurred on December 31, 2023, the last day of fiscal 2023. The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information.

The summary unaudited pro forma consolidated financial data is not necessarily indicative of our results of operations or financial condition had the Separation been completed on the dates assumed. Also, they may not reflect the results of operations or financial condition that would have resulted had we been operating as a separate, publicly traded company during such periods. In addition, they are not necessarily indicative of our future results of operations, financial position or cash flows.

This summary historical and pro forma consolidated financial data should be reviewed in combination with “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and accompanying notes included elsewhere in this prospectus.

	Unaudited Pro Forma	Historical
	Fiscal Year	Fiscal Year
(in thousands, except per share data)	2023	2023	2022	2021
Total revenue		$2,899,276	$2,760,327	$2,158,661
Gross profit		273,442	214,612	207,768
Operating (loss) income		(77,564)	(101,430)	85,551
(Loss) income before income taxes		(174,976)	(163,688)	65,619
Net (loss) income attributable to common stock		(186,176)	(168,145)	40,514
(Loss) earnings per share attributable to common stock:
Basic and diluted		$(1,798,454)	$(1,624,276)	$391,364
Non-GAAP financial measures(1)
Adjusted EBITDA		$291,182	$237,826	$220,644
Adjusted net income		$51,592	$36,184	$73,694

(1)

In addition to our operating results, calculated in accordance with GAAP, we use, and plan to continue using, non-GAAP financial measures when monitoring and evaluating operating performance. The non-GAAP financial measures presented in this prospectus are supplemental measures of our performance that we believe help investors understand our financial condition and operating results and assess our future prospects. We believe that these non-GAAP financial measures, in addition to the corresponding GAAP financial measures, are important supplemental measures which exclude non-cash or other items that may not be indicative of or are unrelated to our core operating results. For more information about our non-GAAP financial measures as well as a reconciliation to the most directly comparable GAAP financial measure, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”

Balance Sheet Data	Unaudited Pro Forma	Historical
(in thousands)	As of December 31, 2023	As of December 31, 2023	As of January 1, 2023
Cash and cash equivalents	$	$33,407	$63,966
Total assets		2,189,908	2,453,856
Long-term debt, net of current portion (including finance leases)		1,132,629	1,186,241
Total liabilities		1,864,655	1,910,201
Temporary equity (redeemable noncontrolling interests)		99,262	156,902
Total equity		225,991	386,753
Total liabilities, temporary equity and equity		2,189,908	2,453,856

RISK FACTORS

You should carefully consider the risks and uncertainties described below, together with the information included elsewhere in this prospectus, in evaluating Centuri and our common stock. The occurrence of any of the following risks could materially and adversely affect our business, financial condition, prospects, results of operations and cash flows. In such case, the trading price of our common stock could decline and you could lose all or part of your investment.

The risks and uncertainties described below are those that we have identified as material but are not the only risks and uncertainties facing us. Additional risks and uncertainties not currently known to us or that we currently believe are immaterial also may impair our business, financial condition, prospects, results of operations and cash flows.

Risks Related to Our Business and Industry

Risks Related to Our Operations

The loss of, or reduction in business from, certain significant customers could have a material adverse effect on our business.

Certain customers have in the past and may in the future account for a significant portion of our revenues. For example, during fiscal 2023, approximately half of our revenues were generated collectively from our top ten customers and approximately 71% of our revenues were generated collectively from our top 20 customers. This customer concentration could adversely affect operating results if construction work slowed or halted with one or more of these customers, if competition for work increased, or if existing contracts were terminated or not replaced or extended. Although we have long-standing relationships with many of our significant customers, a significant customer may unilaterally reduce or discontinue business with us at any time or merge or be acquired by a company that decides to reduce or discontinue business with us. If a significant customer were to file for bankruptcy protection or cease operations, it could result in reduced or discontinued business with us. The loss of business from one or more of our significant customers could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our financial and operating results may vary significantly from quarter-to-quarter and year-to-year. A variety of factors could adversely affect the timing or profitability of our projects, which may result in additional costs to us, reductions or delays in revenues, the payment of liquidated damages or project termination.

Our business is subject to seasonal and annual fluctuations, and certain projects are subject to risks of delay or cancellation. Some of the quarterly variation is the result of weather events that adversely affect our ability to provide utility companies with contracted-for trenching, installation, and replacement of underground pipes, as well as maintenance services for energy distribution systems. Generally, our revenues are lowest during the first quarter of the year due to less favorable winter weather conditions in colder areas such as the Northeastern and Midwestern U.S. and Canada. These conditions also require certain areas to scale back their workforce at times during the winter season, presenting challenges associated with maintaining an adequately skilled labor force when it comes time to re-staff work crews following the winter layoffs. Furthermore, we have a formalized service offering of emergency utility system restoration services to bring customers’ above-ground utility infrastructure back online following regional storms or other extreme weather events. As a result, our period-to-period revenue can vary depending on the volume of work related to extreme weather events, which are inherently unpredictable. In addition, some of the annual variation is the result of construction projects, which fluctuate based on customer timing, project duration, weather, and general economic conditions. Annual and quarterly results may also be adversely affected by:

•	changes in our mix of customers, projects, contracts and business;

•	regional or national and/or general economic conditions and demand for our services;

•

inability to meet project schedule requirements or achieve guaranteed performance or quality standards for a project, resulting in increased costs through rework, replacement or otherwise, or the payment of liquidated damages to the customer or contract termination, based on the terms of the contract;

•	variations and changes in the margins of projects performed during any particular quarter;

•	failure to accurately estimate project costs or accurately establish the scope of our services or make judgments in accordance with applicable professional standards (e.g., engineering standards);

•

unforeseen circumstances or project modifications not included in our cost estimates or covered by the terms of our contract for the project for which we cannot obtain adequate compensation, including concealed or unknown environmental, geological or geographical site conditions and technical problems such as design or engineering issues;

•	the termination or expiration of existing agreements or contracts;

•	the budgetary spending patterns of customers;

•	changes in the cost or availability of equipment, commodities, materials or labor that we may be unable to pass through to our customers;

•	cost or schedule overruns on fixed- or unit-price contracts or MSAs, including delays in the delivery or management of design or engineering information, equipment or materials;

•	our or a customer’s failure to manage a project, including the inability to timely obtain permits or rights of way or meet other permitting, regulatory or environmental requirements or conditions;

•	labor shortages, due to disputes with labor unions or other impacts;

•	inability to negotiate reasonable agreements or contracts with subcontractors, vendors, or other suppliers;

•	our suppliers or subcontractors failure to perform;

•	changes in laws or permitting and regulatory requirements during the course of our work;

•

natural disasters or emergencies, including wildfires and earthquakes, as well as significant weather events (e.g., hurricanes, tropical storms, tornadoes, floods, droughts, blizzards and extreme temperatures) and adverse weather conditions (e.g., prolonged rainfall or snowfall, or early thaw in Canada and the northern U.S.);

•	difficult terrain and site conditions where delivery of materials and availability of labor are impacted or where there is exposure to harsh and hazardous conditions;

•	changes in bonding requirements and bonding availability for existing and new agreements;

•	the need and availability of letters of credit;

•	costs we incur to support growth, whether organic or through acquisitions;

•	protests, legal challenges or other political activity or opposition to a project;

•

other factors such as terrorism, military action and public health crises (e.g., the COVID-19 pandemic, the Israel-Hamas War, the ongoing war in Ukraine and associated sanctions severely limiting Russian natural gas or other exports);

•	the timing and volume of work under contract; and

•	losses experienced in our operations.

The timing of or failure to obtain contracts, delays in start dates for, or completion of, projects and the cancellation of projects can result in significant periodic fluctuations in our business, financial condition, results of operations and cash flows. Many of our projects involve challenging engineering, permitting, procurement and construction phases that can occur over extended time periods, and we have encountered, and may in the future continue to encounter, project delays, additional costs or project performance challenges.

Many of these difficulties and delays are beyond our control and can negatively impact our ability to complete the project in accordance with the required delivery schedule or achieve our anticipated margin on the project. Delays and additional costs associated with delays may be substantial and not recoverable from third parties, and in some cases, we may be required to compensate the customer for such delays, including in circumstances where we have guaranteed project completion or performance by a scheduled date, and may incur liquidated damages if we do not meet such schedule.

To the extent our costs on a project exceed our revenues, we will incur a loss. Additionally, performance difficulties can result in project cancellation by a customer and damage to our reputation or relationship with a customer, which can adversely affect our ability to secure new contracts. As a result, our operating results in any particular quarter may not be indicative of the operating results expected for any other quarter, or for an entire year. It may be difficult to predict our financial results from quarter-to-quarter or year-to-year because of these factors.

We derive a significant portion of our revenues from long-term MSAs that may be cancelled by customers on short notice, or which we may be unable to renew on favorable terms or at all.

During fiscal 2023, approximately 82% of our total revenue was generated from long-term MSAs. Generally, our MSAs do not require our customers to purchase a minimum amount of services. The majority of these contracts may be cancelled by our customers for convenience upon minimal notice (typically 30 days), regardless of whether we are in default. In situations where a customer determines it has cause to terminate a contract, even shorter notice is generally required (48 hours to 10 days). In addition, many of these contracts permit cancellation of particular purchase orders or statements of work without any notice or limited notice (anywhere from 48 hours to 30 days).

These agreements typically do not require our customers to assign a specific amount of work to us until a purchase order or statement of work is signed. Consequently, projected expenditures by customers are not assured to generate revenue until a definitive purchase order or statement of work is placed with us and the work is completed. Furthermore, our customers generally require competitive bidding of these contracts. As a result, we could be underbid by our competitors or be required to lower the prices charged under a contract being rebid. The loss of work obtained through MSAs and long-term contracts or the reduced profitability of such work, could materially and adversely affect our business or results of operations.

Backlog may not be realized or may not result in revenue or profit.

Backlog is measured and defined differently by companies within our industry. We refer to “backlog” as our expected revenue from existing contracts and work in progress as of the end of the applicable reporting period. Backlog is not a comprehensive indicator of future revenue and is not a measure of profitability. Many contracts may be terminated by our customers on short notice. Reductions in backlog due to cancellation by a customer, or for other reasons, could significantly reduce the revenue that we actually receive from contracts in backlog. In the event of a project cancellation, we are typically reimbursed for all of our costs through a specific date, as well as all reasonable costs associated with demobilizing from the jobsite, but we typically have no contractual right to the total revenue reflected in our backlog. Projects may remain in backlog for extended periods of time. While backlog includes estimated MSA revenue, customers generally are not contractually obligated to purchase a certain amount of services under our MSAs.

Given these factors, our backlog at any point in time may not accurately represent the revenue that we will realize during any period, and our backlog as of the end of a fiscal year may not be indicative of the revenue we expect to earn in the following fiscal year. Inability to realize revenue from our backlog could have an adverse effect on our business.

Our actual cost may be greater than expected in performing our contracts, causing us to realize significantly lower profit or experience losses on our projects.

We currently generate, and expect to continue to generate, a significant portion of our revenue and profit under unit- and fixed-price contracts. During fiscal 2023, approximately 77% of our revenue was derived from unit- and fixed-price contracts. In general, we must estimate the costs of completing a specific project to bid these types of contracts. The actual cost of a project may be higher than the costs we estimate at the commencement of the agreement, and we may not be successful in recouping additional costs from our customers. These variations may cause gross profit for a project to differ from those we originally estimated. Reduced profitability or losses on projects could occur due to changes in a variety of factors such as:

•	project modifications not reimbursed by the customer creating unanticipated costs;

•	changes in the costs of equipment, materials, labor or subcontractors;

•	our suppliers’ or subcontractors’ failure to perform;

•	changes in local laws and regulations; and

•	delays caused by weather conditions.

As projects grow in size and complexity, multiple factors may contribute to reduced profit or possible losses, and depending on the size of the particular project, negative variations from the estimated contract costs could have a material adverse effect on our business.

Fixed-price and unit-price contracts are subject to potential losses that could adversely affect our results of operations.

We enter into a variety of types of contracts customary in the utility infrastructure services industry. These contracts include unit-priced contracts (including unit-priced contracts with revenue caps), T&M (cost plus) contracts, and fixed-price (lump sum) contracts. Contracts with revenue caps and fixed-price arrangements can be susceptible to constrained profits, or even losses, especially those contracts that cover an extended-duration performance period. This is due, in part, to the necessity of estimating costs at the inception of a bid process, which is far in advance of the completion date (at bid inception) of a particular project. Unforeseen inflation, operating efficiencies due to weather-related or workmanship issues or other costs unanticipated at inception, can detrimentally impact profitability for these types of contracts, which could have an adverse impact on our financial condition, results of operations and cash flows.

Under our customer T&M contracts, we are paid for labor at negotiated hourly billing rates and for certain other allowable expenses, subject to, in most cases, a specified maximum contract value. Profitability on these contracts is driven by billable headcount and cost control. Under our customer T&M contracts, some of which are subject to contract ceiling amounts, we are reimbursed for allowable costs and fees, which may be fixed or performance based. If our costs exceed the contract ceiling or are not allowable under the provisions of the contract or any applicable regulations, we may not be able to obtain reimbursement for all of the costs we incur, which could have an adverse impact on our financial condition, results of operations and cash flows.

Further, in our fixed- and unit-price contracts, we may provide a project completion date, and in some of our projects we may commit that the project will achieve specific performance standards. Failure to complete the project as scheduled or at the contracted performance standards could result in additional costs or penalties, including liquidated damages, and such amounts could exceed expected project profit, which could have a material adverse impact on our financial condition, results of operations and cash flows.

The nature of our operations presents inherent risk of loss that could materially and adversely affect our results of operations and financial condition, earnings, and cash flows.

Our operations are reliant on skilled personnel who are trained and qualified to install utility infrastructure under established safety protocols and operator qualification programs, and in conformance with customer-mandated engineering design specifications. Lapses in judgment or failure to follow protocol could lead to warranty and indemnification liabilities or catastrophic accidents, causing property damage or personal injury. Such incidents could result in severe business disruptions, significant decreases in revenues, reputational harm, significant additional costs to us and/or the termination of certain customer agreements. Any such incident could have an adverse effect on our results of operations, financial condition, earnings, and cash flows. In addition, any of these or similar events could result in legal claims against us, cause environmental pollution, personal injury or death claims, damage to our properties or the properties of others, or loss of revenue by us or others.

Further, we perform our work under a variety of conditions, including, but not limited to, areas impacted by extreme weather events, difficult and hard to reach terrain, challenging site conditions, and busy urban centers, where delivery of materials and availability of labor may be impacted. Performing work under these conditions can slow our progress, potentially causing us to be contractually liable to our customers. These difficult conditions may also cause us to incur additional, unanticipated costs that we might not be able to pass on to our customers, which could have a material adverse effect on our results of operations and financial condition, earnings, and cash flows.

We operate in a highly competitive industry, and competitive pressures could materially and adversely affect our business, which is largely dependent on the competitive bidding process.

We cannot be certain that we will maintain or enhance our competitive position or maintain our current customer base. The specialty contracting business is served by numerous companies, from small, owner-operated private companies to large multi-national, public companies. Relatively few barriers prevent entry into some areas of our business, and as a result, any organization that has adequate financial resources and access to technical expertise may become one of our competitors. In addition, some of our competitors have significant financial, technical and marketing resources, and may have or develop expertise, experience and resources to provide services that are superior in either or both price and quality. Certain of our competitors may also have lower overhead cost structures, and therefore may be able to provide services at lower pricing than us.

We also face competition from the in-house service organizations of our existing or prospective customers, which are capable of performing, or acquiring businesses that perform some of the same types of services we provide. These customers may also face pressure or be compelled by regulatory or other requirements to self-perform an increasing amount of the services we currently perform for them, thereby reducing the services they outsource to us in the future. We also subcontract a minor portion of our services, including pursuant to customer and regulatory requirements, such as supplier diversity requirements, and certain of these subcontractors may develop into a competitor to us on prime contracts with our customers.

Furthermore, a portion of our revenues is directly or indirectly dependent upon obtaining new contracts, which is highly competitive, unpredictable and often involves complex and lengthy negotiations and bidding processes that are impacted by a wide variety of factors, including, among other things, price, governmental approvals, financing contingencies, commodity prices, environmental conditions, overall market and economic conditions, and a potential customer’s perception of our ability to perform the work or the technological advantages held by our competitors. We compete with other general and specialty contractors, both regional and national, as well as small local contractors. The strong competition in our markets requires maintaining skilled personnel and investing in technology, and puts pressure on profit margins. We do not obtain contracts from all of our bids and our inability to win bids at acceptable profit margins would adversely affect our results of operations. The competitive environment in which we operate can also affect the timing of contract awards and the commencement or progress of work under awarded contracts. For example, based on rapidly changing competition dynamics, we have recently experienced, and may in the future experience, more competitive pricing for smaller scale projects. Additionally, changing competitive pressures present difficulties in matching workforce size with available contract awards. As a result, changes in the competitive environment in which we operate could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Any deterioration in the quality or reputation of our brands, which can be exacerbated by the effect of social media or significant media coverage, could have a material adverse impact on our business.

Much of our growth has been driven by acquisitions of companies that had significant brand recognition in various regions of the U.S. and Canada. In most cases, our subsidiaries continue to operate under the same brand names they operated under before we acquired them. Our brands and our reputation are among our most important assets, and our ability to attract and retain customers depends on brand recognition and reputation in the markets in which we operate. Such dependence makes our business susceptible to reputational damage and to competition from other companies. A variety of events could result in damage to our reputation or brands, some of which are outside of our control, including:

•	acts or omissions that adversely affect our business such as a crime, scandal, cyber-related incidents, litigation or other negative publicity;

•	failure to successfully perform, or negative publicity related to, a high-profile project;

•	actual or potential involvement in a catastrophic fire, explosion or similar event; or

•	actual or perceived responsibility for a serious accident or injury.

Intensifying media coverage, including the considerable expansion in the use of social media, has increased the volume and speed with which negative publicity arising from events can be generated and spread, and we may be unable to respond timely to, correct any inaccuracies in, or adequately address negative perceptions arising from such media coverage. If the reputation or perceived quality of our brands decline or customers lose confidence in us, our business, financial condition, results of operations, or cash flows could be materially and adversely affected.

We are self-insured against many potential liabilities, and there can be no assurance that our insurance coverages will be sufficient under all circumstances or against all claims to which we may be subject, which could expose us to significant liabilities and materially and adversely affect our business, financial condition, results of operations and cash flows.

We maintain insurance policies with respect to automobile liability, general liability, employer’s liability, workers’ compensation and other type of coverages. These policies are subject to high deductibles or self-insured retention amounts. For example, we maintain liability insurance that covers the Company for some, but not all, risks associated with the utility infrastructure services we provide. In connection with this liability insurance policy, we are responsible for an initial deductible or self-insured retention amount per incident, after which the insurance carrier would be responsible for amounts up to the policy limit. Our currently effective liability insurance policies require us to be responsible for the first $750,000 (self-insured deductible) of each incident. We cannot predict the likelihood that any future event will occur which could result in a claim exceeding these amounts; however, a large claim for which we were deemed liable could reduce our earnings up to and including the self-insurance maximum.

We are effectively self-insured for substantially all claims because most claims against us do not exceed the deductibles under our insurance policies and there can be no assurance that our insurance coverages will be sufficient or effective under all circumstances, or against all claims or liabilities to which we may be subject, which could expose us to significant liabilities and materially and adversely affect our business, financial condition, results of operations and cash flows. In addition, insurance liabilities are difficult to assess and estimate due to many factors, the effects of which are often unknown or difficult to estimate, including the severity of an injury, the determination of our liability in proportion to other parties’ liability, the number of incidents not immediately reported and the effectiveness of our safety programs. If our insurance costs exceed our estimates of insurance liabilities, or if our insurance claims increase, or if our insurance coverage proves to be inadequate or becomes unavailable, we could experience increased exposure to risk and/or a decline in profitability and liquidity.

We may be unsuccessful at generating internal growth, which may materially and adversely affect our ability to expand our operations or grow our business.

Our ability to generate internal growth may be adversely affected if, among other factors, we are unable to:

•	attract new customers;

•	increase the number of projects or amount of work performed for existing customers;

•	hire and retain qualified personnel;

•	secure appropriate levels of construction equipment;

•	successfully bid for new projects; or

•	adapt the range of services we offer to address our customers’ evolving needs.

In addition, our customers may reduce the number or size of projects available to us due to their inability to obtain capital. Our customers may also reduce projects in response to economic conditions.

Furthermore, part of our growth strategy is to expand into high-growth service lines. We intend to seek additional clean energy projects that include renewable natural gas, 5G datacom, wind and solar connections, and electric vehicle charging and battery storage related infrastructure. We may not be successful in obtaining new contracts to do this work, and we may expend significant resources exploring opportunities to do so and to prove our capabilities.

Many of the factors affecting our ability to generate internal growth are beyond our control, and we cannot be certain that our strategies will be successful or that we will be able to generate cash flow sufficient to fund our operations and to support internal growth. If we are unsuccessful, we may not be able to achieve internal growth, expand our operations or grow our business which could have a material adverse effect on our financial condition, results of operations and cash flows.

Changes to renewable portfolio standards and decreased demand for renewable energy projects could materially and adversely impact our future results of operations, financial condition, cash flows and liquidity.

We intend to seek to expand further into the clean energy infrastructure market. Our revenue from offshore wind is project driven which could be more volatile than the recurring maintenance and repair work we do for our utility customers. For example, we currently have an established framework agreement with notices to proceed for tier 1 supply of advance components to support offshore wind projects in the Northeast and Mid-Atlantic regions of the United States. We expect to recognize significant revenue from work under the framework agreement through 2024, but we can provide no assurances that we will continue to work under the contract beyond that time. While we expect the work under the framework agreement will provide us with opportunities to support the offshore wind build out in North America, the work we provide under this agreement is not part of our core business, and we can provide no assurances that we will achieve long-term benefits from this agreement beyond the work we are currently contracted to perform. In the fourth quarter of fiscal 2023, we received notice that a customer canceled an offshore wind project under the framework agreement, which contributed to us recognizing a $214.0 million goodwill impairment in fiscal 2023. We can provide no assurances that there will not be future cancellations of existing offshore wind projects. Further expansion into the clean energy infrastructure market has required, and will continue to require, additional capital expenditures or raise our operating costs. Currently, the development of offshore wind energy and other renewable energy facilities is dependent on the existence of renewable portfolio standards and other state incentives and requirements. Renewable portfolio standards are state-specific statutory provisions requiring or encouraging that electric utilities generate a certain amount of electricity from renewable energy sources. These standards have initiated significant growth in the renewable energy industry and potential demand for renewable energy infrastructure construction services. Elimination of, or changes to, existing renewable portfolio standards, tax credits or environmental policies may negatively affect future demand for our services, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We may pursue acquisitions, which may not be successful and may divert financial and management resources. If we fail to integrate acquisitions successfully, we may experience operational challenges and risks which may have a material adverse effect on our business.

As part of our growth strategy, we have and may continue to acquire companies that expand, complement or diversify our business. For example, we acquired Riggs Distler in 2021, Linetec in 2018 and Neuco in 2017. We may be unsuccessful in completing acquisition opportunities that we pursue, which would cause us to incur pursuit costs without the commensurate benefit of completing the acquisition. Our competitors may be more effective than us in executing and closing acquisitions in competitive auctions. Our ability to enter into and complete acquisitions may be restricted by, or subject to, various approvals under U.S., Canadian or other applicable law or may not otherwise be possible, may result in a possible dilutive issuance of our securities, or may require us to seek additional financing. Our ability to pursue certain acquisition transactions may be limited through the end of the two-year period following the Distribution, if effected, in order to help preserve tax-free treatment of such Distribution to Southwest Gas Holdings. The ability to pursue certain acquisitions will also be limited by Southwest Gas Holdings’ approval rights under the Separation Agreement, which could result in us not pursuing one or more acquisitions that we believe are accretive to our business. Furthermore, completed acquisitions may expose us to operational challenges and risks, including, among others:

•	the diversion of management’s attention from the day-to-day operations of the combined company;

•	managing a larger company than before completion of an acquisition;

•	the assimilation of new employees and the integration of business cultures;

•	training and facilitating our internal control processes within the acquired organization;

•	retaining key personnel;

•	the integration of information, accounting, finance, sales, billing, payroll and regulatory compliance systems;

•	challenges in keeping existing customers and obtaining new customers;

•	challenges in combining service offerings and sales and marketing activities;

•	the assumption of liabilities of the acquired business for which there are inadequate reserves;

•	the potential impairment of acquired goodwill and intangible assets; and

•	the inability to enforce covenants not to compete.

Failure to effectively manage the acquisition pursuit and integration process could materially and adversely affect our business, financial condition, results of operations and cash flows.

Technological advancements and other market developments could materially and adversely affect our business.

Technological advancements, market developments and other factors may increase our costs or alter our customers’ existing operating models or the services they require, which could result in reduced demand for our services. For example, a reduction in demand for natural gas or an increase in demand for renewable energy sources could negatively impact certain of our customers and reduce demand for certain of our services. Additionally, a transition to a decentralized electric power grid, which relies on more dispersed and smaller-scale renewable energy sources, could reduce the need for large infrastructure projects and significant maintenance and rehabilitation programs, thereby reducing demand for, or profitability of, our services. Our future success will depend, in part, on our ability to anticipate and adapt to these and other potential changes in a cost-effective manner and to offer services that meet customer demands and evolving industry standards. If we fail to do so or incur significant expenditures in adapting to such change, our businesses, financial condition, results of operations and cash flows could be materially and adversely affected.

Furthermore, we view our portfolio of energized services tools and techniques, as well as our other process and design technologies, as competitive strengths, which we believe differentiate our service offerings. If our work processes become obsolete, through technological advancements or otherwise, we may not be able to differentiate our service offerings and some of our competitors may be able to offer more attractive services to our customers, which could materially and adversely affect our business, financial condition, results of operations and cash flows.

Systems and information technology interruptions and/or data security breaches could materially and adversely affect our operating results and ability to operate, and could result in harm to our reputation.

We are heavily reliant on information and communications technology, computer and other related systems in order to operate. We also rely, in part, on third-party software and information technology to run certain of our critical accounting, project management and financial information systems. From time to time, we experience system interruptions and delays. In certain cases, our information technology systems are also integrated with those of our customers, which exposes us to the additional risk of a third-party breach of the customers’ systems outside of our control. Our operations could be interrupted or delayed, or our data security could be breached, if we are unable to deploy software and hardware, gain access to, or effectively maintain and upgrade, our systems and network infrastructure and/or take other steps to improve and otherwise protect our systems. In addition, our information technology and communications systems, including those associated with acquired businesses, and our operations could be damaged or interrupted by cyber attacks and/or physical security risks. These risks include natural disasters, power loss, telecommunications failures, intentional or inadvertent user misuse or error, failures of information technology solutions, computer viruses, phishing attacks, social engineering schemes, malicious code, ransomware attacks, acts of terrorism and physical or electronic security breaches, including breaches by computer hackers, cyber-terrorists and/or unauthorized access to, or disclosure of, our and/or our employees’ or customers’ data. Furthermore, such unauthorized access or cyber attacks could go unnoticed for some period of time.

These events, among others, could cause system interruptions, delays and/or the loss or release of critical or sensitive data, including the unintentional disclosure of customer, employee, or our information, and could delay or prevent operations, including the processing of transactions and reporting of financial results or cause processing inefficiency or downtime, all of which could have a material adverse effect on our business, results of operations and financial condition, and could materially harm our reputation and/or result in significant costs, fines or litigation. Similar risks could adversely affect our customers, subcontractors or suppliers, indirectly affecting us.

While we have security, internal control and technology measures in place to protect our systems and network, if these measures fail as a result of a cyber attack, other third-party action, employee error, malfeasance or other security failure, and someone obtains unauthorized access to our or our employees’ or customers’ information, our reputation could be damaged, our business may suffer and we could incur significant liability, or, in some cases, we may lose access to our business data or systems, incur significant remediation costs or be subject to demands to pay ransom. In the ordinary course of business, we have been targeted by malicious cyber attacks. Because the techniques used to obtain unauthorized access or sabotage systems change frequently and are increasingly sophisticated, and generally are not identified until they are launched against a target, our current or future defenses may not be adequate to protect against new or enhanced techniques. As a result, we may be required to expend significant resources to protect against the threat of system disruptions and security breaches or to investigate and mitigate problems caused by these disruptions and breaches. Any of these events could materially damage our reputation and have a material adverse effect on our business, results of operations, financial condition and cash flows. Furthermore, while we maintain insurance policies that we consider to be adequate, our coverage may not specifically cover all types of losses or claims that may arise, which could result in significant uninsured or undetermined losses.

In addition, the unauthorized disclosure of confidential information and current and future laws and regulations, or changes to such laws or regulations, governing data privacy may pose complex compliance challenges and/or result in additional costs. Failure to comply with such laws and regulations could result in penalties, fines and/or legal liabilities and/or harm our reputation. The continuing and evolving threat of cyber-attacks has also resulted in increased regulatory focus on risk management and prevention. New cyber-related regulations or other requirements could require significant additional resources and/or cause us to incur significant costs, which could have an adverse effect on our results of operations and cash flows.

We regularly evaluate the need to upgrade, enhance and/or replace our systems and network infrastructure to protect our information technology environment, to stay current on vendor supported products and to improve the efficiency and scope of our systems and information technology capabilities. The implementation of new systems and information technology could adversely impact our operations by requiring substantial capital expenditures, diverting management’s attention, and/or causing delays or difficulties in transitioning to new systems. In addition, our system implementations may not result in productivity improvements at the levels anticipated. System implementation and/or information technology disruptions could have a material adverse effect on our business, and remediation of any such disruptions, and the technological implementations themselves, could result in significant costs.

Risks Related to Our Supply Chain, Equipment, Subcontractors and Other Parties

Challenges relating to supply chain constraints have negatively affected, and may in the future negatively affect, our work mix and volumes, which could materially and adversely affect our results of operations overall.

Due to increased demand across a range of industries, the global supply market for certain customer-provided components, including, but not limited to, electric transformers and gas risers needed to complete our customer projects, has experienced isolated performance constraint and disruption in recent periods in support of a few customers. This constrained supply environment has adversely affected, and could further affect, customer-provided component availability, lead times and cost, and could increase the likelihood of unexpected cancellations or delays of supply of key components to customers, thereby leading to delays and our inability to timely deliver projects to customers. In an effort to mitigate these risks, we have redirected efforts to projects whereby the customer has provided necessary materials, but delays in materials and the costs associated with mobilizing/demobilizing workforces can lead to inefficiencies in absorption of fixed costs, higher labor costs for teams waiting to be deployed, and delays in pivoting to projects where necessary materials are available. Our efforts to adapt quickly or redeploy to other projects may fail to reduce the effects of these adverse supply chain conditions on our business.

Despite these mitigation efforts, the constrained supply conditions may materially and adversely impact our business, financial condition, results of operations and cash flows. Inflationary pressure, labor market, and conflict in Ukraine have also contributed to and exacerbated this strain within and outside the U.S., and there can be no assurance that these impacts on the supply chain will not continue, or worsen, in the future, negatively impacting any of our operating business lines and their results. The current supply chain challenges could also result in increased use of cash, engineering design changes, and delays in the completion of projects, each of which could adversely impact our business and results of operations. In the event these supply chain challenges persist for the foreseeable future, these conditions could materially and adversely impact our results of operations and financial condition over an extended period.

We are subject to the risk of changes in fuel costs, which could have a material adverse effect on our results of operations and cash flows.

The cost of fuel is an appreciable operating expense of our business. Significant increases in fuel prices for extended periods of time, such as the recent increases and volatility arising from the effects of the Russia-Ukraine conflict and the impacts of inflation, will cause our operating expenses to fluctuate. An increase in cost with partial or no corresponding compensation from customers would lead to lower margins which could have an adverse effect on our results of operations. While we believe we can increase our prices to adjust for some price increases in fuel, there can be no assurance that price increases of fuel, if they were to occur, would be recoverable from customers.

An increase in the prices or availability of certain customer-provided materials and commodities used in our business could materially and adversely affect our results of operations and cash flows.

Generally, our contracts provide that the customer is responsible for providing the materials for a given project, exposing them to market risk of increases in certain commodity prices of materials, such as copper and steel, which are supplies or materials components utilized in all of our operations. We and our customers are also exposed to the availability of these materials which have been impacted by the supply-chain disruption from the COVID-19 pandemic, inflationary pressures, and regulatory slowdowns. In addition, our customers’ capital budgets may be impacted by the prices of certain materials, and reduced customer spending could lead to fewer project awards and more competition. These prices could be materially impacted by general market conditions, inflationary pressures, and other factors, including U.S. trade relationships with other countries or the imposition of tariffs. Additionally, some of our fixed- and unit-price contracts do not allow us to adjust our prices and, as a result, increases in material or fuel costs could reduce our profitability with respect to such projects.

We may incur higher costs to lease, acquire and maintain equipment necessary for our operations, which could have a material adverse effect on our business, results of operations and cash flows.

A significant portion of our contracts are built utilizing our own construction equipment rather than rented equipment. To the extent that we are unable to buy or lease equipment necessary for a project, either due to a lack of available funding, or equipment shortages in the marketplace, we may be forced to rent equipment on a short-term basis, or to find alternative ways to perform the work without the benefit of equipment ideally suited for the job, which could increase the costs of completing the project. We sometimes bid for work knowing that we will have to rent equipment on a short-term basis, in which case we include the equipment rental rates in our bid. If market rates for rental equipment increase between the time of bid submission and project execution, our margins for the project may be reduced. In addition, our equipment requires continuous maintenance. If we are unable to continue to maintain the equipment in our fleet, we may be forced to obtain additional third-party repair services at a higher cost or be unable to bid on contracts, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our dependence on suppliers, subcontractors and equipment manufacturers could expose us to the risk of loss in our operations, which could have a material adverse effect on our business, results of operations and cash flows.

On certain projects, we rely on suppliers to obtain the necessary materials and subcontractors to perform portions of our services. We also rely on equipment manufacturers to provide us with the equipment required to conduct our operations. Although we are not dependent on any single supplier, subcontractor or equipment manufacturer, any substantial limitation on the availability of required suppliers, subcontractors or equipment manufacturers could negatively impact our operations. The risk of a lack of available suppliers, subcontractors or equipment manufacturers may be heightened as a result of market, regulatory and economic conditions. Availability of suppliers and manufacturers may also be limited by U.S. trade and other foreign policies that restrict business relationships with certain suppliers and manufacturers. We may experience difficulties in acquiring equipment or materials due to supply chain interruptions, including as a result of natural disasters, weather, labor disputes, pandemic outbreak of disease, fire or explosions, power outages and similar events. To the extent we cannot engage subcontractors or acquire equipment or materials, we could experience delays and losses in the performance of our operations.

Successful completion of our contracts may depend on whether our subcontractors successfully fulfill their contractual obligations. We subcontract approximately 19% of our services. If our subcontractors fail to perform their contractual obligations as a result of financial or other difficulties, or if our subcontractors fail to meet the expected completion dates or quality standards, we may be required to incur additional costs or provide additional services in order to make up such shortfall and we may suffer damage to our reputation.

Project performance issues, including those caused by third parties, or certain contractual obligations may result in additional costs to us, reductions or delays in revenues or the payment of penalties, including liquidated damages.

Many projects involve challenging engineering, procurement and construction phases that may occur over several years. We may encounter difficulties that adversely affect our ability to complete the project in accordance with the original delivery schedule. These difficulties may be the result of delays:

•	in designs;

•	in engineering information or materials provided by the customer or a third party;

•	in equipment and material delivery;

•	due to schedule changes;

•	from our customer’s failure to timely obtain permits, rights-of-way or to meet other regulatory requirements;

•	due to weather-related issues;

•	caused by difficult worksite environments;

•	caused by inefficiencies and not achieving expected labor performance and other factors, some of which are beyond our control; and

•	due to local opposition, which may include injunctive actions as well as public protests, to the siting of electric transmission lines, renewable energy projects, or other facilities.

Any delay or failure by suppliers or by third-party subcontractors in the completion of their portion of the project may result in delays in the overall progress of the project or may cause us to incur additional costs, or both. We may not be able to recover the costs we incur that are caused by delays. Certain contracts have guarantee or bonus provisions regarding project completion by a scheduled acceptance date or achievement of certain acceptance and performance testing levels. Failure to meet any of our schedules or performance requirements could also result in additional costs or penalties, including liquidated damages, loss of revenue related to milestone achievement, and such amounts could reduce project profit. In extreme cases, the above-mentioned factors could cause project cancellations. Delays or cancellations may impact our reputation or relationships with customers and adversely affect our ability to secure new contracts. Larger projects present additional performance risks due to complexity of the work and duration of the project.

Our customers may change or delay various elements of the project after its commencement. The design, engineering information, equipment or materials that are to be provided by the customer or other parties may be deficient or delivered later than required by the project schedule, resulting in additional direct or indirect costs. Under these circumstances, we generally negotiate with the customer with respect to the amount of additional time required and the compensation to be paid to us. We are subject to the risk that we may be unable to obtain, through negotiation, arbitration, litigation or otherwise, adequate amounts to compensate us for the additional work or expenses incurred by us due to change orders or failure by others to timely deliver items, such as engineering drawings or materials.

We have in the past brought, and may in the future bring, claims against our customers related to, among other things, the payment terms of our contracts and change orders relating to our contracts. These types of claims occur due to, among other things, customer-caused delays or changes in project scope, either of which may result in additional cost, which may not be recovered until the claim is resolved or at all. Additionally, if any of our customers do not proceed with the completion of projects or default on their payment obligations, or if we encounter disputes with our customers with respect to the adequacy of billing support, we may face difficulties in collecting payment of amounts due to us for the costs previously incurred. In some instances, these claims can be the subject of lengthy legal proceedings, and it is difficult to accurately predict when or if they will be fully resolved. A failure to promptly recover on these types of claims in the future could have a negative impact on our business, financial condition, results of operations and cash flows. Additionally, any such claims may harm our future relationships with our customers and could negatively impact our brand.

Our business could be negatively affected as a result of actions of activist stockholders.

In October 2021, the Icahn Group initiated a tender offer to purchase shares of Southwest Gas Holdings common stock and threatened a proxy contest with respect to the election of directors at the Southwest Gas Holdings 2022 Annual Meeting of Stockholders. As of the date of this prospectus, the Icahn Group beneficially owns approximately   % of the outstanding shares of Southwest Gas Holdings common stock and will receive a pro rata distribution of our common stock in connection with any Distribution. We are also subject to certain corporate governance restrictions for a period of time pursuant to the terms of the Amended and Restated Cooperation Agreement, dated as of November 21, 2023 (the “Amended Cooperation Agreement”), between the Icahn Group and Southwest Gas Holdings, related to our Board and the conduct of our first annual meeting of stockholders. See “Description of Capital Stock—Amended Cooperation Agreement.” There can be no assurances that the Icahn Group will not pursue similar actions with respect to us following the completion of this offering and the Separation.

Responding to actions by activist stockholders could be costly and time-consuming, disrupt our operations, and divert the attention of management and our employees. Perceived uncertainties among current and potential customers, employees, and other parties as to our future direction could result in the loss of potential business opportunities and may make it more difficult to attract and retain qualified personnel and business partners. These actions could also cause our stock price to experience periods of volatility, which could disrupt our ability to access the capital markets for financing purposes.

Risks Related to Labor

We depend on key personnel and we may not be able to operate and grow our business effectively if we lose the services of any of our key persons or are unable to attract and retain qualified and skilled personnel in the future.

We are dependent upon the efforts of our key personnel, and our ability to retain them and hire other qualified employees. The loss of any of our executive officers, or other key personnel, such as our operations managers and the executive leadership teams of any of our operating subsidiaries, among other senior management members, could affect our ability to run our business effectively. Competition for senior management is intense, and we may not be able to adequately incentivize or retain our personnel. For example, we recently underwent an extensive search for a new Chief Executive Officer, who was appointed in January 2024, and a new Chief Financial Officer, who was appointed in February 2024.

The loss of any key person requires the remaining key personnel to divert immediate and substantial attention to seeking a replacement, as well as to performing the departed person’s responsibilities until a replacement is found. If we fail to find a suitable replacement for any departing executive or senior officer on a timely basis, such departure could materially and adversely affect our ability to operate and grow our business.

The successful transition to our new Chief Executive Officer and new Chief Financial Officer will be critical to our success. We can provide no assurances that any associated organizational changes or changes in business strategy will be beneficial or have the desired impact on the Company.

On January 12, 2024, William J. Fehrman assumed the position of Chief Executive Officer of Centuri. Executive leadership transition periods can often be difficult and may result in changes in leadership strategy and style. In connection with Mr. Fehrman assuming the role of Chief Executive Officer, the Company underwent an internal personnel reorganization, causing the Company to reevaluate its reportable segments. We will begin reporting under the new segment reporting structure beginning with our financial statements as of and for the three months ending March 31, 2024. There may be additional organizational changes or changes in business strategy in connection with the Chief Executive Officer transition, and we can provide no assurances that any such changes will be beneficial or will have the desired impact on the Company. In addition, in February 2024 Gregory A. Izenstark was appointed as our Chief Financial Officer. Mr. Izenstark’s successful transition from Chief Accounting Officer to Chief Financial Officer is key to our success.

Failure to attract and retain an appropriately qualified employee workforce could materially and adversely affect our collective operations.

Our business is labor intensive and our ability to implement our business strategy and serve our customers is dependent upon our continuing ability to attract and retain talented professionals and a technically skilled workforce, which in turn affects our ability to transfer the knowledge and expertise of our workforce to new employees as our aging employees retire. Failure to attract, hire, and adequately train replacement employees, including the transfer of significant internal historical knowledge and expertise to the new employees, or the future availability and cost of contract labor could materially and adversely affect our ability to manage and operate our business.

In particular, the productivity of our labor force and its ongoing relationship with clients is largely dependent on those serving in foreman, general foreman, construction crew supervisor, superintendent, general superintendent, regional, and executive level management positions. The ability to retain these individuals, due in large part to the competitive nature of the utility infrastructure service business, is necessary for our ongoing success and growth. Further, the competitive environment within which we perform work creates pricing pressures, specifically when our unionized businesses are bidding against non-union competitors. This workforce competition, including that which exists for resources across our businesses, could materially and adversely impact our business, financial condition, results of operations, and cash flows.

We may not be able to maintain an adequately skilled labor force necessary to operate efficiently and to support our growth strategy. We have from time-to-time experienced, and may in the future experience, shortages of certain types of qualified personnel. For example, periodically there are shortages of project managers, field supervisors, linemen, operators, welders, fusers, laborers and other skilled workers capable of working on and supervising the construction and maintenance of electric and natural gas utilities and infrastructure, as well as providing engineering services. The supply of experienced project managers, field supervisors, linemen, operators, welders, fusers, laborers and other skilled workers may not be sufficient to meet current or expected demand. The beginning of new, large-scale infrastructure projects, or increased competition for workers currently available to us, could affect our business, even if we are not awarded such projects. Labor shortages, or increased labor costs could impair our ability to maintain our business or grow our revenue. If we are unable to hire employees with the requisite skills, we may also be forced to incur significant training expenses.

Our unionized workforce and related obligations could materially and adversely affect our operations, lead to work stoppages or impact our ability to complete certain acquisitions.

As of December 31, 2023, approximately 72% of our workforce was covered by collective bargaining agreements with labor unions, which is typical of the utility infrastructure services industry. Of the 215 collective bargaining agreements to which we currently are a party, 12 expire during 2024 and 16 expire during 2025 and require renegotiation. The terms of these agreements limit our discretion in the management of covered employees and our ability to nimbly implement changes to meet business needs. For example, under certain of our collective bargaining agreements we owe unionized employees “show up pay” for up to a full day’s work on days when weather conditions make it impossible to safely undertake regular outdoor construction operations if we do not alert them by a specified cut off time on the prior day. Although the majority of these agreements prohibit strikes and work stoppages, we cannot be certain that strikes or work stoppages will not occur in the future. In the current inflationary environment, negotiations over union wage rates or increases in benefits may slow or derail contract renegotiations, which may lead to potential strikes or work stoppages. Strikes or work stoppages could adversely impact relationships with our customers and could cause us to lose business and have a material adverse effect on our business and results of operations and cash flows.

Our ability to complete future acquisitions could be adversely affected because of our union status for a variety of reasons. For instance, our union agreements may be incompatible with the union agreements of a business we want to acquire, and some acquisition targets may decline to become affiliated with a union-based company. Moreover, certain of our customers, where permissible by law, may require or prefer a non-union workforce, and they may reduce the amount of work assigned to us if our non-union labor crews become unionized, which could materially and adversely affect our financial condition, results of operations and cash flows.

We participate in multi-employer pension plans which could create additional obligations and payment liabilities.

We contribute to multi-employer defined benefit pension plans under the terms of collective bargaining agreements that cover certain unionized employee groups in the U.S. The risks of participating in multi-employer pension plans differ from single employer-sponsored plans and such plans are subject to regulation under the Pension Protection Act (the “PPA”). Additionally, changes in regulations covering these plans could increase our costs and/or potential withdrawal liability.

Multi-employer pension plans are cost-sharing plans subject to collective-bargaining agreements. Contributions to a multi-employer plan by one employer are not specifically earmarked for its employees and may be used to provide benefits to employees of other participating employers. If a participating employer stops contributing to the plan, the unfunded obligations of the plan are borne by the remaining participating employers. In addition, if a multi-employer plan is determined to be underfunded based on the criteria established by the PPA, the plan may be required to implement a financial improvement plan or rehabilitation plan that may require additional contributions or surcharges by participating employers.

In addition to the contributions discussed above, we could again become obligated to pay additional amounts, known as withdrawal liabilities, upon decrease or cessation of participation in a multi-employer pension plan. Although an employer may obtain an estimate of such liability, the final calculation of the withdrawal liability may not be able to be determined for an extended period of time. Generally, the cash obligation of such withdrawal liability is payable over a 20-year period. If, in the future, we choose to withdraw from a multi-employer pension plan, we will likely need to record significant withdrawal liabilities, which could adversely impact our financial conditions and results of operations.

Risks Related to Our Indebtedness and Additional Capital

Our existing indebtedness or ability to incur additional indebtedness could materially and adversely affect our businesses and our ability to meet our obligations and pay dividends.

Upon completion of the Separation and this offering, we expect to have outstanding indebtedness of approximately $      billion and have the ability to incur an additional $      million of indebtedness. See “Description of Certain Indebtedness.” This debt could have important, adverse consequences to us and our investors, including:

•	requiring a substantial portion of our cash flow from operations to make interest payments;

•	making it more difficult to satisfy other obligations;

•	increasing the risk of a future credit ratings downgrade of our debt, which could increase future debt costs and limit the future availability of debt financing;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	reducing the cash flow available to fund capital expenditures and other corporate purposes and to grow our businesses;

•	limiting our ability to pay dividends;

•	limiting our flexibility in planning for, or reacting to, changes in our businesses and industries; and

•	limiting our ability to borrow additional funds as needed or take advantage of business opportunities as they arise, pay cash dividends or repurchase shares of our common stock.

The instruments governing our outstanding debt contain certain restrictive covenants that will limit our ability to engage in activities that may be in our long-term interest, including for example EBITDA-based leverage and interest coverage ratios. If we breach any of these restrictions and cannot obtain a waiver from the lenders on favorable terms, subject to applicable cure periods, our outstanding indebtedness (and any other indebtedness with cross-default provisions) could be declared immediately due and payable, which would adversely affect our liquidity and financial statements. In addition, any failure to obtain and maintain credit ratings from independent rating agencies would adversely affect our cost of funds and could adversely affect our liquidity and access to the capital markets. If we add new debt, the risks described above could increase. For additional information regarding our debt, please refer to the section entitled “Description of Certain Indebtedness.”

The risks described above will increase with the amount of indebtedness we incur, and in the future, we may incur significant indebtedness in addition to the indebtedness described above. In addition, our actual cash requirements in the future may be greater than expected. Our cash flow from operations may not be sufficient to service our outstanding debt or to repay the outstanding debt as it becomes due, and we may not be able to borrow money, sell assets or otherwise raise funds on acceptable terms, or at all, to service or refinance our debt.

Our business is capital intensive, and if we are not able to generate sufficient cash flow to service our debt obligations, we may need to refinance or restructure our debt, sell assets, reduce or delay capital investments, or seek to raise additional capital, and some of these activities could have terms that are unfavorable or could be highly dilutive. Our ability to obtain additional financing or to refinance our existing indebtedness will depend on the capital markets and our financial condition at such time. Any of the above factors could materially and adversely affect our results of operations, cash flows and liquidity.

We may not be able to generate sufficient cash to service all of our indebtedness and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or refinance our debt obligations depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal and interest on our indebtedness.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures, or to dispose of material assets or operations, alter our dividend policy (if we pay dividends), seek additional debt or equity capital or restructure or refinance our indebtedness. We may not be able to effect any such alternative measures on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations. The instruments that will govern our indebtedness may restrict our ability to dispose of assets and may restrict the use of proceeds from those dispositions. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet debt service obligations when due. Our ability to engage in additional equity fundraising may be limited through the end of the two-year period following the Distribution, if effected, in order to help preserve tax-free treatment of such Distribution to Southwest Gas Holdings. Additionally, our ability to engage in equity fundraising will be limited by Southwest Gas Holdings’ approval rights under the Separation Agreement, which may extend beyond two years.

In addition, we conduct our operations through our subsidiaries. Accordingly, repayment of our indebtedness will depend on the generation of cash flow by our subsidiaries, including certain international subsidiaries, and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Our subsidiaries may not have any obligation to pay amounts due on our indebtedness or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make adequate distributions to enable us to make payments in respect of our indebtedness. Each subsidiary is a distinct legal entity and, under certain circumstances, legal, tax and contractual restrictions may limit our ability to obtain cash from our subsidiaries. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness.

Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, may materially and adversely affect our business, financial condition and results of operations and our ability to satisfy our obligations under our indebtedness or pay dividends on our common stock.

Our variable rate indebtedness subjects us to interest rate risk and could have a material adverse effect on us.

Borrowings under our credit facility are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness will increase even if the amount borrowed remains the same, and our net income and cash flows, including cash available for servicing our indebtedness, will correspondingly decrease. Our weighted average interest rate on our variable rate debt during fiscal 2023 was 7.73%. The annual effect on our pretax earnings of a hypothetical 50 basis point increase or decrease in variable interest rates would be approximately $5.4 million based on our December 31, 2023 balance of variable rate debt.

We may need additional capital in the future for working capital, capital expenditures or acquisitions, and we may not be able to access capital on favorable terms, or at all, which would impair our ability to operate our business or achieve our growth objectives.

Our ability to generate cash is essential for the funding of our operations and the servicing of our debt. If existing cash balances together with the borrowing capacity under our credit facility were not sufficient to make future investments, make acquisitions or provide needed working capital, we may require financing from other sources. Our ability to obtain such additional financing in the future will depend on a number of factors including prevailing capital market conditions, conditions in our industry, and our operating results. These factors may affect our ability to arrange additional financing on terms that are acceptable to us. If additional funds were not available on acceptable terms, we may not be able to make future investments, take advantage of acquisitions or pursue other opportunities.

We may not be able to compete for, or work on, certain projects if we are not able to obtain necessary bonds, letters of credit, bank guarantees or other financial assurances.

Some of our contracts require that we provide security to our customers for the performance of their projects in the form of bonds, letters of credit, bank guarantees or other financial assurances. Current or future market conditions, including losses incurred in the construction industry or as a result of large corporate bankruptcies, as well as changes in our sureties’ assessment of our operating and financial risk, could cause our surety providers and lenders to decline to issue or renew, or substantially reduce the amount of, bid, advance payment or performance bonds for our work and could increase our costs associated with collateral. These actions could be taken on short notice. If our surety providers or lenders were to limit or eliminate our access to bonding, letters of credit or guarantees, our alternatives would include seeking capacity from other sureties and lenders, finding more business that does not require bonds or allows for other forms of collateral for project performance. We may be unable to secure these alternatives in a timely manner, on acceptable terms, or at all, which could affect our ability to bid for or work on future projects requiring financial assurances.

We have also granted security interests in various assets to collateralize our obligations to our sureties and lenders. Furthermore, under standard terms in the surety market, sureties issue or continue bonds on a project-by-project basis and can decline to issue bonds at any time or require the posting of additional collateral as a condition to issuing or renewing any bonds. If we were to experience an interruption or reduction in the availability of bonding capacity as a result of these or any other reasons, we may be unable to compete for or work on certain projects that would require bonding.

A downgrade in our debt rating could restrict our ability to access the capital markets.

The terms of our financings are, in part, dependent on the credit ratings assigned to our debt by independent credit rating agencies. We cannot provide assurance that our current credit rating will remain in effect for any given period of time or that it will not be lowered or withdrawn entirely by a rating agency. Factors that may impact our credit rating include, among other things, our debt levels and liquidity, capital structure, financial performance, planned asset purchases or sales, near-and long-term growth opportunities, customer base and market position, geographic diversity, regulatory environment, project performance and risk profile. A downgrade in our credit rating could limit our ability to access the debt capital markets or refinance our existing debt, or cause us to refinance or issue debt with less favorable terms and conditions. An increase in the level of our indebtedness and related interest costs may increase our vulnerability to adverse general economic and industry conditions and may affect our ability to obtain additional financing, as well as have a material adverse effect on our business, financial condition, results of operations and cash flows.

Risks Related to Accounting Estimates, Judgments, Timing and Impacts Related to Taxation

Our financial results are based upon estimates and assumptions that may differ from actual results.

In preparing our historical and pro forma financial information included in this prospectus, in conformity with GAAP, many estimates and assumptions are used in determining the reported revenue, costs and expenses recognized during the periods presented, and disclosures of contingent assets and liabilities known to exist as of the date of the financial statements. These estimates and assumptions must be made because certain information that is used in the preparation of our historical and pro forma financials cannot be calculated with a high degree of precision from available data, is dependent on future events, or is not capable of being readily calculated based on generally accepted methodologies. Often, these estimates are particularly difficult to determine, and we must exercise significant judgment. Estimates may be used in our assessments of the allowance for doubtful accounts, useful lives of property and equipment, fair value assumptions in analyzing goodwill and long-lived asset impairments, self-insured claims liabilities, accounting for revenue recognized over time, and provisions for income taxes. As a result, actual results could differ materially from the estimates and assumptions that we used. See “Note 2—Basis of Presentation and Summary of Significant Accounting Policies” to our consolidated financial statements.

For fixed-price contracts where we can reasonably estimate total contract value, we recognize revenue over time as work is completed because of the continuous transfer of control to the customer (typically using an input measure such as costs incurred to date relative to total estimated costs at completion to measure progress). Accounting for long-term contracts involves the use of various techniques to estimate total transaction price and costs. For long-term contracts, transaction price, estimated cost at completion and total costs incurred to date are used to calculate revenue earned. Unforeseen events and circumstances can alter the estimate of costs and potential profit associated with a particular contract. Total estimated costs, and thus contract revenue and income, can be impacted by changes in productivity, scheduling, the unit cost of labor, subcontracts, materials and equipment. Additionally, external factors such as weather, client needs, client delays in providing materials, permits and approvals, labor availability, governmental regulation and politics may affect the progress of a project’s completion, and thus the timing of revenue recognition. Actual results could differ from estimated amounts and could result in a reduction or elimination of previously recognized earnings. In certain circumstances, it is possible that such adjustments could be significant and could have a material adverse effect on our business.

Our goodwill and other assets have been subject to impairment and may continue to be subject to impairment in the future.

As discussed elsewhere in this prospectus, we incurred impairment charges of approximately $214.0 million during fiscal 2023 and $177.1 million during fiscal 2022 related to the write-down of goodwill acquired in connection with our August 2021 acquisition of Riggs Distler. We cannot predict the amount and timing of future impairments, if any. We may experience such charges in connection with past or future acquisitions, particularly if business performance declines or expected growth is not realized or the applicable discount rate changes adversely. It is possible that material changes in our business, market conditions, or market assumptions could occur over time. Any future impairment of our other intangible assets could have a material adverse effect on results of operations, as well as the trading price of our common stock. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Goodwill and Long-Lived Assets” for additional information.

Changes in applicable tax laws and regulations could adversely affect our business.

We are currently subject to income and other taxes (including sales, excise, and value-added) in the U.S. and Canada. Thus, the tax treatment of our company is subject to changes in tax laws or regulations, tax treaties, or positions by the relevant authority regarding the application, administration, or interpretation of these tax laws and regulations. These factors, together with the ambiguity of tax laws and regulations, the subjectivity of factual interpretations, and uncertainties regarding the geographic mix of earnings in any period, can affect our estimates of our effective tax rate and income tax assets and liabilities, result in changes in our estimates and accruals, and have a material adverse effect on our business results, cash flows, or financial condition. We are unable to predict what tax reforms may be proposed or enacted in the future or what effect such changes would have on our business, but such changes could potentially result in higher tax expense and payments, along with increasing the complexity, burden, and cost of compliance.

Our tax burden could increase as a result of ongoing or future tax audits.

We are subject to periodic tax audits by tax authorities. Tax authorities may not agree with our interpretation of applicable tax laws and regulations. As a result, such tax authorities may assess additional tax, interest, and penalties. We regularly assess the likely outcomes of these audits and other tax disputes to determine the appropriateness of our tax provision and establish reserves for material, known tax exposures. However, the calculation of such tax exposures involves the application of complex tax laws and regulations in many jurisdictions. Therefore, there can be no assurance that we will accurately predict the outcomes of any tax audit or other tax dispute or that issues raised by tax authorities will be resolved at a financial cost that does not exceed our related reserves. As such, the actual outcomes of these disputes and other tax audits could have a material adverse effect on our business results or financial position.

Financial, Economic, Environmental and Market Risks

Certain of our costs, such as operating expenses and interest expenses, could be adversely impacted by periods of heightened inflation, which could have a material adverse effect on our results of operations.

Throughout 2023 and into 2024, the consumer price index increased substantially and may continue to remain at elevated levels for an extended period of time. Federal policies and recent global events, such as the volatility in prices of oil and natural gas, and the conflict between Russia and Ukraine, may have exacerbated, and may continue to exacerbate, increases in the consumer price index. In addition, during periods of rising inflation, variable interest rates and the interest rates of any newly issued debt securities will likely be higher than those incurred in connection with previous debt issuances, which will further tend to reduce returns to our stockholders. A sustained or further increase in inflation could have a material adverse impact on our operating expenses incurred in connection with, among others, the cost of fuel, labor, equipment/equipment-related, and materials costs, as well as general administrative expenses.

Additionally, inflationary pricing has had and may continue to have a negative effect on the construction costs necessary for us to complete projects, particularly with respect to fuel, labor, and subcontractor costs discussed above. We have and continue to experience pressures on fuel, materials, and certain labor costs as a result of the inflationary environment and current general labor shortage, which has resulted in increased competition for skilled labor and wage inflation. We have not been able to (except in limited circumstances), and may not be able to, fully adjust contract pricing to compensate for these cost increases, which has adversely affected, and may continue to adversely affect, our profitability and cash flows. Inflationary pressures and related recessionary concerns in light of governmental and central bank efforts to mitigate inflation could also cause uncertainty for our customers and affect the level of their project activity, which could also adversely affect our profitability and cash flows.

As inflation persists, the Board of Governors of the United States Federal Reserve Bank (the “Federal Reserve”) has raised during 2023 and may potentially to continue to raise benchmark interest rates during 2024, which likely will cause our borrowing costs to increase over time. As a result of the inflationary factors discussed above affecting the Company, our business, financial condition, results of operations, cash flows, and liquidity could be materially and adversely affected over time.

Utility infrastructure segment customers’ budgetary constraints, regulatory support or decisions, and financial condition could materially and adversely impact work awarded.

The majority of our customers are regulated utilities, whose capital budgets are influenced significantly by the various public utility commissions. As a result, the timing and volume of work performed by us is largely dependent on the regulatory environment in our operating areas and related client capital constraints. If budgets of our clients are reduced, regulatory support for capital projects and programs is diminished, or risk tolerances that limit how much business a utility may retain with a single service provider are changed, it could have a material adverse effect on our business, results of operations, and cash flows. Additionally, the impact of new regulatory and compliance requirements could result in productivity inefficiencies and have a material adverse effect on our results of operations and cash flows, or timing delays in their realization.

Unfavorable economic, market or regulatory conditions affecting the financial services industry or capital investment could reduce capital expenditures in the industries we serve or could otherwise materially and adversely affect our customers, which could result in decreased demand for our services.

Demand for our services has been, and will likely continue to be, seasonal in nature and vulnerable to general downturns in the U.S. economy and the economies of the countries in which we operate. Unfavorable market conditions, including from inflation or supply chain disruptions, market uncertainty, the ongoing war in Ukraine, the Israel-Hamas War, health outbreaks such as the COVID-19 pandemic, and/or economic downturns could have a negative effect on demand for, or the profitability of, our customers’ services. We continually monitor our customers and their relative economic health compared to the economy as a whole. Our customers may not have the ability to fund capital expenditures for infrastructure or may have difficulty obtaining financing for planned projects during economic downturns. Uncertain or adverse economic or political conditions, the lack of availability of debt or equity financing and/or higher interest rates could reduce our customers’ capital spending and/or cause project cancellations or deferrals. On November 15, 2021, the IIJA was signed into law. While the IIJA provides for funding in many of the markets in which we operate, timing of the awards for projects funded by the IIJA is uncertain. We may not be able to obtain the expected benefits from the IIJA or any other infrastructure or stimulus spending. Any of these conditions could materially and adversely affect our results of operations, cash flows and liquidity, and could add uncertainty to our backlog determinations.

The natural gas market has historically been and is likely to continue to be volatile. Natural gas prices are subject to large fluctuations in response to changes in supply and demand, including from disruptions in global economic activity such as the COVID-19 pandemic, climate change initiatives and demand for alternative energy sources, legislative and regulatory changes, as well as market and political uncertainty, including from unrest and/or military actions involving natural gas-producing nations, such as the ongoing war in Ukraine and associated sanctions severely limiting Russian natural gas or other exports, and a variety of other factors that are beyond our control. Such market volatility can affect our customers’ investment decisions and subject us to project cancellations, deferrals or unexpected changes in the timing of project work. Economic factors, including economic downturns, can also negatively affect demand in our other business segments. Our customers in the power delivery, clean energy and infrastructure and communications segments could be negatively affected if projects or services are ordered at a reduced rate, or not at all, which in turn, could adversely affect demand for our services. A decrease in demand for the services we provide from any of the above factors, among others, could materially and adversely affect our results of operations, cash flows and liquidity.

More recently, the closures of Silicon Valley Bank and Signature Bank and their placement into receivership with the Federal Deposit Insurance Corporation (“FDIC”) created bank-specific and broader financial institution liquidity risk and concerns. Although the Department of the Treasury, the Federal Reserve, and the FDIC jointly released a statement that depositors at Silicon Valley Bank and Signature Bank would have access to their funds, even those in excess of the standard FDIC insurance limits, future adverse developments with respect to specific financial institutions or the broader financial services industry may lead to market-wide liquidity shortages. The failure of any bank in which our customers deposit their funds could reduce the amount of cash they have available for their operations or delay access to such funds. Any such failure may increase the possibility of a sustained deterioration of financial market liquidity, or illiquidity at clearing, cash management and/or custodial financial institutions. In the event our customers have a commercial relationship with a bank that has failed or is otherwise distressed, they may experience delays or other issues in meeting their financial obligations, including those owed to us, which could in turn have a material adverse effect on our results of operations cash flows and liquidity.

We are subject to risks associated with climate change, and weather conditions in our operating areas can materially and adversely affect operations, financial position, and cash flows.

Climate change related events could negatively affect our business, financial condition and results of operations. The potential effects of climate change are highly uncertain, and climate change could result in, among other things, an increase in extreme weather events, such as floods, hurricanes and wildfires, as well as changes in rainfall patterns, storm patterns and intensities, temperature levels, rising sea levels and limitations on water availability and quality. While we have formalized a service offering for emergency utility system restoration services to bring customers’ above-ground utility infrastructure back online following regional storms and other extreme weather events, our results of operations, financial position, and cash flows can be significantly impacted by changes in weather that affect our ability to provide utility companies with these services, as well as contracted-for trenching, installation, and replacement of underground pipes, in addition to maintenance services for energy distribution systems in general. Our ability to perform work and meet customer schedules can be affected by weather conditions such as snow, ice, frost, rain, and named storms. Weather may affect our ability to work efficiently and can cause project delays and additional costs. Our ability to negotiate change orders for the impact of weather on a project could impact our profitability. Generally, our revenues are lowest during the first quarter of the year due to less favorable winter weather conditions. These conditions also require certain areas to scale back their workforce at times during the winter season, presenting challenges associated with maintaining an adequately skilled labor force when it comes time to re-staffing work crews following the winter layoffs.

Weather extremes such as drought and high temperature variations are common occurrences in the southwest U.S. and could impact our growth and results of operations. Deviations from normal weather conditions, even those occurring outside of our service territories, as well as the seasonal nature of our businesses can create fluctuations in our short-term cash flows and earnings.

Risks associated with operating in the Canadian market could restrict our ability to expand and materially harm our business and prospects.

There are numerous inherent risks in conducting our business in a different country including, but not limited to, potential instability in markets, political, economic or social conditions, and difficult or additional legal and regulatory requirements applicable to our operations. Limits on our ability to repatriate earnings, exchange controls, and complex U.S. and Canadian laws and treaties including laws related to the U.S. Foreign Corrupt Practices Act and similar laws could also adversely impact our operations. Changes in the value of the Canadian dollar could increase or decrease the U.S. dollar value of our profits earned or assets held in Canada or potentially limit our ability to reinvest earnings from our operations in Canada to fund the financing requirements of our operations in the U.S. We also are exposed to currency risks relating to the translation of certain monetary transactions, assets and liabilities. These risks could restrict our ability to provide services to Canadian customers or to operate our Canadian business profitably and could have a material adverse effect on our results.

Regulatory, Legislative and Legal Risks

In the ordinary course of our business, we may become subject to lawsuits, indemnity or other claims, which could materially and adversely affect our business, results of operations and cash flows.

From time to time, we are subject to various claims, lawsuits and other legal proceedings brought or threatened against us in the ordinary course of our business. These actions and proceedings may seek, among other things, compensation for alleged personal injury, workers’ compensation, employment discrimination and other employment-related damages, breach of contract, property damage, environmental liabilities, liquidated damages, consequential damages, punitive damages and civil penalties or other losses, or injunctive or declaratory relief. We may also be subject to litigation in the normal course of business involving allegations of violations of the Fair Labor Standards Act and state wage and hour laws. In addition, we generally indemnify our customers for claims related to the services we provide and actions we and others take under our contracts, and, in some instances, we may be allocated risk through our contract terms for actions by our joint venture partners, equity investments, customers or other third parties.

Claimants may seek large damage awards and defending claims can involve significant costs. When appropriate, we establish accruals for litigation and contingencies that we believe to be adequate in light of current information, legal advice and our indemnity insurance coverages. We reassess our potential liability for litigation and contingencies as additional information becomes available, and adjust our accruals as necessary. We could experience a reduction in our profitability and liquidity if we do not properly estimate the amount of required accruals for litigation or contingencies, or if our insurance coverage proves to be inadequate or becomes unavailable, or if our self-insurance liabilities are higher than expected. The outcome of litigation is difficult to assess or quantify, as plaintiffs may seek recovery of very large or indeterminate amounts and the magnitude of the potential loss may remain unknown for substantial periods of time. Furthermore, because litigation is inherently uncertain, the ultimate resolution of any such claim, lawsuit or proceeding through settlement, mediation, or court judgment could have a material adverse effect on our business, financial condition or results of operations. In addition, claims, lawsuits and proceedings may harm our reputation or divert management’s attention from our business or divert resources away from operating our business and cause us to incur significant expenses, any of which could have a material adverse effect on our business, results of operations or financial condition.

Our failure to recover adequately on claims against project owners, subcontractors or suppliers for payment or performance could have a material adverse effect on our financial results.

We occasionally bring claims against project owners for additional costs that exceed the contract price or for amounts not included in the original contract price. Similarly, we present change orders and claims to our subcontractors and suppliers. We could experience reduced profits, cost overruns or project losses if we fail to properly document the nature of change orders or claims or are otherwise unsuccessful in negotiating an expected settlement. These types of claims can often occur due to matters such as owner-caused delays or changes from the initial project scope, which result in additional costs, both direct and indirect, or from project or contract terminations. From time to time, these claims can be the subject of lengthy and costly proceedings, and it is often difficult to accurately predict when these claims will be fully resolved. When these types of events occur and unresolved claims are pending, we may invest significant working capital in projects to cover cost overruns pending the resolution of the relevant claims. A failure to promptly recover on these types of claims could have a material adverse effect on our liquidity and financial results.

The nature of our business exposes us to potential liability for warranty claims and faulty engineering, which may reduce our profitability.

Our customer contracts typically include a warranty for the services that we provide against certain defects in workmanship and material. Additionally, materials used in construction are often provided by the customer or are warranted against defects from the supplier. Certain projects have longer warranty periods and include facility performance warranties that may be broader than the warranties we generally provide. If warranty claims occurred, it could require us to re-perform the services or to repair or replace the warranted item, at a cost to us, and could also result in other damages if we are not able to adequately satisfy our warranty obligations. In addition, we may be required under contractual arrangements with our customers to warrant any defects or failures in materials we provide that we purchase from third parties. While we generally require suppliers to provide us warranties that are consistent with those we provide to the customers, if any of these suppliers default on their warranty obligations to us, we may incur costs to repair or replace the defective materials for which we are not reimbursed. Warranty claims have historically not been material, but such claims could potentially increase. The costs associated with such warranties, including any warranty-related legal proceedings, could have a material adverse effect on our results of operations, cash flows and liquidity.

Our business involves professional judgments regarding the planning, design, development, construction, operations and management of electric power transmission and commercial construction. Because our projects are often technically complex, our failure to make judgments and recommendations in accordance with applicable professional standards could result in damages. A significantly adverse or catastrophic event at one of our project sites or completed projects resulting from the services we have performed could result in significant warranty or other claims against us as well as reputational harm, especially if public safety is impacted. These liabilities could exceed our insurance limits or could impact our ability to obtain affordable insurance in the future. In addition, customers, subcontractors or suppliers who have agreed to indemnify us against any such liabilities or losses might refuse or be unable to pay us. An uninsured or underinsured claim could have an adverse impact on our business, financial condition, results of operations and cash flows.

Many of our customers are regulated by federal and state government agencies and the addition of new regulations or changes to existing regulations may adversely impact demand for our services and the profitability of those services.

Many of our customers are regulated by various government agencies, including the FERC, and the state public utility commissions. In addition, other agencies, such as the Department of Transportation, including PHMSA, also make regulations impacting our customers. These agencies could change their regulations or the way in which they interpret current regulations and may impose additional regulations or restrictions, or alter the recoverability of services we provide to our customers. These changes could have an adverse effect on our customers and the profitability of the services they provide or recoverability of projects they undertake, which could reduce demand for our services or delay our ability to complete projects. Additionally, our failure to comply with applicable regulations could result in substantial fines or revocation of our operating licenses, as well as give rise to termination or cancellation rights under our contracts, or disqualify us from future bidding opportunities.

Legislative or regulatory actions relating to natural gas and electricity transmission and distribution may impact demand for our services.

Current and potential legislative or regulatory actions may impact demand for our services, requiring utilities to meet reliability standards, and encourage installation of new electric transmission and distribution and renewable energy generation facilities. However, it is unclear whether these initiatives will create sufficient incentives for projects or result in increased demand for our services.

Because most of our transmission and distribution revenue is derived from natural gas and electric transmission and distribution industries, regulatory and environmental requirements affecting those industries could adversely affect our business, financial condition, results of operations and cash flows. Customers in the industries we serve overall face stringent regulatory and environmental requirements, as well as permitting processes, as they implement plans for their projects, which may result in delays, reductions and cancellations of some of their projects. These regulatory factors have resulted in decreased demand for our services in the past, and they may do so in the future, potentially impacting our operations and our ability to grow at historical levels, or at all.

In addition, while many states have mandates in place that require specified percentages of electricity to be generated from renewable sources, states could reduce those mandates or make them optional, which could reduce, delay or eliminate renewable energy development in the affected states. Additionally, renewable energy is generally more expensive to produce and may require additional power generation sources as backup. The locations of renewable energy projects are often remote and may not be viable unless new or expanded transmission infrastructure to transport the electricity to demand centers is economically feasible. Furthermore, funding for renewable energy initiatives may not be available. These factors could result in fewer renewable energy projects and a delay in the construction of these projects and the related infrastructure, which could have a material adverse effect on our business.

Compliance with the regulations of the U.S. Occupational Safety and Health Administration (“OSHA”) can be costly, and non-compliance with such requirements may result in potentially significant monetary penalties, operational delays or shutdowns, negative publicity and materially and adversely affect our financial condition.

Our operations are subject to regulation under OSHA and other state and local laws and regulations. OSHA establishes certain employer responsibilities, including maintenance of a workplace free of recognized hazards likely to cause death or serious injury, compliance with standards promulgated by the applicable regulatory authorities and various recordkeeping, disclosure and procedural requirements. Changes to OSHA requirements, or stricter interpretation or enforcement of existing laws or regulations, could result in increased costs. If we fail to comply with applicable OSHA regulations, even if no work-related serious injury or death occurs, we may be subject to civil or criminal enforcement and be required to pay substantial penalties, incur significant capital expenditures or suspend, terminate or limit operations. Any such accidents, citations, violations, injuries or failure to comply with industry best practices may subject us to adverse publicity, damage our reputation and competitive position, impact our ability to maintain and secure new work with customers and have a material adverse effect on our business.

We have incurred, and we will continue to incur, capital and operating expenditures and other costs in the ordinary course of business in complying with OSHA and other state, local and foreign laws and regulations. While we have invested, and we will continue to invest, substantial resources in worker health and safety programs, there can be no assurance that we will avoid significant liability exposure. Personal injury claims for damages, including for bodily injury or loss of life, could result in substantial costs and liabilities, which could materially and adversely affect our financial condition, results of operations or cash flows. In addition, if our safety record were to substantially deteriorate, or if we suffered substantial penalties or criminal prosecution for violation of health and safety regulations, business customers could cancel existing contracts and not award future business to us, which could materially and adversely affect our liquidity, cash flows and results of operations.

Our failure to comply with environmental and other laws and regulations could result in significant liabilities.

Our past, current and future operations are subject to numerous environmental and other laws and regulations governing our operations, including the use, transport and disposal of non-hazardous and hazardous substances and waste, as well as emissions and discharges into the environment, including discharges to air, surface water, groundwater and soil. We also are subject to laws and regulations that impose liability and cleanup responsibility for releases of hazardous substances into the environment, including asbestos and mercury, and employee exposure to such hazardous substances and wastes. We cannot predict future changes to environmental regulations and policies, nor can we predict the effects that any such changes would have on our business, but such effects could be significant.

Under certain of these laws and regulations, such liabilities can be imposed for cleanup of previously owned or operated properties, or properties to which hazardous substances or wastes were discharged by current or former operations at our facilities, regardless of whether we directly caused the contamination or violated any law at the time of discharge or disposal. The presence of contamination from such substances or wastes could interfere with ongoing operations or adversely affect our ability to sell, lease or otherwise use our properties in ways such as collateral for possible financing. We could also be held liable for significant penalties and damages under certain environmental laws and regulations, which could materially and adversely affect our business, financial condition, results of operations and cash flows. Generally, under our contracts we are responsible for any non-hazardous or hazardous substances and wastes we bring on to a jobsite or that we generate secondary to the work we perform, which liabilities could arise from violations of environmental laws and regulations as a result of human error, equipment failure or other causes.

In addition, new laws and regulations, stricter enforcement of existing laws and regulations, the discovery of previously unknown contamination or leaks, or the imposition of new permitting or cleanup requirements could require us to incur significant costs or become the basis for new or increased liabilities that could harm our business, financial condition, results of operations and cash flows. In certain instances, we have obtained indemnification or covenants from third parties (including our predecessor owners or lessors) for some or all of such cleanup and other obligations and liabilities. However, such third-party indemnities or covenants may not cover all of our costs, which could have a material adverse effect on our business, results of operations and cash flows.

Legislative and regulatory proposals to address greenhouse gas emissions could result in a variety of regulatory programs, additional charges to fund energy efficiency activities, or other regulatory actions. Any of these actions could result in increased costs associated with our operations and impact the prices we charge our customers. If new regulations are adopted regulating greenhouse gas emissions from mobile sources such as cars and trucks, we could experience a significant increase in environmental compliance costs due to our large fleet. In addition, if our operations are perceived to result in high greenhouse gas emissions, our reputation could suffer.

We are also subject to laws and regulations protecting endangered species, artifacts and archaeological sites. We may incur work stoppages to avoid violating these laws and regulations, or we may risk fines or other sanctions for accidentally or willfully violating these laws and regulations. We are also subject to immigration laws and regulations, for which noncompliance could materially and adversely affect our business, financial condition, results of operations and cash flows.

Risks Related to the Separation, the Distribution and Alternative Disposition Transactions and our Relationship With Southwest Gas Holdings

Until the completion of the Distribution, if effected, or certain other alternative dispositions, Southwest Gas Holdings will control the direction of our business, and the concentrated ownership of our outstanding common stock will prevent you and other stockholders from influencing significant decisions.

Upon completion of this offering, Southwest Gas Holdings, Inc. will continue to own    % of our outstanding common stock (or   % if the underwriters exercise their option to purchase additional shares of our common stock from us in full). As long as Southwest Gas Holdings controls a majority of the voting power of our outstanding common stock with respect to a particular matter, it will generally be able to determine the outcome of all corporate actions requiring stockholder approval, including the election and removal of directors. Even if Southwest Gas Holdings were to control less than a majority of the voting power of our outstanding common stock, it may be able to influence the outcome of such corporate actions so long as it owns a significant portion of our common stock. If Southwest Gas Holdings does not complete the Distribution or otherwise dispose of its ownership of our equity interests, it could remain our controlling stockholder for an extended period of time or indefinitely. In such a case, the concentration of Southwest Gas Holdings’ ownership of our company may delay or prevent any acquisition or delay or discourage takeover attempts that stockholders may consider to be favorable, or make it more difficult or impossible for a third-party to acquire control of our company or effect a change in the Board and management, any of which may cause the market price of our common stock to decline. Any delay or prevention of a change of control transaction could deter potential acquirors or prevent the completion of a transaction in which our stockholders could receive a premium over the then-current market price for their common stock.

Moreover, pursuant to the Separation Agreement entered into by us and Southwest Gas Holdings in connection with this offering, for so long as Southwest Gas Holdings beneficially owns a majority of the total voting power of our outstanding common stock with respect to the election of directors, Southwest Gas Holdings has the right, but not the obligation, to designate for nomination a majority of the directors (including the Chair of our Board). In addition, unless Southwest Gas Holdings otherwise consents, any committee of the Board, and any subcommittee thereof, shall be composed of a number of Southwest Gas Holdings designees such that the number of Southwest Gas Holdings designees serving thereon is proportional to the number of Southwest Gas Holdings designees serving on our Board as compared to the total number of directors serving on our Board, subject to compliance with committee independence requirements taking into consideration applicable controlled company exemptions. In addition, Southwest Gas Holdings has the right, but not the obligation, to nominate (i) 85.7% of our directors, as long as it beneficially owns more than 70% of the combined voting power of our outstanding common stock, (ii) 71.4% of our directors, as long as it beneficially owns more than 60%, but less than or equal to 70% of the combined voting power of our outstanding common stock, (iii) 57.1% of our directors, as long as it beneficially owns more than 50%, but less than or equal to 60% of the combined voting power of our outstanding common stock, (iv) 42.9% of our directors, as long as it beneficially owns more than 30%, but less than or equal to 50% of the combined voting power of our outstanding common stock, (v) 28.6% of our directors, as long as it beneficially owns more than 20%, but less than or equal to 30% of the combined voting power of our outstanding common stock, and (vi) 14.3% of our directors, as long as it beneficially owns more than 5%, but less than or equal to 20% of the combined voting power of our outstanding common stock. See “Certain Relationships and Related Person Transactions—Agreements between Southwest Gas Holdings and Our Company—Separation Agreement.”

Southwest Gas Holdings’ interests may not be the same as, or may conflict with, the interests of our other stockholders. Investors in this offering will not be able to affect the outcome of any stockholder vote while Southwest Gas Holdings controls the majority of the voting power of our outstanding common stock, except where Delaware law requires that a matter be determined by a majority of the votes cast by minority stockholders and excludes Southwest Gas Holdings from the minority for that purpose. As a result, Southwest Gas Holdings will generally be able to control, whether directly or indirectly through its ability to remove and elect directors, and subject to applicable law, substantially all matters affecting us, including:

•	any determination with respect to our business direction and policies, including the election and removal of directors and the appointment and removal of officers;

•	any determinations with respect to mergers, amalgamations, business combinations or dispositions of assets;

•	our financing and dividend policy, and the payment of dividends on our common stock, if any;

•	compensation and benefit programs and other human resources policy decisions;

•	changes to any other agreements that may adversely affect us; and

•	determinations with respect to our tax returns and other tax matters.

In addition, pursuant to the Separation Agreement entered into by us and Southwest Gas Holdings in connection with this offering, until Southwest Gas Holdings ceases to hold 50% of the total voting power of our outstanding share capital entitled to vote in the election of our directors, we will not be permitted, without Southwest Gas Holdings’ prior written consent, (or, in certain circumstances, the approval of the Southwest Gas Holdings Board of Directors), to take certain significant actions. Further, prior to the termination of the Separation Agreement, with respect to the amendment of certain provisions in our Charter and Bylaws relating to the Separation Agreement or the Tax Matters Agreement, Southwest Gas Holdings and any and all successors to Southwest Gas Holdings by way of merger, consolidation or sale of all or substantially all of its assets or equity (“SWX”) will be entitled to a number of votes (which may be a fraction) for each share of common stock held of record by SWX on the record date for determining stockholders entitled to vote on such proposal that is equal to the greater of (A) one and (B) the quotient of (i) the sum of (y) the aggregate votes entitled to be cast by all holders of our capital stock (including common stock and preferred stock) other than SWX on such proposal plus (z) one divided by (ii) the number of shares of common stock held of record by SWX on the record date for determining stockholders entitled to vote on such proposal. As a result, our ability to take such actions may be delayed or prevented, including actions that our other stockholders, including you, may consider favorable. We will not be able to terminate or amend the Separation Agreement, except in accordance with its terms. See “Certain Relationships and Related Person Transactions—Relationship with Southwest Gas Holdings.”

We may not be able to resolve any potential conflicts with Southwest Gas Holdings, and even if we do, the resolution may be less favorable to us than if we were dealing with an unaffiliated third party. While we are controlled by Southwest Gas Holdings, we may not have the leverage to negotiate amendments to our various agreements with Southwest Gas Holdings (if any are required) on terms as favorable to us as those we would negotiate with an unaffiliated third party. Because Southwest Gas Holdings’ interests may differ from ours or from those of our other stockholders, actions that Southwest Gas Holdings takes with respect to us, as our controlling stockholder and pursuant to its rights under the Separation Agreement, may not be favorable to us or our other stockholders.

If the Distribution is effectuated and is taxable to Southwest Gas Holdings as a result of a breach by us of any covenant or representation made by us in the Tax Matters Agreement, we will generally be required to indemnify Southwest Gas Holdings and this indemnification obligation, or the payment thereof, could have a material adverse effect on us.

If the Distribution is effectuated, it is currently intended that the Distribution will qualify as a tax-free transaction to Southwest Gas Holdings and to holders of Southwest Gas Holdings common stock, except with respect to any cash received in lieu of fractional shares. If the Distribution fails to qualify for the intended tax treatment or is taxable to Southwest Gas Holdings due to a breach by us (or any of our subsidiaries) of any covenant or representation made by us in the Tax Matters Agreement that we will enter into with Southwest Gas Holdings, we will generally be required to indemnify Southwest Gas Holdings for all tax-related losses suffered by Southwest Gas Holdings. We will not control the resolution of any tax contest relating to taxes suffered by Southwest Gas Holdings in connection with the Distribution, and we may not control the resolution of tax contests relating to any other taxes for which we may ultimately have an indemnity obligation under the Tax Matters Agreement. In the event that Southwest Gas Holdings suffers tax-related losses in connection with the Distribution that must be indemnified by us under the Tax Matters Agreement, the indemnification liability, or the payment thereof, could have a material adverse effect on us. See “Certain Relationships and Related Person Transactions—Agreements between Southwest Gas Holdings and Our Company—Tax Matters Agreement.”

We will be subject to restrictions on our actions (including issuing additional equity) for a period following the Separation in order to avoid triggering significant tax-related liabilities.

During the period beginning upon the completion of the Separation and ending two years after the date of the Distribution, if effected (or, if earlier, the date that Southwest Gas Holdings determines to no longer pursue the Distribution or determines it is no longer possible to implement the Distribution on a basis that is tax-free to both Southwest Gas Holdings and its stockholders), the Tax Matters Agreement generally will prohibit us from taking certain actions that could cause the Distribution and certain related transactions to fail to qualify as tax-free transactions, including:

•	we may not dissolve or liquidate ourself;

•	we may not discontinue the active conduct of our business (within the meaning of Section 355(b)(2) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”));

•	we may not sell or otherwise issue our common stock in certain circumstances;

•	we may not redeem or otherwise acquire any of our common stock, other than pursuant to certain open market repurchases of less than 20% of our common stock (in the aggregate);

•

we may not amend our certificate of incorporation (or other organizational documents) or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of our common stock;

•

we may not sell, transfer or dispose of more than 20% of our assets to a third-party except for ordinary course asset sales, or in the case of our cash, cash paid to acquire assets in arm’s length transactions or to satisfy mandatory or optional repayment of indebtedness; and

•

more generally, we may not take any action that could reasonably be expected to cause the Distribution and certain related transactions to fail to qualify as tax-free transactions for U.S. federal income tax purposes. For example, until the Distribution has been implemented or abandoned, this restriction generally will prevent us from issuing shares that could reasonably be expected to cause Southwest Gas Holdings to own less than 80% of our outstanding stock.

In some instances, we may be permitted to take an otherwise restricted action if we obtain an Internal Revenue Service ruling or tax opinion regarding the expected impact on the tax treatment of the Distribution. If we take any of the actions above (whether or not we obtain such a ruling or tax opinion) and such actions result in tax-related losses to Southwest Gas Holdings, we generally will be required to indemnify Southwest Gas Holdings for such tax-related losses. Due to these restrictions and related indemnification obligations, while these restrictions remain in effect we may be materially limited in our ability to pursue strategic transactions, equity or convertible debt financings or other transactions that may otherwise be in our best interests. Also, our potential indemnity obligation to Southwest Gas Holdings might discourage, delay or prevent a change of control that our stockholders may consider favorable.

Southwest Gas Holdings has not yet decided which, if any, alternative disposition transactions to pursue.

Southwest Gas Holdings will have no obligation to complete the Distribution or any other alternative disposition transaction. Whether Southwest Gas Holdings proceeds with the Distribution or any other alternative disposition transaction is within Southwest Gas Holdings’ sole discretion. If the Distribution or any other alternative disposition transaction is delayed, restructured or not completed, the market price of our common stock may be adversely affected.

See “Risk Factors—Risks Related to this Offering and Ownership of our Common Stock.”

If Southwest Gas Holdings sells or otherwise disposes of a controlling interest in our company to a third party in a private transaction, you may not realize any change-of-control premium on your shares of common stock and we may become subject to the control of a presently unknown third party.

Following the completion of this offering, Southwest Gas Holdings will continue to own a significant equity interest in our company. For so long as Southwest Gas Holdings owns at least 25% of the total voting power of our common stock, it will have significant influence over our plans and strategies, including strategies relating to marketing and growth. Southwest Gas Holdings will have the ability, should it choose to do so, to sell or otherwise dispose of some or all of our common stock that it owns in a privately negotiated transaction, which, if sufficient in size, could result in a change of control of our company.

The ability of Southwest Gas Holdings to privately sell or otherwise dispose of the shares of common stock it owns, with no requirement for a concurrent offer to be made to acquire all of our common stock that will be publicly traded hereafter, could prevent you from realizing any change-of-control premium on your shares that may otherwise accrue to Southwest Gas Holdings on its private sale of our common stock. Additionally, if Southwest Gas Holdings privately sells or otherwise disposes of its significant equity interests in our company, we may become subject to the control of a presently unknown third party. Such third party may have interests that conflict with those of other stockholders and may attempt to cause us to revise or change our plans and strategies, as well as the agreements between Southwest Gas Holdings and us, described in this prospectus.

Southwest Gas Holdings’ ability to control our Board may make it difficult for us to recruit independent directors.

Pursuant to the Separation Agreement, for so long as Southwest Gas Holdings beneficially owns a majority of the total voting power of our outstanding common stock with respect to the election of directors, Southwest Gas Holdings has the right, but not the obligation, to designate for nomination a majority of the directors (including the Chair of our Board). In addition, unless Southwest Gas Holdings otherwise consents, any committee of the Board, and any subcommittee thereof, shall be composed of a number of Southwest Gas Holdings designees such that the number of Southwest Gas Holdings designees serving thereon is proportional to the number of Southwest Gas Holdings designees serving on our Board as compared to the total number of directors serving on our Board, subject to compliance with committee independence requirements taking into consideration applicable controlled company exemptions. In addition, Southwest Gas Holdings has the right, but not the obligation, to nominate (i) 85.7% of our directors, as long as it beneficially owns more than 70% of the combined voting power of our outstanding common stock, (ii) 71.4% of our directors, as long as it beneficially owns more than 60%, but less than or equal to 70% of the combined voting power of our outstanding common stock, (iii) 57.1% of our directors, as long as it beneficially owns more than 50%, but less than or equal to 60% of the combined voting power of our outstanding common stock, (iv) 42.9% of our directors, as long as it beneficially owns more than 30%, but less than or equal to 50% of the combined voting power of our outstanding common stock, (v) 28.6% of our directors, as long as it beneficially owns more than 20%, but less than or equal to 30% of the combined voting power of our outstanding common stock, and (vi) 14.3% of our directors, as long as it beneficially owns more than 5%, but less than or equal to 20% of the combined voting power of our outstanding common stock. The Separation Agreement also provides Southwest Gas Holdings with certain approval rights with respect to the composition of the committees of our Board. See “Certain Relationships and Related Person Transactions—Agreements between Southwest Gas Holdings and Our Company—Separation Agreement.” Under these circumstances, qualified and experienced persons who might otherwise accept an invitation to join our Board may decline, which means that we would not be able to benefit from their qualifications and expertise in service as members of our Board.

We may be subject to certain contingent tax liabilities of Southwest Gas Holdings following the Distribution or an alternative disposition.

Under the Code and the related rules and regulations, each corporation that was a member of the Southwest Gas Holdings consolidated group during any part of the consolidated return year is severally liable for the U.S. federal income tax liability of the entire Southwest Gas Holdings consolidated group for that year. Consequently, if Southwest Gas Holdings is unable to pay the consolidated U.S. federal income tax liability for a prior period, we could be required to pay the entire amount of such tax, which could be substantial and in excess of the amount that would be allocated to us under the Tax Matters Agreement.

We have no history of operating as a separate, publicly traded company, and our historical and unaudited pro forma consolidated financial information is presented for informational purposes only and is not necessarily representative of the results that we would have achieved as a separate, publicly traded company and may not be a reliable indicator of our future results.

The historical information about us in this prospectus refers to our businesses as operated by and integrated with Southwest Gas Holdings. Our historical and pro forma financial information included in this prospectus is derived from the consolidated financial statements and accounting records of Southwest Gas Holdings. The assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect our financial condition and results of operations. Accordingly, the historical and pro forma financial information included in this prospectus does not necessarily reflect the financial condition, results of operations or cash flows that we would have achieved as a separate, publicly traded company during the periods presented or those that we will achieve in the future primarily as a result of the factors described below:

•

prior to the Separation and this offering, our businesses have been operated by Southwest Gas Holdings as part of its broader corporate organization, rather than as a separate, publicly traded company. Our historical and pro forma financial results reflect allocations of corporate expenses from Southwest Gas Holdings for such functions and are likely to be less than the expenses we would have incurred had we operated as a separate publicly traded company. Following the Separation and this offering, our costs related to such functions previously performed by Southwest Gas Holdings may therefore increase;

•

currently, our businesses are integrated with the other businesses of Southwest Gas Holdings. Although we will enter into transition agreements with Southwest Gas Holdings, these arrangements may not fully capture the benefits that we have enjoyed as a result of being integrated with Southwest Gas Holdings and may result in us paying higher charges than in the past for certain services. This could have an adverse effect on our results of operations and financial condition following the completion of this offering;

•

generally, our working capital requirements and capital for our general corporate purposes, including acquisitions and capital expenditures, have historically been partially satisfied as part of the corporate-wide cash management policies of Southwest Gas Holdings. Following the completion of this offering, we may need to obtain additional financing from banks, through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements; and

•	after the completion of the Separation and this offering, the cost of capital for our businesses may be higher than Southwest Gas Holdings’ cost of capital prior to the Separation.

Other significant changes may occur in our cost structure, management, financing and business operations as a result of operating as a company separate from Southwest Gas Holdings. For additional information about the past financial performance of our businesses and the basis of presentation of the historical financial statements and the unaudited pro forma condensed consolidated financial statements of our businesses, please refer to the sections entitled “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and accompanying notes included elsewhere in this prospectus.

Following the completion of this offering, we will be a “controlled company” as defined under the corporate governance rules of the NYSE which means Southwest Gas Holdings will continue to control the direction of our business, and we will remain a controlled company until Southwest Gas Holdings no longer holds a majority of the voting power of our outstanding common stock. As a result, we will qualify for exemptions from certain corporate governance requirements of the NYSE.

Upon completion of the Separation and this offering, Southwest Gas Holdings will continue to own    % of our outstanding common stock (or   % if the underwriters exercise their option to purchase additional shares of our common stock from us in full). As a result, we will be a “controlled company” as defined under the corporate governance rules of the NYSE and, therefore, will qualify for exemptions from certain corporate governance requirements of the NYSE, including:

•	the requirement that the Board be composed of a majority of independent directors;

•

the requirement that the Nominating and Corporate Governance Committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities or, if no such committee exists, that our director nominees be selected or recommended by independent directors constituting a majority of the Board’s independent directors in a vote in which only independent directors participate;

•	the requirement that the Compensation Committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement for an annual performance evaluation of the Nominating and Corporate Governance Committee and the Compensation Committee.

We intend to elect to take advantage of one or more of these exemptions from time to time in the future. As a result, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.

Southwest Gas Holdings will not be restricted from competing with us under our amended and restated certificate of incorporation.

Our amended and restated certificate of incorporation (the “Charter”) will provide that Southwest Gas Holdings and its directors and officers will have no obligation to refrain from engaging in the same or similar business activities or lines of business as we do, doing business with any of our clients, customers or vendors or employing or otherwise engaging any of our directors, officers or employees. As such, neither Southwest Gas Holdings nor any officer or director of Southwest Gas Holdings will be liable to us or to our stockholders for breach of any fiduciary duty by reason of any of these activities.

Our customers, prospective customers, suppliers or other companies with whom we conduct business may conclude that our financial stability as a separate, publicly traded company is insufficient to satisfy their requirements for doing or continuing to do business with them.

Some of our customers, prospective customers, suppliers or other companies with whom we conduct business may conclude that our financial stability as a separate, publicly traded company is insufficient to satisfy their requirements for doing or continuing to do business with them, or may require us to provide additional credit support, such as letters of credit or other financial guarantees. Any failure of parties to be satisfied with our financial stability could cause such parties to decrease the amount of work we do for them or to elect not to work with us, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Potential indemnification liabilities to Southwest Gas Holdings pursuant to the Separation Agreement could materially and adversely affect our businesses, financial condition, results of operations and cash flows.

The Separation Agreement and certain other agreements with Southwest Gas Holdings provide for indemnification obligations (for uncapped amounts) designed to make us financially responsible for substantially all liabilities that may exist relating to our business activities, whether incurred prior to or after the Separation. If we are required to indemnify Southwest Gas Holdings under the circumstances set forth in the Separation Agreement, we may be subject to substantial liabilities. See “Certain Relationships and Related Person Transactions—Agreements between Southwest Gas Holdings and our Company.”

In connection with our separation from Southwest Gas Holdings, Southwest Gas Holdings will indemnify us for certain liabilities. However, there can be no assurance that the indemnity will be sufficient to insure us against the full amount of such liabilities, or that Southwest Gas Holdings’ ability to satisfy its indemnification obligation will not be impaired in the future.

Pursuant to the Separation Agreement and certain other agreements with Southwest Gas Holdings, Southwest Gas Holdings will agree to indemnify us for certain liabilities as discussed further in “Certain Relationships and Related Person Transactions.” However, third parties could also seek to hold us responsible for any of the liabilities that Southwest Gas Holdings has agreed to retain, and there can be no assurance that the indemnity from Southwest Gas Holdings will be sufficient to protect us against the full amount of such liabilities, or that Southwest Gas Holdings will be able to fully satisfy its indemnification obligations. In addition, Southwest Gas Holdings’ insurance will not necessarily be available to us for liabilities associated with occurrences of indemnified liabilities prior to the Separation, and in any event Southwest Gas Holdings’ insurers may deny coverage to us for liabilities associated with certain occurrences of indemnified liabilities prior to the Separation. Moreover, even if we ultimately succeed in recovering from Southwest Gas Holdings or such insurance providers any amounts for which we are held liable, we may be temporarily required to bear these losses. Each of these risks could have a material adverse effect on our businesses, financial position, results of operations and cash flows.

The requirements of being a public company may strain our resources and distract our management, which could make it difficult to manage our business.

Following the completion of this offering, we will be required to comply with various regulatory and reporting requirements, including those required by the Securities and Exchange Commission (“SEC”). Complying with these reporting and other regulatory requirements will be time consuming and will result in increased costs to us, which could have a material adverse effect on our business, financial condition and results of operations.

As an independent public company, we will separately become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the Dodd-Frank Wall Street Reform and Protection Act (“Dodd-Frank Act”) , as well as the listing requirements of the NYSE. These reporting and other obligations may place significant demands on our management and on administrative and operational resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business, financial condition and results of operations. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting. Moreover, to comply with these requirements, we anticipate that we will need to implement additional financial and management controls, reporting systems and procedures, and may need to hire additional accounting and finance staff. We expect to incur additional annual expenses related to these requirements. If we are unable to upgrade our financial and management controls, reporting systems, information technology and procedures in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies under the Exchange Act could be impaired. We also expect to incur additional expenses in order to obtain new director and officer liability insurance.

Other significant changes may occur in our cost structure, management, financing and business operations as a result of operating as an independent publicly traded company. As such, our historical financial data may not be indicative of our future performance as an independent, publicly traded company. For additional information about our past financial performance and the basis of presentation of our financial statements, see our historical consolidated financial statements and the notes thereto included in the section entitled “Index to Consolidated Financial Statements” elsewhere in this prospectus.

We may not achieve some or all of the expected benefits of the Separation, and the Separation may adversely affect our businesses.

We may not be able to achieve the full strategic and financial benefits expected to result from the Separation, or such benefits may be delayed or not realized at all. The Separation is expected to provide the following benefits, among others:

•

the Separation will allow investors to separately value Southwest Gas Holdings and us based on our distinct investment identities. The Separation will enable investors to evaluate the merits, performance and future prospects of each company’s respective businesses and to invest in each company separately based on their distinct characteristics;

•

the Separation will allow us and Southwest Gas Holdings to more effectively pursue our and Southwest Gas Holdings’ distinct operating priorities and strategies and enable management of both companies to focus on unique opportunities for long-term growth and profitability. For example, while our management will be enabled to focus exclusively on our businesses, the management of Southwest Gas Holdings will be able to grow its businesses. Our and Southwest Gas Holdings’ separate management teams will also be able to focus on executing the companies’ differing strategic plans without diverting attention to other businesses;

•

the Separation will permit each company to concentrate its financial resources solely on its own operations without having to compete with each other for investment capital. This will provide each company with greater flexibility to invest capital in its businesses in a time and manner appropriate for its distinct strategy and business needs;

•	the Separation will create an independent equity structure that will afford us direct access to the capital markets and facilitate our ability to capitalize on our unique growth opportunities; and

•

the Separation will facilitate incentive compensation arrangements for employees more directly tied to the performance of the relevant company’s businesses, and may enhance employee hiring and retention by, among other things, improving the alignment of management and employee incentives with performance and growth objectives.

We may not achieve these and other anticipated benefits for a variety of reasons, including, among others:

•

we may incur costs for certain functions previously performed by Southwest Gas Holdings, such as tax and other general administrative functions that are higher than the amounts reflected in our historical financial statements, which could cause our profitability to decrease;

•	the actions required to separate our and Southwest Gas Holdings’ respective businesses could disrupt our and Southwest Gas Holdings’ operations;

•

certain costs and liabilities that were otherwise less significant to Southwest Gas Holdings as a whole will be more significant for us and Southwest Gas Holdings as separate companies, after the Separation;

•

we (and prior to the Separation, Southwest Gas Holdings) will incur costs in connection with the transition to being a separate, publicly traded company that may include accounting, tax, legal and other professional services costs, recruiting and relocation costs associated with hiring or reassigning our personnel, costs related to establishing a new brand identity in the marketplace and costs to separate information systems;

•

we may not achieve the anticipated benefits of the Separation for a variety of reasons, including, among others: (i) the Separation will require significant amounts of management’s time and effort, which may divert management’s attention from operating and growing our businesses; (ii) following the Separation, we may be more susceptible to market fluctuations and other adverse events than if it were still a part of Southwest Gas Holdings; and (iii) following the Separation, our businesses will be less diversified than Southwest Gas Holdings’ businesses prior to the Separation; and

•

to help preserve the ability of Southwest Gas Holdings to effectuate the Distribution in a manner that is tax-free to both Southwest Gas Holdings and its stockholders, we generally will be restricted under the Tax Matters Agreement from taking any action that prevents such Distribution from qualifying for tax-free status for U.S. federal income tax purposes. During the period these restrictions remain in effect, they may materially limit our ability to pursue certain strategic transactions or engage in other transactions that might increase the value of our businesses.

If we fail to achieve some or all of the benefits expected to result from the Separation, or if such benefits are delayed, our businesses, operating results and financial condition could be materially and adversely affected.

We may have received better terms from arms-length negotiations with unaffiliated third parties in another form of transaction than the terms we will receive in our agreements with Southwest Gas Holdings.

The agreements we will enter into with Southwest Gas Holdings in connection with the Separation and this offering, including the Separation Agreement and the Tax Matters Agreement, were prepared in the context of our separation from Southwest Gas Holdings while we were still a wholly owned subsidiary of Southwest Gas Holdings. Accordingly, during the period in which the terms of those agreements were prepared, we did not have a separate or independent board of directors that was separate from or independent of Southwest Gas Holdings. As a result, the terms of those agreements may not reflect terms that would have resulted from arm’s-length negotiations between unaffiliated third parties. Arm’s-length negotiations between Southwest Gas Holdings and an unaffiliated third party in another form of transaction, such as a buyer in a sale of a business transaction, may have resulted in more favorable terms to the unaffiliated third party. For more information, please refer to the section entitled “Certain Relationships and Related Person Transactions.”

We or Southwest Gas Holdings may fail to perform under various transaction agreements that will be executed as part of the Separation, or we may fail to have necessary systems and services in place when certain of the transaction agreements expire.

The Separation Agreement and other agreements to be entered into in connection with the Separation will determine the allocation of assets and liabilities between the companies following the Separation for those respective areas and will include any necessary indemnifications related to liabilities and obligations. We will rely on Southwest Gas Holdings after the Separation to satisfy its performance obligations under these agreements. If Southwest Gas Holdings is unable to satisfy its obligations under these agreements, including its indemnification obligations, we could incur operational difficulties or losses. If we do not have in place our own systems and services, or if we do not have agreements with other providers of these services once certain transaction agreements expire, we may not be able to operate our businesses effectively and our profitability may decline. We are in the process of creating our own, or engaging third parties to provide, systems and services to replace the minor number of systems and services that Southwest Gas Holdings currently provides to us. However, we may not be successful in implementing these systems and services or in transitioning data from Southwest Gas Holdings’ systems to us.

In addition, we expect this process to be complex, time-consuming, and costly. We are also establishing or expanding our own tax, internal audit, investor relations, corporate governance and listed company compliance and other corporate functions. We expect to incur one-time costs to replicate, or outsource from other providers, these corporate functions to replace the corporate services that Southwest Gas Holdings historically provided us prior to the Separation. Any failure or significant downtime in our own financial, administrative or other support systems or in the Southwest Gas Holdings financial, administrative or other support systems during the transitional period during which Southwest Gas Holdings provides us with support could negatively impact our results of operations or prevent us from paying our suppliers and employees, executing business combinations and foreign currency transactions or performing administrative or other services on a timely basis, which could have a material adverse effect on our results of operations.

Transfer or assignment to us of a minor number of contracts and other assets will require the consent of a third party. If such consent is not given, we may not be entitled to the benefit of such contracts, investments, and other assets in the future.

Transfer or assignment of a minor number of the contracts and other assets in connection with the Separation may require the consent of a third party to the transfer or assignment. While we anticipate that most of these contract assignments and new agreements will be obtained prior to the Separation, we may not be able to obtain all required consents or enter into all such new agreements, as applicable, until after the Distribution date. In addition, where we do not intend to obtain consent from third-party counterparties based on our belief that no consent is required, the third-party counterparties may challenge the transaction on the basis that the terms of the applicable commercial arrangements require their consent. We may incur substantial litigation and other costs in connection with any such claims and, if we do not prevail, our ability to use these assets could be materially and adversely impacted.

We cannot provide assurance that all such required third-party consents and new agreements will be procured or put in place, as applicable, prior to the Distribution date. Consequently, we may not realize certain of the benefits that are intended to be allocated to us as part of the Separation.

Risks Related to this Offering and Ownership of Our Common Stock

We cannot be certain that an active trading market for our common stock will develop or be sustained after the Separation, and following the Separation, the stock price of our common stock may fluctuate significantly.

Prior to the completion of this offering, there has been no public market for our common stock. We cannot guarantee that an active trading market will develop or be sustained for our common stock after this offering. If an active trading market does not develop, you may have difficulty selling your shares of our common stock at an attractive price, or at all. In addition, we cannot predict the prices at which shares of our common stock may trade after this offering.

The market price of our common stock may fluctuate significantly due to a number of factors, some of which may be beyond our control, including:

•	our quarterly or annual earnings, or those of other companies in our industry;

•	the failure of securities analysts to cover our common stock after the Separation;

•	actual or anticipated fluctuations in our operating results;

•	changes in earnings estimated by securities analysts or our ability to meet those estimates;

•	the operating and stock price performance of other comparable companies;

•	changes to the regulatory and legal environment in which we operate;

•	overall market fluctuations and domestic and worldwide economic conditions; and

•	other factors described in these “Risk Factors” and elsewhere in this prospectus.

Stock markets in general have experienced volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the trading price of our common stock.

If we are unable to implement and maintain effective internal controls over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our common stock may be materially and adversely affected and we may suffer harm to our reputation.

As a public company, we will be required to maintain internal controls over financial reporting and to report any material weaknesses in such internal controls. In addition, beginning with our second annual report on Form 10-K, we expect we will be required to furnish a report by management on the effectiveness of our internal control over financial reporting, pursuant to Section 404 of the Sarbanes-Oxley Act. Our independent registered public accounting firm will also be required to express an opinion as to the effectiveness of our internal control over financial reporting. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed or operating.

The process of designing, implementing and testing the internal control over financial reporting required to comply with this obligation is time consuming, costly and complicated. If we identify material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner or to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, our reputation with investors could be harmed, the market price of our common stock could be materially and adversely affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the SEC, or other regulatory authorities, which could require additional financial and management resources.

Future distributions or sales by Southwest Gas Holdings or sales by other holders of shares of our common stock, or the perception that such distributions and sales may occur, including following the expiration of the lock-up period, could cause the price of our common stock to decline, potentially materially.

Upon completion of the Separation and this offering, Southwest Gas Holdings will continue to own   % of our outstanding common stock (or   % if the underwriters exercise their option to purchase additional shares of our common stock from us in full). These shares will be “restricted securities” as that term is defined in Rule 144 (“Rule 144”) under the Securities Act of 1933, as amended (the “Securities Act”). Subject to the lock-up agreements described in the paragraph below, Southwest Gas Holdings will be entitled to sell or otherwise dispose of these shares in the public market only if the sale of such shares is registered with the SEC or if the sale of such shares qualifies for an exemption from registration under Rule 144 or any other applicable exemption under the Securities Act. We are unable to predict with certainty whether or when Southwest Gas Holdings will complete the Distribution or otherwise dispose of a substantial number of shares of our common stock. The sale by Southwest Gas Holdings of a substantial number of shares of our common stock following the completion of this offering, or a perception that such a sale could occur, could significantly reduce the prevailing market price of shares of our common stock. Upon completion of this offering, except as otherwise described in this prospectus, all of the shares of our common stock to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act, assuming they are not held by our affiliates.

In connection with this offering, we, our executive officers, our directors and Southwest Gas Holdings have agreed with the underwriters that, except with the prior written consent of UBS Securities LLC, we and they will not, subject to certain exceptions, during the period beginning on the date of this prospectus and continuing through the date that is 180 days after the date of this prospectus (such period, the “restricted period,” except that, in the case of our executive officers, directors and Southwest Gas Holdings, if (i) at least 120 days have elapsed from the date of this prospectus and (ii) the restricted period is scheduled to expire during a broadly applicable and regularly scheduled period during which trading in the Company’s securities would not be permitted under the Company’s insider trading policy (a “Blackout Period”) or within five trading days prior to a Blackout Period, the restricted period will end 10 trading days prior to the start of the Blackout Period), offer, sell, contract to sell, pledge or otherwise dispose of or hedge, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock. UBS Securities LLC may, in its sole discretion and at any time without notice, release all or any portion of the shares of our common stock subject to lock-up agreements. When the lock-up period expires, we and our stockholders subject to lock-up agreements will be able to sell shares of our common stock in the public market. Sales of a substantial number of shares of our common stock upon expiration of the lock-up agreements, the perception that these sales may occur or early release of these lock-up agreements could cause the market price of shares of our common stock to decline or make it more difficult for you to sell your shares of our common stock at a time and price that you deem appropriate.

Immediately following this offering, we intend to file a registration statement on Form S-8 registering under the Securities Act the shares of our common stock reserved for issuance under the Centuri Omnibus Incentive Plan. If equity securities granted under the Centuri Omnibus Incentive Plan are sold or it is perceived that they will be sold in the public market, the trading price of our common stock could decline substantially. These sales also could impede our ability to raise future capital.

The market price of shares of our common stock may be volatile, which could cause the value of your investment to decline, potentially significantly.

Even if a trading market develops, the market price of our common stock may be highly volatile and could be subject to wide fluctuations. Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of shares of our common stock regardless of our operating performance. In addition, our operating results could be below the expectations of public market analysts and investors due to a number of potential factors, including variations in our quarterly operating results or dividends, if any, to stockholders, additions or departures of key management personnel, failure to meet analysts’ earnings estimates, publication of research reports about our industry, litigation and government investigations, changes or proposed changes in laws or regulations or differing interpretations or enforcement thereof affecting our business, adverse market reaction to any indebtedness we may incur or securities we may issue in the future, changes in market valuations of similar companies or speculation in the press or investment community, announcements by us or our competitors of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures or capital commitments, adverse publicity about the industries we participate in or individual scandals, and in response the market price of shares of our common stock could decrease significantly.

In the past few years, stock markets have experienced extreme price and volume fluctuations. In the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. Such litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

We cannot guarantee the payment of dividends on our common stock, or the timing or amount of any such dividends.

We have not yet determined whether or the extent to which we will pay any dividends on our common stock. The payment of any dividends in the future, and the timing and amount thereof, to our stockholders will fall within the discretion of the Board. The Board’s decisions regarding the payment of dividends will depend on many factors, such as our financial condition, earnings, capital requirements, debt service obligations, restrictive covenants in our then existing debt agreements, industry practice, legal requirements and other factors that the Board deems relevant. For more information, please refer to the section entitled “Dividend Policy.” Our ability to pay dividends will depend on our ongoing ability to generate cash from operations and on our access to the capital markets. We cannot guarantee that we will pay a dividend in the future or continue to pay any dividends if we commence paying dividends.

You will experience immediate and substantial dilution following the completion of this offering, and your percentage ownership in us may be further diluted in the future.

The initial public offering price per share of our common stock will be substantially higher than our pro forma net tangible book value (deficit) per share of our common stock upon completion of this offering. As a result, you will pay a price per share of our common stock that substantially exceeds the per share book value of our tangible assets after subtracting our liabilities. Assuming an initial public offering price of $     per share of our common stock, which is the midpoint of the estimated public offering price range set forth on the cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, you will incur immediate and substantial dilution in pro forma net tangible book value (deficit) in an amount of $     per share of our common stock.

In the future, your percentage ownership in us may be further diluted if we issue additional shares of our common stock or convertible debt securities in connection with acquisitions, capital market transactions or other corporate purposes, including equity awards that we may grant to our directors, officers and employees. In connection with this offering, we intend to file a registration statement on Form S-8 to register the shares of our common stock that we expect to reserve for issuance under our the Centuri Omnibus Incentive Plan. It is anticipated that additional equity awards will be granted to our employees and directors following the completion of this offering, from time to time, under the Centuri Omnibus Incentive Plan. We cannot predict with certainty the size of future issuances of shares of our common stock or the effect, if any, that future issuances and sales of shares of our common stock will have on the market price of shares of our common stock. Any such issuance could result in substantial dilution to our existing stockholders.

In addition, following the completion of the Distribution, if effected, our employees could have rights to purchase or receive shares of our common stock if their Southwest Gas Holdings restricted share units are converted into Centuri restricted share units or performance share units. As of the date of this prospectus, treatment of the Southwest Gas Holdings awards in connection with the Distribution, if effected, has not been determined. Consequently, we do not know if any Southwest Gas Holdings awards would be converted into Centuri awards or, if they are converted, the terms of the conversion or the number of shares of our common stock that would be subject to the converted equity awards, and, therefore, it is not possible to determine if your percentage ownership in us could be diluted as a result of a conversion. Subject to certain approval rights of Southwest Gas Holdings under the Separation Agreement, it is anticipated that the Compensation Committee of the Board will grant additional equity awards to our employees and directors after this offering, from time to time, under our employee benefits plans. These additional awards will have a dilutive effect on our earnings per share, which could materially and adversely affect the market price of our common stock.

Subject to Southwest Gas Holdings’ consent rights, the Board will be authorized, without further vote or action by our stockholders, to provide for the issuance from time to time of shares of our preferred stock in series and, as to each series, to fix the designation; the dividend rate and the preferences, if any, which dividends on that series will have compared to any other class or series of our capital stock; the voting rights, if any; the liquidation preferences, if any; the conversion privileges, if any, and the redemption price or prices and the other terms of redemption, if any, applicable to that series. The terms of one or more series of preferred stock could dilute the voting power or reduce the value of our common stock. For example, we could grant the holders of our preferred stock rights to elect directors in all events or on the occurrence of specified events or the right to veto specified transactions. In addition, the repurchase or redemption rights or liquidation preferences that we could assign to holders of our preferred stock could affect the residual value of our common stock. See “Description of Capital Stock—Preferred Stock.”

Your percentage ownership in us may be diluted in the future.

Subject to Southwest Gas Holdings’ consent rights, we are not restricted from issuing additional common stock. Our Charter provides that we may issue up to a total of      million shares of common stock, of which approximately     shares will be outstanding following the completion of this offering. We intend to grow our business organically as well as through acquisitions. Occasionally, we may issue shares of common stock as consideration in our acquisitions, and we may have the option to issue shares of our common stock instead of cash as consideration for future earn-out obligations. The issuance of additional shares of our common stock in connection with future acquisitions, financing transactions, stock-based payment awards or other issuances of our common stock will dilute the ownership interest of our common stockholders. Sales of a substantial number of shares of our common stock or other equity-linked securities in the public market could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity or equity-linked securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock.

In addition, our Charter will authorize us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designation, powers, preferences and relative, participating, optional and other special rights, including preferences over our common stock respecting dividends and distributions, as the Board generally may determine. The terms of one or more classes or series of preferred stock could dilute the voting power or reduce the value of our common stock. For example, we could grant the holders of preferred stock the right to elect some number of our directors in all events or on the occurrence of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences that we could assign to holders of preferred stock could affect the residual value of the common stock. See “Description of Capital Stock.”

Certain provisions in our Charter and Bylaws, and of Delaware law, may prevent or delay an acquisition of us, which could have a material adverse effect on the trading price of our common stock.

Our Charter and amended and restated bylaws (the “Bylaws”) will contain, and Delaware law contains, provisions that are intended to deter coercive takeover practices and inadequate takeover bids and to encourage prospective acquirers to negotiate with the Board rather than to attempt an unsolicited takeover not approved by the Board. These provisions include, among others:

•	the inability of our stockholders to call a special meeting;

•	after Southwest Gas Holdings no longer beneficially owns 50% of the total voting power of our outstanding shares, the inability of our stockholders to act by written consent;

•	rules regarding how stockholders may present proposals or nominate directors for election at stockholder meetings;

•	the right of the Board to issue preferred stock without stockholder approval;

•

the ability of our directors, and not stockholders (other than Southwest Gas Holdings, which has a right to fill certain vacancies), to fill vacancies (including those resulting from an enlargement of the Board) on the Board; and

•	the requirement that the affirmative vote of stockholders holding at least two-thirds of our voting stock is required to amend certain provisions in our Bylaws and certain provisions in our Charter.

We will “opt out” of Section 203 of the Delaware General Corporation Law (the “DGCL”). Our Charter will include a “Dominant Stockholder” (defined as any individual, corporation, partnership or other person (other than the Company and any current or future direct or indirect majority-owned subsidiary of the Company) which, together with its affiliates, owns 15% or more of the total voting power of the Company’s outstanding common stock) provision pursuant to which a “Business Combination” of us with a Dominant Stockholder will require approval by 66 2/3% of the outstanding shares, subject to certain exceptions requiring super-majority (65% or 85%) approval by the Board. The “Dominant Stockholder” provision in our Charter, while similar to the provision in the Southwest Gas charter, differs in certain respects, including as it relates to the proposed spin-off and distributions of shares of our capital stock by Southwest Gas Holdings.

The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the Board, including discouraging attempts that might result in a premium over the market price for the shares of our common stock held by our stockholders.

Our Charter will designate the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware determines that it does not have subject matter jurisdiction, another state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal court for the District of Delaware) as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders. Our Charter will further designate the federal district courts of the U.S. as the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. These forum selection provisions could discourage lawsuits against us and our directors, officers, employees and stockholders.

Our Charter will provide that, unless we consent otherwise, the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware determines that it does not have subject matter jurisdiction, another state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal court for the District of Delaware), will be the sole and exclusive forum for any (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director or officer or other employee or stockholder of Centuri in such capacity to Centuri or to Centuri stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (iii) any action asserting a claim against us or any current or former director or officer or other employee or stockholder of Centuri in such capacity arising pursuant to any provision of the DGCL or our Charter or Bylaws, (iv) any action asserting a claim relating to or involving Centuri governed by the internal affairs doctrine, or (v) any action asserting an “internal corporate claim” as such term is defined in Section 115 of the DGCL.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our Charter will further provide that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty of liability created by the Exchange Act or the rules and regulations thereunder, and as a result, the exclusive forum provision does not apply to actions arising under the Exchange Act or the rules and regulations thereunder. While the Delaware Supreme Court ruled in March 2020 that federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court are “facially valid” under Delaware law, there is uncertainty as to whether other courts will enforce our federal forum provision described above. Our stockholders will not be deemed to have waived compliance with the federal securities laws and the rules and regulations thereunder.

This exclusive forum provision may limit the ability of our stockholders to bring a claim in a judicial forum that such stockholders find favorable for disputes with Centuri or our directors or officers, which may discourage such lawsuits against Centuri and our directors and officers. Alternatively, if a court were to find this exclusive forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings described above, we may incur additional costs associated with resolving such matters in other jurisdictions, which could negatively affect our business, results of operations and financial condition.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements included in this prospectus are “forward-looking statements” within the meaning of the U.S. federal securities laws. All statements other than historical factual information are forward-looking statements, including without limitation statements regarding: our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of regulation and the economy, generally. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Actual results may differ materially as a result of a number of factors, including, among other things, customer timing, project duration, weather, and general economic conditions; results of bid work, differences between actual and originally expected outcomes of bid or other fixed-price construction agreements, outcomes from contract and change order negotiations, our ability to successfully procure new work and impacts from work awarded or failing to be awarded work from significant customers, the mix of work awarded, the amount of work awarded to us following work stoppages or reduction; the results of productivity inefficiencies from regulatory requirements, customer supply chain challenges, or otherwise, delays in commissioning individual projects, the ability of management to successfully finance, close on and assimilate any acquired businesses, changes in our mix of customers, projects, contracts and business; regional or national and/or general economic conditions and demand for our services; price, volatility, and expectations of future prices of natural gas and electricity; increases in the costs to perform services caused by changing conditions; the termination, or expiration of existing agreements or contracts; decisions of our customers as to whether to pursue capital projects due to economic impacts resulting from a pandemic or otherwise; the budgetary spending patterns of customers; inflation and other increases in construction costs that we may be unable to pass through to our customers; cost or schedule overruns on fixed-price contracts; availability of qualified labor for specific projects; the need and availability of letters of credit or other security; costs we incur to support growth, whether organic or through acquisitions; the timing and volume of work under contract; losses experienced in our operations; the results of the review of prior period accounting on certain projects and the impact of adjustments to accounting estimates; developments in governmental investigations and/or inquiries; intense competition in the industries in which we operate; failure to obtain favorable results in existing or future litigation or regulatory proceedings, dispute resolution proceedings or claims, including claims for additional costs; failure of our partners, suppliers or subcontractors to perform their obligations; cyber-security breaches; failure to maintain safe worksites; risks or uncertainties associated with events outside of our control, including severe weather conditions, public health crises and pandemics (such as COVID-19), political crises or other catastrophic events, such as the ongoing war in Ukraine; the Israel-Hamas War; adverse developments affecting specific financial institutions or the broader financial services industry, including liquidity shortages or bank failures; client delays or defaults in making payments; the cost and availability of credit and restrictions imposed by our credit facility; the impact of credit rating actions and conditions in the capital markets on financing costs; changes in construction expenditures and financing; levels of or changes in operations and maintenance expenses; our ability to continue to remain within the ratios and other limits in our debt covenants, failure to implement strategic and operational initiatives; risks or uncertainties associated with acquisitions, dispositions and investments; possible information technology interruptions or inability to protect intellectual property; the Company’s failure, or the failure of our agents or partners, to comply with laws; the Company’s ability to secure appropriate insurance, licenses or permits; new or changing legal requirements, including those relating to environmental, health, licensing and safety matters; the loss of one or more clients that account for a significant portion of the Company’s revenues; asset impairments; and risks arising from the inability to successfully integrate acquired businesses. Terminology such as “believe,” “anticipate,” “will,” “should,” “could,” “intend,” “plan,” “expect,” “estimate,” “project,” “target,” “may,” “possible,” “potential,” “forecast,” “positioned” and similar references to future periods are intended to identify forward-looking statements, although not all forward-looking statements are accompanied by such words. Forward-looking statements are based on assumptions and assessments made by our management in light of their experience and perceptions of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including but not limited to the risks and uncertainties set forth under “Risk Factors.”

Forward-looking statements are not guarantees of future performance and actual results may differ materially from the results, developments and business decisions contemplated by our forward-looking statements. Accordingly, you should not place undue reliance on any such forward-looking statements. Forward-looking statements speak only as of the date of the prospectus, document, press release, webcast, call, materials or other communication in which they are made. Except to the extent required by applicable law, we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $    million (or approximately $    million if the underwriters exercise their option to purchase additional shares of our common stock from us in full) based on an assumed initial public offering price of $   per share of our common stock, which is the midpoint of the estimated public offering price range set forth on the cover page of this prospectus, after deducting the underwriting discounts and commissions, estimated offering expenses payable directly by us and offering expenses paid by Southwest Gas Holdings and reimbursable by us pursuant to the terms of the Separation Agreement.

We intend to use $     million of the net proceeds from this offering to repay amounts outstanding under our existing revolving credit facility, $     million under our existing term loan and the remainder of the net proceeds of this offering, including any proceeds we will receive as a result of any exercise of the underwriters’ option to purchase additional shares to pay transaction expenses and, for general corporate and working capital purposes.

As of December 31, 2023, there was $77.1 million outstanding under our existing revolving credit facility and $994.2 million outstanding under our existing term loan. Our existing revolving credit facility matures on August 27, 2026 and our existing term loan matures on August 27, 2028. Interest rates for our existing revolving credit facility are based on a “base rate,” a Secured Overnight Financing Rate (“SOFR”) or the Canadian Dealer Offered Rate, plus an applicable margin in each case. Interest rates for our existing term loan are based on either a “base rate” or the SOFR plus 250 basis points. For a complete description of our existing revolving credit facility and the existing term loan, see “Description of Certain Indebtedness.”

The foregoing represents our current intentions with respect to the allocation and use of the net proceeds of this offering. Pursuant to the Separation Agreement, Southwest Gas Holdings will have the sole and absolute discretion to determine the terms of, and whether to proceed with, this offering. See “Certain Relationships and Related Person Transactions—Agreements between Southwest Gas Holdings and Our Company— Separation Agreement.” A change in Southwest Gas Holdings’ present plans or the occurrence of unforeseen events or changed business conditions could result in application of the net proceeds of this offering in a manner other than as described in this prospectus.

Assuming no exercise of the underwriters’ option to purchase additional shares of our common stock from us to cover over-allotments, each $1.00 increase (decrease) in the assumed initial public offering price of $  per share of our common stock, which is the midpoint of the estimated public offering price range set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us from this offering by approximately $    million, assuming the number of shares of our common stock offered in this offering by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, an increase (decrease) of one million shares in the number of shares of our common stock sold in this offering by us would increase (decrease) the net proceeds to us from this offering by approximately $      million, assuming an initial public offering price of $  per share of our common stock, which is the midpoint of the estimated public offering price range set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

DIVIDEND POLICY

We do not currently intend to pay any dividends on our common stock and have yet to determine if we will pay dividends at all. The payment of any dividends in the future, and the timing and amount thereof, is within the discretion of the Board. The Board’s decisions regarding the payment of dividends will depend on many factors, such as our financial condition, earnings, capital requirements, debt service obligations, restrictive covenants in our then existing debt agreements, industry practice, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and other factors that our Board deems relevant. Our ability to pay future dividends will depend on our ongoing ability to generate cash from operations and on our access to the capital markets. We cannot guarantee that we will pay a dividend in the future or continue to pay any dividends if we commence paying dividends. See “Risk Factors—Risks Related to this Offering and Ownership of Our Common Stock—We cannot guarantee the payment of dividends on our common stock, or the timing or amount of any such dividends.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2023:

•	on a historical basis; and

•

on a pro forma basis to give effect to (1) the Separation and (2) the sale by us of      shares of our common stock in this offering and the application of the net proceeds from this offering as described in the section of this prospectus entitled “Use of Proceeds,” based on an assumed initial public offering price of $      per share of our common stock, which is the midpoint of the estimated public offering price range set forth on the cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

The information in below may not necessarily reflect what our cash and cash equivalents and capitalization would have been had this offering been completed as of December 31, 2023. In addition, it may not necessarily reflect our future cash and cash equivalents and capitalization.

The pro forma information set forth in the table below is illustrative only and will adjust based on the actual initial public offering price and other terms of this offering determined at pricing.

The following table should be read in conjunction with the sections of this prospectus entitled “Summary Historical and Pro Forma Consolidated Financial Data,” “Use of Proceeds,” “Unaudited Pro Forma Condensed Consolidated Financial Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as our historical consolidated financial statements included elsewhere in this prospectus.

	As of December 31, 2023
($ in thousands, except share and per share data)	Historical	Pro Forma (unaudited)
Cash and cash equivalents	$33,407	$

Capitalization:
Debt:
Short-term borrowings	$42,552	$
Long-term debt	1,108,295
Finance lease liabilities	35,704

Total debt	1,186,551
Redeemable noncontrolling interests	99,262
Equity:
Common stock—par value $0.01 per share ( authorized shares; issued shares, actual) ( authorized shares; issued shares, as adjusted)
Additional paid-in capital	374,124
Accumulated other comprehensive loss	(4,025)
Accumulated deficit	(144,108)

Total equity	225,991

Total capitalization	$1,511,804	$

DILUTION

If you invest in shares of our common stock in this offering, you will experience immediate and substantial dilution in the net tangible book value (deficit) per share of our common stock upon the completion of this offering. Dilution results from the fact that the per-share offering price of the shares of our common stock is substantially in excess of pro forma net tangible book value (deficit) per share after the completion of this offering.

Our historical net tangible book value (deficit) as of December 31, 2023 was $(518,949). Pro forma net tangible book value (deficit) per share of our common stock represents:

•	pro forma total assets less goodwill and other intangible assets after giving effect to the Separation and this offering; and

•	divided by the number of shares of our common stock outstanding after giving effect to the Separation and this offering.

As of December 31, 2023, after giving effect to the Separation and this offering, our pro forma net tangible book value (deficit) was approximately $(     ) million, or $(     ) per share of our common stock based on     shares of our common stock outstanding immediately prior to the completion of this offering and the issuance of      shares of common stock in this offering. This represents an immediate dilution of $     per share of our common stock to new investors purchasing shares of our common stock in this offering. The following table illustrates this dilution per share of our common stock, assuming an initial public offering price of $     per share of our common stock, which is the midpoint of the estimated public offering price range set forth on the cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us:

Assumed initial public offering price per share of our common stock			$
Pro forma net tangible book value (deficit) per share of our common stock after giving effect to the Separation	$(	)
Increase in pro forma net tangible book value (deficit) per share of our common stock attributable to new investors purchasing shares of our common stock in this offering

Pro forma net tangible book value (deficit) per share of our common stock after giving effect to the Separation and this offering				(	)

Dilution in pro forma net tangible book deficit per share of our common stock to new investors purchasing shares of our common stock in this offering			$

Each $1.00 increase (decrease) in the assumed initial public offering price of $   per share of our common stock, which is the midpoint of the estimated public offering price range set forth on the cover page of this prospectus, would not impact the pro forma net tangible book deficit or the pro forma net tangible book deficit per share of our common stock, but it would increase (decrease) dilution in pro forma net tangible book value (deficit) per share of our common stock to new investors purchasing shares of our common stock in this offering by $1.00.

If the underwriters exercise their option to purchase additional shares of our common stock from us in full, the pro forma net tangible book value (deficit) per share of our common stock would be $(    ), and the

dilution in pro forma net tangible book value (deficit) per share of our common stock to new investors purchasing shares of our common stock in this offering would be $     .

The following table summarizes, as of immediately following the completion of this offering, the difference between our existing stockholder and new investors purchasing shares of our common stock in this offering with respect to the aggregate number of shares of our common stock purchased from us, the total consideration and the average price per share of our common stock paid to us.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholder(1)			$		$
New investors

Total			$		$

(1)	Total consideration represents the pro forma book value of the net assets being transferred to us by Southwest Gas Holdings in connection with the Separation.

If the underwriters’ option to purchase additional shares of our common stock is exercised in full, Southwest Gas Holdings would own     % of the total number of shares of our common stock outstanding upon the completion of this offering and our new investors would own     % of the total number of shares of our common stock outstanding upon the completion of this offering.

The above discussion and tables are based on an assumed number of shares of our common stock outstanding upon completion of this offering. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent additional capital is raised through the sale of equity or convertible debt securities, or if new awards are issued under our Centuri Omnibus Incentive Plan to be entered into in connection with this offering (in each case with an exercise or purchase price that is less than the price per share paid by new investors in this offering), new investors in this offering will experience further dilution.

THE SEPARATION TRANSACTIONS

The Separation

On December 15, 2022, Southwest Gas Holdings announced its intention to separate Centuri into an independent publicly traded entity. The Holding Company was incorporated in Delaware in June 2023 and was formed to ultimately hold Centuri’s assets in connection with the Separation. As part of the plan to separate Centuri from the remainder of Southwest Gas Holdings’ businesses, in connection with this offering, we intend to enter into the Separation Agreement and a number of other agreements with Southwest Gas Holdings for the purpose of accomplishing the Separation and setting forth various matters governing our relationship with Southwest Gas Holdings after the completion of the Separation and this offering. The agreements also provide for the allocation of liabilities and obligations attributable or related to periods or events prior to and in connection with this offering. We have negotiated the terms of these agreements with Southwest Gas Holdings while we are still a wholly owned subsidiary of Southwest Gas Holdings and certain terms of these agreements are not necessarily the same as could have been obtained from unaffiliated third parties. We expect that the Separation will be completed concurrently with the completion of this offering and that the various separation related agreements, as outlined below, will be entered into at such time. See “Certain Relationships and Related Person Transactions—Relationship with Southwest Gas Holdings,” as well as “Risk Factors—Risks Related to the Separation, the Distribution and Other Alternative Disposition Transactions and our Relationship with Southwest Gas Holdings.”

We expect the following to occur in connection with the Separation:

•

Southwest Gas Holdings has agreed to transfer to us the entities, assets, liabilities and obligations that we will hold following the separation of our business from Southwest Gas Holdings’ other businesses. Such internal reorganization may take the form of asset transfers, dividends, contributions and similar transactions, and may involve the formation of new subsidiaries in U.S. and non-U.S. jurisdictions to own and operate Centuri’s business in such jurisdictions. Certain shared contracts may need to be assigned, in part to us or applicable subsidiaries or be appropriately amended. Among other things and subject to limited exceptions, such internal reorganization is expected to result in us owning, directly or indirectly, the operations comprising, and the entities that conduct, Centuri’s business.

•

We will enter into the Separation Agreement (as defined below) and a number of other agreements with Southwest Gas Holdings for the purpose of accomplishing the Separation and setting forth various matters governing our relationship with Southwest Gas Holdings after the completion of the Separation and this offering. See “Certain Relationships and Related Person Transactions” for additional discussion.

•

Separation Agreement—We and Southwest Gas Holdings will enter into the Separation Agreement, referred to herein as the “Separation Agreement,” which will set forth our agreements with Southwest Gas Holdings regarding the principal actions to be taken in connection with the Separation and govern, among other matters, (1) the allocation of assets and liabilities to us and Southwest Gas Holdings (including our indemnification obligations, for potentially uncapped amounts, for certain liabilities relating to our business activities), (2) certain matters with respect to this offering and subsequent disposition transactions by Southwest Gas Holdings, and (3) certain covenants, as described below, regarding Southwest Gas Holdings’ right to (x) designate members to our Board, (y) approve certain company actions, and (z) receive information and access rights.

•

Tax Matters Agreement—We and Southwest Gas Holdings will enter into a tax matters agreement that will govern our and Southwest Gas Holdings’ respective rights, responsibilities and obligations with respect to all tax matters, including tax liabilities (including responsibility and potential indemnification obligations for taxes attributable to our business and taxes arising, under certain circumstances, in connection with the Separation and the Distribution, if effected), tax attributes, tax contests and tax returns (including our continued inclusion in the U.S. federal consolidated group tax return, and certain other combined or similar group tax returns, with Southwest Gas Holdings for applicable tax periods following the Separation, and our continuing joint and several liability with Southwest Gas Holdings for such tax returns).

•

Registration Rights Agreement—We and Southwest Gas Holdings will enter into a registration rights agreement, pursuant to which we will grant to Southwest Gas Holdings certain registration rights with respect to the shares of our common stock owned by Southwest Gas Holdings following the completion of this offering.

See “Certain Relationships and Related Person Transactions—Agreements between Southwest Gas Holdings and Our Company” for a more detailed discussion of the agreements described above. These agreements will collectively govern various interim and ongoing relationships between us and Southwest Gas Holdings following the completion of the Separation and this offering. All of the agreements relating to the Separation will be made in the context of a parent-subsidiary relationship and will be entered into in the overall context of our separation from Southwest Gas Holdings. The terms of these agreements may be more or less favorable to us than if they had been negotiated with unaffiliated third parties. See “Risk Factors—Risks Related to our Relationship with Southwest Gas Holdings—We may have received better terms from arms-length negotiations with unaffiliated third parties in another form of transaction than the terms we will receive in our agreements with Southwest Gas Holdings.”

Potential Disposition Transactions

Southwest Gas Holdings has informed us that, following the completion of this offering, its current intent is to effect a disposition of all or a portion of its remaining indirect equity interest in us through periodic sales of our common stock following the expiration of the lock-up period in effect following the completion of this offering. However, Southwest Gas Holdings may complete such dispositions through one or more other methods, including by way of the Distribution, one or more distributions in exchange for Southwest Gas Holdings shares or other securities, or any combination of the foregoing. To facilitate the disposal of shares by Southwest Gas Holdings, among other things, we have entered into the Separation Agreement with Southwest Gas Holdings, which sets out certain representations, warranties and covenants of the parties, together with certain rights of termination.

Southwest Gas Holdings has no obligation to pursue or consummate any further dispositions of its ownership interest in us by any specified date or at all and it may retain its ownership interest in us indefinitely or dispose of all or a portion of its ownership interest in us. The Separation Agreement provides that Southwest Gas Holdings may, in its sole discretion, determine: (i) whether to proceed with any disposition transaction; and (ii) all terms of any disposition transaction, including the form, structure and terms of any such disposition transaction and the timing of and conditions to the consummation of such disposition transaction. In addition, the Separation Agreement provides that in the event that Southwest Gas Holdings determines to proceed with any disposition transaction, Southwest Gas Holdings may at any time and from time to time until the completion of such disposition transaction abandon, modify or change any or all of the terms of such disposition transaction, including by accelerating or delaying the timing of the consummation of all or part of such disposition transaction. The Separation Agreement also provides that upon Southwest Gas Holdings’ request, in addition to any obligations under the Registration Rights Agreement, we will cooperate with Southwest Gas Holdings in all respects to accomplish any disposition transaction and will, at Southwest Gas Holdings’ direction, promptly take any and all actions necessary or desirable to effect any disposition transaction, including (i) registering under the Securities Act the offering of our common stock on an appropriate registration form or forms to be designated by Southwest Gas Holdings and the filing of any necessary documents pursuant to the Exchange Act, (ii) providing information regarding our business as Southwest Gas Holdings reasonably requests, (iii) cooperating with any reasonable due diligence investigation to be undertaken in connection with such disposition transaction by any transferee in such disposition transaction that executes a confidentiality agreement, (iv) taking corporate actions reasonably requested by Southwest Gas Holdings to permit the consummation of such disposition transaction, (v) delivering customary comfort letters and legal opinions requited in connection with such disposition transaction, (vi) cooperating in connection with any governmental filings to be made in connection with such disposition transaction, (vii) sending appropriate officers to attend any “road shows” scheduled in connection with such disposition transaction, (viii) providing any transfer agent, exchange agent or registrar with share certificates, book-entry authorizations, forms, legal opinions, agreements, documents or any other information required to consummate such disposition transaction, (ix) executing such agreements and taking such other actions as Southwest Gas Holdings may reasonably request to consummate such disposition transaction and (x) otherwise cooperating to facilitate the timely satisfaction of all conditions precedent to consummating such disposition transaction that are within our control. Southwest Gas Holdings currently expects that any distribution transaction will be effected in accordance with the terms of the Separation Agreement and other related agreements, including the Registration Rights Agreement, which are described in more detail under “—Agreements between Southwest Gas Holdings and our Company.” We will be bound by the terms and conditions of the Separation Agreement, including an obligation to implement any disposition transaction in accordance with the terms of the Separation Agreement, in each case as the Separation Agreement may be amended from time to time in accordance with its terms. A copy of the Separation Agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

Southwest Gas Holdings has agreed not to effect any disposition transaction for a period of 180 days after the date of this prospectus (such period, the “restricted period,” except that, if (i) at least 120 days have elapsed from the date of this prospectus and (ii) the restricted period is scheduled to expire during a broadly applicable and regularly scheduled period during which trading in the Company’s securities would not be permitted under the Company’s insider trading policy (a “Blackout Period”) or within five trading days prior to a Blackout Period, the restricted period will end 10 trading days prior to the start of the Blackout Period), without the consent of UBS Securities LLC, subject to earlier release under certain conditions. See “Underwriting (Conflicts of Interest).”

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information consists of the pro forma condensed consolidated balance sheet as of December 31, 2023 and the unaudited pro forma condensed consolidated statements of operations for the fiscal year ended December 31, 2023, which have been derived from our historical consolidated financial statements included elsewhere in this prospectus.

The unaudited pro forma condensed consolidated balance sheet gives effect to the Separation and this offering as if they had occurred on December 31, 2023. The unaudited pro forma condensed consolidated statement of operations gives effect to the Separation and this offering as if they had occurred on January 2, 2023, the beginning of the most recent fiscal year for which audited financial statements are available. The pro forma adjustments are based on information available as of the date of this prospectus and assumptions that management believes are reasonable given the information available as of the date of this prospectus. The adjustments in the unaudited pro forma condensed consolidated financial information have been identified and presented to provide relevant information in accordance with GAAP necessary for an illustrative understanding upon consummation of the Separation and this offering.

The unaudited pro forma condensed consolidated financial information illustrates the effects of the following transactions:

•	the issuance of shares of our common stock to Southwest Gas Holdings as consideration for the transfer of assets and assumption of liabilities of Centuri Group;

•

the anticipated post-Separation capital structure, including the sale of shares of our common stock in this offering and the application of the net proceeds from this offering as described in “Use of Proceeds” elsewhere in this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us;

•	other adjustments as described in the accompanying notes to the unaudited pro forma condensed consolidated financial information; and

•	the impact of the aforementioned adjustments on our income tax expense.

The unaudited pro forma condensed consolidated financial information was prepared in accordance with Article 11 of Regulation S-X as amended by Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The unaudited pro forma condensed consolidated financial information is subject to assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed consolidated financial information is not intended to represent what our financial position and results of operations actually would have been had this offering and the Separation occurred on the dates indicated, or to project our financial performance for any future period. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma condensed consolidated financial information should be read in conjunction with “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the historical consolidated financial statements and the corresponding notes included elsewhere in this prospectus. The unaudited pro forma consolidated financial information constitutes forward-looking information and is subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. See “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this prospectus.

Unaudited Pro Forma Condensed Consolidated Balance Sheet As of December 31, 2023

(In thousands)

		Transaction Accounting Adjustments
	Historical	Separation		Offering		Pro Forma
Current assets
Cash and cash equivalents	$33,407	$		$	(b), (c)	$
Accounts receivable, net	335,196
Accounts receivable, related party, net	12,258
Contract assets	266,600
Contract assets, related party	3,208
Prepaid expenses and other current assets	32,258

Total current assets	682,927
Property and equipment, net	545,442
Intangible assets, net	369,048
Goodwill, net	375,892
Right-of-use assets under finance leases	43,525
Right-of-use assets under operating leases	118,448
Other assets	54,626

Total assets	$2,189,908	$		$		$

Current Liabilities
Current portion of long-term debt, including finance lease liabilities	$53,922
Current portion of operating lease liabilities	19,363
Accounts payable	116,583
Accrued expenses and other current liabilities	187,050
Contract liabilities	43,694

Total current liabilities	420,612
Long-term debt, including line of credit and finance lease liabilities	1,132,629				(c)
Operating lease liabilities, net of current portion	105,215
Deferred income taxes	135,123
Other long-term liabilities	71,076

Total liabilities	1,864,655
Redeemable noncontrolling interests	99,262
Total equity	225,991		(a)		(b), (d), (e), (f)

Total liabilities, redeemable noncontrolling interests and equity	$2,189,908	$		$		$

Unaudited Pro Forma Condensed Consolidated Statement of Operations Fiscal Year Ended December 31, 2023

(In thousands, except per share information)

	Historical	Transaction Accounting Adjustments		Pro Forma
Revenue, net	$2,782,845	$		$
Revenue, related party	116,431

Total revenue	2,899,276

Cost of revenue (including depreciation)	2,520,420
Cost of revenue, related party (including depreciation)	105,414

Total cost of revenue	2,625,834

Gross profit	273,442
Selling, general and administrative expenses	110,344		(d)
Amortization of intangible assets	26,670
Goodwill impairment	213,992

Operating loss	(77,564)
Interest expense, net	97,476		(e)
Other income, net	(64)

Loss before income taxes	(174,976)
Income tax expense	9,530		(f)

Net loss	(184,506)
Net income attributable to noncontrolling interests	1,670

Net loss attributable to common stock	$(186,176)

Loss per share attributable to common stock:
Basic	$(1,798,454)

Diluted	$(1,798,454)

Shares used in computing earnings per share:
Weighted average basic shares outstanding	0.1		(g)

Weighted average diluted shares outstanding	0.1		(g)

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

Note 1. Basis of Presentation

The operating expenses reported in our historical consolidated statements of operations includes allocations of certain Southwest Gas Holdings costs that benefit us, including corporate governance, internal audit, tax compliance and other general and administrative costs.

As we have historically operated as a standalone business, we will not require any transition services from Southwest Gas Holdings. As a result, any pro forma adjustments to reflect our operations and financial position as an autonomous entity under Regulation S-X are not expected to be material. Accordingly, we have not presented autonomous entity pro forma adjustments.

We expect to incur additional separate public company costs in excess of the costs that have been historically allocated to us. Certain factors could impact the nature and amount of these separate public company costs, including the finalization of our staffing needs. We have not adjusted the accompanying unaudited pro forma condensed consolidated financial information for any of these costs as they are projected amounts based on estimates.

Southwest Gas Holdings has incurred and is expected to incur certain nonrecurring costs to effectuate this offering that are not reimbursable by us under the terms of the Separation Agreement. All such costs have been, or will be, incurred entirely by Southwest Gas Holdings, and we do not anticipate such costs will have an impact on our consolidated financial statements.

Note 2. Transaction Accounting Adjustments

(a)

Reflects the issuance of      shares of our common stock, with a par value of $0.01 per share, to Southwest Gas Holdings as consideration for the transfer of assets and assumption of liabilities of Centuri Group.

(b)

Reflects the receipt of approximately $     of net proceeds associated with the sale of shares of our common stock in this offering after deducting underwriting discounts and commissions of $     million and estimated offering expenses payable by us of $     million, based on an assumed initial public offering price of $     per share of common stock, which is the midpoint of the estimated public offering price range set forth on the cover of this prospectus.

(c)	Reflects the partial repayment of amounts outstanding under our existing credit facility using a portion of the net proceeds from this offering (in thousands):

As of December 31, 2023
Partial repayment of borrowings outstanding under revolving line of credit	$
Partial repayment of term loan
Accrued interest payment

Adjustment to cash and cash equivalents
Write-off of unamortized debt issuance costs and discounts associated with partial repayment of outstanding debt

Net adjustment to long-term debt, including line of credit and finance lease liabilities	$

(d)

Reflects stock-based compensation expense of approximately $    related to restricted stock units that will be awarded to our Chief Executive Officer upon the completion of this offering. The estimated grant date fair value of these stock awards will be recognized ratably over a three-year service period. Based on an assumed initial public offering price of $    per share, which is the midpoint of the estimated public offering price range set forth on the cover of this prospectus,     shares of our common stock are expected to be issuable upon the vesting of such restricted stock units. Actual results may differ from these estimates and such differences may be material.

(e)

Reflects changes to interest expense, net as if the partial repayment of amounts outstanding under our existing credit facility had occurred on January 2, 2023, including the impact on amortization of deferred issuance costs and original issuance discount (in thousands):

Fiscal Year Ended December 31, 2023
Elimination of interest expense associated with partial repayment of outstanding debt	$
Loss on extinguishment of outstanding debt

Adjustment to interest expense, net	$

(f)	Reflects the income tax effects of the transaction accounting adjustments at the applicable combined state and federal statutory tax rate of %.

(g)

Pro forma loss per share attributable to common stock and pro forma common shares outstanding is based on the number of shares of our common stock expected to be outstanding upon the completion of this offering, which includes 1,000 shares of common stock held by Southwest Gas Holdings prior to giving effect to this offering, the issuance of    shares of common stock to Southwest Gas Holdings as consideration for the transfer of assets and assumption of liabilities of Centuri Group, and the sale of    shares of our common stock in this offering. The pro forma diluted shares outstanding give effect to the potential dilutive impact of restricted stock units to be awarded to our Chief Executive Officer upon the completion of this offering. This calculation does not include any impact for the conversion, if any, of Southwest Gas Holdings equity awards held by our employees as the number of dilutive shares of our common stock underlying equity awards issued in connection with the conversion will not be determined until Southwest Gas Holdings’ disposition of its interest in Centuri.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited consolidated financial statements and corresponding notes, the unaudited pro forma consolidated financial information and corresponding notes, and other financial information included elsewhere in this prospectus. This discussion contains forward-looking statements that are based upon current expectations and are subject to uncertainty and changes in circumstances. Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including those discussed below and elsewhere in this prospectus, particularly in the section titled “Risk Factors.” Actual results may differ materially from these expectations. See “Cautionary Note Regarding Forward-Looking Statements.”

We use a 52/53-week fiscal year that ends on the Sunday closest to the end of the calendar year. Unless otherwise stated, references to years throughout relate to fiscal months and years rather than calendar months and years. Fiscal years 2023, 2022 and 2021 ended on December 31, 2023, January 1, 2023 and January 2, 2022, respectively, and each year had 52 weeks.

Overview

Company Overview

Centuri is a leading, pure-play North American utility infrastructure services company that partners with regulated utilities to maintain, upgrade and expand the energy network that powers millions of homes and businesses. We are a leader in utility infrastructure services and serve as long-term strategic partners to, and an extension of, North America’s electric, gas and combination utility providers, delivering a wide range of infrastructure solutions. Our service offerings primarily consist of the modernization of utility infrastructure through the maintenance, retrofitting and installation of electric and natural gas distribution networks to meet current and future demands and preparing systems for energy transition. We also serve complementary, attractive and growing end markets such as renewable energy and 5G datacom. Our essential services enable our customers to enhance the safety, reliability and environmental sustainability of the electric and natural gas networks consumers rely upon to meet their essential and evolving energy needs. Guided by our values and our unwavering commitment to serve as long-term partners to customers and communities, Centuri’s more than 12,500 employees enable our customers to safely and reliably deliver electricity and natural gas and achieve their goals for environmental sustainability.

Separation from Southwest Gas Holdings

In December 2022, Southwest Gas Holdings, our parent company, announced its intention to pursue a separation of Centuri to form a new independent publicly traded company. We were incorporated in Delaware on June 9, 2023, and were formed to ultimately hold, directly or indirectly, and conduct certain operational activities in anticipation of the planned separation of Centuri. We are incurring certain costs in connection with our establishment as a standalone public company (the “Separation-related costs”). We expect the Separation-related costs will continue through at least fiscal year 2025. For additional information about the Separation, see “The Separation Transactions—The Separation” and “Certain Relationships and Related Person Transactions—Agreements between Southwest Gas Holdings and Our Company.”

Relationship with Southwest Gas Holdings

In connection with the Separation and prior to the completion of this offering, we will enter into the Separation Agreement and certain other agreements with Southwest Gas Holdings for the purpose of effecting the Separation and to facilitate one or more future disposition transactions. These agreements will provide a framework for our relationship with Southwest Gas Holdings and govern various interim and ongoing relationships between us and Southwest Gas Holdings following the completion of this offering that will remain in place so long as Southwest

Gas Holdings owns a significant portion of our common stock. These agreements with Southwest Gas Holdings are described in the section of this prospectus entitled “Certain Relationships and Related Person Transactions—Agreements between Southwest Gas Holdings and Our Company.”

How We Generate Revenue

We derive revenue primarily from installation, replacement, repair and maintenance of utility infrastructure. Our primary focus is system modernization through the maintenance, retrofitting and installation of electric and natural gas distribution networks to meet current and future demands and preparing systems for energy transition. Our focus is on maintenance-oriented, smaller-sized projects rather than larger, cross-country transmission projects. Our service offerings have grown to include emergency utility system restoration, which is aimed at returning critical utility infrastructure back to working order after weather-related disruptions. This work encompasses disruptions caused by named storms as well as smaller weather events that occur across the continent throughout the year. We seek to build long-term relationships with customers to meet their needs across geographies and across both gas and electric infrastructure.

We generally have two types of agreements with our customers: master services agreements (“MSAs”) and bid contracts. Over the last four years, a significant portion of our revenues have been derived from MSAs. Specifically, in fiscal years 2023, 2022, 2021 and 2020, respectively, 82%, 85%, 77% and 76% of our revenues came from MSAs. Our MSA contract terms with customers generally specify unit-price or time-and-materials (“T&M”) terms. Unit-price contracts establish prices for all of the various services to be performed during the applicable contract period. These contracts often have annual pricing reviews that provide an opportunity to reflect anticipated increases in labor costs. A bid contract is typically a one-time agreement for a specific project that has all necessary terms defining each party’s respective rights and obligations. Our MSAs generally have terms of between three and seven years, with a current weighted average remaining contract length of approximately three years.

During fiscal 2023 and fiscal 2022, approximately 77% and 82%, respectively of our consolidated revenue was generated under unit-price and T&M contracts. Storm restoration services are often contracted under T&M rates and generally involve a higher number of hours worked per day given the emergency response nature of the work performed.

We maintain an average customer relationship tenure of more than 20 years, supported by our unwavering commitments to safety, quality, community engagement and workforce development.

Segment Information

As of and prior to December 31, 2023, we reported our results under two reportable segments: Gas Utility Services and Electric Utility Services.

The Gas Utility Services segment provided comprehensive services, including maintenance, repair and installation for local natural gas distribution utilities (“LDCs”) focused on the modernization of our customers’ infrastructure. The work performed within this segment included solutions for all stages of utility work and is performed primarily within the scope of distribution, urban transmission and end-user infrastructure work rather than large-scale, project-based, cross-country transmission. We are able to cater to the needs of our gas utility services customers by serving union markets (through our NPL and NPL Canada subsidiaries) and non-union markets (through our Neuco and Canyon Pipeline subsidiaries).

The Electric Utility Services segment provided a comprehensive set of electric utility services encompassing maintenance, repair, upgrade and expansion services for urban transmission and local distribution infrastructure. Our work is focused almost exclusively on recurring local distribution and urban transmission services under MSAs as opposed to large-scale, project-based, cross-country transmission. We serve utility customers in both union markets (through our Riggs Distler and National subsidiaries) and non-union markets (through our Linetec subsidiary), primarily performing our services on their infrastructure between the substation and end-user meter.

In January 2024, the Company appointed a new Chief Executive Officer. Following the appointment of the Company’s new Chief Executive Officer, the Company underwent an internal personnel reorganization, causing the Company to re-evaluate its reportable segments. The Company determined that it was appropriate to re-align our reporting structure from two reportable segments consisting of (i) Gas Utility Services and (ii) Electric Utility Services, to the following four reportable segments: (i) U.S. Gas, (ii) Canadian Gas (iii) Union Electric and (iv) Non-Union Electric. The U.S. Gas and Canadian Gas businesses have historically been part of our Gas Utility Services segment, and the Union Electric and Non-Union Electric businesses have historically been part of our Electric Utility Services segment. We will begin reporting under the new segment reporting structure beginning with our financial statements as of and for the three months ending March 31, 2024. The historical financial information presented in this prospectus is presented on the basis of the segment reporting structure that was in place as of December 31, 2023, and it does not reflect the new segment reporting structure.

Acquisitions

On August 27, 2021, we completed the acquisition of a privately held regional infrastructure services business, Drum Parent LLC (“Drum”), including Drum’s most significant operating subsidiary, Riggs Distler, for $822.2 million in cash consideration, net of $1.9 million of cash acquired, and also assumed a long-term financing lease obligation. In November 2021, certain members of Riggs Distler management acquired a 1.42% interest in Drum. See “Note 7—Noncontrolling Interests” to the annual consolidated financial statements for additional information.

This acquisition extended our utility services operations in the Northeastern region of the U.S. and provides additional opportunities for expansion of our key service offerings. Funding for the acquisition was provided by borrowings under our term loan facility. Riggs Distler is part of our Electric Utility Services segment.

Factors Affecting Our Results of Operations

Our financial results may be impacted by economic conditions that impact businesses generally, such as inflationary impacts on goods and services consumed in the business, regulatory or environmental influences, inflationary pressures, rising interest rates, labor markets and costs (including in regard to contracted or professional services), and the availability of those resources. Accordingly, our operating results in any particular period may not be indicative of the results that can be expected for any other period.

Market Developments

North America relies on electric and gas delivery infrastructure to maintain its dynamic economy, but existing infrastructure is subject to degradation and is often decades old. Governments have increased regulatory stringency and enacted legislation to support the necessary infrastructure investments in the sector, aimed at preventing disruption, enhancing safety and readying to meet current and future demands. Additionally, labor market constraints and a changing utility workforce have led utilities to become increasingly reliant on external outsourced utility service providers, creating an overall growing market well positioned for consolidation. We believe these trends represent a significant challenge for utilities, but also an opportunity for outsourced utility infrastructure services companies to build and maintain more efficient, sustainable infrastructure that can meet the energy needs of future generations.

Rising fuel, labor and material costs have had, and could continue to have, a negative effect on our results of operations, to the extent we cannot pass these costs through to our customers. While we actively monitor economic, industry and market factors that could adversely impact our business, we cannot predict the effect that changes in such factors could have on our future results of operations, financial position and cash flows.

Generally, our contracts provide that the customer is responsible for supplying the materials for their projects. Fluctuations in the price or availability of materials and equipment that we or our customers utilize could impact (positively or negatively, as applicable) costs to complete projects or result in the postponement of projects. Although certain of our customers have experienced recent disruptions in their supply chain for certain project materials, most of our customers have generally been able to procure the necessary materials in a timely manner.

Our operations also depend on the availability of certain equipment to perform services. We believe we have taken steps to secure delivery of a sufficient amount of equipment and do not anticipate any significant disruptions with respect to our fleet in the near-term.

Demand for Services

The seasonal nature of the industry we serve affects demand for our services. In addition to weather conditions, capital expenditure and maintenance budgets of our customers, as well as the related timing of approvals and seasonal spending patterns, influence our contract revenues and results of operations. Factors affecting our customers and their capital expenditure budgets include, but are not limited to, overall economic conditions, the introduction of new technologies, and our customers’ capital resources, their financial performance, and their strategic plans. Other factors that may impact our customers and their capital expenditure budgets include new regulations or regulatory actions, merger or acquisition activity involving our customers and the physical maintenance needs of our customers’ infrastructure.

Fluctuations in market prices for oil, gas and other energy sources can impact demand for our services. Such fluctuations can affect the level of activity in energy generation projects as well as pipeline construction projects. The availability of transportation and transmission capacity can also impact demand for our services, including energy generation, electric grid and pipeline construction projects. These fluctuations, as well as the highly competitive nature of our industry, can result in changes in the levels of activity, project mix and moreover the profitability of the services we provide.

Utilities continue to implement or modify system integrity management programs to enhance safety pursuant to federal and state mandates. These programs have resulted in multi-year utility system replacement programs throughout the U.S., and we believe that we are well positioned to serve the increased demand resulting from these programs.

Our services support customers’ environmental goals, such as reducing methane emissions from pipeline leaks through pipe repair and replacement, hardening electric infrastructure to prevent damage from storms or otherwise, and assisting gas and electric customers with their renewable and sustainable energy infrastructure initiatives. We believe that we are well positioned to support growing customer attention in achieving environmental objectives through infrastructure construction and maintenance. Additionally, our acquisition of Riggs Distler in 2021 positions us to benefit from the necessary development of onshore infrastructure to support offshore wind and power development. We believe we are particularly well positioned to capture incremental demand in the offshore wind space given the rapid and continuing expansion of projects in our core geographies, as North America looks to renewable energy sources that can sustain all-time high grid demands.

Project Variability

Margins for our projects may vary from period to period due to changes in the volume or type of work performed and the pricing structure of our projects. Additionally, factors such as site conditions, project location, labor shortages, weather events, environmental restrictions, regulatory delays, protests, political activity, legal challenges, or the performance of third parties may adversely impact our project performance.

In certain circumstances, such as with large bid contracts (especially those of a longer duration), or unit-price contracts with revenue caps, results may be impacted by differences between costs incurred and those anticipated when the work was originally bid. Work awarded, or failing to be awarded, by individual large customers can impact our results of operations.

Seasonality and Severe Weather Events

Generally, our revenues are lowest during the first quarter of the year due to less favorable winter weather and related working conditions. Revenues typically improve as more favorable weather conditions occur during the summer and fall months. In cases of severe weather, such as following a regional storm, we may be engaged to perform restoration activities related to above-ground utility infrastructure, which typically results in higher margins due to higher equipment utilization and the absorption of fixed costs. Alternatively, these severe weather events can also delay projects, negatively impacting our results of operations. Severe weather events and the related impacts to our performance and results are not solely within the control of management and cannot always be predicted or mitigated.

Inflation

Our operations are affected by increases in prices, whether caused by inflation, rising interest rates or other economic factors. We attempt to recover anticipated increases in the cost of labor, equipment, fuel and materials through price escalation provisions that allow us to adjust billing rates for certain major contracts annually; by considering the estimated effect of such increases when bidding or pricing new work; or by entering into back-to-back contracts with suppliers and subcontractors. However, the annual adjustment provided by certain contracts is typically subject to a cap and there can be an extended period of time between the impact of inflation on our costs and when billing rates are adjusted. In some cases, our actual cost increases have exceeded the contractual caps, and therefore negatively impacted our operations. We have been able to renegotiate some of our major contracts to address the increased costs on future work and will continue to address this with our customers going forward. Rising interest rates on our variable-rate debt could have a negative effect on our business, financial condition and results of operations.

Other Information

Outlook

We continue to look for opportunities to further expand our capabilities and effectively allocate capital, while managing our operating costs. We believe our experienced management team, track record of customer service and operational strengths will enable us to grow our network and provide the flexibility to successfully execute our strategy.

We believe we are uniquely positioned to support electric and gas utility customers’ carbon-neutral goals through system modernization and resiliency, as well as construction of renewable energy infrastructure. Every day we help our customers enhance the safety, reliability, cost effectiveness and environmental sustainability of the electric and natural gas networks consumers rely upon to meet their changing energy needs. To satisfy the growing demand for energy and meet regulatory stringency, we believe utilities will need to maintain or increase investments in their infrastructure to increase capacity, improve reliability and connect to clean energy sources. As a result, we anticipate increased activity on large utility infrastructure projects going forward.

Our performance may be impacted by, among other things, fluctuations in the price of materials and equipment, labor availability and costs, fuel costs, weather conditions, foreign exchange rates, inflation, interest rates, regulatory actions and the actions of our customers. We strive to mitigate potential unfavorable impacts through productivity improvements and contractual price adjustments, but we cannot always predict the effect that changes in such factors could have on our future results of operations, financial position and cash flows. Additionally, our revenue from offshore wind is project driven which could be more volatile than the recurring maintenance and repair work we do for our utility customers. For example, we expect to recognize revenue related to the supply of advance components to support offshore wind projects in the Northeast and Mid-Atlantic regions of the United States through 2024. However, we can provide no assurances that we will continue to see similar levels of revenues associated with offshore wind projects in future periods after the work we are currently contracted to perform under the framework agreement is completed.

Following the Separation, we will become subject to the requirements of the federal and state securities laws and stock exchange requirements. We will be required to establish additional procedures and practices as a stand-alone public company. As a result, we will incur additional costs related to external reporting, internal audit, tax compliance, investor relations, corporate governance, a board of directors and certain officers, as well as stock administration.

Backlog

Backlog represents estimates of revenue to be realized under long-term MSAs and bid agreements. Generally, customers are not contractually committed to specific volumes of work under MSAs, and MSAs may be terminated by either party upon notice. Revenue estimates for MSAs are based on historical customer trends. Projects included in backlog can be subject to delays or cancellation as a result of regulatory requirements, adverse weather conditions, customer requirements and other factors which could cause actual revenue to differ significantly from the estimates, or cause revenue to be realized in periods other than originally expected. Backlog as of December 31, 2023 and January 1, 2023 was approximately $5.1 billion and $5.4 billion, respectively.

Results of Operations

Our results of operations, on a consolidated basis and by segment, for fiscal years 2023, 2022 and 2021 are set forth below.

Consolidated Results

The following table summarizes our annual consolidated results of operations, including as a percentage of revenue, as well as the dollar and percentage change from the prior fiscal year:

	Fiscal Year Ended				Change
	2023		2022		$	%
Revenue	$2,899,276	100.0%	$2,760,327	100.0%	$138,949	5.0%
Cost of revenue (including depreciation)	2,625,834	90.6%	2,545,715	92.2%	80,119	3.1%

Gross profit	273,442	9.4%	214,612	7.8%	58,830	27.4%
Selling, general and administrative expenses	110,344	3.8%	109,197	4.0%	1,147	1.1%
Amortization of intangible assets	26,670	0.9%	29,759	1.1%	(3,089)	(10.4%)
Goodwill impairment	213,992	7.4%	177,086	6.4%	36,906	20.8%

Operating loss	(77,564)	(2.7%)	(101,430)	(3.7%)	23,866	(23.5%)
Interest expense, net	97,476	3.3%	61,371	2.2%	36,105	58.8%
Other (income) expense, net	(64)	0.0%	887	0.0%	(951)	(107.2%)

Loss before income taxes	(174,976)	(6.0%)	(163,688)	(5.9%)	(11,288)	6.9%
Income tax expense	9,530	0.4%	1,298	0.1%	8,232	634.2%

Net loss	(184,506)	(6.4%)	(164,986)	(6.0%)	(19,520)	11.8%
Net income attributable to noncontrolling interests	1,670	0.0%	3,159	0.1%	(1,489)	(47.1%)

Net loss attributable to common stock	$(186,176)	(6.4%)	$(168,145)	(6.1%)	$(18,031)	10.7%

	Fiscal Years Ended				Change
(dollars in thousands)	2022		2021		$	%
Revenue, net	$2,760,327	100.0%	$2,158,661	100.0%	$601,666	27.9%
Cost of revenue (including depreciation)	2,545,715	92.2%	1,950,893	90.4%	594,822	30.5%

Gross profit	214,612	7.8%	207,768	9.6%	6,844	3.3%
Selling, general and administrative expenses	109,197	4.0%	104,901	4.9%	4,296	4.1%
Amortization of intangible assets	29,759	1.1%	17,316	0.7%	12,443	71.9%
Goodwill impairment	177,086	6.4%	—	0.0%	177,086	NM

Operating (loss) income	(101,430)	(3.7)%	85,551	4.0%	(186,981)	(218.6)%
Interest expense, net	61,371	2.2%	20,999	1.0%	40,372	192.3%
Other expense (income), net	887	0.0%	(1,067)	0.0%	1,954	(183.1)%

(Loss) income before income taxes	(163,688)	(5.9)%	65,619	3.0%	(229,307)	(349.5)%
Income tax expense	1,298	0.1%	18,682	0.8%	(17,384)	(93.1)%

Net (loss) income	(164,986)	(6.0)%	46,937	2.2%	(211,923)	(451.5)%
Net income attributable to noncontrolling interests	3,159	0.1%	6,423	0.3%	(3,264)	(50.8)%

Net (loss) income attributable to common stock	$(168,145)	(6.1)%	$40,514	1.9%	$(208,659)	(515.0)%

NM – Percentage is not meaningful

Revenue

	Fiscal Year Ended				Change
(dollars in thousands)	2023		2022		$	%
Gas Utility Services	$1,549,152	53.4%	$1,630,911	59.1%	$(81,759)	(5.0)%
Electric Utility Services	1,307,033	45.1%	1,095,350	39.7%	211,683	19.3%
Other	43,091	1.5%	34,066	1.2%	9,025	26.5%

Consolidated revenue, net	$2,899,276	100.0%	$2,760,327	100.0%	$138,949	5.0%

	Fiscal Year Ended				Change
(dollars in thousands)	2022		2021		$	%
Gas Utility Services	$1,630,911	59.1%	$1,511,326	70.0%	$119,585	7.9%
Electric Utility Services	1,095,350	39.7%	581,939	27.0%	513,411	88.2%
Other	34,066	1.2%	65,396	3.0%	(31,330)	(47.9)%

Consolidated revenue, net	$2,760,327	100.0%	$2,158,661	100.0%	$601,666	27.9%

2023 vs. 2022

Revenue from our Gas Utility Services segment decreased by $81.8 million ($94.2 million reduction in Canadian Gas and $12.4 million increase in U.S. Gas), or 5.0%, in 2023 compared to the prior year. This decrease was driven primarily by a net decrease in volumes, largely in Canada, under existing customer master service agreements. This decrease was partially offset by incremental bid revenue of $87.3 million with a Gas Utility Services customer in the United States. Revenue from contracts with Southwest Gas Corporation totaled $116.4 million in 2023 and $134.7 million in 2022.

Revenue from our Electric Utility Services segment increased $211.7 million ($195.9 million increase from Union Electric and $15.8 million increase from Non-Union Electric), or 19.3%, in 2023 compared to the prior year. This increase was primarily attributable to growth with new and existing customers, as well as a $120.4 million increase in offshore wind revenue stemming from several multi-year projects under a framework agreement that began in 2022, pursuant to which Riggs Distler provided materials, subcontracted manufacturing, fabrication and assembly of secondary steel components onshore, with delivery at a port facility for the offshore projects. Revenue from the Electric Utility Services segment also included $86.4 million from emergency restoration services following storm damage to customers’ above-ground utility infrastructure in and around the Gulf Coast and eastern regions of the U.S., compared to $69.7 million in the prior year. Revenue derived from storm-related services varies from period to period due to the unpredictable nature of weather-related events, and when this type of work is performed, it typically generates a higher profit margin than core infrastructure services projects due to higher contractual hourly rates given the nature of services provided and improved operating efficiencies related to equipment utilization and absorption of fixed costs.

Other revenue increased by $9.0 million, or 26.5%, in 2023 compared to the prior year primarily due to work on a large industrial construction project, which began in the latter half of 2022. Our industrial construction projects vary from period to period due to levels of project activity and mix of work.

2022 vs. 2021

Revenues from our Gas Utility Services segment increased by $119.6 million ($81.8 million increase in Canadian Gas and $37.8 million increase in U.S. Gas), or 7.9%, in 2022 compared to the prior year. This increase was the result of continued growth with Gas Utility Services customers under MSAs, which increased $208.3 million, which was partially offset by a decrease under bid agreements of $88.7 million. Revenue from contracts with Southwest Gas Corporation totaled $134.7 million in 2022 and $102.3 million in 2021.

Revenues from our Electric Utility Services segment increased $513.4 million ($424.0 million increase in Union Electric and $89.4 million increase in Non-Union Electric), or 88.2%, in 2022 compared to the prior year, of which $440.2 million was associated with Riggs Distler, which was acquired in August 2021. Included in our fiscal 2022 revenue attributable to Riggs Distler is $94.2 million of offshore wind revenue stemming from two multi-year projects. Revenue from the Electric Utility Services segment also includes $69.7 million from emergency restoration services performed in 2022 following storm damage to customers’ above-ground utility infrastructure in and around the Gulf Coast and eastern regions of the U.S. and Canada, compared to $65.3 million in the prior year. Revenue derived from storm-related services varies from period to period due to the unpredictable nature of weather-related events, and when this type of work is performed, it typically generates a higher profit margin than core infrastructure services projects due to higher contractual hourly rates given the nature of services provided and improved operating efficiencies related to equipment utilization and absorption of fixed costs.

Other revenue decreased by $31.3 million in 2022 compared to the prior year primarily due to a large industrial construction project that was substantially completed during 2021 that did not reoccur in 2022. Our industrial construction projects vary from period to period due to levels of project activity and mix of work.

Gross Profit

	Fiscal Year Ended				Change
(dollars in thousands)	2023		2022		$	%
Gas Utility Services	$155,529	10.0%	$127,617	7.8%	$27,912	21.9%
Electric Utility Services	115,971	8.9%	86,921	7.9%	29,050	33.4%
Other	1,942	4.5%	74	0.2%	1,868	NM

Consolidated gross profit	$273,442	9.4%	$214,612	7.8%	$58,830	27.4%

NM — Percentage is not meaningful

	Fiscal Year Ended				Change
(dollars in thousands)	2022		2021		$	%
Gas Utility Services	$127,617	7.8%	$125,792	8.3%	$1,825	1.5%
Electric Utility Services	86,921	7.9%	80,809	13.9%	6,112	7.6%
Other	74	0.2%	1,167	1.8%	(1,093)	(93.7%)

Consolidated gross profit	$214,612	7.8%	$207,768	9.6%	$6,844	3.3%

2023 vs. 2022

Gross profit from our Gas Utility Services segment increased by $27.9 million ($37.0 million increase in U.S. Gas offset by $9.1 million decrease in Canadian Gas), or 21.9%, in 2023 compared to the prior year. As a percentage of revenue, gross profit increased to 10.0% in 2023 as compared to 7.8% in the prior year. The increase in gross profit as a percentage of revenue was primarily due to changes in the mix of work and the easing of inflation, with fuel costs alone decreasing $10.3 million, or 20.9%, between periods. Additionally, during 2022, the Gas Utility Services segment incurred a loss of $7.5 million related to higher-than-anticipated costs and scheduling delays on a bid project that was substantially completed in 2022.

Gross profit from our Electric Utility Services increased by $29.1 million ($20.3 million increase at Union Electric and $8.8 million at Non-Union Electric), or 33.4%, in 2023 compared to the prior year, and as a percentage of revenue increased to 8.9% in 2023 as compared to 7.9% in the prior year. The increase in gross profit as a percentage of revenue was attributable to the easing of inflation and improved operating efficiencies related to equipment utilization and absorption of fixed costs as the segment experienced significant revenue growth during the period. Additionally, the Electric Utility Services segment performed an incremental $16.7 million in storm revenue during 2023 compared to the prior year, with storm work typically providing higher margins than the segment’s other services.

2022 vs. 2021

Gross profit from our Gas Utility Services segment increased by $1.8 million ($5.5 million increase in Canadian Gas and $3.7 million decrease in U.S. Gas), or 1.5%, in 2022 compared to 2021, and as a percentage of revenue decreased to 7.8% in 2022 as compared to 8.3% in 2021. The increase in gas utility services revenue was offset by incremental costs related to the higher volume of work as well as a loss of $7.5 million related to higher than anticipated costs and scheduling delays on a bid project. Fuel costs alone increased $15.2 million, or 49.8%, in 2022 due to significant and extended increases in fuel prices arising from the effects of the ongoing Russia-Ukraine conflict and the impacts of inflation. We also recognized a $5.4 million gain on the sale of equipment in 2022 compared to a gain of $7.1 million recognized in 2021.

Gross profit from our Electric Utility Services segment increased by $6.1 million ($10.6 million increase in Union Electric and $4.5 million decrease in Non-Union Electric), or 7.6%, in 2022 compared to 2021, and as a percentage of revenue decreased to 7.9% in 2022 as compared to 13.9% in 2021. Of the total increase in gross profit, $19.6 million was attributable to Riggs Distler subsequent to the acquisition in August 2021. Changes in the mix of work caused, in part, by customers’ supply chain challenges, as well as inflation, led to higher input costs in 2022, including fuel and subcontractor expenses, as well as increased project-related travel and equipment rental costs incurred to fulfill electric infrastructure services. Fuel costs alone increased $17.6 million, or 129.8%, in 2022, including $7.3 million related to Riggs Distler.

Selling, General and Administrative Expenses

Selling, general and administrative costs increased by $1.1 million, or 1.1%, in 2023 compared to 2022 primarily due to increased strategic review costs of $1.5 million.

Selling, general and administrative costs increased by $4.3 million, or 4.1%, in 2022 compared to 2021, primarily due to higher costs incurred by Riggs Distler of $7.0 million subsequent to the acquisition in August 2021, $6.1 million of strategic review and severance costs as well as other administrative costs related to continued growth in our business. These were partially offset by lower incentive compensation costs in 2022 and $14.0 million of non-recurring professional fees incurred in 2021 related to the acquisition of Riggs Distler.

Amortization of Intangible Assets

The decrease in amortization expense in 2023 compared to 2022 was due to Riggs Distler’s backlog intangible asset becoming fully amortized in 2022.

The increases in amortization expense in 2022 compared to 2021 was due a full year of incremental amortization expense recorded on the recently acquired Riggs Distler intangible assets, other than goodwill.

Goodwill Impairment

We recognized goodwill impairments at our Riggs Distler reporting unit of $214.0 million and $177.1 million in 2023 and 2022, respectively. Refer to “Note 8—Goodwill and Intangible Assets” to our consolidated financial statements included elsewhere in this prospectus for additional information.

Interest Expense, Net

The increase in interest expense, net in 2023 compared to 2022 was primarily due to higher interest rates on outstanding variable-rate borrowings. The increases in interest expense, net in 2022 compared to 2021 was due to the incremental interest from outstanding borrowings under our $1.545 billion amended and restated secured revolving credit and term loan facility used to fund the acquisition of Riggs Distler in 2021. Interest expense in 2022 was also impacted by higher interest rates on outstanding variable-rate borrowings.

Other (Income) Expense, Net

Other (income) expense, net decreased by $1.0 million in 2023 compared to 2022.

Other (income) expense, net increased by $2.0 million in 2022 compared to 2021 primarily due to proceeds from life insurance policies of $1.8 million recognized as income in 2021, which did not recur in 2022.

Income Tax

The increase in income tax expense in 2023 compared to 2022 was primarily due to increased profitability.

The decreases in income tax expense in 2022 compared to 2021 was primarily due to reduced profitability in those years. Certain costs related to the Riggs Distler acquisition were non-deductible for U.S. federal income tax purposes, which impacted the recorded income tax expense in 2021.

Selected Quarterly Financial Data (unaudited)

The following tables set forth a summary of selected quarterly financial data. The information for each quarter has been prepared on a basis consistent with our audited financial statements included in this prospectus and reflects, in the opinion of management, all adjustments of a normal, recurring nature that are necessary for a fair depiction of the financial information contained in those statements. Our historical results are not necessarily indicative of the results that may be expected for the full year or any other period in the future. The following quarterly financial information should be read in conjunction with our audited financial statements and related notes included elsewhere in this prospectus.

	Fiscal Year 2023				Fiscal Year 2022
(dollars in thousands)	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
Total revenue	$665,315	$774,889	$805,779	$653,293	$771,894	$758,466	$706,090	$523,877
Gross profit	53,908	87,613	89,972	41,949	73,945	69,668	56,503	14,496
Operating (loss) income	(195,459)	52,950	53,202	11,743	(144,017)	38,520	21,034	(16,967)
Net (loss) income attributable to common stock	(210,660)	16,182	17,146	(8,844)	(166,478)	11,888	4,402	(17,957)
Basic (loss) earnings per share	(2,034,969)	156,318	165,630	(85,433)	(1,608,175)	114,838	42,523	(173,462)
Diluted (loss) earnings per share)	(2,034,969)	156,318	165,630	(85,433)	(1,608,175)	114,838	42,523	(173,462)

Non-GAAP Financial Measures

We prepare and present our financial statements in accordance with GAAP. However, management believes that EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Net Income, all of which are measures not presented in accordance with GAAP, provide investors with additional useful information in evaluating our performance. We use these non-GAAP measures internally to evaluate performance and to make financial, investment and operational decisions. We believe that presentation of these non-GAAP measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparisons of results. Management also believes that providing these non-GAAP measures helps investors evaluate the Company’s operating performance, profitability and business trends in a way that is consistent with how management evaluates such matters.

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted for (i) non-cash stock-based compensation expense, (ii) acquisition costs, (iii) strategic review costs, (iv) severance costs, (v) goodwill impairment charges and (vi) other non-recurring or non-cash gains or losses. Adjusted EBITDA Margin is defined as the percentage derived from dividing Adjusted EBITDA by revenue.

Adjusted Net Income is defined as net income adjusted for (i) acquisition costs, (ii) strategic review costs, (iii) severance costs, (iv) amortization of intangible assets, (v) non-cash stock-based compensation expense, (vi) goodwill impairment charges, (vii) other non-recuring or non-cash gains or losses, and (viii) the income tax impact of adjustments that are subject to tax is determined using the incremental statutory tax rates of the jurisdictions to which each adjustment relates for the respective periods.

Using EBITDA as a performance measure has material limitations as compared to net income, or other financial measures as defined under GAAP, as it excludes certain recurring items, which may be meaningful to investors. EBITDA excludes interest expense net of interest income; however, as we have borrowed money to finance transactions and operations, or invested available cash to generate interest income, interest expense and interest income are elements of our cost structure and can affect our ability to generate revenue and returns for our stockholders. Further, EBITDA excludes depreciation and amortization; however, as we use capital and intangible assets to generate revenues, depreciation and amortization are necessary elements of our costs and ability to generate revenue. Finally, EBITDA excludes income taxes; however, as we are organized as a corporation, the payment of taxes is a necessary element of our operations. As a result of these exclusions from EBITDA, any measure that excludes interest expense net of interest income, depreciation and amortization and income taxes has material limitations as compared to net income. When using EBITDA as a performance measure, management compensates for these limitations by comparing EBITDA to net income in each period, to allow for the comparison of the performance of the underlying core operations with the overall performance of the company on a full-cost, after-tax basis.

As to certain of the items related to Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Net Income: (i) non-cash stock-based compensation expense varies from period to period due to changes in the estimated fair value of performance-based awards, forfeitures and amounts granted; (ii) acquisition costs vary from period to period depending on the level of our acquisition activity; (iii) strategic review costs related to the separation of Centuri are non-recurring; (iv) severance costs relate to non-recurring restructuring activities; and (v) goodwill impairment charges can vary from period to period depending on economic and other factors. Because EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Net Income, as defined, exclude some, but not all, items that affect net income, such measures may not be comparable to similarly titled measures of other companies. The most comparable GAAP financial measure, net income, and information reconciling the GAAP and non-GAAP financial measures, are set forth below.

EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin

The following tables present a reconciliations of net (loss) income to EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin (dollars in thousands) for the specified periods:

	Fiscal Year 2023				Fiscal Year 2022
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
Net (loss) income	$(212,846)	$16,918	$18,527	$(7,105)	$(165,876)	$12,879	$4,896	$(16,885)
Interest expense, net	24,444	26,131	24,525	22,376	21,034	16,608	12,599	11,130
Income tax (benefit) expense	(7,305)	10,010	11,033	(4,208)	681	8,923	3,392	(11,698)
Depreciation expense	27,801	29,582	30,190	31,203	32,403	32,377	31,044	29,770
Amortization of intangible assets	6,663	6,670	6,670	6,667	6,664	7,434	7,819	7,842

EBITDA	(161,243)	89,311	90,945	48,933	(105,094)	78,221	59,750	20,159
Non-cash stock-based compensation	(298)	1,316	689	144	469	(484)	1,018	649
Strategic review costs	1,588	549	1,137	91	243	(638)	2,248	—
Severance costs	3,461	335	163	69	4,199	—	—	—
Goodwill impairment	213,992	—	—	—	177,086	—	—	—

Adjusted EBITDA	$57,500	$91,511	$92,934	$49,237	$76,903	$77,099	$63,016	$20,808

Adjusted EBITDA Margin (% of revenue)	8.6%	11.8%	11.5%	7.5%	10.0%	10.2%	8.9%	4.0%

	Fiscal Year Ended
	2023	2022	2021
Net (loss) income	$(184,506)	$(164,986)	$46,937
Interest expense, net	97,476	61,371	20,999
Income tax expense	9,530	1,298	18,682
Depreciation expense	118,776	125,594	100,327
Amortization of intangible assets	26,670	29,759	17,316

EBITDA	67,946	53,036	204,261
Non-cash stock-based compensation	1,851	1,652	1,732
Acquisition costs	—	—	13,978
Strategic review costs	3,365	1,853	—
Severance costs	4,028	4,199	—
Goodwill impairment	213,992	177,086	—
Other	—	—	673

Adjusted EBITDA	$291,182	$237,826	$220,644

Adjusted EBITDA Margin (% of revenue)	10.0%	8.6%	10.2%

Adjusted Net Income

The following tables present reconciliations of net (loss) income to adjusted net income (in thousands) for the specified periods:

	Fiscal Year Ended
	2023	2022	2021
Net (loss) income	$(184,506)	$(164,986)	$46,937
Acquisition costs	—	—	13,978
Strategic review costs	3,365	1,853	—
Severance costs	4,028	4,199	—
Amortization of intangible assets	26,670	29,759	17,316
Non-cash stock-based compensation	1,851	1,652	1,732
Goodwill impairment	213,992	177,086	—
Other	—	—	1,128
Income tax impact of adjustments(1)	(13,808)	(13,379)	(7,127)

Adjusted net income	$51,592	$36,184	$73,964

(1)

Calculated based on a blended statutory tax rate of approximately 25%, adjusted for certain costs that were non-deductible, which resulted in adjusted tax rates of 6%, 6% and 21% for 2023, 2022 and 2021, respectively. The tax rates for 2023 and 2022 reflect the impact of goodwill impairment, most of which was non-deductible for tax purposes, and the tax rate for 2021 reflects the impact of certain acquisition costs that were non-deductible for tax purposes.

Liquidity and Capital Resources

Sources and Uses of Liquidity

Our primary liquidity needs have historically related to supporting working capital requirements, funding capital expenditures and servicing our debt. After the Separation, we will no longer have financial support from Southwest Gas Holdings, and we will no longer provide dividends to Southwest Gas Holdings.

As of December 31, 2023 and January 1, 2023, cash and cash equivalents were $33.4 million and $64.0 million, respectively. Our primary sources of liquidity are cash flows from operations and debt financing. We believe our capital resources, including existing cash balances, together with our operating cash flows and borrowings under our credit facilities, are sufficient to meet our financial obligations for at least the next 12 months.

We evaluate our working capital requirements on a regular basis and regularly monitor financial markets and assess general economic conditions for possible impacts to our financial position. Our capital requirements may change to the extent we identify acquisition opportunities, if we experience difficulties collecting amounts due from customers, increase our working capital in connection with new or existing customer programs or repay certain credit facilities.

Following the Separation, we expect to periodically review our operations and evaluate potential strategic transactions to increase stockholder value. However, we cannot predict whether or when we may enter into acquisitions, joint ventures or dispositions, or what impacts any such transactions could have on our results of operations, cash flows or financial condition. Our cash flows from operations, borrowing availability and overall liquidity are subject to certain risks and uncertainties, including those described in the section titled “Risk Factors” elsewhere in this prospectus.

Cash Flows

The following tables present a summary of our cash flows (in thousands):

	Fiscal Years Ended
	2023	2022	2021
Net cash provided by operating activities	$167,465	$94,626	$109,480
Net cash used in investing activities	(94,850)	(117,061)	(916,580)
Net cash (used in) provided by financing activities	(103,447)	(27,451)	883,536

Operating Activities

Cash flows provided by operating activities are impacted by changes in the timing of demand for our services and related operating margins but can also be affected by working capital needs. Working capital is primarily affected by changes in accounts receivable, contract assets, prepaid expenses and other assets, accounts payable, accrued expenses, contract liabilities, and income tax accounts, which are primarily related to increases in revenue and related costs of revenue. These working capital balances are affected by changes in revenue resulting from the timing and volume of work performed, variability in the timing of customer billings and collections of receivables, as well as settlement of payables and other liabilities.

Net cash provided by operating activities for fiscal 2023 was $167.5 million compared to $94.6 million for 2022, an increase of $72.8 million, or 77.0%, due to decreased net income and the impact of working capital changes.

Net cash provided by operating activities for fiscal 2022 was $94.6 million compared to $109.5 million for 2021, a decrease of $14.9 million, or 13.6%, due to decreased net income and the impact of working capital changes.

Investing Activities

Net cash used in investing activities was $94.9 million in fiscal 2023 compared to $117.1 million for 2022, a decrease of $22.2 million, or 19.0%. The decrease was attributable to lower capital expenditures.

Net cash used in investing activities was $117.1 million in fiscal 2022 compared to $916.6 million in 2021, a decrease of $799.5 million. The decrease was primarily attributable to the acquisition of Riggs Distler in August 2021.

The construction industry is capital intensive, and we expect to continue to incur capital expenditures to meet anticipated needs for our services. In fiscal years 2023, 2022 and 2021, we had capital expenditures of $106.7 million, $129.6 million and $110.4 million, respectively. In addition, we expect to continue to pursue strategic acquisitions and investments, although we cannot predict the timing or amount of necessary capital resources.

These items were partially offset by proceeds from the sale of property and equipment of $11.8 million, $12.5 million and $16.0 million in fiscal years 2023, 2022 and 2021, respectively.

Financing Activities

Net cash used in financing activities increased by $76.0 million in fiscal 2023 compared to 2022, while net cash used in financing activities increased by $911.0 million in fiscal 2022 compared to fiscal 2021.

In 2023 and 2022, under the terms of the purchase agreement pursuant to which we initially acquired a majority interest in Linetec, we purchased an additional 5% equity interest in Linetec that had been initially retained by the previous owner for $39.9 million and $39.6 million, respectively. Southwest Gas Holdings contributed capital to Centuri to fund the 2022 purchase. The remaining balance of redeemable noncontrolling interest continuing to be redeemable as of December 31, 2023 was 10% under the terms of the original agreement. During 2022, we also received an additional $50.0 million equity contribution from Southwest Gas Holdings.

In 2021, we entered into an amended and restated credit agreement providing for a $1.145 billion secured term loan facility and a $400 million secured revolving credit facility, which, in addition to funding the Riggs Distler acquisition, refinanced our previous $590 million loan facility.

Foreign Operations

While we primarily operate in the U.S., we also have operations in Canada. Therefore, changes in the value of Canadian dollars affect our financial statements when translated into U.S. dollars. In fiscal 2023, revenue from our Canadian operations was approximately 8% of total revenue, and in each of fiscal years 2022 and 2021, was approximately 12% of total revenue. At times, we also enter into transactions in foreign currencies, primarily in Canadian dollars, that subject us to currency risks. We regularly monitor our foreign currency exposure to determine the most effective foreign currency risk mitigation strategies. Currently, we are not party to any foreign currency exchange contracts.

Credit Facilities

Term Loan and Revolving Credit Facility

We have a senior secured revolving credit and term loan multi-currency facility. The line of credit portion comprises $400 million, and associated amounts borrowed and repaid are available to be re-borrowed. The term loan facility portion provided approximately $1.145 billion in financing as of August 27, 2021. The term loan facility expires on August 27, 2028, and the revolving credit facility expires on August 27, 2026. This multi-currency facility allows us to request loan advances in either Canadian dollars or U.S. dollars. The obligations under the credit agreement are secured by present and future ownership interests in substantially all of our direct and indirect subsidiaries, substantially all of our tangible and intangible personal property, certain of our direct and indirect subsidiaries, and all products, profits and proceeds of the foregoing. Assets securing the facility as of December 31, 2023 and January 1, 2023 totaled $2.1 billion and $2.3 billion, respectively. The maximum amount outstanding on the combined facility during 2023 was $1.184 billion, which occurred in the second quarter, at which point $1.000 billion was outstanding on the term loan facility. For 2022, the maximum amount outstanding on the combined facility was $1.221 billion, which occurred in the first quarter, at which point $1.117 billion was outstanding on the term loan facility. As of December 31, 2023 and January 1, 2023, $77.1 million and $82 million, respectively, was outstanding on the revolving credit facility, in addition to $994.2 million and $1.009 billion, respectively, that was outstanding on the term loan portion of the facility. Also as of December 31, 2023 and January 1, 2023, there was approximately $246.5 million and $253.8 million, respectively, net of letters of credit, available for borrowing under the line of credit. We had $48.6 million and $60.8 million of unused letters of credit available as of December 31, 2023 and January 1, 2023, respectively.

On May 31, 2023, we entered into an amendment to the term loan facility (the “Term Loan Facility Amendment”) to transition the interest rate benchmark for the term loan facility from London Interbank Offered Rate (“LIBOR”) to Secured Overnight Financing Rate (“SOFR”) benchmarks. The applicable margins for the term loan facility remained 1.50% for base rate loans and are 2.5% for SOFR loans. The Term Loan Facility Amendment did not modify any terms of the revolving credit facility. Furthermore, the Company’s Canadian entities may borrow under the revolving credit facility with interest rates based on either a “base rate” or the Canadian Dealer Offered Rate (“CDOR”) plus the applicable margin, at the borrower’s option. The weighted average interest rate on the term loan facility was 7.97% and 7.21% as of December 31, 2023 and January 1, 2023, respectively.

On November 4, 2022, the Company amended the financial covenants of the revolving credit facility (the “2022 Credit Facility Amendment”) to increase the maximum total net leverage ratio during the period from December 31, 2022 through December 31, 2023. The 2022 Credit Facility Amendment also transitioned the interest rate benchmark for the revolving credit facility from LIBOR to SOFR benchmarks. The applicable margin for the revolving credit facility now ranges from 1.0% to 2.5% for SOFR loans and from 0.0% to 1.5% for CDOR and “base rate” loans, depending on the Company’s total net leverage ratio. Further, the 2022 Credit Facility Amendment increases a letter of credit sub-facility from $100 million to $125 million. The Company is also required to pay a commitment fee on the unused portion of the commitments. The commitment fee ranges from 0.15% to 0.35% per annum. The 2022 Credit Facility Amendment did not modify any terms of the term loan facility. The weighted-average interest rate on the revolving credit facility was 7.66% and 7.35% as of December 31, 2023 and January 1, 2023, respectively.

On November 13, 2023, the Company amended the financial covenants of the revolving credit facility (the “2023 Credit Facility Amendment”) to decrease the minimum interest coverage ratio during the fiscal quarters ending March 31, 2024 through December 31, 2024 to 2.00 to 1.00. The 2023 Credit Facility Amendment also increases the maximum net leverage ratio financial covenant for the fiscal quarters ending March 31, 2024 through September 30, 2024 to 5.50 to 1.00 and for the fiscal quarter ending December 31, 2024 to 5.00 to 1.00. In addition, the 2023 Credit Facility Amendment provides that, in the event that a “Qualified IPO” (as defined therein), such as the offering described herein, is consummated prior to March 31, 2025, the maximum net leverage ratio financial covenant will be reduced based on the amount of net proceeds received from such Qualified IPO. The 2023 Credit Facility Amendment did not modify any terms of the term loan facility.

On March 22, 2024, the Company amended the financial covenants of the revolving credit facility (the “2024 Credit Facility Amendment”) to increase the maximum total net leverage ratio. Under the terms of the amended revolving credit facility, the Company is required to maintain a total net leverage ratio of less than a maximum of 5.75 to 1.00 from January 1, 2024 through March 31, 2024, 6.00 to 1.00 from April 1, 2024 through June 30, 2024, 5.75 to 1.00 from July 1, 2024 through September 29, 2024, 5.00 from September 30, 2024 through December 29, 2024, and 4.00 to 1.00 thereafter. In addition, the 2024 Credit Facility Amendment increased the adjusted maximum total net leverage ratio financial covenants, which are applicable in the event that a Qualified IPO is consummated, for each of the fiscal quarters ended March 31, 2024, June 30, 2024 and September 30, 2024. The provision within the 2023 Credit Facility Amendment providing that, in the event that a Qualified IPO is consummated prior to March 31, 2025, the maximum net leverage ratio financial covenant will be reduced based on the amount of net proceeds received from such Qualified IPO remains unchanged under the terms of the 2024 Credit Facility Amendment. The 2024 Credit Facility Amendment did not modify any terms of the term loan facility.

Equipment Term Loans

In 2022, we entered into four term loans with initial amounts totaling approximately $100 million. The loans are serviced in U.S. dollars and are collateralized by certain owned equipment. The loans have fixed interest rates between 2.96% and 3.51% and have maturity dates in March 2027. The loans have prepayment penalties for the first three years of the agreements. We did not incur any prepayment penalties during the fiscal years 2023, 2022 or 2021 on any of our equipment loans.

After giving effect to the repayment of $    million and $    million of amounts outstanding under the revolving credit facility and the term loan, respectively, with net proceeds from this offering we expect to have $    million and $    million outstanding under the revolving credit facility and the term loan, respectively, and $    million of capacity under the revolving credit facility. See “Use of Proceeds.”

Financial Covenants

Certain of our debt instruments have leverage ratio caps and interest coverage ratio requirements. As of December 31, 2023 and January 1, 2023, we were in compliance with all of our debt covenants. Under the most restrictive of the covenants, as of December 31, 2023 and January 1, 2023, we could have issued approximately $108 million and $222 million, respectively, in additional debt and met the leverage ratio requirement. As of December 31, 2023 and January 1, 2023, we had approximately $15 million and $33 million, respectively, of cushion relating to the minimum interest coverage ratio requirement. Our revolving credit and term loan facilities are secured by our assets. Cash dividends are limited to a calculated available amount, generally defined as 50% of our rolling twelve-month consolidated net income adjusted for certain items, such as parent contributions, Linetec redeemable noncontrolling interest payments or dividend payments, among other adjustments, as applicable.

Credit Ratings

Credit ratings apply to debt securities such as notes payable and other debt instruments and do not apply to equity securities such as common stock. Borrowing costs and the ability to raise funds are directly impacted by the credit ratings of the Company. Credit ratings issued by nationally recognized ratings agencies (Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services (“Standard & Poor’s”)) provide a method for determining the creditworthiness of an issuer. Credit ratings are important because long-term debt constitutes a significant portion of total capitalization. These credit ratings are a factor considered by lenders when determining the cost of current and future debt for each debt obligor (i.e., generally the better the rating, the lower the cost to borrow funds).

	Moody’s(1)	Standard & Poor’s(2)
Issuer rating	Ba3	B+
Outlook	Negative	CreditWatch Developing
Last reaffirmed	December 2023	October 2023

(1)

Moody’s debt ratings range from Aaa (highest rating possible) to C (lowest quality, usually in default). A numerical modifier of 1 (high end of the category) through 3 (low end of the category) is included with the rating to indicate the approximate rank of a company within the range.

(2)

Standard & Poor’s (“S&P”) debt ratings range from AAA (highest rating possible) to D (obligation is in default). The ratings from ‘AA’ to ‘CCC’ may be modified by the addition of a plus “+” or minus “-” sign to show relative standing within the major rating categories.

A credit rating, including the foregoing, is not a recommendation to buy, sell or hold a debt security, but is intended to provide an estimation of the relative level of credit risk of debt securities, and is subject to change or withdrawal at any time by the rating agency. Numerous factors, including many that are not within management’s control, are considered by the ratings agencies in connection with the assigning of credit ratings.

Contractual Obligations

As of December 31, 2023, we had $1.108 billion and $42.6 million of long-term and short-term debt, respectively, outstanding.

The following table presents a summary of our contractual obligations as of December 31, 2023 (in thousands):

	Total	Fiscal Years
		2024	2025-2026	2027-2028	Thereafter
Long-term debt	$1,167,958	$42,552	$158,226	$967,180	$—
Interest on long-term debt(1)	329,857	80,228	154,439	95,190	—
Operating leases(2)	148,993	24,930	40,835	34,108	49,120
Finance leases(2)	38,806	12,674	17,893	7,491	748

Total	$1,685,614	$160,384	$371,393	$1,103,969	$49,868

(1)

Fixed-rate interest payments assume that principal payments are made as originally scheduled. Estimated interest payments on variable-rate debt is based on the interest rates in effect as of December 31, 2023.

(2)	Includes related interest. Certain leases require property tax payments, insurance and maintenance costs that have been excluded from the above table as they are variable in nature.

The above table does not include potential obligations under multiemployer pension plans in which some of our employees participate. The multiemployer pension plan contribution rates generally are specified in the collective bargaining agreements (usually on an annual basis), and contributions are made to the plans on a “pay-as-you-go” basis based on our union employee payrolls. Obligations for future periods cannot be determined because we cannot predict the number of employees that we will employ at any given time nor the plans in which they may participate. We may also have additional liabilities imposed by law as a result of our participation in multiemployer defined benefit pension plans. The amount of additional funds, if any, that we may be obligated to contribute to these plans in the future cannot be estimated due to uncertainty of the future levels of work that require the specific use of union employees covered by these plans, as well as the future contribution levels and possible surcharges on contributions applicable to these plans.

The liability for unrecognized tax benefits for uncertain tax positions was approximately $0.5 million and $0.4 million as of December 31, 2023 and January 1, 2023, respectively, and is included in other liabilities on the consolidated balance sheets included elsewhere in this prospectus. These amounts have been excluded from the above table as we are unable to reasonably estimate the timing of the resolution of the underlying tax positions with the relevant tax authorities.

We have various other noncancellable obligations consisting primarily of software licensing fees and consulting and other outsourced services.

Recently Issued Accounting Pronouncements

Refer to “Note 2—Basis of Presentation and Summary of Significant Accounting Policies” to our consolidated financial statements for a discussion of recent accounting standards and pronouncements.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to various forms of market risk, including interest rate risk and foreign currency exchange rate risk. Historically, we have not been parties to any derivative instruments and did not have any derivative financial instruments during fiscal years 2023, 2022 or 2021.

For a discussion of our concentration of credit risk, refer to “Note 17—Commitments and Contingencies” to our consolidated financial statements.

Interest Rate Risk

We are exposed to interest rate risk with respect to our fixed-rate and variable-rate debt. Fluctuations in interest rates impact the fair value of our fixed-rate debt and expose us to the risk that we may need to refinance debt at higher rates at each instrument’s respective maturity date. Fluctuations in interest rates impact interest expense on our variable-rate debt.

The following table presents our variable rate debt as of the end of each period as well as a sensitivity analysis for a hypothetical 1% change in interest rates, assuming the outstanding balance of such debt remains constant over the next twelve months (in thousands):

Variable-Rate Debt			Change in Interest Expense
As of			Fiscal Year Ended
December 31, 2023	January 1, 2023	January 2, 2022	December 31, 2023	January 1, 2023	January 2, 2022
$1,071,359	$1,090,505	$1,220,446	$10,714	$10,905	$12,205

Foreign Currency Risk

We have foreign operations in Canada. Revenue generated from Canadian operations represented 8% of our total revenue during fiscal 2023, and 12% of our total revenue during fiscal 2022 and 2021. Revenue and expense related to our foreign operations are, for the most part, denominated in the functional currency of the foreign operation, which minimizes the impact that fluctuations in exchange rates would have on our results of operations.

Our exposure to fluctuations in foreign currency exchange rates could increase in the future if we continue to expand our operations outside of the U.S. and Canada. We seek to manage foreign currency exposure by minimizing our consolidated net asset and liability positions in currencies other than the functional currency, and in the future, we may enter into foreign currency derivative contracts to manage such exposure.

Historically, we have not had significant exposure to foreign currency risk.

Critical Accounting Policies and Estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates and judgments. Judgments regarding future events include the likelihood of success of particular projects, legal and regulatory challenges and the fair value of certain assets and liabilities. It is possible that materially different amounts could be recorded if these estimates and judgments change or if actual results differ from these estimates and judgments. These estimates form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. On an ongoing basis, we evaluate our estimates utilizing historical experience, consultation with experts and other methods we consider reasonable. Any effects on our business, financial position or results of operations resulting from revisions to these estimates are recorded in the period in which the information that gives rise to the revision becomes known. Actual results could materially differ from those that result from using the estimates under different assumptions or conditions.

Our significant accounting policies are summarized in “Note 2—Basis of Presentation and Summary of Significant Accounting Policies” to our consolidated financial statements included elsewhere in this prospectus. We identify our most critical accounting policies as those that are the most pervasive and important to the portrayal of our financial position and results of operations, and that require the most difficult, subjective and/or complex judgments by management regarding estimates about matters that are inherently uncertain.

The following critical accounting estimates are based on, among other things, judgments and assumptions made by management that include inherent risks and uncertainties. Management’s estimates are based on the relevant information available at the end of each period.

Revenue Recognition

We generally have two types of agreements with our customers: MSAs and bid contracts. Our MSAs and bid contracts are characterized as either fixed-price, unit-price or T&M for revenue recognition purposes. Most of our contracts are considered to have a single performance obligation. Performance obligations related to fixed-price contracts are satisfied over time because our performance typically creates or enhances an asset that the customer controls. For fixed-price contracts, we recognize revenue as performance obligations are satisfied and control of the promised good and/or service is transferred to the customer by measuring the progress toward complete satisfaction of the performance obligation(s) using an input method. Input methods result in the recognition of revenue based on the entity’s effort to satisfy the performance obligation relative to the total expected effort to satisfy the performance obligation. Under the cost-to-cost method, costs incurred to-date are generally the best depiction of the transfer of control. For unit-price and time and materials contracts, an output method is used to measure progress towards satisfaction of a performance obligation.

Actual revenue and project costs can vary, sometimes substantially, from previous estimates due to changes in a variety of factors, including unforeseen circumstances not originally contemplated. These factors, along with other risks inherent in performing fixed-price contracts, may cause actual revenue and gross profit for a project to differ from previous estimates and could result in reduced profitability or losses on projects. Changes in these factors may result in revisions to estimates of costs and earnings. Revisions to estimates of costs and earnings during the course of work are reflected in the accounting period in which the facts requiring revision become known. At the time a loss on a contract becomes known or is anticipated, the entire amount of the estimated ultimate loss is recognized in the financial statements. Once identified, these types of conditions continue to be evaluated for each project throughout the project term and ongoing revisions in management’s estimates of contract value, contract cost and contract profit are recognized as necessary in the period determined.

Subsequent to the inception of a fixed-price contract, the contract price could change for various reasons, including the executed or estimated amount of change orders and unresolved contract modifications and claims to or from owners. Changes that are accounted for as an adjustment to existing performance obligations are allocated on the same basis as established at contract inception. Otherwise, changes are accounted for as a separate performance obligation(s) and the separate contract price is allocated as discussed above.

Contracts can have consideration that is variable. For MSAs, variable consideration is evaluated at the customer level as the terms creating variability in pricing are included within the MSA and are not specific to a work authorization. For multi-year MSAs, variable consideration items are typically determined for each year of the contract and not for the full contract term. For bid contracts, variable consideration is evaluated at the individual contract level. The expected value method or most likely amount method is used based on the nature of the variable consideration. Types of variable consideration include liquidated damages, delay penalties, performance incentives, safety bonuses, payment discounts and volume rebates. We typically estimate variable consideration and adjust financial information, as necessary.

Change orders involve a modification in scope, price, or both to the current contract, requiring approval by both parties. The existing terms of the contract continue to be accounted for under the current contract until such time as a change order is approved. Once approved, the change order is either treated as a separate contract or as part of the existing contract, as appropriate under the circumstances. When the scope is agreed upon in the change order but not the price, we estimate the change to the transaction price.

In all forms of contracts, we estimate the collectability of contract amounts at the same time that we estimate project costs. If we anticipate that there may be challenges associated with the collectability of the full amount calculated as the transaction price, we may reduce the amount recognized as revenue to reflect the uncertainty associated with realization of the eventual cash collection.

Business Combinations

We account for business combinations using the acquisition method of accounting, which requires that the purchase price, including the fair value of contingent consideration, of the acquired entity to be allocated to the assets acquired and liabilities assumed based on the estimated fair values at the date of acquisition. Any excess of the purchase price over the estimated fair value of the identifiable net assets acquired is recorded as goodwill. Acquisition-related expenses and transaction costs associated with business combinations are expensed as incurred.

The determination of the fair value of assets acquired and liabilities assumed requires us to make subjective judgments as to projections of future operating performance, discount rates, and long-term growth rates, among other factors. The effect of these judgments then impacts the amount of the goodwill that is recorded and the amount of depreciation and amortization expense to be recognized in future periods related to tangible and intangible assets acquired.

GAAP provides a “measurement period” of up to one year in which to finalize all fair value estimates associated with the acquisition of a business. Most estimates are preliminary until the end of the measurement period. During the measurement period, adjustments to initial valuations and estimates that reflect newly discovered information that existed at the acquisition date are recorded. After the measurement date, any adjustments would be recorded as a current period gain or loss.

Goodwill and Long-Lived Assets

Goodwill

During fiscal year 2023, the Company changed its reporting units to align with changes in its organization structure, and as a result, the Company has two reporting units. Goodwill is tested for impairment annually in the fourth quarter of each fiscal year, or more frequently if events or circumstances arise which indicate that the fair value of a reporting unit with goodwill is below its carrying amount. We assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. Qualitative factors assessed for each reporting unit include, among other things, deterioration in macroeconomic conditions; declining financial performance; deterioration in the operational environment; a significant change in market, management, business strategy or business climate; a loss of a significant customer; increased competition; or a decrease in the estimated fair value of a reporting unit.

If we believe that, as a result of our qualitative assessment, it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test is required. If the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recorded in the consolidated statement of operations.

2023

In connection with the annual goodwill assessment for 2023, we performed a qualitative impairment assessment for our reporting units. Other than the Riggs Distler reporting unit, the results of the qualitative assessment did not indicate that it was more likely than not that the fair value of each reporting unit analyzed was less than the carrying value including goodwill, and no impairment was recognized as a result of the annual assessment.

In the fourth quarter of fiscal 2023, we received notice that a customer canceled an offshore wind project, resulting in a reduction of Riggs Distler’s forecasted earnings. We determined this event, along with lower than expected earnings in 2023 resulted in a goodwill impairment. We performed a quantitative assessment as of the 2023 assessment date utilizing a weighted combination of the income approach (discounted cash flow method) and a market approach (guideline public company method). Under the discounted cash flow method, we determined fair value based on the estimated future cash flows of the reporting unit, discounted to present value using a risk-adjusted industry weighted average cost of capital, which reflects the overall level of inherent risk for the reporting unit and the rate of return an outside investor would expect to earn. Under the guideline public company method, we determine the estimated fair value by applying public company multiples to the reporting unit’s historical and projected results, including a reasonable control premium. The public company multiples are based on peer group multiples adjusted for size, volatility and risk.

The inputs used in the fair value measurement of the Riggs Distler reporting unit were the lowest level (Level 3) inputs. The key assumptions used to determine the fair value of the Riggs Distler reporting unit during the impairment assessment were: (a) expected cash flow for a period of five years based on our best estimate of revenue growth rates and projected operating margins; (b) a terminal value based upon terminal growth rates; (c) a discount rate based on our best estimate of the weighted average cost of capital adjusted for risks associated with the Riggs Distler reporting unit; (d) the selection of Riggs Distler’s peer group; and (e) an implied control premium based on our best estimate of the premium that would be appropriate to convert the reporting unit value to a controlling interest basis. Recent operating performance, along with key assumptions for specific customer and industry opportunities, were also utilized during the interim impairment assessment. The terminal growth rate used in the assessment was 3.0%. The discount rate used in the assessment was 12.5%, and the control premium supportable by market research and available data was 15.0%. The assessment resulted in the fair value of the Riggs Distler reporting unit being below its carrying value. As a result, we recognized an impairment charge of $214.0 million in the fourth quarter of fiscal 2023. The goodwill impairment charge did not affect our compliance with the financial covenants and conditions under our credit agreements.

2022

In connection with the annual goodwill assessment for fiscal 2022, we performed qualitative impairment assessments for our reporting units. Other than the Riggs Distler reporting unit, the results of the qualitative assessment did not indicate that it was more likely than not that the fair value of each reporting unit analyzed was less than the carrying value including goodwill, no goodwill impairment was recognized.

In 2022, we concluded that earnings shortfalls resulting from changes in the mix of work combined with inflation and higher fuel costs resulted in a goodwill impairment for the Riggs Distler reporting unit. We performed a quantitative assessment as of October 1, 2022 utilizing a weighted combination of the income approach (discounted cash flow method) and a market approach (guideline public company method). Under the discounted cash flow method, we determined fair value based on the estimated future cash flows of the reporting unit, discounted to present value using a risk-adjusted industry weighted average cost of capital, which reflects the overall level of inherent risk for the reporting unit and the rate of return an outside investor would expect to earn. Under the guideline public company method, we determine the estimated fair value by applying public company multiples to the reporting unit’s historical and projected results, including a reasonable control premium. The public company multiples are based on peer group multiples adjusted for size, volatility and risk.

The inputs used in the fair value measurement of the Riggs Distler reporting unit were the lowest level (Level 3) inputs. The key assumptions used to determine the fair value of the Riggs Distler reporting unit during the 2022 annual impairment assessment were: (a) expected cash flow for a period of five years based on our best estimate of revenue growth rates and projected operating margins; (b) a terminal value based upon terminal growth rates; (c) a discount rate based on our best estimate of the weighted average cost of capital adjusted for risks associated with the Riggs Distler reporting unit; (d) the selection of Riggs Distler’s peer group; and (e) an implied control premium based on our best estimate of the premium that would be appropriate to convert the reporting unit value to a controlling interest basis. Recent operating performance, along with key assumptions for specific customer and industry opportunities, were also utilized during the annual impairment assessment. The terminal growth rate used in the assessment was 3.0%. The discount rate used in the assessment was 14.0%, and the control premium supportable by market research and available data was 15.0%. The assessment resulted in the fair value of the Riggs Distler reporting unit being below its carrying value. As a result, we recognized an impairment charge of $177.1 million in fiscal 2022. The goodwill impairment charge did not affect our compliance with the financial covenants and conditions under our credit agreements.

2021

In connection with the annual goodwill assessment for fiscal 2021, we performed a qualitative impairment assessment of our reporting units, which indicated that the fair value of each reporting unit was greater than the carrying value including goodwill. Accordingly, a quantitative goodwill impairment test was not required, and no goodwill impairment was recognized in fiscal 2021.

Long-Lived Assets

We review the carrying value of our long-lived assets, including property and equipment and intangible assets with finite useful lives, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset or asset group may not be recoverable. Such circumstances may include a significant decrease in the market price of an asset, a significant adverse change in its physical condition or the manner in which the asset is being used or a history of operating or cash flow losses associated with the use of the asset.

Impairment losses could occur when the carrying amount of an asset exceeds the anticipated future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. The amount of the impairment loss to be recorded, if any, is calculated as the excess of the asset’s carrying value over its estimated fair value. The estimate of future cash flows requires management to make assumptions and to apply judgments, including forecasting future sales and expenses and estimating useful lives of the assets. These estimates can be affected by a number of factors, including, among others, future results, demand for our services and economic conditions, many of which can be difficult to predict. Actual future prices, operating expenses and discount rates could vary from the assumptions used in our estimates and may have a material impact on the assessment of the fair value of the respective assets and ultimately, our results of operations.

Income Taxes

We file income tax returns in various states and in Canada. In the U.S. federal jurisdiction and certain states, we have historically filed income tax returns as part of a consolidated group with Southwest Gas Holdings. For purposes of our consolidated financial statements, we have adopted the separate return approach under the asset and liability method. The income tax provisions and related deferred tax assets and liabilities reflected in our consolidated financial statements have been estimated as if we were a separate taxpayer.

Our annual tax expense is based on our income, statutory tax rates and tax incentives available to us in the various jurisdictions in which we operate. Changes in existing tax laws or rates could significantly impact the estimate of our tax liabilities. Deferred tax assets represent amounts available to reduce income taxes payable on taxable income in future years. Such assets arise because of temporary differences between the financial reporting and tax bases of assets and liabilities, as well as from net operating loss and tax credit carryforwards. We evaluate the recoverability of these future tax deductions and credits by assessing the adequacy of future expected taxable income from all sources, including reversal of taxable temporary differences, forecasted operating earnings and available tax planning strategies. These sources of income rely heavily on estimates, and we use our historical experience as well as our short- and long-range business forecasts to provide insight.

Significant judgment is required in determining our tax expense and in evaluating our tax positions, including evaluating uncertainties. We recognize tax benefits from uncertain tax positions only if we believe that it is more likely than not that the tax position will be sustained on examination by the relevant taxing authorities based on the technical merits of the position. Our policy is to adjust these reserves when facts and circumstances change, such as the settlement or effective settlement of positions with the relevant taxing authorities. We have provided for the amounts we believe will ultimately result from these changes; however, due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from our current estimate of the tax liabilities. Such differences will be reflected as increases or decreases to income tax expense in the period in which they are determined.

Management intends to continue to permanently reinvest any future foreign earnings in Canada. Distributions of cash to the U.S. as dividends generally will not be subject to U.S. federal income tax. The Company has not provided foreign withholding or state income taxes on the undistributed earnings of its foreign subsidiaries, over which the Company will have sufficient influence to control the distribution of such earnings and has determined that substantially all such earnings have been reinvested indefinitely. These earnings could become subject to foreign withholding tax if they are remitted as dividends. As of December 31, 2023 and January 1, 2023, the Company estimates that repatriation of these foreign earnings would generate withholding taxes and state income taxes of approximately $5.9 million and $4.7 million, respectively.

See “Note 13—Income Taxes” to the annual consolidated financial statements for further information on income taxes.

Litigation and Contingencies

Accruals for litigation and contingencies are based on our assessment, including advice of legal counsel, of the expected outcome of litigation or other dispute resolution proceedings and/or the expected resolution of contingencies. Significant judgment is required in both the determination of probability of loss and the determination as to whether the amount is reasonably estimable. Accruals are based on information available at the time of the assessment due to the uncertain nature of such matters. As additional information becomes available, we reassess potential liabilities related to pending claims and litigation and may revise our previous estimates, which could materially affect our results of operations in a given period.

BUSINESS

Our Mission

Our mission is to be the leader in safe, sustainable utility infrastructure services, while fulfilling our roles as a values-driven employer of choice and a responsible corporate citizen in the communities in which we live and work.

Our Business

Centuri is a leading, pure-play North American utility infrastructure services company with over 110 years of operating history that partners with regulated utilities to maintain, upgrade and expand the energy network that powers millions of homes and businesses. We are a leader in utility infrastructure services and serve as long-term strategic partners to, and an extension of, North America’s electric, gas and combination utility providers, delivering a wide range of infrastructure solutions that ensure safe, reliable and environmentally sustainable grid operations. Our service offerings primarily consist of the modernization of utility infrastructure through the maintenance, retrofitting and installation of electric and natural gas distribution networks to meet current and future demands while also preparing systems for the transition to clean energy sources. We also serve complementary, attractive and growing end markets such as renewable energy and 5G datacom. Guided by our values and our unwavering commitment to serve as long-term partners to customers and communities, our more than 12,500 employees enable our customers to safely and reliably deliver electricity and natural gas and achieve their goals for environmental sustainability.

North America relies on electric and gas delivery infrastructure for the basic energy needs of homes and businesses and generally to maintain its dynamic economy, but existing infrastructure is subject to degradation and is often decades old. Despite significant recent investment, much of the existing electric grid and, according to PHMSA, more than 409,000 miles of gas main lines are more than 50 years old (including pipelines of unknown vintage) and in need of significant upgrade or replacement as of August 2023. Federal, state and local governments have increased regulatory stringency and enacted legislation to support the necessary infrastructure investments in the sector, aimed at preventing disruption, enhancing safety and readying to meet current and future demands. Additionally, labor market constraints, the need for cost efficiency and a steadily declining utility workforce have led utilities to become increasingly reliant on outsourced utility service providers, creating an overall growing market well positioned for consolidation. We believe these trends represent a significant challenge for utilities, but also an opportunity for outsourced utility infrastructure services companies to build and maintain more efficient, sustainable infrastructure that can meet the needs of future generations.

We often serve as an extension of our diverse utility customer base’s workforce, which consists of more than 400 customers as of the date of this prospectus. Our customers are leading electric, gas and combination utility companies across North America, including American Electric Power, Enbridge, Entergy, Exelon, NiSource, National Grid, Sempra Energy and Southern Company, among others. We also contract with certain large-scale 5G datacom providers to support increased utilization of 5G and network expansion with the addition of C-band and small cells. Our top 10 and top 20 customers are almost exclusively investment grade utilities and represented 49% and 71% of our revenues, respectively, during fiscal 2023.

We have over 110 years of industry operating experience and offer a wide range of services across the electric and gas utility value chain as depicted below.

We believe our brand, scale, experience and fulsome service offerings compose the necessary profile to attract and retain the best talent and to competitively position ourselves among the largest providers in the sector, while prioritizing the safety of our employees, customers and other stakeholders. We place a strong emphasis on employee training and development and have implemented a robust safety program that strives to ensure all projects are executed with the highest level of safety and quality standards.

We operate through a family of integrated companies that work together across different geographies, allowing us to establish solid relationships and a strong reputation for a wide range of capabilities. Operating across the utility value chain allows us to address diverse customer initiatives, and our knowledge, expertise and resources enable us to deliver successful projects that meet these ever-evolving needs. Furthermore, the composition of our workforce, which includes both union and non-union field labor, enables us to access a wide range of opportunities across regions, customers and projects.

Our core operations are focused on modernizing utility infrastructure, which reduces risks of hazardous gas leaks, reduces methane emissions from natural gas pipelines, hardens electric infrastructure from weather events, thereby increasing electric grid and delivery infrastructure resiliency, and improving overall safety, reliability, and sustainability of North American energy networks. By helping enable utility infrastructure to deliver safer, more sustainable solutions to meet the needs of our customers and the communities we collectively serve, our services are ESG-focused in nature, improving and expanding positive and sustainable impacts across the energy network. We are committed to being an ESG leader through both our work to advance infrastructure for clean energy delivery, as well as our internal commitments for sustainability that guide our operations and vision for the future. A robust internal ESG framework aligns directly with our overall corporate strategy and long-term vision.

To accommodate incremental demands from the broader transition to clean energy sources supported by key U.S. legislation, including the IRA and the IIJA, numerous infrastructure replacements or upgrades are needed. We are strongly positioned to support this transition by providing the infrastructure needed to connect renewable energy to existing distribution systems as well as expanding electric grid capacity and modernizing electric and gas delivery infrastructure to support future demand. Examples of this work include supporting the infrastructure needed to transport renewable natural gas from dairy farms, enabling grid connectivity for wind and solar energy, and building out infrastructure for electric vehicle (“EV”) charging stations and battery storage facilities.

We currently operate across 87 locations in 43 U.S. states and two Canadian provinces, enabling us to support our customers across multiple geographies. The majority of our customer relationships are governed by long-term

MSAs, comprising approximately 82% of our total revenue during fiscal 2023. Additionally, of the remaining 18% of our total revenue that was generated from bid contracts, 7% was generated from existing MSA customers. We predominantly perform smaller, lower-risk distribution projects for our customers. Our focus on MSA-driven work, long-term customer partnerships and recurring maintenance-oriented work orders provides us with a highly visible demand outlook.

Geographic Footprint

The utility services industry is highly fragmented and is comprised of a range of providers, from small, regional providers to scaled companies like Centuri. The top five largest utility service providers (including Centuri) collectively produced 18% of the 2022 utility services revenues in the industry, while the remaining 82% of those revenues were either produced by a large number of independent, regional providers or represent work self-performed by utilities, according to the ENR Top 600 Specialty Contractors 2023 Report and S&P Global Market Intelligence. Brand, scale, geographic footprint and breadth of services are key differentiating characteristics in the industry, which allow scaled companies such as ours to position themselves to capture opportunities that arise from sector tailwinds, including increasingly large utility footprints.

We maintain a favorable mix of contracts, with 77% of our fiscal 2023 revenue generated from variable-priced contracts (54% of revenue from unit-priced contracts and 23% from time and materials (“T&M”) contracts.) We believe that our exposure to fixed-price contracts, which represent the remaining 23% of our fiscal 2023 revenue, is among the lowest in the industry and serves to minimize execution risk across our operations.

Our History

The roots of our combined family of companies date back to the early 20th century, beginning in 1909 with the founding of Riggs Distler. As a long-term strategy for continued growth into new geographies and service markets, Centuri was created in 2014 as a holding company for NPL and NPL Canada. Since then, the Centuri family of companies has grown both organically and with the acquisitions of multiple natural gas and electric infrastructure services companies, including the acquisition of Neuco in 2017, the acquisition of Linetec in 2018 and the acquisition of Riggs Distler in 2021.

Our Business Lines

We operate two primary lines of business, Gas Utility Services and Electric Utility Services, which were also our reportable segments as of December 31, 2023. As described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Segment Information”, beginning with our financial statements for the quarter ending March 31, 2024, for financial reporting purposes, we will divide our Gas Utility Services segment into a U.S. Gas segment and a Canadian Gas segment, and we will divide our Electric Utility Services segment into a Union Electric segment (consisting of our Riggs Distler and National subsidiaries) and a Non-Union Electric segment (consisting of our Linetec subsidiary).

Gas Utility Services: We provide comprehensive services, including maintenance, repair, installation and replacement services for natural gas local distribution utility companies (“LDCs”) focused on the modernization of their infrastructure. The work performed within our gas business includes solutions for all stages of utility work and is performed primarily within the distribution, urban transmission and end-user infrastructure rather than large-scale, project-based, cross-country transmission, which we believe substantially limits our execution risk. We are able to cater to the needs of our gas utility services customers by serving union markets (through our NPL and NPL Canada subsidiaries) and non-union markets (through our Neuco and Canyon Pipeline subsidiaries). The average size of an MSA work order performed for gas utility services is less than $15,500 and we typically execute more than 83,000 gas MSA work orders per year.

As a result of the age and condition of natural gas distribution infrastructure, regulatory stringency and environmental protection, the demand for natural gas infrastructure modernization services has increased and, we believe, will continue to grow, with several decades of infrastructure modernization necessary for most utilities. As a strategic partner to gas utilities, we have been a key beneficiary of gas pipeline modernization spending. With increasing demands placed on the United States energy network to support consumption and economic growth, there remains a critical need to upgrade gas pipeline infrastructure across the country to ensure potential safety and environmental hazards from leak-prone pipelines are minimized. In 2011, following certain natural gas pipeline incidents, the Department of Transportation (“DOT”) and PHMSA, an agency under the DOT that oversees the country’s pipeline infrastructure, issued a “Call to Action” to accelerate the repair, rehabilitation and replacement of leak-prone or otherwise high-risk pipeline infrastructure. The guidelines focused primarily on the highest risk indicators, which are infrastructure age and material such as cast and wrought iron, uncoated steel and certain vintage plastics commonly used in older pipelines. Since that time, gas utilities have undertaken substantial investment initiatives to replace these legacy pipelines and ensure their operations remain in compliance and partnered with scaled infrastructure services companies such as Centuri on the implementation of these initiatives.

Despite significant recent investment, according to PHMSA, more than 409,000 miles of gas distribution main lines are more than 50 years old (including pipelines of unknown vintage) and in need of significant upgrade or replacement as of August 2023. Based on recent rates of replacement, several decades of highly visible infrastructure modernization demand remain. Given our leading scale, broad range of capabilities, strong reputation and long-standing customer partnerships, we remain well positioned to capitalize on the long-term modernization trends.

Electric Utility Services: We provide a comprehensive set of electric utility services encompassing design, maintenance and repair, upgrade and expansion services for transmission and distribution infrastructure. Our electric work is focused on recurring local distribution and transmission services under MSAs as opposed to mega-scale, project-based, cross-country transmission, which we believe substantially limits our execution risk. The average size of an MSA work order performed for electric utility services customers is less than $26,500 and we execute more than 42,000 electric MSA work orders per year. We serve utility customers in both union markets (through our Riggs Distler and National subsidiaries) and non-union markets (through our Linetec subsidiary), primarily performing our services on utility customers’ infrastructure between the substation and end-user meter.

Given the increased occurrence of extreme weather events across North America and our role as a trusted partner throughout the communities we serve, our service offerings have grown to include emergency utility system restoration of overhead and underground delivery infrastructure, which is aimed at returning critical utility infrastructure back to working order after weather-related disruptions. This includes disruptions caused by named storms as well as smaller weather events that occur across the U.S. and Canada throughout the year. Furthermore, our expansive geographic reach enables us to pull both electric and gas resources from unaffected areas to respond with scale when and where our customers and others need us.

As a result of aging electric utility infrastructure, a growing need for investment in grid and related delivery system hardening to withstand more frequent adverse weather events and to support the transition to renewable sources, we believe demand for electric utility services will continue to increase in the foreseeable future. According to the Department of Energy, almost 70% of electric infrastructure in North America is over 25 years old, and we expect continued growth in the demand for replacements and upgrades.

In addition to our services for regulated electric and gas utilities, we serve several complementary, attractive growth market adjacencies, such as renewable energy and 5G datacom. Our renewable energy service offerings include onshore assembly and fabrication of offshore wind farm components as well as grid integration of wind and solar facilities. We believe we are particularly well positioned to capture incremental demand in the offshore wind space given the continuing expansion of projects in our core geographies as North America looks to renewable energy sources that can sustain all-time high grid demands. According to BloombergNEF, there will be over 16,000 MWs of offshore wind electric capacity added to the U.S. electric grid between 2023 and 2030, representing a compound annual growth rate of 61%. Leveraging our geographic footprint, scale and relationships with utility customers, we were awarded a landmark offshore wind supply chain contract in New York and have since earned additional contract awards to support other offshore wind projects throughout the Northeastern U.S. Our professional workforce and reputation for safety and quality has gained us a strong foothold in the offshore wind space, supporting both development and grid integration. Our crews and equipment are focused on onshore fabrication only, and not offshore transportation or installation, as these services are outsourced by our customers to other specialized providers. We also support customers in the deployment of EV charging stations and related infrastructure, as well as battery energy storage systems.

Our 5G datacom work primarily consists of small-cell and C-band installation and maintenance, electrical pole installation and mono and lattice tower installation, with additional potential for cross-sell opportunities. Given the electric pole maintenance, replacement and installation work we perform for utilities, we have the capability and expertise to provide 5G datacom services – particularly when such work occurs in utility poles’ “electrified zone,” the supply space located in the uppermost area where electric distribution cables, transformers and capacitors are found. Work in these zones is required to be performed by trained electric linemen. As a result, we can continue to serve our utility customers while capturing additional opportunities with cellular service providers. We expect increased outsourced work in the 5G datacom space to continue, given the densification needs stemming from the widespread adoption of 5G, rapid growth in broadband consumption and network functionality expectations.

We achieved revenues of $2.9 billion during fiscal 2023 and had backlog of approximately $5.1 billion with respect to existing MSAs and contracted project work as of fiscal year-end. Backlog represents our expected revenue from existing contracts and work in progress as of the end of the applicable reporting period. During fiscal 2023, 53% of our total revenues came from Gas Utility Services (specifically, 37% gas replacement, 13% new gas activities and 3% pipeline integrity), 45% came from Electric Utility Services (specifically, 26% electric services, 9% telecom and other electric services, 7% offshore wind and 3% storm response) and the remaining 2% of revenues came from our corporate and other activities. Of the 53% of total revenues that came from Gas Utility Services, 47% came from U.S. Gas Utility Services and 6% came from Canadian Gas Utility Services. Of the 45% of total revenues that came from Electric Utility Services, 29% came from Non-Union Electric Services, 16% came from Union Electric Services and 2% came from other activities. Over the same time period, 54%, 23% and 23% of our total revenues came from unit-price, T&M and fixed-price contracts, respectively, and overall, 82% of our total revenue came from MSAs. We derived 92% of our revenues in fiscal 2023 from the United States (specifically, 33% from the Northeast region, 21% from the Midwest region, 29% from the South region and 9% from the West region) and 8% from Canada. Additionally ,we derived 77% of our revenues from regulated utilities customers and the remaining 23% from a combination of clean energy providers, independent transmission companies, home builders, municipalities and industrial customers.

In January 2024, the Company appointed a new Chief Executive Officer. Following the appointment of the Company’s new Chief Executive Officer, the Company underwent an internal personnel reorganization, causing the Company to re-evaluate its reportable segments. The Company determined that it was appropriate to re-align our reporting structure from two reportable segments consisting of (i) Gas Utility Services and (ii) Electric Utility Services, to the following four reportable segments: (i) U.S. Gas, (ii) Canadian Gas, (iii) Union Electric and (iv) Non-Union Electric. The U.S. Gas and Canadian Gas businesses have historically been part of our Gas Utility Services segment, and the Union Electric and Non-Union Electric businesses have historically been part of our Electric Utility Services segment. We will begin reporting under the new segment reporting structure beginning with our financial statements as of and for the three months ending March 31, 2024. The historical financial information presented in this prospectus is presented on the basis of the segment reporting structure that was in place as of December 31, 2023, and it does not reflect the new segment reporting structure.

Our Industry

Our industry encompasses a range of companies at national, regional and local levels, all of which specialize in providing outsourced infrastructure services to electric, gas and combination utilities. The competitive landscape has been consolidating but remains regionally fragmented, with many smaller infrastructure service providers. The top five largest utility service providers (including Centuri) collectively produced 18% of the 2022 utility services revenues in the industry, while the remaining 82% of those revenues were either produced by a large number of independent, regional providers or represent work self-performed by utilities, according to the ENR Top 600 Specialty Contractors 2023 Report and S&P Global Market Intelligence.

Geographic footprint, size and breadth of services are key differentiating characteristics in the industry and allow us to uniquely position ourselves to capture opportunities that arise. We are one of the few pure-play utility infrastructure service providers that is maintenance-oriented, distribution-focused and has no exposure to cross-country pipeline projects. Furthermore, we often maintain multiple service agreements with our customers across the U.S. and Canada.

The utility industry is characterized by consistent growth of highly predictable, non-discretionary, regulatory-driven investment, supporting resilience through to economic cycles and periods of economic disruption. Additionally, the increased programmatic investment for upgrading or replacing older electric and gas utility infrastructure networks, as well as the deployment of “smart” systems and energy transition initiatives, provides a solid growth outlook for the utility services sector and opportunities for service diversification and continuous consolidation among the largest service providers. According to the C Three Group, total North American utility infrastructure capex and total North American utility infrastructure outsourced capex is forecasted to grow at mid-single digits, as shown in the charts below:

Infrastructure spend is expected to continue to be robust, driven by increased investments in resiliency, replacing antiquated infrastructure, digitization and clean energy transition. According to the C Three Group, over the next five years, the compounded annual growth for the outsourced infrastructure spend market is expected to be around 6%. The LDC and electric transmission industries are effectively fully outsourced, with distribution infrastructure being the fastest growing segment as more utilities increase the use of outside providers.

We believe the following utility industry dynamics will have a material impact on demand for our services:

Aging Utility Infrastructure. As utility infrastructure ages, safety risks may also increase. A focus on safety, resiliency and the environment has driven, and is continuing to drive, increased regulatory stringency, and thus, investment to maintain, repair and replace utility infrastructure. According to PHMSA, as of August 2023, there were more than 409,000 miles of gas main lines in the U.S. that are more than 50 years old (including pipelines of unknown vintage) and in need of significant upgrade or replacement. The need for pipeline upgrade and replacement also extends to pipelines installed in more recent periods as they exceed age-related safety thresholds over time, resulting in an ongoing, resilient need for our services. The U.S. Department of Energy estimates more than 70% of the nation’s grid transmission lines and power transformers are over 25 years old, creating vulnerability exacerbated by increasingly frequent seasonal storms and extreme weather events in regard to above-ground electric facilities; we have also witnessed and expect continued growth in the demand for replacements and upgrades in that end market. Many cities throughout North America are grappling with the consequences of using outdated systems, including electrical grids, vulnerable above-ground infrastructure and gas pipelines, which could lead to increased energy consumption, service disruptions and potential safety hazards. As the frequency of catastrophic climate events and the pivot to a clean energy economy persists, continued buildout, upgrades and replacement of aging distribution and transmission assets will need to continue to facilitate resiliency, energy availability, emission reduction and elimination goals, and moving wind and solar energy to population centers.

Long Tail of Maintenance and Replacement Work for Utilities. Many of the electric powerlines and gas pipelines that are currently in use have been in operation for decades and are reaching the end of their useful lives. According to the American Society of Civil Engineers and the Pipeline and Hazardous Materials Safety Administration, the average age of the U.S. gas distribution pipelines is over 40 years old, while the average age of transmission lines for electricity is over 50 years old. Utilities, including many of our largest customers, have decades-long replacement needs, providing excellent visibility on future modernization investment. Based on regular dialogue with our utility customer base, we have learned that many have plans for multiple decades, of system upgrade work to keep up with infrastructure modernization demand aimed at ensuring safe and reliable delivery of electricity and gas to their customers. Our customer base is closely aligned with those companies with the largest backlogs of leak prone pipes, which require substantial leak survey and detection efforts in advance of replacement. According to C Three Group, the average number of years required to complete utilities’ replacement needs spans over 35 years, based on current replacement rates.

Focus on Sustainability, Decarbonization and the Transition to Renewable Energy. The focus on decarbonization and the transition to clean energy has become more acute across the globe and is driving significant pools of capital to new investments in sustainable technologies. According to the United Nations, reaching the Paris Agreement’s goal of limiting global warming to 1.5ºC will require an estimated $3-6 trillion of investment per year through 2050.

Notably, to help meet the Paris Agreement’s goals, the IRA provides a significant amount of funds for sustainability and renewable energy policies, and according to the White House, is the largest single action taken by the U.S. government to date in attempting to mitigate against the effects of climate change, by incentivizing investment in clean energy technologies.

As of September 2023, over 37 states in the United States have set ambitious renewable energy goals with clear targets and commitments to significantly increase reliance on renewable energy sources as early as 2033.

U.S. State Renewable Energy Targets

As a result of the renewable energy targets states have set, we expect growing demand for offshore wind, utility scale solar, battery energy storage systems (“BESS”) and other renewable energy sources, all of which require incremental infrastructure investments. As an example, the U.S. offshore wind market is poised for significant growth through the remainder of the current decade along with other alternative sources of energy. According to BloombergNEF, there will be over 16,000 MWs of offshore wind electric capacity added to the U.S. electric grid between 2023 and 2030, representing a compound annual growth rate of 61%. To build that capacity, the DOE estimates spend of more than $12 billion per year through 2030, with an additional $11 billion needed to support infrastructure investments including marshaling ports, fabrication ports, and large installation vessels needed to support the manufacture, transport, and installation of major offshore wind energy components. Below are the expected offshore wind installations in the U.S. through 2030, courtesy of Wood Mackenzie.

Continued Service Provider Consolidation Driven by Increasingly Large Utility Footprints. Over the past decade, there has been a wave of consolidation in the industry, as scaled providers are best positioned to address the increasingly complex needs of combination utilities and to offer consistent service across increasingly large utility footprints. North American utilities are consolidating their supply chains in an effort to streamline operations, lower costs, and support increasingly complex infrastructure. Scaled energy infrastructure service providers such as Centuri are better positioned to meet customers’ diverse and evolving needs by providing a wider breadth of services over a larger geographic footprint than that of smaller, regional providers. Moreover, scaled providers have a differentiated ability to invest in talent and can therefore offer superior and more consistent quality of services and availability of skilled craft labor.

Increasing Demand for Grid Capacity to Support Energy Transition and Overall Consumer Energy Use. As the world transitions towards cleaner sources of energy, including wind and solar power, the need for grid capacity is becoming increasingly important. The traditional electric energy infrastructure was built to support large, centralized power plants, but the rise of renewable energy sources leads to an increase in power generation distribution. This presents a new set of challenges for grid operators who must balance the variables related to the output of renewable sources with the constant demand for electricity. McKinsey forecasts that power consumption will triple by 2050, natural gas demand will increase 10% in the next decade, and renewables sources will account for 85% of global power generation by 2050. McKinsey further notes that wind and solar capacity in planning exceeds the existing capacity of the current electric grid. The need for grid capacity and system reliability to support increasing demand for energy, including those from intermittent renewable sources, presents a long-term runway of opportunity for us to support ongoing utility system modernization and the transition to a cleaner energy future.

Increasing Regulatory Stringency. The attention to safety and reliability of the grid over the past 20 years has culminated in increased investment in electric and gas infrastructure, which is expected to continue for the foreseeable future. This has led regulators throughout the United States to deploy significant efforts to set new initiatives in modernizing and improving the country’s electric and gas infrastructure while balancing reliable and affordable services for consumers and a timely recovery of costs for utilities. Governments and regulatory bodies are taking a closer look at these essential services industries, with the aim of improving safety, reducing emissions and ensuring fair pricing for consumers. Many countries have set ambitious emission targets for the energy sector and regulators are playing a key role.

The U.S. Energy Policy Act of 2005 established mandatory electric grid reliability standards and incentivized investments in transmission and distribution systems. PHMSA instituted Distribution Integrity Management Programs effective February 2010, which require operators of gas distribution pipelines to develop and implement integrity management programs to enhance safety by identifying and reducing pipeline integrity risks. FERC Order No. 1000, issued in July 2011, established transmission planning requirements to encourage development of electric transmission infrastructure projects. In 2020, PHMSA issued Part One of its “Mega Rule,” which included requirements for reconfirming transmission pipeline maximum allowable operating pressure and verification of pipeline materials, in addition to expanding assessments and requirements for work in moderate consequence areas, among other things. The U.S. government also enacted the Protecting Our Infrastructure of Pipelines and Enhance Safety Act in 2020 to address a variety of pipeline safety issues. Then in March 2022 and August 2022, PHMSA issued rules amending federal pipeline safety regulations applicable to valve installation and minimum rupture detection standards for transmission pipelines, and passing amendments applicable to transmission pipeline integrity management, effective in October 2022 and May 2023, respectively. Likewise, there has been significant attention placed on wildfire and outage mitigation as well as electric grid modernization, through state regulatory proceedings, national infrastructure legislation and other initiatives. The IRA includes a number of provisions to accelerate the deployment of clean energy technologies, including incentives for the buildout of necessary infrastructure and the allocation of $1 billion for pipeline modernization in under-resourced communities. The U.S. Department of Energy estimates more than 70% of the nation’s grid transmission lines and power transformers are over 25 years old, creating vulnerability exacerbated by increasingly frequent seasonal storms and extreme weather events, in regard to above-ground electric facilities.

Increased Investments in Grid Reliability and Hardening. As North America becomes ever more reliant on renewable power generation and severe weather events occur more frequently, the scrutiny of North American above-ground utility infrastructure increases. Utilities are being required to invest more in grid infrastructure hardening to prevent electric delivery disruptions and wildfires. According to the C Three Group, for the year ended December 31, 2023, capital expenditures for North American LDCs are expected to exceed $40 billion. Additionally, according to a report published by the Edison Electric Institute in September 2023, total capital expenditures among the major public investor-owned U.S. electric utilities are expected to more than double from $74 billion in 2010 to an estimated $168 billion in 2025. According to the Edison Electric Institute, U.S. electric utilities are spending between 34-37% of their transmission and distribution capex on adaptation, hardening and resilience initiatives. We expect demand for system modernization and upgrades to continue well into the future for the purpose of enhancing electric grid and natural gas network reliability.

Total Public Investor-Owned U.S. Electric Utility Capital Expenditures (dollars, in billions)

Declining Utility Workforce and Increased Reliance on External Providers. Increasing demand for utility infrastructure maintenance and replacement driven by regulatory stringency, aging utility infrastructure, widespread deployment of smart grid technologies and steady declines in the utility workforce alongside other industry trends have pushed utilities to rely on external service providers to meet these needs. According to the C Three Group, over the next five years, the compounded annual growth for the outsourced infrastructure spend market is expected to be around 6%. A declining utility workforce coupled with increasing infrastructure needs are driving utilities to become more reliant on external providers for innovative problem solving. According to the U.S. Bureau of Labor Statistics, the number of employees in the utility industry has decreased by approximately 30,000 employees between 1998 and 2023. Additionally, according to the U.S. Department of Labor, a significant percentage of the remaining internal utility workforce is eligible to retire over the next six to eight years, with 23% of the utility workforce being at least 55 years old as of January 2024, further limiting in-house utility labor resources.

The majority of utilities, whether electric, gas or combination, outsource a substantial portion of their capital expenditure work to providers like us.

As evidence of this increasing reliance on external providers, between 2010 and 2022, LDC capital expenditures increased over 200%, while employment numbers have remained mostly flat over the same period, according to the C Three Group. To meet their needs, total outsourced spend by utilities with infrastructure service contractors for LDC work in 2022 was almost $19 billion, an increase of over 300% from 2010 levels, according to the C Three Group.

Total natural gas LDC spend is projected to grow by 20% through 2026. Regardless of the pace at which these expenditures grow, it is expected that utilities will require external providers to meet their capital expenditure needs.

Boosted Stimulus Spending. The U.S. grid consists of more than 7,300 power plants, 160,000 miles of high-voltage power lines and millions of low-voltage power lines. The U.S. government has created a number of policies aimed at stimulating the economy and providing the means to help reinforce the country’s infrastructure.

The IRA, signed into law in 2022 and which includes nearly $370 billion of investments, is aimed at supporting the antiquated infrastructure by incentivizing companies to invest in the areas of clean energy, transportation and environmental sustainability. Its goal is to achieve a 40% reduction of CO2 and menthane by 2030 and will have a direct impact on both the electric and gas industries. This act is the single largest action ever taken by the U.S. government in an attempt to address climate change. It includes several important provisions that will have a direct impact on utility infrastructure spend, including:

•	$27 billion grant program for states, local and tribal governments to enable GHG reduction projects, therefore increasing grid demands.

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Imposes fines for methane leakage from petroleum and natural gas systems, that exceed leak thresholds, of up to $1,500 per ton of CO2e, while providing incentives for carbon capture and carbon removal.

•	$2 billion in loans for the construction or modification of transmission facilities.

The $1.2 trillion IIJA includes numerous provisions focused on upgrading electric T&D infrastructure. Other important provisions that will have a direct, positive impact on the utility infrastructure services industry include:

•	$11 billion in grants for states, tribes and utilities to enhance the resilience of the electric infrastructure against extreme weather events and cyber attacks.

•	Backing for a $3 billion expansion of the Smart Grid Investment Matching Grant Program, which focuses on grid flexibility investments.

•	$750 million grant program supporting advanced energy technology manufacturing projects, thus expanding the need for further T&D infrastructure upgrades or replacements.

5G Deployment and Grid Automation. Especially in regions with high population density, 5G datacom providers have turned to C-band and small cell installation using existing grid infrastructure to bolster networks. This is primarily managed through joint-use agreements, pursuant to which a 5G datacom provider pays a monthly or annual fee to the utility company in exchange for the right to deploy equipment on that utility’s electric poles. An estimated 70% of electric distribution poles fall under joint-use agreements in the U.S., according to the C Three Group.

Primarily, C-band and small cell installation take place above the electric conductors on an electric pole and thus can only be installed by a trained electric lineman. Utilities regularly use infrastructure services providers, such as Centuri, to deploy this equipment, given this need to use linemen.

5G small cell spend by datacom providers is expected to increase through 2026. In tandem with slow regulatory approvals and a focus by datacom providers on deployment in densely populated areas, utilizing existing electric grid infrastructure is an economical and expedient way for datacom providers to build out their networks.

Similar to 5G buildout by datacom providers, utility providers are using IoT/5G communication technologies, to invest further in smart grid systems, to monitor grid status and better support maintenance/replacement.

EV Rollout. Adoption of electric vehicles is expected to continue, and grid capacity must meet the associated increased demand. The Statista Mobility Market Outlook expects global EV infrastructure revenue from 2017 to 2027 to grow at a 48% compounded annual growth rate. North America is currently behind other geographies in terms of adapting public infrastructure to keep up with the growing demand for electric vehicles.

Electric vehicle adoption is expected to increase even faster in the United States, given the establishment of the $1.2 trillion IIJA and the IRA. Altogether, the legislation provides more than $7 billion of EV-related investment in the supply chain for batteries, new tax credits to individuals or business who buy new or used EVs, additional incentives for installing EV charging infrastructure and grants/rebate programs for state, local and tribal governments and school transportation associations to electrify their fleet. These policies have been adopted in an effort to reduce greenhouse gas emissions from vehicles. As EV adoption increases, so too will the need for utility infrastructures services increase to support energy needs for existing homes and businesses, and the expanding usage from EV owners/consumers.

Increased Occurrence of Extreme Weather Events. Extreme weather is unpredictable, and can leave utilities with the immediate need for sizeable infrastructure expenditures. Utility services providers, especially those with scale, appropriate expertise and a large footprint, are increasingly being called upon to repair infrastructure damaged by storms. According to the NOAA, from 1980 through 2023, the United States experienced an average of 8.1 extreme weather events annually, each causing greater than $1 billion in damages (adjusted for inflation). This annual average increased to 20.4 events over the 2019-2023 period, with an estimated 18 and 28 events costing more than $1 billion in 2022 and 2023, respectively.

Most recently, the category 4 Hurricane Ian destroyed electricity networks in the U.S. and Cuba, leading to prolonged power outages for over 13 million people. The International Energy Agency (IEA) estimates that about one-quarter of global electricity networks are exposed to severe storms and over 10% of global networks are exposed to tropical cyclones, especially in North America.

Wildfires from dry conditions, lightning strikes, etc. can also pose a tangible threat to the integrity of electrical systems, and downed power lines from high winds can pose a wildfire threat when high-voltage systems come in contact with vegetation. Wildfires have been occurring more frequently in the United States. Globally, around half of the electricity networks are exposed to fire-inducing weather for more than 50 days per year and about 18% are at even higher risk of wildfires with more than 200 fire weather days annually. These wildfires can cause severe disruption, as seen in 2021 when a southern Oregon wildfire disrupted transmission lines to California and the southwest, reducing power supplies by as much as 5,550 MW for several days.

In parallel with the increase in costly natural disasters, the outages caused by severe weather has also increased significantly. In 2020, customers in the United States experience more than 8 hours of outages, double the level in 2013 when tracking of outages began. The average number of outages also increased from 1.2 to 1.4 for the same time periods, respectively.

Our Competitive Strengths

Our value proposition is defensible and differentiated, and we see the following competitive strengths as key advantages over our competitors:

Robust Track Record and Culture of Safety First. Being a scaled provider in our industry, we take an institutionalized approach to safeguard our employees and, as a result, deliver on industry leading practices for our customers and employees. Our dedicated leadership team has fostered a culture of safety and accountability, across all ranks, symbolized by our numerous prevention programs, as evidenced by our TRIR of 1.05 and DART rate of 0.32 per 200,000 work hours for fiscal 2023. The TRIR and DART rates for our Electric Utility Services business were 0.90 and 0.39, respectively, for fiscal 2023, compared to industry averages of 1.60 and 1.00, respectively, according to the U.S. Bureau of Labor statistics for power and communication line and related structures, and 1.58 and 0.98, respectively, according to the American Gas Association statistics for combination companies. The TRIR and DART rates for our Gas Utility Services business were 1.18 and 0.29, respectively for fiscal 2023, compared to industry averages of 1.60 and 1.00, respectively, according to the U.S. Bureau of Labor statistics for utility system construction, 1.58 and 0.98, respectively, according to American Gas Association statistics for combination companies, and 2.16 and 1.43, respectively, according to American Gas Association statistics for local distribution companies. As a result, and because of the importance that utility customers place on our ability to prevent injury, we are able to win and maintain long-lasting relationships with our customers and cement our position as an employer of choice in the industry, attracting the best talent and providing a competitive edge where safe and high-quality work is rewarded with additional opportunities.

Leading Market Share in a Highly Fragmented Industry. We are the third largest utility services provider by revenue, according to ENR’s Top 600 Specialty Contractors 2023 report (based on 2022 utility services revenues). Our market share is highly defensible given the concentration of smaller, regional providers in our industry and is underpinned by the benefits we provide our customers as a scaled provider. Our organic revenue grew at a 14.5% compound annual growth rate from fiscal 2010 to fiscal 2023 and a 9.4% compound annual growth rate from fiscal 2021 to fiscal 2023. Our platform allows us to assist our customers in supply chain consolidation by providing turnkey solutions with leading safety performance and consistent quality across geographies. Additionally, we are able to invest in talent development and technology to enhance operational efficiency and further increase customer trust and engagement. We are also able to dynamically scale our workforce to meet our customers’ demands, as evidenced by our increase in average headcount from approximately 9,000 employees in fiscal 2020 to over 12,500 employees in fiscal 2023. Our focus on utility services end markets, with exposure to 5G deployment and renewable energy, and on maintenance-oriented, distribution-focused projects, with no exposure to higher-risk cross country transmission projects, positions us to capture high quality growth and higher margin opportunities in areas where we have strong expertise.

Consistent and Resilient Growth. We have a long-term track record of consistent and resilient growth, as demonstrated by the fact that we have increased revenue by approximately nine times since 2010. Specifically, our total revenue has increased at a compound annual growth rate (“CAGR”) of 18.5% from 2010 to 2023, with our organic revenue increasing at a CAGR of 14.5% over that same period. In comparison, North American Utility Infrastructure Spend (which includes North American LDCs, electric distribution and electric transmission capital expenditures) increased at a CAGR of 7.3% from 2010 to 2023, according to the C Three Group.

Extensive North American Footprint. We have a scaled presence with local expertise through our operating companies, spanning across 43 U.S. states and two Canadian provinces. Our geographic footprint and proximity to customers allow us to serve as an extension of our diverse utility customer base’s workforce, helping us to secure further work. We believe our ability to provide a consistent quality of services across a broad geographic footprint is a key differentiator, particularly as the utility sector has consolidated, resulting in even broader service footprints. Additionally, our scale enables us to strategically allocate resources as needed across our more than 80 locations to meet increased gas and electric demand for utility infrastructure services or emergency restoration work. We have the benefit of a scaled organization, able to meet our customers’ needs across geographies, with the added value of localized expertise and support to communities where our employees live and work.

Diversified, Well-Tenured Blue-Chip Utility Customer Base. We serve some of the largest electric, gas and combination utilities in the United States and Canada, the vast majority of which are investment grade utilities. For example, in 2014, as part of our expansion further into the Canadian market, we added two of Canada’s largest gas utilities as customers. Our top 20 customers, which comprised 71% of our revenues during fiscal 2023, are almost entirely investment-grade utilities. Collectively, these utilities provide energy to over 100 million electric and gas customers across the U.S. and Canada, and each has a demonstrated need for ongoing strategic infrastructure services. In all, we serve over 25 electric and gas combination utilities across our operations. Our customer base is not only diversified and well-established, but also well-tenured. We have an average relationship of approximately 23 years with our top 20 customers. Our relationships are primarily governed through one or more MSAs with each customer; we have a near 100% MSA renewal rate with our customers. Furthermore, approximately $4.6 billion of our $5.1 billion in backlog as of December 31, 2023 was related to existing MSAs.

Comprehensive Service Offering. Our full breadth of service capabilities and expertise within both the electric and gas utility infrastructure value chains enable us to create entrenched relationships with our customers and opportunities for recurring work while providing a holistic approach to project delivery. Furthermore, these aspects uniquely position us to serve combination utilities, especially as compared to regional peers with capabilities in only electric or gas. The ability to serve combination utilities allows us to realize cross-selling opportunities across our electric and gas operations in addition to expanding wallet share.

Recurring, Lower Risk and Visible MSA-Driven Contract Profile. We generate 82% of our total revenue from multi-year MSAs that often have built-in price escalators to ensure consistent volume, create a stable revenue base and drive continued growth. Our focus is on maintenance-oriented, smaller projects instead of larger, cross-country transmission projects, which we believe substantially limits our execution risk. We predominately self-perform this work under MSAs, which allows us to have a lower economic risk profile. Historically, our average work order sizes were less than $26,500 and less than $15,500 for electric and gas job types, respectively. We have experienced a near 100% MSA renewal rate over the last decade, which further emphasizes the quality of our work, expertise and customer service. Furthermore, our contract profile is predominantly variable, with approximately 77% of our consolidated revenue during fiscal 2023 generated under unit-price or T&M contracts.

Highly Skilled Workforce. As of December 31, 2023, our workforce consisted of over 12,500 employees, giving us the ability to scale and cater to different customer needs and geographic requirements by serving union and non-union markets (72% of the workforce is union, the remaining 28% is non-union). We are differentiated by our scale, safety track record and focus on training and development. To invest in our employees, we partner with customers, unions, academic institutions and community organizations. Our investment in the company’s workforce has established us as an employer of choice in the industry.

Experienced Management Team, Well Positioned to Support Centuri in its Next Chapter of Growth. Our management team, on average, has over 20 years of infrastructure services industry experience with a proven track record of business growth, disciplined execution, successful integration of acquisitions at scale and the ability to maintain a high-performance company culture while serving a highly regulated customer base. Having worked at a wide array of companies in different stages of growth, we believe our management team has the collective knowledge to effectively guide us forward as we approach our next chapter. In addition, the current management team has worked together in leading the Centuri organization in this capacity over the last several years, independent from, albeit in collaboration with, the Southwest Gas Holdings management team.

Our Growth Strategies

Keep Critical Infrastructure Operating at Peak Performance. Many of our blue-chip customers have increased spending on their utility infrastructure network due to the age of their infrastructure and regulatory stringency. The increase in investment, coupled with the declining utility workforce, has led utilities to continue outsourcing their installation, maintenance and replacement work orders to scaled and experienced utility infrastructure service providers. We believe that the breadth of our service offerings, geographic footprint, industry expertise and reputation will satisfy our customers’ current needs and allow us to continue to capitalize on their evolving future needs.

Focus on Human Capital Recruitment, Development and Retention. We continue to cultivate a team of highly skilled and motivated individuals to ensure that we are able to continuously gain customer spend and market share. We are committed to providing our employees with competitive salaries and benefits, consistent training and opportunities for career development, and we pride ourselves on creating a supportive and diverse work environment. We believe our talent strategy and local oriented work positions us to be the employer of choice and to provide high quality and effective solutions to meet our customers’ needs.

Utilize Operational Equipment Efficiently. We deploy our services with a robust and diversified asset base of vehicles and specialized equipment to support our customers’ needs. Our broad portfolio of equipment enables us to ensure flexibility and availability of high demand assets, and to quickly shift resources based on local market demand. Owning equipment allows us to offset potential fluctuations in equipment and rental costs and allows us to stay competitive in the industry.

Emphasis on Combination Utilities. We recognize the current regulatory environment supports continued investment by customers and potential customers in utility infrastructure. Service expansion with combination utilities will continue to be a central pillar of our strategy and a key growth driver through our distinct ability to cross-sell our electric and gas platforms. Approximately 65% of our top 20 clients are combination utilities, either as the parent company or a utility that is part of a larger holding company. We believe our integrated operating company model will distinguish our offerings, allowing us to deliver solutions for customers across a variety of needs and geographies. While we will continue to focus on combination utilities, the strength of our electric and gas platforms positions us to further expand relationships with new and existing gas utility and electric utility customers.

Expansion into High-Growth Service Lines. Expanding into high-growth end markets represents a significant opportunity to capitalize on the increasing global demand for clean energy infrastructure. We support our customers’ strategies to prepare energy systems to meet future demand, including accelerating the transition to a lower carbon energy future. Specifically, we intend to expand within clean energy projects that include renewable natural gas and offshore wind, and enabling grid connectivity for wind and solar energy, EV charging and battery storage. We currently have an established framework contract with notices to proceed for tier 1 supply of advance components to support offshore wind projects in the Northeast and Mid-Atlantic regions of the United States. We believe that as a result of our work supporting projects under this agreement, we will be well positioned for additional opportunities supporting the offshore wind buildout in North America.

Organization Redesign and Streamlined Structure. In connection with William J. Fehrman assuming the role of Chief Executive Officer of the Company in January 2024, the Company underwent an internal personnel reorganization with the goals of (i) empowering operating unit leaders by flattening the Company’s organizational structure, (ii) maintaining active fleet and supply chain management using technology and data to drive efficiencies, and (iii) focusing on an accountability model that ties long term incentive awards to key performance metrics.

Responsible, ESG-Oriented Execution for Sustainable Growth. Our ESG initiatives are prioritized internally with executive level accountability. We focus on environmental policies through clear emission targets to reduce our own carbon footprint, as well as social initiatives by engaging with the communities we operate in and by investing in diversity, equity and inclusion, and governance initiatives through a strong executive foundation and thoughtful corporate policies. We embrace the responsibility to provide resources to our customers and stakeholders within the communities in which we operate that encourage constructive conversations, strong partnerships, a brighter future and increased opportunity.

Acquisitions and Strategic Alliances. Over time, we intend to continue to opportunistically acquire best-in-class operators with accelerated growth potential and are in frequent discussions with potential targets that would contribute to our growth. We look for value-oriented and opportunistic bolt-on acquisitions within existing segments that will bring additional customer relationships in underserved geographies as well as expanding technical services including maintenance, integrity, reliability, engineering and inspection capabilities. Most recently, this has included our acquisition of Riggs Distler in 2021 to support our expansion into the Northeast and Mid-Atlantic regions of the United States’ union electric markets, as well as our acquisition of Linetec in 2018 to support our expansion into the Southeastern region of the United States’ non-union electric market. In parallel with opportunistic bolt-on acquisitions, we expect to continue to form strategic alliances with both new and existing customers to expand into additional geographies and adjacent offerings. In so doing, we can further contribute to our growth by leveraging our strong reputation and extensive capabilities. Most recently, we partnered with one of the largest datacom providers in the United States to deliver its 5G hardware installation on utility assets in the Northeast. Since partnering with this provider in 2019, we have been awarded an additional five-year contract to support their 5G buildout in the Southeastern United States.

Competition

Competition within the industry has traditionally been limited to several regional and numerous local competitors in what has been a largely fragmented industry. Some national competitors also exist within the industry. Centuri operates in 87 primary locations across 43 U.S. states and two Canadian provinces, with its corporate headquarters located in Phoenix, Arizona. During 2023, Centuri served over 400 customers. During fiscal 2023, Southwest Gas Corporation accounted for approximately 4% of total revenue. Four additional customers accounted for approximately 26% of total revenue. No other customers individually accounted for 5% or more of total revenue.

Environmental, Social and Governance

ESG factors are engrained in our business operations, and our ESG commitment starts with knowing our stakeholders and their priorities. With deliberate effort, we engage our customers, employees, suppliers and communities to ensure our business processes align with their most pressing concerns. Once we determine the issues that are material to our business and our diverse set of stakeholders, we track and measure an established set of ESG performance metrics to help us understand and report our overarching impact.

ESG initiatives are prioritized with executive-level accountability through Centuri’s Executive Vice President, Chief Customer Officer, and Vice President, Communications & Sustainability, with specific direction from our Chief Executive Officer. In fiscal 2021, Centuri established an ESG Enterprise Excellence Team to develop and manage our ESG strategy. The cross-functional team has representation across all business units to ensure comprehensive input and consistent awareness and execution of initiatives throughout the entire organization. Working groups dedicated to ESG matters develop tactical recommendations and drive execution of our priorities. Centuri also regularly partners with customers to share best practices and ESG performance metrics.

Both internally and externally, we are committed to building better. This means embracing our responsibility as an employer, a member of the community and a steward of the environment to make a positive impact on the people and places around us. As we partner with our customers to enhance their infrastructure and support the transition to clean energy, we will provide the resources to increase opportunities, encourage inclusivity and inspire bright futures for our employees, our suppliers and the communities where we work.

Six principles guide our strategy for building a sustainable business: safety, environment, community, economy, quality and employees.

1. Safety

The safety of our employees and the communities where we work is our first priority. Our safety culture is focused on continuous improvement to ensure the electric and gas infrastructure we build is safe and reliable for the homes and businesses that depend on it.

2. Environment

Centuri partners with customers to help them prepare their infrastructure for a lower-carbon energy future. We are dedicated to setting the standard for environmental stewardship and carry these values through all facets of our business.

3. Community

As part of the fabric of our communities, we promote supplier diversity, cultivate a welcoming work environment and hire locally. We believe in philanthropy – fostering a positive impact in the communities in which we live and work.

4. Economy

Our commitment is to serve our communities for the long-term, contributing to a sustained local economy by creating jobs, growing local businesses and contributing to the tax base. We invest in the communities where we live and work every day.

5. Quality

Bringing our unique expertise, experience and resources to every project, we do things the right way to ensure projects meet or exceed our customers’ requirements as well as our own stringent standards for ensuring safety and quality.

6. Employees

The expertise of our diverse workforce is our most valuable asset in building long-term customer relationships and ensuring project success. Our commitment to their safety is matched only by our commitment to providing a fair and welcoming work environment where our employees can thrive.

Regulatory Environment

Centuri is not directly affected by regulations promulgated by the ACC, the Public Utilities Commission of Nevada, the California Public Utilities Commission, or the FERC. Centuri is not rate regulated by the state utilities commissions or by the FERC in any of its operating areas.

Our operations are subject to various laws and regulations including:

•	licensing, permitting, registration and inspection requirements applicable to businesses, contractors, electricians and engineers;

•	regulations relating to worker safety and environmental protection;

•	licensing, permitting and inspection requirements applicable to construction projects;

•	building and electrical codes;

•	special bidding and procurement requirements on government projects; and

•	local ordinances, laws and government acts regulating work in specified areas and on protected sites.

We believe that we are in compliance with applicable regulatory requirements and that we have all material licenses, registrations and permits required to conduct our operations. Our failure to comply with applicable regulations could result in project delays, cost overruns, remediation costs, substantial fines and revocation of our operating licenses. We do not expect that continued compliance with such regulations will have a material effect upon capital expenditures, earnings, or our competitive position.

Seasonality

Generally, our revenues are lowest during the first quarter of the year due to less favorable winter weather and related working conditions. Revenues typically improve as more favorable weather conditions occur during the summer and fall months. In cases of severe weather, such as following a regional storm, we may be engaged to perform restoration activities related to above-ground utility infrastructure, which typically results in higher margins due to higher equipment utilization and the absorption of fixed costs. Alternatively, these severe weather events can also delay projects, negatively impacting our results of operations. Severe weather events and the related impacts to our performance and results are not solely within the control of management and cannot always be predicted or mitigated.

Suppliers

Under the terms of a majority of our MSAs, materials used by our utility infrastructure service activities are specified, purchased and supplied by customers.

Properties

Centuri currently maintains its principal executive offices at 19820 North 7th Avenue Suite 120, Phoenix, Arizona 85027. In addition to the principal office, Centuri operates in 87 primary locations across 43 states in the U.S. and two Canadian providences. Centuri maintains 104 long term (greater than 12 months) facility leases across its areas of operations and eight owned properties. Centuri considers its facilities suitable and adequate for the purposes of which they are used and does not anticipate difficulty in renewing existing leases as they expire or in finding alternative facilities.

Human Capital

Employees are critical to our success and are the lifeblood of our organization. Our workforce is our greatest asset, and we are committed to being an employer of choice to attract and retain the best talent in the industry. The talent and dedication of Centuri’s employees are what allows us to provide safe and reliable service to customers and explore new opportunities that align with our strategies, while carrying out organizational core values related to safety, quality, and stewardship, among others.

We are committed to a culture of continuous improvement in regard to the safety of our employees and the communities we serve every day. Centuri strives to operate event free and believes that no work is important enough to compromise the health, safety or mental well-being of our employees, the public or the communities where we work. Supporting this is our commitment to fostering a world-class safety culture where our high standards for safety, health, environmental, and quality (“SHEQ”) are incorporated in everything we do – from creating a safe and healthy workplace for our employees, ensuring our services are performed safely and responsibly, minimizing our environmental impact, and delivering a quality service. With our Think Ahead philosophy, we continue to advance our SHEQ goals with investment in programs and initiatives that ensure continuous improvement. Employees receive initial safety orientation training to learn practices, procedures, and policies established by our businesses. New and recurring safety training occurs at regular intervals thereafter. Frontline safety strategies, developed with executive leadership, contribute to the improvement of our safety management systems. Safety metrics also form part of incentive compensation programs for leaders of our business units, reinforcing our top priority to safeguard our communities, our employees, and our assets. Such metrics include Total Recordable Incident Rate (“TRIR”) and Days Away/Restricted/Transferred (“DART”), which are measures that are widely used in the utility infrastructure industry.

We also maintain additional behavioral-based programs and extensive employee training initiatives to promote safe work, such as our Think SAFE program. Since its inception in 2019, our Think SAFE program has proven to be one of our most successful leading indicator initiatives by establishing safety ownership at all levels within the organization from our Executive Leadership Team to our front line. Through Think SAFE visits and activities, leaders encourage safety-focused dialogue with crew members through visible, felt leadership. Crew members take turns in the role of lead observer where they record observed safety behaviors to reinforce positive actions and identify the need for corrective action in a peer-to-peer setting. Overall, this program encourages employees to open genuine lines of communication to promote SHEQ awareness on all job sites at all times. Think SAFE observations and activities are recorded and analyzed, which provides us with measurable data that is shared across the enterprise and used to help us achieve continuous improvement in our safety performance year over year, bringing us closer to our goal: Every Employee, Home Safely, Every Day.

As of December 31, 2023, we had 12,572 regular full-time equivalent employees working in 43 U.S. states and two Canadian provinces. Employee counts fluctuate between seasonal periods and are typically highest in the summer and fall. A majority of our employees are represented by unions and covered by collective bargaining agreements. We maintain a competitive market-based total rewards strategy to attract, retain, motivate and develop employees. Our vision for the future is only achievable by developing the best workforce in the industry, and we have committed to doing that by providing a stable foundation for employees to grow and thrive.

Collectively, we embrace a culture of diversity, equity and inclusion to not only protect employees under laws designed to do so regardless of protected status, but to reinforce the value that diversity brings to the workplace. We strive to have a workforce that reflects the communities we serve and engage experts from time to time to update management on the trends and benefits of diverse backgrounds, cultures and perspectives. Our belief is that adherence to these principles forms the genesis of a workforce that is both diverse and inclusive. We have several programs, including employee resource groups, diversity councils, a diversity ambassadors (champions) network, educational outreach programs and other initiatives designed to attract and retain a diverse workforce. We are committed to ensuring that Centuri leadership also represents a range of diverse backgrounds and, to that end, approximately 40% of employee promotions in fiscal 2023 were awarded to diverse candidates, including approximately 31 diverse promotions to management. Additionally, we have a scholarship program, which awards more than half of the grants to minority students who are dependents of our employees. We commit to creating a safe and respectful workplace by encouraging employees to value diversity through unconscious bias training, and by inviting them to engage in meaningful conversations about diversity, equity and inclusion topics.

Further, we are committed to providing opportunities for upward mobility for our employees, and in fiscal 2023 we promoted approximately 1,200 employees. Additionally, approximately 27% of our superintendents began as laborers. Through these and other efforts, we place value in our people and nurture their development, while ensuring that all employees have an equitable opportunity for success.

Legal Proceedings

We are involved in various lawsuits and claims relating to commercial contracts, labor and employment, indemnification, personal injury, property damage, governmental investigations; and other legal proceedings that arise from time to time in the ordinary course of our business. We are not currently party to any legal proceedings the resolution of which we believe would have a material adverse effect on our business, results of operations or financial condition. However, it often is not possible to predict the ultimate outcome of a legal proceeding, and our assessment of the materiality of a legal proceeding, including any accruals taken in connection therewith, may not be consistent with the ultimate outcome of the legal proceeding. In addition, our current estimates of the potential impact of legal proceedings on our business, results of operations or financial condition could change from time to time in the future. For additional information about our current legal proceedings, see Note 17, “Commitments and Contingencies,” to our audited consolidated financial statements included elsewhere in this prospectus.

The Company maintains general liability insurance for various risks associated with its operations. In connection with these liability insurance policies, the Company is responsible for an initial deductible or self-insured retention amount per occurrence, after which the insurance carriers would be responsible for amounts up to the policy limits.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information with respect to the individuals who will serve as our executive officers and directors immediately following the completion of this offering, including their positions, and is followed by a biography of each such individual.

Name	Age	Position
William J. Fehrman	63	President, Chief Executive Officer and Director
Gregory A. Izenstark	44	Executive Vice President and Chief Financial Officer
James W. Connell, Jr.	49	President
Jason S. Wilcock	46	Executive Vice President, Chief Legal and Administrative Officer and Corporate Secretary
Karen S. Haller	59	Chair of the Board
Anne L. Mariucci	66	Director Nominee
Andrew W. Evans	57	Director Nominee
Christopher A. Krummel	56	Director Nominee
Julie A. Dill	64	Director Nominee
Charles R. Patton	64	Director Nominee

William J. Fehrman. Mr. Fehrman is the President and Chief Executive Officer for Centuri. He is responsible for the management, strategy, profitable growth, and operation of Centuri and its subsidiaries throughout the U.S. and Canada. In his position, Mr. Fehrman is focused on collaborating with leadership to establish, develop and implement Centuri’s mission, vision, strategy, and objectives, while reinforcing Centuri’s culture and modeling the values of the organization. Together with Centuri’s executive leadership and management, Mr. Fehrman continues to build a solid operational and support platform to achieve continuing growth through organic and M&A initiatives.

Mr. Fehrman has served as President and Chief Executive Officer of Centuri since January 2024. Mr. Fehrman brings decades of utility operation leadership experience. Most recently, Mr. Fehrman served as President, Chief Executive Officer and a director of Berkshire Hathaway Energy (“BHE”), a subsidiary of Berkshire Hathaway, from 2018 to 2023. From 2007 to 2018, Mr. Fehrman served as President and Chief Executive Officer of MidAmerican Energy Company, which was acquired by BHE in 1999. Mr. Fehrman served in a variety of other roles prior to this, including Senior Vice President of Berkshire Hathaway Energy, President and Chief Executive Officer of PacificCorp Energy and President and Chief Executive Officer of Nebraska Public Power District. Mr. Fehrman serves on the Celonis Advisory Board and the Tetrad Corporation Board. He received a Bachelor of Science degree in Civil Engineering from the University of Nebraska and an MBA from Regis University.

Mr. Fehrman was selected to serve on our Board due to his knowledge of our business as our President and Chief Executive Officer and his extensive experience in the utility infrastructure services industry.

Gregory A. Izenstark. Mr. Izenstark has served as our Executive Vice President and Chief Financial Officer since February 2024. Prior to assuming this role, Mr. Izenstark served as our interim Chief Financial Officer beginning in November 2023. Mr. Izenstark initially joined the Company as the Corporate Controller in July 2014 before assuming the positions of Senior Vice President and Chief Accounting Officer in September 2021. Prior to his tenure at the Company, Mr. Izenstark held the position of Manager of Financial Reporting at CF Industries (NYSE: CF) from October 2008 until November 2013 before being promoted to the Director of Financial Reporting, a position that Mr. Izenstark held from August 2013 until July 2014.

Mr. Izenstark holds a B.S. in Accounting from Bradley University and an M.B.A from the Lake Forest Graduate School of Business. Mr. Izenstark is also a licensed Certified Public Accountant.

James W. Connell, Jr. Mr. Connell has served as President since January 2024, pursuant to which he is focused on bridging company and customer focused strategies across Centuri’s enterprise. Mr. Connell joined Centuri in 2006 as Director of Supply Chain and Asset Management for NPL Construction Co. He has led a number of initiatives across the organization in roles of increasing responsibility as Director of Risk Management and Director of Business Development and Strategic Partnerships. He was promoted to Vice President, Business Development and Corporate Communications in 2017, and then to Executive Vice President, Chief Customer Officer in 2018. Mr. Connell was appointed Executive Vice President, Chief Strategy and Corporate Affairs Officer in 2021, and most recently served as President, Centuri Gas Group beginning in July 2023. Prior to joining Centuri, Mr. Connell held various roles at Deere & Company in the Worldwide Construction and Forestry Division. Upon becoming Division Manager, Corporate Business Division in 2000, Mr. Connell built a number of executive relationships throughout the industry while developing strategies for growth. Mr. Connell serves on the board of directors of the National Safety Council and is a member of the Phoenix Children’s Hospital GI Advisory Board.

Mr. Connell received a B.S. in Technical Systems Management from the University of Illinois at Urbana-Champaign.

Jason S. Wilcock. Mr. Wilcock has served as our Executive Vice President, Chief Legal and Administrative Officer since July 2023. Prior to that, Mr. Wilcock served as our Executive Vice President, General Counsel since August 2018 and has served as our Corporate Secretary since August 2018. Mr. Wilcock joined Centuri in September 2015 as Assistant General Counsel before being promoted to Deputy General Counsel in January 2017. Prior to joining Centuri, Mr. Wilcock held several roles at Southwest Gas Corporation, including Senior Counsel, a position he held from April 2011 to November 2013, and Associate General Counsel, a position he held from November 2013 to September 2015. Prior to joining Southwest Gas Corporation in April 2011, Mr. Wilcock practiced law in the private sector in Nevada and Utah beginning in September 2005.

Mr. Wilcock holds a B.S. in Accounting from Utah State University and a Juris Doctorate degree from Gonzaga University School of Law.

Karen S. Haller. Ms. Haller serves as Chair of the Board. Since May 2022, Ms. Haller has served as President and Chief Executive Officer of Southwest Gas Holdings and Chief Executive Officer of Southwest Gas Corporation, Southwest Gas Holdings’ gas utility. She also serves as a director of Southwest Gas Holdings and several of its operating subsidiaries. As leader of Southwest Gas Holdings’ regulated and unregulated businesses, Ms. Haller is responsible for improving financial and operational performance, and implementing Southwest Gas Holdings’ strategy, growth initiatives and investment plans. Ms. Haller has served in multiple leadership positions during her 27-year tenure with Southwest Gas, most recently serving as Executive Vice President and Chief Legal and Administrative Officer beginning in 2019. Prior to joining Southwest Gas Holdings, Ms. Haller worked as a lawyer in private practice, focused primarily on commercial litigation, business transactions and corporate law. She is a member of the State Bars of Arizona, California, and Nevada; the Clark County Bar Association; the American Gas Association; and the Western Energy Institute. Ms. Haller serves on the Boards of Directors of the Legal Aid Center of Southern Nevada, Las Vegas Global Economic Alliance and the American Gas Association. She received a B.S. in finance with honors from the University of Wyoming and a J.D. from Cornell Law School.

Ms. Haller was selected to serve on our Board because, as President and Chief Executive Officer of Southwest Gas Holdings, and CEO of Southwest Gas Corporation, she has a unique understanding of the Company’s businesses, customers, end markets, supply chains, utility operations, talent development, policies and internal functions through her service in a wide range of management roles. Ms. Haller also brings experience with environmental, regulatory and legal issues of importance to the Company and its subsidiaries.

Anne L. Mariucci. Ms. Mariucci will serve as a member of the Board upon the consummation of this offering. Ms. Mariucci has served on the board of directors of Southwest Gas Holdings, Inc. since 2006. Ms. Mariucci has over 30 years of experience in finance, construction and real estate development. She currently serves as the General Partner of MFLP, a family office and investment entity. Ms. Mariucci previously held a number of senior executive management roles with Del Webb Corporation and was responsible for its large-scale community development and homebuilding business. She also served as President of Del Webb following its merger with Pulte Homes, Inc. in 2001 until 2003. She serves as a director of CoreCivic, Inc. (NYSE: CXW), Taylor Morrison Home Corporation (NYSE: TMHC), Berry Corporation (NASDAQ: BRY), and is currently chair of the Board of Directors of Banner Health, a large nonprofit healthcare system. Ms. Mariucci is an investor and Advisory Board member of Hawkeye Partners, a real estate private equity firm. Ms. Mariucci is on the board of directors of the Arizona State University Foundation and related entities, and currently chairs the Investment Committee of the Arizona State University Endowment. Ms. Mariucci is a past chair of the Arizona Board of Regents, and a past director of the Arizona State Retirement System, HonorHealth and Action Performance Companies. Ms. Mariucci received her undergraduate degree in accounting and finance from the University of Arizona. She completed the Corporate Financial Management Program at Stanford’s Graduate School of Business and has been certified as a CPA and a FINRA Securities Financial and Operations Principal.

Ms. Mariucci was selected to serve on our board due to her experience in the housing and construction industry with Del Webb Corporation, Taylor Morrison Home Corporation and Pulte Homes, Inc. as well as her business, investment and financial expertise. Ms. Mariucci also brings valuable public company board experience.

Andrew W. Evans. Mr. Evans will serve as a member of the Board upon the consummation of this offering. Mr. Evans has served on the board of directors of Southwest Gas Holdings since 2022. Mr. Evans is the retired Chief Financial Officer of Southern Company, an electrical and natural gas utility holding company. He served as Chief Financial Officer from 2018 to 2021, with responsibility over investor relations, public reporting, information technology, cybersecurity, business development, and risk and capital deployment. Prior to his tenure at Southern Company, Mr. Evans served as Chairman, President and Chief Executive Officer of AGL Resources, Inc. (“AGL”), the largest publicly traded gas distribution system in the U.S. During his 15 years at AGL, Mr. Evans served as Treasurer, Chief Financial Officer, and Chief Operating Officer before becoming Chief Executive Officer. Prior to his time at AGL, Mr. Evans worked at the Federal Reserve Bank of Boston, and at Mirant Corp, a global energy provider. He is currently a trustee of Emory University and is a director of Georgia Power. Mr. Evans has served as chair of several philanthropic organizations, including the Grady Hospital Foundation and Zoo Atlanta.

Mr. Evans was selected to serve on our Board due to his broad knowledge of the utility industry and his experience with enterprise risk management. He was also Chief Executive Officer and Chief Financial Officer for publicly traded natural gas and electrical utilities.

Christopher A. Krummel. Mr. Krummel will serve as a member of the Board upon the consummation of this offering and brings more than 30 years of financial executive experience in the energy and construction industries. Since 2022, Mr. Krummel has served as a founding partner of Krummel Ellis Weekley Advisory LLC (“KEW”), where Mr. Krummel provides mergers, acquisitions, and sell-side transaction advisory services to energy-focused clients. Prior to founding KEW, Mr. Krummel served as Executive Vice President and Chief Financial Officer of McDermott International Inc. (“McDermott”) from 2019 to 2021 and Vice President of Finance and Chief Accounting Officer of McDermott from 2016 to 2019, where he was responsible for all finance functions including consolidated financial reporting, SEC filings, financial planning and analysis, investor relations, and information technology. McDermott filed for Chapter 11 bankruptcy protection in January 2020 and successfully emerged from bankruptcy in June 2020. Prior to joining McDermott, Mr. Krummel served as the Vice President and Chief Financial Officer for EnTrans International LLC, a portfolio company of American Industrial Partners LLC. Prior to that, he served as Vice President Finance, Controller and Chief Accounting Officer for Cameron International Corporation (“Cameron”), where he was responsible for all accounting functions including consolidated financial reporting, SEC filings, budgeting and analysis. Mr. Krummel began working at Cameron in October 2007 and previously served as Chief Financial Officer for Enventure Global Technology, a private equity backed startup. In addition to our Board, in 2024 Mr. Krummel began serving on the board of directors of ACS Partners Holdco LLC, a privately held construction services company, and he has been a member of the board of directors of Rebuilding Together Houston since 2007. Mr. Krummel previously served on the board of directors of Eco-stim Energy Solutions from 2014 to 2019 and the board of directors of Rebuilding Together Philadelphia from 2001 to 2003. Mr. Krummel holds a BSBA in accounting from Creighton University and an MBA from The Wharton School of the University of Pennsylvania.

Mr. Krummel was selected to serve on our Board due to his extensive experience in the global energy industry, his strong financial background, and his mergers and acquisitions experience.

Julie A. Dill. Ms. Dill will serve as a member of the Board upon the consummation of this offering. Ms. Dill has served on Centuri’s advisory board (the “Centuri Advisory Board”) since September 2018. Ms. Dill has a wealth of experience in the energy sector, having served in a number of executive capacities in the natural gas and power industries. Most recently, Ms. Dill served as the Chief Communications Officer of Spectra Energy Corp. (Spectra) from 2013 until the completion of Spectra’s merger with Enbridge, Inc. early in 2017. Previously, Ms. Dill served as the Group Vice President of Strategy for Spectra and the President and CEO of Spectra Energy Partners, LP from 2012 until 2013. Prior to that, Ms. Dill served as President of Union Gas Limited in Ontario, Canada from 2007 to 2011. Over her career, Ms. Dill also served in various financial and operational roles with Duke Energy, Duke Energy International, and Shell Oil Company. Ms. Dill was an independent director of QEP Resources, Inc. from May 2013 to March 2021 and served as a non-executive director of Inter Pipeline Ltd. from May 2018 to August 2021. In May 2018, she joined the board of Rayonier Advanced Materials Inc. (NYSE: RYAM), where she serves as a non-executive director, and in September 2021 she became a non-executive director of Sterling Infrastructure Inc. (NASDAQ: STRL). In April 2019, she joined the board of Southern Star Acquisition Corporation. In addition, she is a member of the Advisory Council for the College of Business and Economics at New Mexico State University and participates on the Community Relations Committee of the board of Memorial Hermann Hospital in Houston, Texas. Ms. Dill was named one of the most powerful businesswomen in Texas in 2016 and one of the top 50 most powerful women in oil and gas in both 2014 and 2015. She was also selected as the Ontario Energy Leader of the Year in 2010, as well as the Distinguished Alumni for the College of Business at New Mexico State University that same year. In addition, she was inducted into the College of Business Hall of Fame in 2000 and selected as one of the top 50 Women in Energy in 2002. In Canada, Ms. Dill spent time as chair for both the Canadian Gas Association and the Ontario Energy Association. Ms. Dill represented Canada on the American Gas Association and ran the Safety committee of the AGA. Ms. Dill holds a Bachelor of Administration degree from New Mexico State University and is a graduate of the Harvard Business School Advanced Management Program. Ms. Dill has also earned her CERT Certificate in Cybersecurity from Carnegie Mellon University and received her NACD Directorship Certification.

Ms. Dill was selected to serve on our Board due to her more than 35 years of experience in the energy industry, including in Canada, as well as her strong financial background. Ms. Dill also brings her experience working with the Company through her service on the Centuri Advisory Board.

Charles R. Patton. Mr. Patton will serve as a member of the Board upon the consummation of this offering. Mr. Patton has served on the Centuri Advisory Board since September 2018. Mr. Patton is an infrastructure thought leader with more than 38 years of experience. From 2017 until his retirement in July 2022, Mr. Patton served as Executive Vice President-External Affairs at American Electric Power Co., Inc. (AEP). In this role, he led AEP’s customer services, communications, regulatory, NERC Compliance, federal public policy, and corporate sustainability organizations. Prior to assuming these responsibilities, Mr. Patton served in numerous executive positions throughout his tenure with AEP, including Executive Vice President – AEP West Utilities, Chief Human Resource Officer, Senior Vice President of Regulatory Policy, and the president and chief operating officer of two AEP subsidiaries: Appalachian Power Company and AEP Texas, each company serving over one million customers in West Virginia, Virginia and Tennessee and South and West Texas, respectively. While at AEP, Mr. Patton was an Executive Sponsor of the Black Employee and Pride Resource Groups. Prior to joining AEP in 2005, Mr. Patton spent approximately 11 years in the energy and telecommunications business with Houston Lighting & Power Company. During his tenure in Texas, Texas Governor George Bush appointed Patton to serve on the Texas Energy Coordination Council and the Interstate Oil and Gas Compact Commission. Later, Governor Rick Perry appointed Mr. Patton to the Texas Energy Planning Council, established to advise the governor on energy matters. Mr. Patton has served on the boards of the Richmond Federal Reserve Bank,

National Association of Manufacturers, United States Energy Association and Center for Workforce Development. Mr. Patton currently serves on the executive committee of the Mid-Ohio YMCA and serves as a member of the board of directors of Ameresco, Inc., Sterling Infrastructure, Inc., Messer, Inc., Messer Construction Company and California Water Service Group. Mr. Patton holds a Bachelor’s Degree from Bowdoin College and a Master’s Degree from the Lyndon B. Johnson School of Public Policy at the University of Texas at Austin.

Mr. Patton was selected to serve on our Board due to his extensive experience in the utilities industry and his experience working with the Company through his service on the Centuri Advisory Board.

Composition of the Board of Directors

Upon completion of this offering, our Board is expected to consist of seven members.

For so long as Southwest Gas Holdings owns shares of our common stock representing, in the aggregate, at least five percent (5%) of the total voting power of the then outstanding shares of our common stock, Southwest Gas Holdings may designate for nomination by our Board for election to our Board up to a proportionate number of designated individuals to our Board. Further, for so long as Southwest Gas Holdings owns shares of our common stock representing, in the aggregate, at least fifty percent (50%) of the total voting power of the then outstanding shares of our common stock, (i) unless Southwest Gas Holdings otherwise consents, any committee of the Board, and any subcommittee thereof, shall be composed of a number of Southwest Gas Holdings designees such that the number of Southwest Gas Holdings designees serving thereon is proportional to the number of Southwest Gas Holdings designees serving on our Board as compared to the total number of directors serving on our Board, subject to compliance with committee independence requirements taking into consideration applicable controlled company exemptions and (ii) the Chair of the Board must not be an officer of Centuri. Southwest Gas Holdings’ designation rights are as follows (assuming the size of the Board remains at seven):

Ownership of our outstanding common stock:	Number of Southwest Gas Holdings candidates for election:	Number of Southwest Gas Holdings candidates that must be independent:
Greater than 70%	6	3
Less than or equal to 70% and greater than 60%	5	2
Less than or equal to 60% and greater than 50%	4	1
Less than or equal to 50% and greater than 30%	3	2
Less than or equal to 30% and greater than 20%	2	1
Less than or equal to 20% and greater than 5%	1	0

In addition, prior to the time at which Southwest Gas Holdings ceases to own 30% or more of our then outstanding common stock, Southwest Gas Holdings shall be permitted to designate three non-director observer attendees, from among members of Southwest Gas Holdings management or the board of directors of Southwest Gas Holdings, to attend all meetings of the Board and its committees. See “Certain Relationships and Related Person Transactions—Agreements between Southwest Gas Holdings and Our Company— Separation Agreement.”

Director Independence

The Board has determined that Anne L. Mariucci, Andrew W. Evans, Christopher A. Krummel, Julie A. Dill and Charles R. Patton are independent directors under the applicable rules of the NYSE.

The Board will assess on a regular basis, and at least annually, the independence of directors and, based on the recommendation of the Nominating and Corporate Governance Committee, will make a determination as to which members are independent.

Controlled Company Status

Upon completion of this offering, Southwest Gas Holdings will continue to own      % of our outstanding common stock (or     % if the underwriters exercise their option to purchase additional shares of our common stock from us in full). As a result, we will be a “controlled company” as defined under the corporate governance rules of the NYSE and, therefore, will qualify for exemptions from certain corporate governance requirements of the NYSE. Accordingly, we will not be required to have a majority of “independent directors” on the Board as defined under the rules of the NYSE and we will not be required to have a compensation committee or a nominating and corporate governance committee, in each case composed entirely of independent directors.

We intend to elect to take advantage of one or more of these exemptions from time to time in the future. As a result, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.

The “controlled company” exemption does not modify the independence requirements for the Audit Committee, and we intend to comply with the applicable requirements of the Exchange Act and the NYSE, which require that the Audit Committee be composed of (1) at least one independent director upon the listing of our common stock, (2) a majority of independent directors within 90 days of listing and (3) exclusively independent directors within one year of listing. See “—Committees of the Board of Directors—Audit Committee.”

At the time when Southwest Gas Holdings no longer owns a majority of the voting power of our outstanding common stock, we will no longer qualify as a “controlled company” as defined under the corporate governance rules of the NYSE. In the event that we cease to be a “controlled company,” to the extent we have not done so already, we will be required to fully implement the corporate governance requirements of the NYSE within the applicable transition periods specified in the rules of the NYSE.

Committees of the Board of Directors

Effective immediately prior to the commencement of trading of our shares of common stock on the NYSE, the Board will have a standing Audit Committee, and effective upon the completion of this offering, the Board will have a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Audit Committee. The initial members of the Audit Committee will be Julie A. Dill, Charles R. Patton, Christopher A. Krummel and Andrew W. Evans. Ms. Dill will serve as Chair of the Audit Committee. The Board has determined that each of Messrs. Evans and Krummel is an “audit committee financial expert” for purposes of the rules of the SEC. In addition, the Board has determined that each of the members of the Audit Committee is independent under the rules of the NYSE and under Rule 10A-3 under the Exchange Act. The Audit Committee will typically meet in executive session at each regularly scheduled meeting, without the presence of management, and will report to the Board on its actions and recommendations at each regularly scheduled Board meeting. The Audit Committee will meet at least quarterly and will assist the Board in:

•	assessing the qualifications and independence of our independent auditors;

•	appointing, compensating, retaining and evaluating our independent auditors;

•	overseeing the quality and integrity of our financial statements and making a recommendation to the Board regarding the inclusion of the audited financial statements in our Annual Report on Form 10-K;

•	overseeing our internal auditing processes;

•	overseeing management’s assessment of the effectiveness of our internal control over financial reporting;

•	overseeing management’s assessment of the effectiveness of our disclosure controls and procedures;

•	overseeing risks related to financial controls, legal and compliance risks and major financial, privacy, security and business continuity risks;

•	overseeing our risk assessment and risk management policies;

•	overseeing our compliance with legal and regulatory requirements;

•	overseeing our cybersecurity risk management and controls;

•	overseeing swap and derivative transactions and related policies and procedures; and

•	administering our Related Person Transactions Policy.

Compensation Committee. The initial members of the Compensation Committee will be Andrew W. Evans, Anne L. Mariucci, Charles R. Patton and Karen S. Haller. Mr. Evans will serve as Chair of the Compensation Committee. In addition, we expect that each of Mr. Evans, Ms. Mariucci and Mr. Patton will qualify as a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act. The Compensation Committee will discharge the Board’s responsibilities relating to the compensation of our executive officers, including setting goals and objectives for, evaluating the performance of, and approving the commensurate compensation paid to, our executive officers. The Compensation Committee is also responsible for:

•

determining and approving the form and amount of annual compensation of the Chief Executive Officer and our other executive officers, including evaluating the performance of, and approving the compensation paid to, our Chief Executive Officer and other executive officers;

•

reviewing and making recommendations to the Board with respect to the adoption, amendment and termination of all executive incentive compensation plans and all equity compensation plans, and exercising all authority with respect to the administration of such plans;

•	overseeing and making recommendations to the Board with respect to the form and amounts of director compensation;

•	overseeing and monitoring compliance by directors and executive officers with our stock ownership requirements;

•	overseeing risks associated with our compensation policies and practices; and

•	overseeing our engagement with stockholders and proxy advisory firms regarding executive compensation matters.

Nominating and Corporate Governance Committee. The initial members will be Anne L. Mariucci, Julie A. Dill and Christopher A. Krummel. Ms. Mariucci will serve as Chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for:

•	reviewing and making recommendations to the Board regarding the size, classification and composition of the Board;

•	assisting the Board in identifying individuals qualified to become Board members;

•	assisting the Board in identifying characteristics, skills, and experiences for the Board with the objective of having a Board with diverse backgrounds, experiences, skills and perspectives;

•	proposing to the Board the director nominees for election by our stockholders at each annual meeting;

•	assisting the Board in determining the independence and qualifications of the Board and Committee members and making recommendations to the Board regarding committee membership;

•	developing and making recommendations to the Board regarding a set of corporate governance guidelines and reviewing such guidelines on an annual basis;

•	overseeing compliance with the corporate governance guidelines;

•	overseeing director education and director orientation process and programs;

•	overseeing our corporate social responsibility reporting;

•	overseeing our environmental, social and governance initiatives;

•	assisting the Board and the Committees in engaging in annual self-assessment of their performance; and

•	overseeing the orientation process for newly elected members of the Board and continuing director education.

The Board will adopt a written charter for each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. These charters will be posted on our website in connection with the completion of this offering.

Compensation Committee Interlocks and Insider Participation

During fiscal 2023, we were not a separate or independent company and did not have a Compensation Committee or any other committee serving a similar function. The decision as to the compensation of Paul M. Daily, who served as a named executive officer for Southwest Gas Holdings, was made by Southwest Gas Holdings. Decisions as to the compensation for that fiscal year of the remaining individuals who served as our executive officers were made based on recommendations of the Compensation Committee of the Southwest Gas Holdings board of directors. For more information, see “Executive and Director Compensation.”

Corporate Governance

Stockholder Recommendations for Director Nominees

Our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board. The Board will adopt a policy concerning the evaluation of stockholder recommendations of Board candidates by the Nominating and Corporate Governance Committee.

Corporate Governance Guidelines

The Board adopted a set of corporate governance guidelines in connection with this offering and the Separation to assist it in guiding our governance practices. These practices will be regularly reevaluated by the Nominating and Corporate Governance Committee in light of changing circumstances in order to continue serving our best interests and the best interests of our stockholders. These guidelines cover a number of areas, including the role of the Board, Board composition, director independence, director selection, qualification and election, director compensation, executive sessions, key Board responsibilities, Chief Executive Officer evaluation, succession planning, Board leadership and operations, annual Board assessments, Board committees, director orientation and continuing education, Board agenda, materials, information and presentations, director access to management and independent advisers, and Board communication with stockholders and others.

Director Qualification Standards

Subject to Southwest Gas Holdings’ right to nominate directors, our corporate governance guidelines provide that the Nominating and Corporate Governance Committee is responsible for reviewing with the Board the appropriate skills and characteristics required of board members in the context of the makeup of the Board and developing criteria for identifying and evaluating board candidates. We and Southwest Gas Holdings believe that it is important that our directors demonstrate:

•	personal and professional integrity and character;

•	prominence and reputation in his or her profession;

•

skills, knowledge and expertise (including business or other relevant experience) that in aggregate are useful and appropriate in overseeing and providing strategic direction with respect to our business and serving the long-term interests of our stockholders;

•

diversity of background, experience and thought, which we define in a broad sense (i.e., age, race, color, gender, geographic origin, ethnic background, religion, disability and professional experience);

•	the capacity and desire to represent the interests of the stockholders as a whole; and

•	availability to devote sufficient time to the affairs of Centuri.

Board’s Role in Risk Oversight

Our management has day-to-day responsibility for assessing and managing our risk exposure and the Board and its committees oversee those efforts, with particular emphasis on the most significant risks facing us. Each committee will report to the full Board on a regular basis, including as appropriate with respect to the committee’s risk oversight activities.

Board/Committee	Primary Areas of Risk Oversight
Full Board	Risks associated with our strategic plan, acquisition and capital allocation program, capital structure, liquidity, organizational structure and other significant risks, and overall risk assessment and risk management policies.
Audit Committee	Risks related to financial controls, legal and compliance risks and major financial, privacy, security and business continuity risks, cybersecurity risk management and controls.
Compensation Committee	Risks associated with compensation policies and practices.
Nominating and Corporate Governance Committee	Risks related to corporate governance and board management.

Policies on Business Ethics

We have a Code of Conduct that requires all of our business activities to be conducted in compliance with applicable laws and regulations and ethical principles and values. All of our directors, officers and employees are required to read, understand and abide by the requirements of the Code of Conduct.

Our Code of Conduct is accessible on our website. Any waiver of the Code of Conduct for directors or executive officers may be made only by the Board or a committee of the Board. We will disclose any amendment to, or waiver from, a provision of the Code of Conduct for the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, on our website within four business days following the date of the amendment or waiver. In addition, we will disclose any waiver from the Code of Conduct for the other executive officers and for directors on the website. Our website, and the information contained therein, or connected thereto, is not incorporated by reference into this prospectus.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

For a list of the individuals who will serve as executive officers of Centuri following the completion of this offering and their biographical information, see “Management.” For purposes of this prospectus, our executive officers whose compensation is discussed in this Compensation Discussion and Analysis and whom we refer to as our named executive officers, or “NEOs,” are:

•	Paul M. Daily, former President and Chief Executive Officer*

•	Gregory A. Izenstark, Executive Vice President and Chief Financial Officer**

•	R. Chad Van Sweden, former Executive Vice President and Chief Financial Officer**

•	Robert C. Lyons, former Executive Vice President and Chief Operating Officer***

•	Stephen J. Adams, President of Centuri Power Group

•	Jason S. Wilcock, Executive Vice President, Chief Legal and Administrative Officer and Corporate Secretary

*	Mr. Daily’s employment terminated on January 31, 2024, and William J. Fehrman began serving as the President and CEO of Centuri on January 12, 2024.

**

Mr. Van Sweden’s employment terminated on November 16, 2023. Beginning November 16, 2023, Mr. Izenstark served as Senior Vice President and interim Chief Financial Officer, and on February 22, 2024, Mr. Izenstark began serving as Executive Vice President and Chief Financial Officer of Centuri. Prior to November 16, 2023, Mr. Izenstark served as Senior Vice President and Chief Accounting Officer.

***	Mr. Lyons’ employment terminated on February 2, 2024.

As discussed elsewhere in this prospectus, Centuri, which is currently a wholly owned subsidiary of Southwest Gas Holdings, is a leading, pure-play North American utility infrastructure services company that partners with regulated utilities to maintain, upgrade, and expand the energy network that powers millions of homes and businesses. Because Centuri is not yet an independent publicly traded company, its compensation committee has not yet been formed. This Compensation Discussion and Analysis describes key features of the historical compensation practices of Southwest Gas Holdings and Centuri and outlines certain aspects of the anticipated compensation structure for Centuri executive officers following the completion of this offering; however, the amounts and forms of compensation reported below do not necessarily reflect the compensation Centuri executive officers will receive following the completion of this offering.

The compensation of Centuri’s executive officers has historically been subject to the review of the Compensation Committee of the Southwest Gas Holdings board of directors (referred to in this section as the “Southwest Gas Holdings Compensation Committee”), with Southwest Gas Holdings board of directors approving the compensation of Centuri’s President and Chief Executive Officer, who was a named executive officer of Southwest Gas Holdings. Following the completion of this offering, compensation of the executive officers of Centuri, including that of the NEOs, will be overseen by a compensation committee consisting of independent members of the Board (the “Centuri Compensation Committee”) or, where appropriate, the independent members of the Board. Among other things, the Centuri Compensation Committee will evaluate and determine the appropriate executive officer compensation philosophy for Centuri.

Compensation Philosophy

The historical executive compensation programs applicable to the NEOs have generally been driven by the following objectives:

•	Establish competitive compensation plans to attract, retain and motivate high-performing senior leaders;

•	Emphasize pay-for-performance to reward both annual and long-term performance while not encouraging excessive risk-taking;

•	Create long-term alignment between the interests of executives and stockholders; and

•	Support strategic initiatives and financial goals.

Centuri anticipates that the Centuri Compensation Committee will, on an ongoing basis, continue to structure its executive compensation programs with these objectives in mind, but it will also continually review best practices in governance and executive compensation to ensure that Centuri’s executive compensation programs align with Centuri’s core principles. As such, Centuri anticipates that the executive compensation programs in which the NEOs participate will contain certain key governance practices, including the following:

•

Balanced Mix of Pay Components and Incentives. A balanced mix of cash and equity compensation, and of annual and long-term incentives. It is anticipated that the key elements of the program will be salary, annual cash incentives under an annual bonus plan and long-term incentive compensation, which may consist of cash and stock-based awards.

•

Significant Performance-Based Compensation Tied to Business Objectives. An emphasis on pay-for-performance to align executive compensation with the execution of business strategy and the creation of long-term stockholder value. Performance metrics that align with and support company business strategy. Emphasizing “at risk” pay tied to performance but taking care that the program does not encourage excessive risk-taking by management.

•

Share Retention Guidelines and Policy against Pledging/Hedging. Robust share retention and ownership guidelines for executives and a prohibition from pledging company shares or hedging against the economic risk of their ownership.

•	Perquisites. Perquisites for executives only to the extent they are reasonable and consistent with the compensation goal of attracting and retaining superior executives for key positions.

•

Clawback Policy. Compensation recovery policies that comply with applicable legal and stock exchange listing requirements and that provide Centuri the authority to recover incentive compensation in connection with material non-compliance with company policies and other events.

•	Use of Independent Consultant. Use of an independent consultant by the Centuri Compensation Committee to assist in designing compensation programs and making compensation decisions.

How Executive Compensation Decisions Have Been Made

Role of Southwest Gas Holdings Compensation Committee

Currently, the Southwest Gas Holdings Compensation Committee is responsible for reviewing, approving and overseeing Centuri’s executive compensation programs. Pursuant to its charter, the Southwest Gas Holdings Compensation Committee also makes recommendations to its significant subsidiaries, including Centuri, with respect to the compensation structure and incentive compensation plans for such subsidiaries.

Role of Management

Historically, Southwest Gas Holdings’ Chief Executive Officer has reviewed the Centuri executive officer salary and incentive compensation levels and peer compensation data in consultation with the Southwest Gas Holdings Compensation Committee, with the Southwest Gas Holdings Compensation Committee making final determinations. Following approval by the Southwest Gas Holdings Compensation Committee, the proposed compensation levels for Centuri executive officers other than the Centuri Chief Executive Officer are recommended to Centuri management for approval. The Centuri Chief Executive Officer’s compensation has historically been reviewed by the Southwest Gas Holdings’ Chief Executive Officer and the Southwest Gas Holdings Compensation Committee, with final approval by the Southwest Gas holdings board of directors.

Role of Independent Compensation Consultant

Currently, Meridian Compensation Partners (“Meridian”) advises Centuri management on executive compensation matters. Meridian has reviewed and analyzed several aspects of the executive compensation programs, including the following:

•	Reviewing our peer group;

•	Providing and analyzing compensation market data;

•	Analyzing incentive plan design; and

•	Advising on the reasonableness of executive officer compensation levels and programs.

Historically, at the request of the Southwest Gas Holdings Compensation Committee, its independent compensation consultant has reviewed proposed salary and incentive peer data and recommendations prepared by Centuri’s compensation consultant for the Centuri executive officers, and has made recommendations to the Southwest Gas Holdings Compensation Committee.

Following the completion of this offering, Centuri expects that the Centuri Compensation Committee will engage an independent compensation consultant to assist with executive compensation matters.

Use of Market Comparison Data

The Southwest Gas Holdings Compensation Committee generally has considered several factors in structuring Centuri’s executive compensation programs, determining pay components and making compensation decisions for recommendation to Centuri. This includes the compensation practices of select peer companies to Centuri in the utility infrastructure services industry (the “Centuri Comparison Group”). The intent was for the Centuri Comparison Group to include companies that were considered to be the most comparable to Centuri in terms of revenue, market capitalization, business operations, operational complexity and overall financial performance. To maintain a meaningful comparison, the Southwest Gas Holdings Compensation Committee reviewed the peer group regularly for changes due to M&A activity or shifts in business focus or operations of Centuri’s peers. The companies in the Centuri Comparison Group for fiscal 2023 were Comfort Systems USA Inc., Dycom Industries, Inc., Granite Construction, Inc., Matrix Service Company, MYR Group Inc., Primoris Services Corporation, Sterling Infrastructure, Inc., Team, Inc. and Tetra Tech, Inc.

The review of peer group compensation data includes assessments of all elements of compensation for executive officers, including base salary, annual incentive compensation and long-term incentive compensation. The reference point for each NEO’s base salary, target total cash compensation (base salary, plus annual incentive award) and target total direct compensation (base salary, plus annual incentive award and target value of long-term incentive compensation) has generally been at or around the median level, but with a discount applied to certain positions to reflect Centuri’s current status as a non-public company, with the objective of providing compensation that is competitive relative to the Centuri Comparison Group, but not excessive.

Elements of Executive Compensation

The key elements of executive compensation for the NEOs in fiscal 2023, the purpose for providing each element and a summary description of such elements are set forth below.

Element	Purpose	Summary of Features
Base Salary	• Recognize leadership responsibilities and value of executive’s role. • Serve as a competitive compensation foundation.	• Targeted at 50th percentile of Centuri Comparison Group, with a discount applied to certain positions to reflect Centuri’s current status as a non-public company.

Element	Purpose	Summary of Features
• Adjustments are made based upon the value of the position to the business, individual performance and unique responsibilities and pay relative to the market.

Annual Incentives	• Encourage and reward NEO contributions in achieving short-term performance goals, including the important social goal of safety. • Align management interests with customers and stockholders.

•  No amounts paid unless at least 50% of target financial metric performance is achieved.

•  Awards paid out annually in cash.

•  Award values are subject to downward adjustment to avoid windfalls and maintain internal equity.

Long-Term Incentives	• Provide executives with long- term performance goals to work toward. • Align management interests with customers and stockholders. • Retain management with awards subject to service vesting.

•  In fiscal 2023, time-lapse restricted stock units (“time-lapse RSUs”) were awarded to the NEOs, due to focus on retaining key executives during the uncertain time associated with the strategic alternatives review.

•  Performance stock units (“PSUs”) were also awarded to the NEOs, with a one-year performance period and two additional years of time-based vesting following the end of the performance period.

Employee Benefits and Perquisites	• Provide executives reasonable and competitive benefits. • Encourage savings for retirement.

•  Health and welfare benefits consistent with standard benefits provided to all employees.

•  401(k) plan and nonqualified deferred compensation plans allow for deferral of compensation and employer contributions.

Employment Agreements*	• Ensure attention and dedication to performance without distraction in the circumstance of a potential change in control or other events potentially impacting continued employment.	• 18- or 24-month term, with automatic one-year renewals. • Provides for severance within change in control scenario and outside of change in control scenario.

*

On December 13, 2023, Southwest Gas Holdings and Centuri entered into a Transition and Separation Letter Agreement with Mr. Daily (the “Daily Separation Agreement”) in connection with Mr. Daily’s anticipated retirement as Centuri CEO. The existing employment agreement by and among Southwest Gas Holdings, Centuri and Mr. Daily, dated as of April 18, 2016, remained in effect, except for the severance provisions. For more information on this, see “Executive Compensation—Compensation Discussion and Analysis—Payments upon Termination of Employment or Change in Control.”

It is expected that Centuri’s executive compensation program following the completion of this offering will continue to reflect these key elements, except that the long-term incentives are expected to be granted under the Centuri Omnibus Incentive Plan, as discussed further under the section titled “Centuri 2024 Omnibus Incentive Plan.” Additionally, the discount previously applied to the peer compensation levels for certain positions to account for Centuri’s current status as a non-public company will not be applied after the completion of this offering.

Base Salaries

Salaries for the NEOs have been established based on the scope of their responsibilities, taking into account competitive market compensation paid by the peer group for similar positions and an adjustment for certain positions to account for Centuri’s current status as a non-public company. The competitive market processes and data regarding the 50th percentile pay level of peer companies were generally used to help ensure that salaries were reasonable, competitive and properly address position responsibilities. The range of salaries available through this review provides an objective standard to determine the appropriate level of salary for a given executive position. Salaries are reviewed annually and are subject to mid-year adjustment to maintain alignment with the market and to reflect changes in individual responsibilities, performance and experience. The annual base salary rate of each NEO as of the 2023 fiscal year end is set forth in the table below.

Executive Officer	Annual Base Salary
Paul M. Daily	$810,000
R. Chad Van Sweden	$550,000
Gregory A Izenstark	$320,000
Robert C. Lyons	$565,000
Stephen J. Adams	$525,000
Jason S. Wilcock	$400,000

Centuri expects that the Centuri Compensation Committee will review annual base salaries for Centuri’s executive officers each year in order to ensure alignment with current market levels following the completion of the offering, but no discount will apply to the peer compensation levels for certain positions to account for Centuri’s current status as a non-public company.

Annual Incentive Compensation

A significant portion of the NEOs’ compensation is at risk, including their annual cash incentives. The target annual incentive opportunities are expressed as a percentage of each individual’s base salary. The target level has historically been based in part on the Centuri Comparison Group compensation data. The target incentive opportunities for the NEOs were set at the following percentages of base salary for fiscal 2023:

Executive Officer	Incentive Opportunities (% of Base Salary)
Paul M. Daily	110%
R. Chad Van Sweden	75%
Gregory A. Izenstark	55%
Robert C. Lyons	100%
Stephen J. Adams	75%
Jason S. Wilcock	75%

The Southwest Gas Holdings Compensation Committee selected financial performance and safety goals for the fiscal 2023 annual incentive opportunities. In fiscal 2023, the financial metric was changed from earnings before tax and amortization to free cash flow, which is a common metric used for valuing companies in the infrastructure services industry. Utilizing free cash flow as the financial metric for Centuri’s annual incentive program encourages Centuri management to create value by growing earnings and prudently managing capital expenditures. Free cash flow is a non-GAAP measure and is defined as earnings before interest, taxes, depreciation and amortization (“EBITDA”) less capital expenditures on a gross basis (including amounts not yet paid, but recognized as liabilities). No awards are paid unless at least 50% of target free cash flow is achieved. Following is a breakdown and description of the metrics for the fiscal 2023 annual incentives.

Metric	Weighting	Description
Free Cash Flow	80%	Focuses management on creating value by growing earnings and prudently managing capital expenditures. Fiscal 2023 Target: Aligned to Centuri’s business plans and budgets.

Safety

DART	10%

Reflects days away from work, restricted or transferred incident rate, which is the industry standard measurement for safety.

Fiscal 2023 Target: DART maximum remained the same but target and minimum are set to require improvement from fiscal 2022.

Safety

TRIR	10%

Reflects total recordable incident rate to ensure both incident frequency and severity measures are considered.

Fiscal 2023 Target: TRIR maximum remained the same but target and minimum are set to require improvement from fiscal 2022.

Actual awards for each measure were determined as of year-end by comparing Centuri’s performance to the threshold, target and maximum levels for each performance measure. Award payouts could range from 65% (at threshold) to 170% (at maximum) of target amounts for the assigned incentive opportunity for each measure, based on where actual results fall in the range from threshold to target to maximum. Actual payouts were determined through linear interpolation.

The thresholds, targets and maximums, as well as actual results under the performance measures for fiscal 2023 are set forth below:

Metric	Threshold	Target	Maximum	Actual	Payout (% of target)
Free Cash Flow
Consolidated	$121.4 million	$161.9 million	$186.2 million	$178.0 million	146.5%

Centuri Power Group	$111.0 million	$143.7 million	$169.3 million	$129.4 million	84.7%

Safety (DART)
Consolidated	0.65	0.37	0.30	0.32	149.3%

Centuri Power Group	0.65	0.37	0.30	0.39	97.5%

Safety (TRIR)
Consolidated	1.55	0.93	0.60	1.05	93.4%

Centuri Power Group	1.50	0.83	0.60	0.90	96.3%

Total
Consolidated					141.5%

Centuri Power Group(1)					99.5%

(1)	Centuri Power Group total payout has a 20% weighting on Consolidated Free Cash Flow Achievement and a 60% weighting on Centuri Power Group Free Cash Flow Achievement.

In fiscal 2023, free cash flow exceeded 50% of target on a consolidated basis. All NEOs other than Mr. Van Sweden received an annual incentive award. Mr. Van Sweden was not eligible for an award due to his resignation. Except for Mr. Adams, whose performance was measured based on the performance results of Centuri Power Group, all NEOs’ performance was measured on a consolidated basis.

The following table details the actual payouts associated with the fiscal 2023 annual incentive awards for the NEOs:

Executive Officer	Annual Incentive Opportunities (% of Base Salary)	Total Achievement of Performance Measures (% of target)	Annual Incentive Earned (% of Base Salary)	Annual Incentive Earned ($)
Paul M. Daily	110%	141.5%	155.6%	$1,260,338
R. Chad Van Sweden	75%	141.5%	—	—
Gregory A. Izenstark	55%	141.5%	77.8%	$248,956
Robert C. Lyons	100%	141.5%	141.5%	$799,204
Stephen J. Adams	75%	99.5%	74.6%	$391,766
Jason S. Wilcock	75%	141.5%	106.1%	$424,356

Long-Term Incentive Compensation

In fiscal 2021, the NEOs received performance-based long-term incentive awards that were partly performance cash and partly performance share units relating to Southwest Gas Holdings common shares. Vesting of each component occurred at the end of a three-year performance period based on the achieved performance results against rigorous pre-set targets. A portion of the awards was subject to achievement of threshold levels of performance, below which no amount would be earned, which we refer to as “Performance Awards,” and a portion of which was subject to performance objectives, but without a threshold performance level, which we refer to as “Non-Threshold Performance Awards.” In fiscal 2022, the NEOs only received time-lapse RSUs as long-term incentive compensation, due to the announced intention of Southwest Gas Holdings in early 2022 to pursue a sale or spin-off of Centuri, and a decision in late 2022 by the Southwest Gas Holdings board of directors to pursue a spin-off. In fiscal 2023, except for Mr. Izenstark, each NEO received time-lapse RSUs and PSUs relating to Southwest Gas Holdings common shares. Mr. Izenstark received a time-lapse long-term cash award and a special time-lapse RSU award.

For fiscal 2023, the target long-term incentive opportunities for the NEOs were set at a percentage of their base salary as shown in the following table.

	Incentive Opportunities (% of Base Salary)
Executive Officer	Time-Lapse RSUs	PSUs	Time-Lapse Long-Term Cash	Total
Paul M. Daily	157.5%	67.5%	—	225.0%
R. Chad Van Sweden	98.0%	42.0%	—	140.0%
Gregory A. Izenstark	—	—	60.0%	60.0%
Robert C. Lyons	122.5%	52.5%	—	175.0%
Stephen J. Adams	80.5%	34.5%	—	115.0%
Jason S. Wilcock	94.5%	40.5%	—	135.0%

•

Time-Lapse RSUs. The Southwest Gas Holdings Compensation Committee believes that grants of time-lapse RSUs promote and encourage long-term retention and service to Centuri, align the interests of the executive officers with those of our customers and stockholders through increased share ownership, and provide a balanced approach to long-term compensation. Except for Mr. Izenstark, each NEO received a grant of time-lapse RSUs in fiscal 2023 that cliff vest on January 1, 2026, assuming all vesting conditions are met.

The table below sets forth the long-term incentive opportunity granted as time-lapse RSUs.

Executive Officer	Time-Lapse RSUs Component (% of Base Salary)	Time-Lapse RSUs Component ($)	Time-Lapse RSUs Granted in Fiscal 2023 (number of shares)
Paul M. Daily	157.5%	1,275,750	20,617
R. Chad Van Sweden	98.0%	539,000	8,710
Robert C. Lyons	122.5%	692,125	11,185
Stephen J. Adams	80.5%	422,625	6,830
Jason S. Wilcock	94.5%	330,750	5,345

•

Time-Lapse Long-Term Cash Award. In fiscal 2023, Mr. Izenstark received a time-lapse long-term cash award in the amount of $182,700, which equals 60% of his base salary. The time-lapse long-term cash award cliff vests on January 1, 2026, assuming all vesting conditions are met.

•

PSUs. The Southwest Gas Holdings Compensation Committee believes that the award of long-term incentive compensation in the form of PSUs rewards our NEOs for improved financial performance of Centuri, thereby giving them an incentive to enhance long-term customer and stockholder value. The PSUs granted in fiscal 2023 are earned based on the achievement of Centuri’s free cash flow target over a one-year performance cycle between January 1, 2023 to December 31, 2023. The Southwest Gas Holdings Compensation Committee chose a one-year performance cycle in anticipation of the initial public offering of Centuri, which is expected to take place during 2024. While the performance cycle for the PSUs is one year, the earned PSUs will not vest until January 1, 2026, subject to satisfaction of the applicable vesting conditions.

The table below sets forth the long-term incentive opportunity granted as PSUs.

Executive Officer	PSUs Component (% of Base Salary)	Target PSUs Component ($)	Target PSUs Granted in Fiscal 2023 (number of shares)
Paul M. Daily	67.5%	546,750	8,836
R. Chad Van Sweden	42.0%	231,000	3,733
Robert C. Lyons	52.5%	296,625	4,794
Stephen J. Adams	34.5%	181,125	2,927
Jason S. Wilcock	40.5%	141,750	2,291

Free cash flow is a non-GAAP measure and is defined as EBITDA less capital expenditures on a gross basis (including amounts not yet paid, but recognized as liabilities). The Southwest Gas Holdings Compensation Committee established the threshold, target and maximum performance levels for free cash flow, and the target level was based on Centuri’s business plan and budget, taking into account such factors as budgeted capital expenditures, expected growth within the markets that Centuri serves, competitive factors from other service providers and other business considerations embedded in Centuri’s annual business planning process. Actual payouts of the PSUs can range from 50% at threshold to a maximum of 200% of the target number of PSUs granted, based on achievement of the free cash flow goal. Linear interpolation is used to compute the number of PSUs earned if the performance is between two designated levels.

The thresholds, targets and maximums and actual results under the performance measures for 2023 are set forth below:

Measure	Threshold (million)	Target (million)	Maximum (million)	Actual (million)	Performance Awards Payout (% of target)
1-Year Free Cash Flow	$121.4	$161.9	$194.3	$178.0	149.8%

2021-2023 Performance Awards and Non-Threshold Performance Awards. In fiscal 2021, Messrs. Daily, Lyons and Wilcock received long-term incentive awards with 70% in the form of Performance Awards and 30% in the form of Non-Threshold Performance Awards, and Messrs. Izenstark and Adams received long-term incentive awards with 60% in the form of Performance Awards and 40% in the form of Non-Threshold Performance Awards. The Performance Awards and the Non-Threshold Performance Awards both have a three-year performance period ending December 31, 2023. The performance objective for these awards was based on Centuri’s enterprise value achievement over the three-year performance period. Enterprise value is a non-GAAP metric and is defined as EBITDA for Centuri multiplied by seven (the multiple determined by the Southwest Gas Holdings Compensation Committee at the beginning of the performance period), minus Centuri net debt. Net debt was calculated as debt less cash and excluded leases recorded as debt under accounting rules. Debt included Southwest Gas Holdings’ capital contribution made to Centuri, including during the period of the Linetec acquisition. The enterprise value results were adjusted to remove $7.5 million in costs associated with Southwest Gas Holdings’ strategic alternatives review process and severance expenses, and to remove $483.6 million, representing the negative impact on results due to the performance of Riggs Distler. In February 2024, the Southwest Gas Holdings Compensation Committee determined that, for Messrs. Daily, Lyons and Wilcock, their Non-Threshold Performance Awards were earned at 59% of target, and their Performance Awards were not earned, as cumulative enterprise value growth was below the threshold level. The Southwest Gas Holdings Compensation Committee determined to adjust the performance result for Messrs. Izenstark and Adams by removing the negative impact due to the performance of Riggs Distler. As a result, for Messrs. Izenstark and Adams, their Non-Threshold Performance Awards were earned at 113% of target, and their Performance Awards were earned at 62% of target. The stock-based portion of these awards is included in the “Stock Vested During Fiscal Year 2023” table and the cash portion of these awards is included in the “Summary Compensation Table” below.

Special Time-Lapse RSUs Award. Mr. Izenstark received a grant of 4,860 time-lapse RSUs on August 10, 2023 in recognition of his significant additional duties and responsibilities in connection with the separation of Centuri from Southwest Gas Holdings. The time-lapse RSUs vest over three years, with 40% vesting on December 31, 2024, 30% vesting on December 31, 2025 and 30% vesting on December 31, 2026.

Retention Bonus for Mr. Van Sweden. As Mr. Van Sweden was not eligible to participate in the long-term incentive plan prior to fiscal 2023, pursuant to his employment agreement, Mr. Van Sweden was entitled to receive a retention bonus on each of March 31, 2023, March 31, 2024 and March 31, 2025, in each case in an amount equal to 125% of his base salary, with an amount equal to 30% of his base salary paid in cash and the remaining portion paid in Southwest Gas Holdings common stock or Centuri common stock, subject to his continued employment with Centuri through the applicable date of payment. The retention bonuses payable in 2024 and 2025 were forfeited following Mr. Van Sweden’s resignation.

Employee Benefits and Limited Executive Perquisites

Centuri provides a limited number of perquisites to its executive officers. The NEOs are eligible to receive reimbursement for annual physical examinations, social club memberships, car allowances, personal use of the Centuri gasoline card, event tickets, life insurance and reimbursement annually for financial planning, estate planning and tax preparation.

The NEOs also receive matching contributions from Centuri to their accounts in the Centuri 401(k) plan, consistent with all other employees participating in the plan. Currently, Centuri matches 100% of employees’ pre-tax contributions up to the first 3% of their base salary and 50% on the next 4%. All matching contributions are subject to certain limits as determined by law.

Centuri also maintains a nonqualified deferred compensation plan for a select group of management or highly compensated employees, including the NEOs. Under this plan, participating employees are permitted to voluntarily defer receipt of up to 80% of base salary and up to 80% of other cash compensation. Employer matching contributions in the deferred compensation plan are equal to the first 5% of the salary compensation deferred by the employee under the plan. Matching contributions vest immediately. Participants may allocate deferred cash amounts among a group of notional accounts that mirror the gains and/or losses of various investment alternatives that do not provide for above-market or preferential earnings and an account with returns based on Centuri’s financial performance (“LTCIP Fund”). Under Centuri’s current guidelines, except for Mr. Izenstark, all NEOs must invest at least 25% of their annual incentive compensation in the LTCIP Fund until the NEO meets the established investment requirement – two times base salary for Centuri’s Chief Executive Officer and one times base salary for the other NEOs. Mr. Izenstark is not eligible to allocate deferred cash amounts into the LTCIP Fund until 2024. LTCIP Fund investments grow or depreciate based on Centuri’s company growth rate. The maximum annual loss of the LTCIP Fund is negative 5% and the maximum annual gain is 20%.

Employment Agreements with Centuri NEOs

Centuri has entered into employment agreements with each of the NEOs (collectively, the “Employment Agreements”). The terms of the Employment Agreements, other than compensation and severance levels, are substantially consistent. The Employment Agreements provide for specified levels of severance payments and benefits upon certain employment termination events both in the absence of and following certain change in control events. The Employment Agreements also contain non-competition and other restrictive covenants. In approving the Employment Agreements, Centuri considered the aggregate potential obligations under the agreements, as well as the benefits of securing non-competition and other restrictive covenants included in the agreement. The Employment Agreements do not contain excise tax gross-up provisions and, instead, employ a “best net” approach under which payments and benefits are either reduced to avoid the excise tax on excess parachute payments or not reduced, in which case the executive is responsible for any excise tax, depending on which approach would result in the greatest after tax amount being retained. It is expected that the Employment Agreements will remain in effect following the completion of this offering, subject to appropriate modifications to reflect the fact that Centuri will no longer be a subsidiary of Southwest Gas Holdings.

On December 13, 2023, Southwest Gas Holdings and Centuri entered into a Transition and Separation Letter Agreement (the “Daily Separation Agreement”) with Mr. Daily. Under the Daily Separation Agreement, Mr. Daily was entitled to a retention bonus of $2.2 million and certain benefits if he remained employed through the successful transition of his duties and responsibilities to a successor or if his employment were to be terminated earlier under certain scenarios described in the Daily Separation Agreement. At the time of entering into this agreement, we considered our need to retain Mr. Daily as the Centuri CEO until his successor was appointed. On January 12, 2024, William J. Fehrman began serving as the Centuri CEO and on January 31, 2024, pursuant to the Daily Separation Agreement, Mr. Daily’s employment terminated. The confidentiality, noncompetition, non-disparagement and other restrictive covenants included in the employment agreement between Centuri and Mr. Daily, dated April 18, 2016 (the “Daily Employment Agreement”) remain in effect. Neither the Daily Separation Agreement nor the Daily Employment Agreement contain excise tax gross-up provisions. More detailed discussion of the Daily Separation Agreement, as well as an estimate of the compensation that would have been payable had various provisions been triggered as of fiscal year-end, are described in “Payments upon Termination of Employment or Change in Control” below.

A more detailed discussion of the Daily Separation Agreement, as well as an estimate of the compensation that would have been payable had various provisions been triggered as of fiscal year-end, are described in “Post-Termination Benefits” below.

New Plans and Policies Following Separation

In connection with the completion of this offering, Centuri will adopt the Centuri Omnibus Incentive Plan (which is described in this prospectus under the heading “Centuri 2024 Omnibus Incentive Plan”), which will become effective upon the completion of this offering. Following the completion of this offering, the Centuri Compensation Committee will consider and develop Centuri’s compensation programs, plans, philosophy and practices, consistent with Centuri’s business needs and goals.

Centuri expects that the Centuri Compensation Committee will also adopt various policies relating to executive compensation similar to the policies of Southwest Gas Holdings, which help to mitigate risk in compensation programs and are best practices in the market, including the following:

Clawback Policy: Centuri’s Compensation Committee has not adopted a clawback policy, but Centuri expects that it will adopt such a policy similar to the clawback policy maintained by Southwest Gas Holdings, which allows Southwest Gas Holdings to recoup the value of any excess incentive compensation paid and granted, earned, or vested based on the attainment of performance conditions containing financial reporting measures if Southwest Gas Holdings is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, and to modify the policy or adopt a separate policy as necessary to comply with pending changes to the NYSE listing standards to effectuate the SEC’s recently adopted rules on clawback policies.

Pledging and Hedging Policy: Centuri also expects to adopt an insider trading policy that prohibits all Centuri employees (including the NEOs) and directors from pledging any Centuri shares for a loan. It is expected that the insider trading policy will also prohibit transactions by directors and officers in Centuri securities involving short sales, puts, calls or other derivative securities, on an exchange or in any other organized market or entering into hedging, monetization transactions or similar arrangements involving Centuri securities. Centuri believes these prohibitions will ensure that levels of stock ownership in accordance with Centuri’s stock ownership guidelines are effective in aligning each individual’s interests with those of Centuri’s stockholders.

Compensation Of Named Executive Officers

The following summary compensation table sets forth the total compensation paid or accrued for the fiscal years indicated for the NEOs by Southwest Gas Holdings. Following the separation, the NEOs will receive compensation and benefits under our compensation programs and plans.

Summary Compensation Table (fiscal 2023)

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(7)(8)(9)(10)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)(6)	Total ($)
Paul M. Daily Former President & Chief Executive Officer	2023	806,308	—	1,850,480	1,350,786	3,961	104,195	4,115,729

R. Chad Van Sweden Former Executive Vice President & Chief Financial Officer	2023	482,693	490,001	1,254,322	—	3,221	105,013	2,335,249

Gregory A. Izenstark Executive Vice President & Chief Financial Officer	2023	316,423	100,000	319,982	300,027	—	65,458	1,101,891

Robert C. Lyons Former Executive Vice President & Chief Operating Officer	2023	562,693	250,000	1,003,930	821,039	1,071	89,755	2,728,488

Stephen J. Adams President of Centuri Power Group	2023	511,154	202,500	613,019	480,830	1,018	72,735	1,881,256

Jason S. Wilcock Executive Vice President, Chief Legal & Administrative Officer and Corporate Secretary	2023	385,295	50,000	479,754	442,077	9	62,504	1,419,639

(1)	Includes amounts deferred by the NEOs into Centuri’s 401(k) and nonqualified deferred compensation plan.
(2)

For each NEO other than Mr. Izenstark, amounts include the grant date fair value of time-lapse RSUs with three-year cliff vesting on January 1, 2026, assuming all vesting requirements are met, and the grant date fair value of PSUs that vest on January 1, 2026, subject to the achievement of performance conditions and other vesting requirements. The PSUs granted in fiscal 2023 have a one-year performance cycle and vest three years after they were granted, based upon the achievement of Centuri free cash flow goal during 2023, and vest three years after they were granted. For Mr. Van Sweden, the amount in this column also includes the grant date fair value of the portion of his 2023 retention bonus paid in the form of Southwest Gas Holdings common stock pursuant to his employment agreement. For Mr. Izenstark, the amount represents the grant date fair value of his special time-lapse RSUs that vest over three years, with 40%, 30% and 30% vesting on each of December 31, 2024, December 31, 2025 and December 31, 2026, respectively, assuming all vesting requirements are met. The grant date fair value was determined in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, excluding the impact of estimated forfeitures. The assumptions used to calculate these amounts are included in “Note 9—Share-Based Compensation” in the footnotes to the consolidated financial statements in Southwest Gas Holdings’ 2023 Annual Report on Form 10-K. Values of PSUs were calculated based on the probable outcome of the performance conditions as of the grant date, which was determined to equal the target level of performance. The value of PSUs granted in fiscal 2023, assuming achievement of the highest level of performance for the one-year performance period ending December 31, 2023, and using the closing price of Southwest Gas Holding common stock as of the date of grant in accordance with ASC Topic 718, would be as follows: for Mr. Daily, $1,110,288; for Mr. Van Sweden, $469,093; for Mr. Lyons, $602,358; for Mr. Adams, $367,812; and for Mr. Wilcock, $287,852. For Mr. Van Sweden, the amount in this column also includes the grant date fair value of his retention bonus paid in the form of Southwest Gas Holdings common stock.

(3)

Amounts in this column represent the annual incentive cash awards paid in 2024 for services performed in 2023 and long-term incentive cash awards for the three-year performance period beginning in 2021 and paid in 2024. For Messrs. Daily, Izenstark, Lyons, Adams and Wilcock, the amount of 2023 annual cash award amounts was $1,260,338, $248,956, $799,204, $391,766, and $424,356, respectively. For Messrs. Daily, Izenstark, Lyons, Adams and Wilcock, the amount of long-term incentive cash award amounts was $90,448, $51,071, $21,835, $89,064, and $17,721, respectively.

(4)	The above-market interest (in excess of 120% of the applicable federal long-term rate with compounding) earned by the NEOs on executive deferral plan balances for fiscal 2023 are as follows:

Name	Above Market Interest ($)
Paul M. Daily	3,961
R. Chad Van Sweden	3,221
Gregory A. Izenstark	—
Robert C. Lyons	1,071
Stephen J. Adams	1,018
Jason S. Wilcock	9

(5)	Employer contributions under the Centuri’s 401(k) and nonqualified deferral compensation plan for the NEOs in fiscal 2023 are as follows:

Name	Matching Contributions ($)
Paul M. Daily	58,394
R. Chad Van Sweden	34,390
Gregory A. Izenstark	31,932
Robert C. Lyons	43,578
Stephen J. Adams	39,627
Jason S. Wilcock	31,406

Centuri matches 100% of each NEO’s pre-tax contributions up to the first 3% of their base salary and 50% on the next 4% under its 401(k) plan. All matching contributions are subject to certain limits as determined by law. Employer matching contributions in Centuri’s nonqualified deferral compensation plan are equal to the first 5% of the salary compensation deferred under the plan.

(6)

The aggregate amount of the disclosed perquisites and personal benefits to the NEOs are based on the incremental cost to Centuri. The perquisites and personal benefits for the NEOs by type and amount for fiscal 2023 are as follows:

Name	Car Allowance ($)	Club Dues ($)	Physicals ($)	Financial & Tax Planning ($)	Life Insurance ($)
Paul M. Daily	31,200	4,824	2,079	—	7,698
R. Chad Van Sweden	27,600	—	—	41,014	1,459
Gregory A. Izenstark	28,600	—	—	3,802	1,124
Robert C. Lyons	31,200	4,659	—	5,155	5,162
Stephen J. Adams	29,900	—	—	—	3,207
Jason S. Wilcock	29,900	—	—	—	1,198

(7)	Messrs. Izenstark, Lyons, Adams and Wilcock received a discretionary bonus in the amounts of $50,000, $250,000, $200,000 and $50,000 respectively in connection with the Linetec earn-up allocation.
(8)	Mr. Izenstark received a one-time bonus in the amount of $50,000 for filling the Interim Chief Financial Officer role.
(9)

Mr. Van Sweden received a signing bonus in the amount of $275,000 on May 19, 2023 pursuant to the terms of his employment agreement. In addition, Mr. Van Sweden received a payment of $215,000, which was the cash portion of his retention bonus for fiscal 2023.

(10)	Mr. Adams received a total of $2,500 for his various licenses for Centuri.

Grants of Plan-Based Awards in Fiscal Year 2023

The following table sets forth information regarding each grant of an award made under our incentive plans to our NEOs during fiscal 2023.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards (#) (3)(4)	Grant Date Fair Value of Stock Awards ($) (5)(6)
Name	Grant Date	Award Type	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Paul M. Daily		Annual Cash	579,150	891,000	1,514,701
March 29, 2023		PSUs				4,418	8,836	17,671		555,144
March 29, 2023		Time-Lapse RSUs							20,617	1,295,336

R. Chad Van Sweden		Annual Cash	268,125	412,500	701,250
March 29, 2023		PSUs				1,867	3,733	7,466		234,547
March 29, 2023		Time-Lapse RSUs							8,710	547,275

Gregory A. Izenstark		Annual Cash	114,400	176,000	299,200
August 10, 2023		Time-Lapse RSUs							4,860	319,982

Robert C. Lyons		Annual Cash	367,250	565,000	960,500
March 29, 2023		PSUs				2,397	4,794	9,587		301,179
March 29, 2023		Time-Lapse RSUs							11,185	702,751

Stephen J. Adams		Annual Cash	255,938	393,750	669,375
March 29, 2023		PSUs				1,464	2,927	5,854		183,906
March 29, 2023		Time-Lapse RSUs							6,830	429,114

Jason S. Wilcock		Annual Cash	195,000	300,000	510,000
March 29, 2023		PSUs				1,145	2,291	4,581		143,926
March 29, 2023		Time-Lapse RSUs							5,345	335,828

(1)

The amounts reflect the threshold, target and maximum amounts which could have been earned under the annual cash component of our incentive compensation program. The actual amounts received by the NEOs for fiscal 2023 performance under the program are set forth under the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table.” Annual cash incentives are described in further detail under “Executive and Director Compensation—Compensation Discussion and Analysis—Annual Incentive Compensation.”

(2)

The amounts shown represent the threshold, target, and maximum number of shares of Common Stock that could have been earned with respect to PSUs granted in 2023 under the long-term performance component of our incentive compensation program. The actual number of PSUs earned for the one-year performance period ending on December 31, 2023 are as follows: 13,236 for Mr. Daily; 7,181 for Mr. Lyons; 4,385 for Mr. Adams and 3,432 for Mr. Wilcock. Mr. Van Sweden’s PSUs were forfeited due to his resignation. The earned PSUs will cliff vest three years after they were granted, assuming all vesting conditions are met. Amounts shown are rounded to the nearest share.

(3)

Except for Mr. Izenstark, the amounts shown represent the number of time-lapse RSUs that were granted in 2023 under the long-term component of Centuri’s incentive compensation program. The time-lapse RSUs will cliff vest on January 1, 2026, assuming the NEOs continue to meet the requirements for vesting. Amounts shown are rounded to the nearest share. For further details regarding the long-term components of Centuri’s incentive compensation program, see “Executive and Director Compensation—Compensation Discussion and Analysis—Long-Term Incentive Compensation.

(4)

For Mr. Izenstark, the amounts shown represent the number of special time-lapse RSUs that were granted in recognition of his significant additional duties and responsibilities in connection with the spin-off of Centuri from Southwest Gas Holdings. The time-lapse RSUs vest over three years, with 40% vesting on December 31, 2024, 30% vesting on December 31, 2025 and 30% vesting on December 31, 2026, assuming Mr. Izenstark continues to meet the requirements for vesting. Amounts shown are rounded to the nearest share.

(5)

Except for Mr. Izenstark, the amounts shown reflect the grant date fair value (based on the closing price of Southwest Gas Holdings common stock at $62.83 per share on March 29, 2023) of time-lapse RSUs or PSUs granted on March 29, 2023, calculated in accordance with FASB ASC Topic 718. With respect to the PSUs, the amounts represent the grant date fair value assuming performance is achieved at target level.

(6)

For Mr. Izenstark, the amount shown reflects the grant date fair value (based on the closing price of Southwest Gas Holdings common stock at $65.84 per share on August 10, 2023) of time-lapse RSUs granted on August 10, 2023, calculated in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at 2023 Fiscal Year-End

The following table sets forth information regarding the unvested Southwest Gas Holdings time-lapse RSUs and PSUs relating to Southwest Gas Holdings common stock for each of the NEOs, in each case, outstanding as of January 1, 2024.

	Stock Awards(1)
Name	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Paul M. Daily	62,437	3,955,379
Gregory A. Izenstark	4,860	307,881
Robert C. Lyons	29,696	1,881,265
Stephen J. Adams	18,367	1,163,526
Jason S. Wilcock	12,270	777,300

(1)

There were no securities underlying unexercised stock options, which were exercisable or unexercisable, unexercised unearned options or unearned shares or units or other rights that have not vested granted under any equity incentive plan at the end of fiscal 2023.

(2)

For each NEO other than Mr. Izenstark, the amounts in this column represent time-lapse RSUs granted in fiscal 2022 that cliff vest on December 31, 2024, time-lapse RSUs granted in fiscal 2023 that cliff vest on January 1, 2026, and PSUs granted in fiscal 2023 that have been earned as a result of achieving the performance conditions during the one-year performance cycle ending on December 31, 2023, which remain subject to time-based vesting conditions and will cliff vest on January 1, 2026, assuming all vesting conditions are met. For Mr. Izenstark, the amount represents the special time-lapse RSUs granted in fiscal 2023, which vest in accordance with the schedule set forth below. All time-lapse RSUs and PSUs granted to the NEOs give the holders the right to receive dividend equivalents payments as and when dividend are paid on Southwest Gas Holdings common stock, which dividends are reallocated into additional equity awards of the same type and with the same vesting schedule as the original award. Amounts shown are rounded to the nearest share. Vesting provisions of time-lapse RSUs and PSUs following certain termination events are discussed below under “Payments upon Termination of Employment or Change in Control.” Vesting of the outstanding stock awards for each NEO is as follows:

Name	Awards	Vests December 31, 2024 (#)	Vests December 31, 2025 (#)	Vests January 1, 2026 (#)	Vests December 31, 2026 (#)
Paul M. Daily	2022 time-lapse RSUs	27,164
	2023 time-lapse RSUs			21,482
	2023 PSUs			13,791
Gregory A. Izenstark	Special time-lapse RSUs	1,944	1,458		1,458
Robert C. Lyons	2022 time-lapse RSUs	10,560
	2023 time-lapse RSUs			11,654
	2023 PSUs			7,482
Stephen J. Adams	2022 time-lapse RSUs	6,682
	2023 time-lapse RSUs			7,116
	2023 PSUs			4,569
Jason S. Wilcock	2022 time-lapse RSUs	3,125
	2023 time-lapse RSUs			5,569
	2023 PSUs			3,576

(3)	The market value of Southwest Gas Holdings common stock was $63.35 per share, the closing price on the last trading day of fiscal 2023.

Stock Vested in Fiscal Year 2023

The number of shares of Southwest Gas Holdings common stock underlying Performance Awards and Non-Threshold Performance Awards that vested during fiscal 2023 and the value realized on vesting (the market price at vesting) are shown in the following table. There were no options to purchase Southwest Gas Holdings common stock outstanding during fiscal 2023.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)
Paul M. Daily	3,674	232,745
R. Chad Van Sweden(1)	7,636	472,500
Robert C. Lyons	744	47,124
Jason S. Wilcock	284	18,020

(1)	The stock awards for Mr. Van Sweden also include 7,636 shares of Southwest Gas Holdings common stock granted as the equity portion of his retention bonus for fiscal 2023.
(2)	Amounts in this column are rounded to the nearest share.

Nonqualified Deferred Compensation

Centuri maintains a nonqualified deferred compensation plan under which the NEOs are permitted to defer base salary and other cash compensation. These plans are described in detail under “Executive Compensation—Compensation Discussion and Analysis—Employee Benefits and Limited Executive Perquisites.” The following table describes the nonqualified deferred compensation activity for each NEO during fiscal 2023.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(3)
Paul M. Daily	197,204	41,876	96,451	—	3,673,107
R. Chad Van Sweden	340,515	25,972	10,231	—	405,301
Gregory A. Izenstark	17,251	17,709	16,620	(14,669)	200,267
Robert C. Lyons	67,233	29,695	38,880	—	1,726,479
Stephen J. Adams	182,075	27,053	79,652	—	993,274
Jason S. Wilcock	20,760	21,217	14,952	—	217,098

(1)	Amounts shown in this column are included in the “Salary” and “Non-Equity Incentive Compensation” columns of the “Summary Compensation Table.”
(2)

Deferred compensation earnings and employer contributions are also reported in the “Nonqualified Deferred Compensation Earnings” and the “All Other Compensation” columns, respectively, of the “Summary Compensation Table.” Those amounts for the NEOs are as follows:

Name	Above-Market Interest ($)	Company Contributions ($)	Total ($)
Paul M. Daily	3,961	41,876	45,836
R. Chad Van Sweden	3,221	25,972	29,194
Gregory A. Izenstark	—	17,709	17,709
Robert C. Lyons	1,071	29,695	30,766
Stephen J. Adams	1,018	27,053	28,071
Jason S. Wilcock	9	21,217	21,226

(3)	The amounts reported in this column that were previously reported as compensation to the NEOs in the Summary Compensation Table are as follows:

Name	2023 ($)
Paul M. Daily	243,040
R. Chad Van Sweden	369,708
Gregory A. Izenstark	34,960
Robert C. Lyons	97,999
Stephen J. Adams	210,146
Jason S. Wilcock	41,987

Payments upon Termination of Employment or Change in Control

Each of the NEOs is party to an Employment Agreement, pursuant to which the NEO is entitled to benefits upon the occurrence of specified termination events, both following and in the absence of a change in control. Southwest Gas Holdings and Centuri entered into the Daily Separation Agreement with Mr. Daily on December 13, 2023, pursuant to which he became entitled to a retention bonus of $2.2 million and certain additional benefits if he remained employed through the successful transition of his duties to a new Centuri chief executive officer or if his employment were to be terminated earlier under certain scenarios described in the Daily Separation Agreement. Regardless of the manner in which an NEO’s employment is terminated, the officer is entitled to receive the amount of any accrued but unpaid base salary and amounts contributed (or otherwise vested) under 401(k) or nonqualified deferred compensation plans. Mr. Lyons’ employment terminated on February 2, 2024. In accordance with SEC rules, the following reflects the amounts Mr. Lyons would have been entitled to assuming a triggering event occurred on December 31, 2023 for the reasons discussed below. Because Mr. Van Sweden resigned on November 17, 2023 and did not receive any severance benefits in connection with his resignation, his arrangement is not discussed in this section.

Following a Change in Control

Except for Messrs. Daily and Van Sweden, the change in control provision of each NEO’s Employment Agreement is triggered by certain termination events occurring within 18 or 24 months following a change in control of either Southwest Gas Holdings or Centuri. Covered termination events include (i) a termination of employment by the employer for any reason other than the NEOs’ death, disability or for cause and (ii) a resignation by the NEO for good reason, which includes a significant reduction after the change in control in the NEO’s authority, duties, responsibilities or compensation, a material breach by the company of the Employment Agreement terms, including a change in work location, failure to continue in effect any cash or stock-based incentive or bonus plan, retirement plan, welfare benefit plan or other compensation, retirement or benefit plan and policy, unless the aggregate value of all such compensation, retirement or benefit plans and policies is not materially less than their aggregate value as in effect at any time during the 120-day period before a change in control, the company providing notice that the term of the agreement will not be renewed, or the failure by the successor entity in the change in control to provide notice that it will honor and abide by the terms of the Employment Agreement. If a termination event occurs within 18 or 24 months after a change in control or if the NEO’s employment is terminated by the company before the change in control, but it can be shown that the termination was at the direction or request of a third party that had taken steps reasonably calculated to effect the change in control thereafter, or otherwise occurred in connection with, or in furtherance of, the change in control (referred to as a “Double-Trigger Event”), the affected NEOs would receive the following benefits (as applicable):

•	Full vesting acceleration with respect to any unvested time-lapse RSUs;

•	A lump sum payment equal to the sum of:

•	a multiple (2x for Messrs. Lyons, Adams, and Wilcock and 1.5x for Mr. Izenstark) of the NEO’s salary;

•

an amount equal to 100% of the target amount of any Centuri short-term incentive compensation opportunities (calculated as of the date of termination, or if greater, the change in control) for (x) the plan year preceding the date of termination and (y) a period of 24 months for Messrs. Lyons, Adams and Wilcock and 18 months for Mr. Izenstark following the date of termination (the “Severance Period”);

•

an amount equal to any incentive compensation that would be payable to the NEO under any long- term incentive compensation plan of Centuri (calculated as of the date of termination, or if greater, the change in control) for (x) the plan years preceding the date of termination as if the NEO was retirement eligible and (y) for the Severance Period, a multiple (2x for Messrs. Lyons, Adams and Wilcock and 1x for Mr. Izenstark) of the NEO’s target long- term incentive opportunity for the most recent three-year cycle; and

•	full cost of health and dental coverage for the employee and dependents and the full cost of replacement disability and life insurance for the Severance Period;

•	Outplacement services of up to $30,000.

A change in control with respect to Centuri generally includes the following: the sale of substantially all of the operating assets of Centuri and its subsidiaries or Southwest Gas Holdings and its subsidiaries; the acquisition of more than 50% of the stock of Centuri by a group of stockholders or an entity which acquires control of Centuri; a merger or consolidation of Centuri or Southwest Gas Holdings with any other entity other than a merger or consolidation which would result in the voting securities of Centuri or Southwest Gas Holdings, as applicable, outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) 50% or more of the total voting power represented by the voting securities of Centuri or Southwest Gas Holdings, as applicable, or the surviving entity outstanding immediately after such merger or consolidation; acquisition by one person or a group of persons of at least 30% of the combined voting power of Southwest Gas Holdings’ stock; or, during any two-year period, replacement of at least 50% of the Southwest Gas Holdings directors unless the election of each new director was approved by a vote of at least three-fourths of the directors then still in office who were directors at the beginning of such period. For clarity, the completion of this offering does not constitute a change in control for purposes of the Employment Agreements.

Each NEO’s employment agreement contains non-compete and non-solicitation provisions, which apply during their employment and for a period after employment ends of two years for Messrs. Lyons, Adams and Wilcock and 18 months for Mr. Izenstark, and also contains confidentiality and non-disparagement provisions. The NEOs’ severance payments are also subject to a release of claims against Centuri.

The equity awards and long-term incentive awards held by the NEOs are not subject to automatic accelerated vesting upon a change in control.

Under the assumption that a Double-Trigger Event occurred on December 31, 2023, based on the terms of the Employment Agreements and Centuri’s long-term incentive program, it is estimated that the NEOs would have received the compensation presented in the following table.

Name	Salary ($)	Incentive Compensation ($)	Welfare Benefits ($)	LTI Acceleration ($) (1)	Outplacement Services ($)	Total ($)
Gregory A. Izenstark	480,000	456,000	42,319	592,081	30,000	1,600,400
Robert C. Lyons	1,130,001	3,107,502	45,959	1,723,690	30,000	6,037,151
Stephen J. Adams	1,050,001	1,995,001	68,905	1,067,308	30,000	4,211,214
Jason S. Wilcock	800,000	1,680,001	56,572	701,998	30,000	3,268,571

(1)

Except for Messrs. Daily and Van Sweden, upon a Double-Trigger Event, all of the NEOs’ 2022 time-lapse RSUs, 2022 time-lapse long-term cash award, 2023 time-lapse RSUs, 2023 time-lapse long-term cash award and Mr. Izenstark’s special 2023 time-lapse RSUs would fully vest. If a Double-Trigger Event occurs within the performance period for the 2023 PSUs (which is the case if such termination occurs on December 31, 2023), a pro rata portion of the NEOs’ 2023 PSUs would vest based on target level of performance, with such pro rata portion determined by multiplying the ratio of actual months of service in the one-year performance period by the target number of PSUs granted. The value of time-lapse RSUs and PSUs is based on the closing price of Southwest Gas Holdings common stock on the last trading day of fiscal 2023 ($63.35 per share). The value of the 2022 time-lapse RSUs that the NEOs would be entitled to receive would be as follows: $668,970 for Mr. Lyons, $423,276 for Mr. Adams and $197,973 for Mr. Wilcock. The value of the 2022 time-lapse long-term cash award that Mr. Izenstark would be entitled to receive would be $101,500. The value of the 2023 time-lapse RSUs that the NEOs would be entitled to receive would be as follows: $738,304 for Mr. Lyons, $450,823 for Mr. Adams, $352,817 for Mr. Wilcock. The value of the 2023 time-lapse long-term cash award that Mr. Izenstark would be entitled to receive would be $182,700. The value of the 2023 PSUs that the NEOs would be entitled to receive would be as follows: $316,416 for Mr. Lyons, $193,210 for Mr. Adams, $151,208 for Mr. Wilcock. The value Mr. Izenstark’s special 2023 time-lapse RSUs that he would be entitled to receive would be $307,881. The amounts above include dividends equivalents accrued on time-lapse RSUs and PSUs.

Absent a Change in Control

Incentive programs for the NEOs (other than Messrs. Daily and Van Sweden) and the Employment Agreements provide for vesting of awards upon the occurrence of a termination without cause, for good reason, or due to death, disability or retirement in the absence of a change in control. The following table shows the estimated payments and benefits that would be paid by Centuri to each of the NEOs (other than Messrs. Daily and Van Sweden) as a result of a termination of employment under various scenarios.

Name	Termination Due to Retirement ($)	Termination without Cause or for Good Reason ($)	Termination without Good Reason ($)	Termination Due to Disability ($)	Termination Due to Death ($)
Gregory A. Izenstark		769,287		1,127,204	807,203
Robert C. Lyons	1,649,282	1,964,135	1,649,282	2,864,904	2,299,904
Stephen J. Adams		1,504,870		1,842,982	1,317,982
Jason S. Wilcock		1,278,132		1,460,364	1,060,363

•

Annual Incentive Payments Made Upon Retirement, Death or Disability. Centuri’s short-term incentive plan generally requires the participants to be employed by Centuri on the date that the awards are paid to receive the awards. However, under Centuri’s short-term incentive plan, if employment terminates prior to the payment date as a result of death, disability, or retirement, the participants may receive a prorated portion of the award. Under Centuri’s short-term incentive plan, if employment terminates prior to the payment date as a result of death, disability, or retirement, the participants may receive a prorated portion of the award in the discretion of Centuri’s CEO. As of December 31, 2023, except for Mr. Daily, Mr. Lyons was the only NEO who was retirement eligible. Except for Messrs. Daily and Van Sweden, if the NEOs had terminated employment on December 31, 2023, as a result of death, disability or retirement (for Mr. Lyons only) and Centuri’s CEO had determined to award prorated payouts under Centuri’s short-term incentive plan, each NEO (other than Messrs. Daily and Van Sweden) would have been eligible to receive a full annual incentive plan award because December 31, 2023 was the final day of the applicable performance period. The value for this payout is set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

•

Long-Term Cash Incentive Payments Made Upon Death or Disability. Under Centuri’s long-term incentive plan, if employment terminates prior to the payment date as a result of death, disability, or retirement, the officer may receive a prorated portion of the award. Mr. Izenstark’s time-lapse long-term cash award granted in 2022 is governed by Centuri’s long-term incentive plan. If Mr. Izenstark had terminated employment on December 31, 2023, as a result of death or disability, a pro-rata portion of his 2022 time-lapse long-term cash award would vest, with such pro rata portion calculated by multiplying the ratio of actual months of service in the three-year vesting period by the amount of the award granted. If Mr. Izenstark had terminated employment on December 31, 2023 as a result of death or disability, he would be entitled to two-thirds of his 2022 time-lapse long-term cash award, the value of which would be $67,667. In addition, under his 2023 time-lapse cash award agreement, Mr. Izenstark’s 2023 time-lapse long-term cash award would fully vest upon a termination due to death or disability, the value of which would be $182,700.

•

PSUs. Except for Messrs. Daily and Van Sweden, in the event of an NEO’s death or disability that occurs during the performance cycle, a pro-rata portion of the 2023 PSUs would vest based on target level of performance, with the number of shares of Southwest Gas Holdings common stock that would vest determined by multiplying the ratio of actual months of service in the one-year performance period by the target number of PSUs granted. Assuming a termination due to death or disability occurs on December 31, 2023, the value of the 2023 PSUs that each NEO (except for Messrs. Daily and Van Sweden) would have been entitled to would be as follows: $316,416 for Mr. Lyons, $193,210 for Mr. Adams and $151,208 for Mr. Wilcock. As of December 31, 2023, except for Mr. Daily, Mr. Lyons was the only NEO who was retirement eligible. If Mr. Lyons had retired or resigned with or without good reason on December 31, 2023, a prorated portion of his 2023 PSUs would vest based on actual level of performance, with the prorated portion determined by multiplying the ratio of actual months of service in the three-year vesting period by the number of 2023 PSUs earned. If Mr. Lyons had retired or resigned with or without good reason on December 31, 2023, the value of his 2023 PSUs that he would have been entitled to would be $157,997. The values of the 2023 PSUs above were calculated based on a stock price of $63.35 per share (the closing price of Southwest Gas Holdings common stock on the last trading day of fiscal 2023). The above amounts do include dividend equivalents on the PSUs. No NEOs other than Mr. Daily would be entitled to accelerated vesting of 2023 PSUs in the event of a termination without cause or resignation for good reason in the absence of a change in control.

•

Time-Lapse RSUs. Except for Messrs. Daily and Van Sweden, in the event of an NEO’s death or disability, a pro-rata portion of their 2022 time-lapse RSUs would become vested and the 2023 time-lapse RSUs (including the special 2023 time-lapse RSUs granted to Mr. Izenstark) would become fully vested. The number of shares of Southwest Gas Holdings common stock for the 2022 time-lapse RSUs that would vest is determined by multiplying the ratio of actual months of service in the three-year cliff-vesting period by the number of time-lapse RSUs granted. Assuming a termination due to death or disability occurs on December 31, 2023, (i) the value of the 2022 time-lapse RSUs that the NEOs would be entitled to receive would be as follows: $445,980 for Mr. Lyons, $282,184 for Mr. Adams and $131,982 for Mr. Wilcock and (ii) the value of the 2023 time-lapse RSUs that the NEOs would be entitled to receive would be as follows: $738,304 for Mr. Lyons, $450,823 for Mr. Adams, $352,817 for Mr. Wilcock, and $307,881 for Mr. Izenstark.

•

If Mr. Lyons had retired or resigned with or without good reason on December 31, 2023, a prorated portion of his 2022 time-lapse RSUs and a portion of his 2023 time-lapse RSUs would vest, with the prorated portion determined by multiplying the ratio of actual months of service in the applicable three-year cliff-vesting period by the number of time-lapse RSUs granted. If Mr. Lyons had retired or resigned for or without good reason on December 31, 2023, the value of the 2022 time-lapse RSUs and 2023 time-lapse RSUs that Mr. Lyons would be entitled to would be $445,970, and $246,101, respectively. The above amounts include dividends equivalents with respect to the time-lapse RSUs.

•

Severance Payments Made Upon Termination Without Cause or For Good Reason. Except for Messrs. Daily and Van Sweden, in the event of a termination by Centuri without cause or a resignation by the NEOs for good reason, including any requirement that the NEO relocate or any material breach by the employer of the compensation provisions of the applicable Employment Agreement, the affected NEOs would receive the following benefits (as applicable):

•	a lump sum payment equal to a multiple (2x for Messrs. Lyons, Adams and Wilcock and 1.5x for Mr. Izenstark) of the NEO’s base salary;

•	any unpaid short-term incentive compensation for the year prior to the year of termination; and

•

continued health, dental and vision coverage for the NEO and his or her dependents at employee rates through the 2-year anniversary of the date of termination for Messrs. Lyons, Adams, and Wilcock and the 18-month anniversary for Mr. Izenstark.

The following table shows the estimated severance payments and benefits that would be paid by Centuri to each of the NEOs (other than Messrs. Daily and Van Sweden) as a result of a termination without cause or for good reason under the Employment Agreements.

Name	Base Salary ($)	Incentive Compensation ($)	Welfare Benefits ($)
Gregory A. Izenstark	480,000	248,956	40,331
Robert C. Lyons	1,130,001	799,204	34,930
Stephen J. Adams	1,050,001	391,766	63,103
Jason S. Wilcock	800,000	424,356	53,775

•

Severance Payments Upon Disability. Except for Messrs. Daily and Van Sweden, in the event of a termination due to disability, each NEO’s Employment Agreement provides for a severance benefit equal to one year of the NEO’s base salary. Under the assumption that a termination occurred on

December 31, 2023 due to disability, the NEOs would have been entitled to the following amounts of severance benefits pursuant to their Employment Agreements: $320,000 for Mr. Izenstark, $565,000 for Mr. Lyons, $525,000 for Mr. Adams and $400,000 for Mr. Wilcock.

•

No Severance Upon Termination for Cause or Without Good Reason. In the event of a termination for cause by Centuri or a voluntary resignation by the NEO without good reason, the Employment Agreements and the incentive plans provide for no severance benefits. However, because Mr. Lyons was retirement eligible, his time-lapse RSUs and PSUs would be eligible for retirement treatment if he resigns without good reason.

Daily Separation Agreement

On December 13, 2023, Southwest Gas Holdings and Centuri entered into the Daily Separation Agreement with Mr. Daily. The Daily Separation Agreement provided for a retention bonus and additional benefits if he remained employed with Centuri through the successful transition of his duties and responsibilities to a successor or if his employment were to be terminated earlier (a) by Southwest Gas Holdings or Centuri without cause or due to his disability, (b) by Mr. Daily for “good reason” within 24 months following a change in control of Southwest Gas Holdings or Centuri, (c) due to Mr. Daily’s death, or (d) by Mr. Daily, with or without “good reason” in calendar year 2025, provided that an event constituting “cause” does not then exist. The payments and benefits provided for under the Daily Separation Agreement included:

•	a $2,200,000 retention bonus;

•

continued COBRA coverage or reimbursement of the premiums for Mr. Daily and his covered dependents until the earliest of (i) July 1, 2025, (ii) the date Mr. Daily becomes eligible for health insurance coverage from a new employer or self-employment, or (iii) the date Mr. Daily is no longer eligible to continue coverage under COBRA;

•	a prorated short-term incentive award for the year of termination based on the number of full months employed; and

•	“retirement” eligibility for purposes of his time-lapse RSUs and PSUs.

The Employment Agreement with Mr. Daily, which remains effective except for the severance provisions contained therein, contains non-compete and non-solicitation provisions, which apply during his employment and for a period of two years after his employment ends, as well as confidentiality and non-disparagement provisions. Mr. Daily’s severance payments are also subject to a release of claims against Southwest Gas Holdings and Centuri.

Mr. Daily remained employed through the successful transitioning of duties to William J. Fehrman and, pursuant to the terms of the Daily Separation Agreement, Mr. Daily’s employment terminated on January 31, 2024 and he became entitled to the amounts described above. Mr. Daily’s equity awards were not subject to automatic accelerated vesting upon a change in control. In accordance with SEC rules, the following table reflects the amounts Mr. Daily would have been entitled to assuming a triggering event occurred on December 31, 2023 for the reasons set forth in the left column:

Reason	Retention Bonus ($)	Incentive Compensation ($)(1)	Welfare Benefits ($)(2)	Stock Acceleration ($)(3)(4)	Total ($)
Termination for Cause	—	—	—	—	—
Termination Due to Death or Disability	2,200,000	1,260,338	26,198	3,091,320	6,577,855
Termination Without Cause Following a Change in Control	2,200,000	1,260,338	26,198	3,664,931	7,151,467
Termination Without Cause in the Absence of a Change in Control	2,200,000	1,260,338	26,198	1,892,071	5,378,607
Termination by Mr. Daily for Good Reason Following a Change in Control	2,200,000	1,260,338	26,198	3,091,320	6,577,855
Termination by Mr. Daily for Good Reason in the Absence of a Change in Control	—	—	—	1,892,071	1,892,071
Termination without Good Reason or Retirement(5)	—	1,260,338	—	1,892,071	3,152,409

(1)

Since December 31, 2023 was the final day of the applicable performance period, Mr. Daily would have received the full value of his 2023 short-term incentive award as set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)	Assuming COBRA coverage is provided through July 1, 2025, the total value of such COBRA coverage would be $26,198.
(3)

With respect to time-lapse RSUs granted in 2022, a pro-rata portion would become vested upon a termination due to death, disability, or retirement, and 100% would vest upon a termination without cause within 6 months following a change in control. With respect to time-lapse RSUs granted in 2023, 100% would vest upon a termination due to death, disability, a termination without cause within 6 months following a change in control or a resignation with good reason within 6 months following a change in control, and a pro-rata portion would become vested upon a retirement, termination without cause in the absence of a change in control, termination without cause after 6 months following a change in control or for good reason after 6 months following a change in control. If proration applies, the number of shares that would vest is determined by multiplying the ratio of actual months of service in the three-year cliff-vesting period by the number of time-lapse RSUs granted. Since Mr. Daily was retirement eligible as of December 31, 2023, had Mr. Daily resigned for good reason, the greater of benefits received upon retirement or resignation for good reason would apply with respect to his time-lapse RSUs if he resigned for or without good reason. The values of the time-lapse RSUs were calculated based on a stock price of $63.35 per share (the closing price of Southwest Gas Holdings common stock on the last trading day of 2023). The amount in the table above includes dividends equivalents on the PSUs.

(4)

With respect to PSUs granted in 2023, if a qualifying termination occurs during the performance cycle, a pro-rata portion would vest based on target level of performance upon a termination due to death, disability, a termination by Southwest Gas Holdings or Centuri without cause within 6 months following a change in control or a resignation for good reason within 6 months following a change in control, and a pro-rata portion would vest based on actual level of performance upon a retirement, a termination by Southwest Gas Holdings of Centuri without cause after 6 months following a change in control or a resignation for good reason after 6 months following a change in control. If proration applies, the number of shares that would vest is determined by multiplying the ratio of actual months of service in the applicable three-year performance period, except that, for 2023 PSUs, if the termination is due to death, disability, or a termination without cause or a resignation for good reason within 6 months following a change in control, the performance period is deemed to be 12 months. Since Mr. Daily was retirement eligible as of December 31, 2023, had Mr. Daily resigned for good reason, the greater of benefits received upon retirement or resignation for good reason would apply. The value of the PSU was calculated based on a stock price of $63.35 per share (the closing price of Southwest Gas Holdings common stock on the last trading day of 2023). The amount in the table above includes dividends equivalents on the time-lapse RSUs.

(5)	Since Mr. Daily was retirement eligible on December 31, 2023, he would be entitled to the same benefits upon retirement or resignation without good reason.

Employment Agreement with Mr. Fehrman

Mr. Fehrman has served as President and Chief Executive Officer of Centuri since January 12, 2024. In connection with his employment, Southwest Gas Holdings and Centuri entered into an employment agreement with Mr. Fehrman on December 21, 2023. Under his employment agreement, Mr. Fehrman is entitled to (a) annual base salary of $1,045,000, (b) a target annual cash incentive award equal to 110% of his annual base salary, (c) annual long-term incentive award with target opportunity equal to 225% of his annual salary, (d) a signing bonus of $2 million, provided that, if his employment is terminated for cause or not for good reason (i) prior to the first anniversary of his employment, 100% of such signing bonus is subject to clawback or (ii) on or after the first anniversary but prior to the second anniversary of his employment, 50% of such signing bonus is subject to clawback, and (e) after an initial public offering or a spin-off of Centuri in 2024, a one-time service-based restricted stock units award with a grant date value of $4 million that vest over three years. Based on the midpoint of the estimated offering price range set forth on the cover page of this prospectus, Mr. Fehrman will receive      restricted stock units upon completion of this offering.

If Mr. Fehrman’s employment is terminated by Centuri without cause or if he resigns for good reason on or within 24 months following a change in control of Centuri (the “CIC Protection Period”), Mr. Fehrman will be entitled to (a) a lump sum payment equal to 3 times the sum of his annual base salary and target annual incentive opportunity and (b) 100% accelerated vesting of his unvested equity awards, with performance-based equity awards vesting based on target level of performance. If Mr. Fehrman’s employment is terminated by Centuri without cause or if he resigns for good reason outside of the CIC Protection Period, Mr. Fehrman will be entitled to (a) a lump sum payment equal to 2 times the sum of his annual base salary and target annual incentive opportunity and (b) prorated vesting of his unvested equity awards based on number of months of employment during the vesting period, with performance-based awards vesting based on actual performance. If Mr. Fehrman’s employment is terminated by Centuri due to his disability, he will be entitled to a lump sum cash payment equal to his annual base salary.

Director Compensation

The initial Centuri non-employee director compensation program will be patterned in structure on the existing Southwest Gas Holdings director compensation program and will be designed to provide competitive compensation that is necessary to attract and retain qualified non-employee directors. The Centuri annual non-employee director compensation program will initially consist of the following key elements: a cash retainer and equity compensation. Management directors will not receive compensation for their service as a director. The anticipated program design is described in further detail below. Following the completion of this offering, the director compensation program will be subject to the review and approval of the Board or a committee thereof.

Cash Retainer

Each Centuri non-employee director is expected to receive an annual cash retainer of $95,000 for services as a director, which is paid in equal installments quarterly. Directors are not expected to receive meeting attendance fees, except when the number of meetings of the Board or a committee exceeds regularly scheduled meetings by three or more.

Centuri expects that the Chairs of the Audit, Compensation and Nominating and Corporate Governance Committees will receive an additional annual fee of $20,000, $15,000 and $15,000, respectively, paid in cash, and that the Chair of the Board will receive an additional cash retainer between $100,000 and $120,000. It is expected that the Lead Director will receive an additional cash retainer between $20,000 and $30,000.

Equity Compensation

Centuri expects that a fixed dollar value ($145,000 for fiscal 2023) will be granted annually to non-employee directors in the form of equity compensation under the Centuri Omnibus Incentive Plan at the closing of the Separation and at each annual stockholders meeting. It is expected that the Chair of the Board will receive an additional annual restricted stock unit grant then valued at $    .

Centuri expects that the non-employee director equity compensation will be subject to one-year cliff vesting, and the directors will be provided the option to defer receipt of equity compensation until they leave the Board. Deferred stock units will be credited with notional dividends at the same time, in the same form, and in equivalent amounts as dividends that are payable from time to time on Centuri common stock. Such notional dividends will be valued as of the date on which they are credited to the director and are reallocated into additional deferred stock units. When a director leaves the Board, any deferred stock units of such director will be converted into shares of Centuri common stock.

Directors’ Deferral Plan

Directors may defer receipt of all or part of their annual cash retainer and other cash fees under the Directors’ Deferral Plan.

Centuri 2024 Omnibus Incentive Plan

Prior to the completion of this offering, Centuri will adopt the Centuri Omnibus Incentive Plan. Southwest Gas Holdings, as Centuri’s sole stockholder, will approve the Centuri Omnibus Incentive Plan prior to the completion of this offering, and the Centuri Omnibus Incentive Plan will become effective as of the date of the completion of this offering. Centuri expects the Centuri Omnibus Incentive Plan to be its primary vehicle for equity-based incentive compensation awards following the completion of this offering. The following description is a summary of the material terms of the Centuri Omnibus Incentive Plan, which is filed as Exhibit 10.2 to the registration statement on Form S-1 of which this prospectus is a part. This summary is qualified in its entirety by reference to the full text of the Centuri Omnibus Incentive Plan.

Purpose

The purpose of the Centuri Omnibus Incentive Plan is to promote the long-term growth and profitability of Centuri by (i) providing employees, directors and consultants with incentives to increase stockholder value and otherwise contribute to the success of Centuri and (ii) enabling Centuri to attract, retain and reward the best available persons for positions of responsibility.

General

The Centuri Omnibus Incentive Plan permits Centuri to issue stock options (non-qualified options and incentive stock options that qualify under Section 422 of the Code (“ISOs”)), stock appreciation rights (“SARs”), restricted stock, restricted stock units and other equity and cash awards.

Eligibility

Employees, non-employee directors and consultants of Centuri and its subsidiaries would be eligible to receive awards under the Centuri Omnibus Incentive Plan.

Share Reserve

Subject to adjustment (as described below),     shares of Centuri common stock (representing 8% of outstanding shares of Centuri common stock upon completion of this offering) will be available for awards under the Centuri Omnibus Incentive Plan. Shares granted under the Centuri Omnibus Incentive Plan that are subject to an outstanding award that is forfeited, expires, terminates, otherwise lapses or is settled for cash, in whole or in part, without the delivery of the shares will again be available for issuance under the Centuri Omnibus Incentive Plan. Shares tendered or withheld in payment of an exercise price or purchase price or in respect of taxes will not become available for issuance under the Centuri Omnibus Incentive Plan. Subject to adjustments for stock splits and other changes in Centuri’s capitalization, the aggregate number of shares that may be issued pursuant to the exercise of ISOs granted under the Centuri Omnibus Incentive Plan is     .

As described below under the heading “Certain Adjustments,” the Committee will adjust the share limit if it determines that a dividend, recapitalization, stock split, merger, consolidation or other similar corporate transaction or event equitably requires an adjustment. The Committee may issue awards in settlement or assumption of, or in substitution for, outstanding awards in connection with Centuri or its subsidiary acquiring another entity, an interest in another entity or an additional interest in connection with a merger, stock purchase, asset purchase or other form of transaction, and the shares underlying such awards will not be counted against the share limit. Additionally, available shares under a shareholder approved plan of an acquired company, as appropriately adjusted to reflect such acquisition, may be used for awards under the Centuri Omnibus Incentive Plan and will not be counted against the share limit, except as required by the rules of any applicable stock exchange.

Administration

The Centuri Compensation Committee or a committee of two or more directors designated by the Board (the “Committee”) will administer the Centuri Omnibus Incentive Plan, unless the Board elects to administer the Centuri Omnibus Incentive Plan. Subject to the terms of the Centuri Omnibus Incentive Plan, the Committee may determine and interpret the terms and conditions of awards, select the employees, directors and consultants who will receive awards, determine the exercise price of any options, the number of shares subject to such awards, the vesting schedule and exercisability of awards, whether and when an award vests and performance goals are achieved, adjustments to performance goals or results to take into account changes in law or other extraordinary or unforeseeable, nonrecurring or infrequently occurring circumstances, the restrictions on transferability of awards and the form of consideration payable upon exercise or settlement of an award. The Committee may also delegate any or all of its powers and duties under the Centuri Omnibus Incentive Plan to a subcommittee of directors or to one or more officers or employees of Centuri, provided that such delegation does not violate applicable law or result in the loss of an exemption under Rule 16b-3(d)(1) of the Securities Exchange Act of 1934.

Except in connection with equity restructurings and other situations in which share adjustments are specifically authorized, the Centuri Omnibus Incentive Plan will prohibit repricing of any outstanding stock option or SAR awards without the prior approval of Centuri’s shareholders. Specifically, without prior affirmative approval of Centuri’s shareholders, Centuri may not (a) reduce the per share exercise price of an option or base amount of a SAR, (b) cancel, surrender, replace or otherwise exchange any outstanding option or SAR where the fair market value of a share of Centuri common stock underlying such option or SAR is less than its per share exercise price or base amount for a new stock option or SAR, another award, cash, shares or other securities or (c) take any other action that is considered a “repricing” for purposes of the shareholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the shares of Centuri common stock are listed or quoted.

Non-Employee Director Compensation Limit

The Centuri Omnibus Incentive Plan includes a limit of $750,000 on the combined value of equity awards and cash compensation provided to any non-employee director in any fiscal year (or a limit of $1,000,000 in the calendar year in which a non-employee director commences service on the Board).

Stock Options

The Centuri Omnibus Incentive Plan will allow for the grant of non-qualified stock options and ISOs. ISOs may be granted only to Centuri’s employees and employees of any subsidiary of Centuri. Non-qualified stock options may be granted to Centuri employees, directors and consultants and those of any parent or subsidiary of Centuri. The exercise price of all options granted under the Centuri Omnibus Incentive Plan must at least be equal to the fair market value of Centuri common stock on the date of grant. The term of an option granted under the Centuri Omnibus Incentive Plan may not exceed ten years, except that with respect to any employee who owns more than 10% of the voting power of all classes of Centuri outstanding stock or any parent or subsidiary corporation as of the grant date, the term of an ISO must not exceed five years, and the exercise price must equal at least 110% of the fair market value on the grant date. After the service of an employee, director or consultant terminates, the option may be exercised, to the extent vested, for the period of time specified in the option agreement. However, an option may not be exercised later than the expiration of its term.

Stock Appreciation Rights

The Centuri Omnibus Incentive Plan will allow for the grant of SARs. SARs allow the recipient to receive the appreciation in the fair market value of Centuri common stock between the date of grant and the exercise date. The Committee will determine the terms of SARs, including when such rights become exercisable and whether to pay the increased appreciation in cash or with shares of Centuri common stock, or a combination thereof, except that the base appreciation amount for the cash or shares to be issued pursuant to the exercise of a

SAR will be no less than 100% of the fair market value per share on the date of grant and an SAR will not have a term of more than 10 years. After the service of an employee, director or consultant terminates, the SAR may be exercised, to the extent vested, only to the extent provided in the SAR agreement. However, an SAR may not be exercised later than the expiration of its term.

Restricted Stock Awards

The Centuri Omnibus Incentive Plan will allow for the grant of restricted stock. Restricted stock awards are shares of Centuri common stock that vest in accordance with terms and conditions established by the Committee. The Committee will determine the number of shares of restricted stock granted to any employee, director or consultant. The Committee may impose whatever conditions on vesting it determines to be appropriate. For example, the Committee may set restrictions based on the achievement of specific performance goals. Shares of restricted stock that do not vest are subject to forfeiture.

Restricted Stock Units

The Centuri Omnibus Incentive Plan will allow for the grant of restricted stock units. Restricted stock units are awards that will result in payment to a recipient at the end of a specified period if applicable vesting criteria established by the Committee are achieved or the awards otherwise become eligible for settlement. The Committee may impose whatever conditions to vesting, or restrictions and conditions to settlement that it determines to be appropriate. The Committee may establish vesting conditions or set restrictions based on the achievement of specific performance goals or on the continuation of service or employment. Payments of earned restricted stock units may be made in shares of Centuri common stock, cash, or a combination thereof.

Performance Share Awards

The Centuri Omnibus Incentive Plan will allow for the grant of performance shares. Performance shares are shares of our common stock that vest based on performance-based vesting conditions. The Committee will determine the number of shares of performance shares. The Committee may set vesting conditions based on the achievement of specific performance goals as it determines appropriate. Performance shares that do not vest are subject to forfeiture.

Performance Stock Units

The Centuri Omnibus Incentive Plan will allow for the grant of performance stock units. Performance stock units are awards that will result in payment to a recipient based upon the achievement of specific performance goals. The Committee may impose vesting conditions based on the achievement of specific performance goals as it determines to be appropriate. Payments of earned performance stock units may be made in shares of our common stock, cash or a combination thereof.

Dividends and Dividend Equivalents

Dividends may be credited with respect to restricted stock awards and performance share awards, and dividend equivalents may be credited with respect to other awards (other than stock options and SARs). However, participants are not entitled to receive any such credited dividends or dividend equivalents unless and until the award upon which the dividend or dividend equivalent is based vests. The Committee may determine to pay such dividends or dividend equivalent rights in cash or to convert into additional awards.

Other Awards

The Centuri Omnibus Incentive Plan also provides for the issuance of other awards relating to the Centuri common stock (including shares or share-based awards that are not subject to vesting conditions or other restrictions) and cash-based awards.

Terms of Awards

Subject to the terms of the Centuri Omnibus Incentive Plan, the Committee will determine the provisions, terms, and conditions of each award including, but not limited to, the award vesting schedule, forfeiture provisions, form of payment (cash, shares, or other consideration) upon settlement of the award, payment contingencies, and satisfaction of any performance criteria. Subject to compliance with applicable tax and other laws, awards under the Centuri Omnibus Incentive Plan may be deferred pursuant to any deferred compensation plan or program that we may adopt.

Performance Goals

The Centuri Omnibus Incentive Plan allows for vesting, payment, settlement and other entitlements with respect to awards to be subject to items or events that contain vesting or other terms that relate to performance-based conditions. Such performance-based conditions may be based on (by way of example and not as an exhaustive list) one or a combination of the following: return on equity; earnings per share; return on gross or net assets; return on gross or net revenue; pre-or after-tax net income; earnings before interest, taxes, depreciation and amortization; earnings before interest, taxes and amortization; operating income; revenue growth; consolidated pre-tax earnings; net or gross revenues; net earnings; earnings before interest and taxes; cash flow; earnings per share; enterprise value; fleet in-market availability; safety criteria; environmental criteria; revenue growth; cash flow from operations; return on sales; earnings per share from continuing operations, diluted or basic; earnings from continuing operations; net asset turnover; capital expenditures; income before income taxes; gross or operating margin; return on total assets; return on invested capital; return on investment; return on revenue; market share; economic value added; cost of capital; expense reduction levels; cost or expense management; stock price; productivity; customer satisfaction; employee satisfaction; or total shareholder return. Performance goals may be expressed in absolute or relative terms and may be expressed in terms of a progression within a specified range.

Performance criteria would be defined in the Committee’s discretion and may include or exclude any or all of the following or other items: effects of accounting changes; effects of currency fluctuations; effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); expenses for restructuring, productivity initiatives or new business initiatives; non-operating items; acquisition expenses; and effects of divestitures.

Transferability of Awards

Incentive stock options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the award recipient, only by the award recipient. Awards other than incentive stock options will be allowed to be transferred (i) by will or by the laws of descent and distribution, (ii) during the lifetime of the award recipient, to the extent and in the manner authorized by the Committee, but only to the extent such transfers are made in accordance with applicable laws to family members, to family trusts, to family controlled entities, to charitable organizations, and pursuant to domestic relations orders or agreements, in all cases without payment for such transfers to the award recipient and (iii) as otherwise expressly permitted by the Committee and in accordance with applicable laws.

Certain Adjustments

Subject to any required action by Centuri’s shareholders, applicable laws and the change in control provisions as discussed below, (i) the number and kind of shares or other securities or property covered by any outstanding award, (ii) the number and kind of shares that have been authorized for issuance under the Centuri Omnibus Incentive Plan, (iii) the exercise price, base amount or purchase price of any outstanding award and (iv) any other terms that the Committee determines require adjustment, will be proportionately adjusted for: (A) any increase or decrease in the number of issued shares of Centuri common stock resulting from a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification, or similar transaction affecting the shares; (B) any other increase or decrease in the number of issued shares of Centuri common stock effected without receipt of consideration by Centuri; (C) any other transaction with respect to the shares of Centuri common stock, including any distribution of cash, securities or other property to shareholders (other than a normal cash dividend), a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete), a “corporate transaction” as defined in Section 424 of the Code or any similar transaction or (D) any change in the capital structure or business of Centuri or other corporate transaction or event that would be considered an “equity restructuring” within the meaning of ASC 718 and, in each case, that would result in an additional compensation expense to the Company pursuant to the provisions of ASC Topic 718, if adjustments to awards with respect to such event were discretionary or otherwise not required. Such adjustments to outstanding awards will be effected in a manner that is intended to preclude the enlargement or diminution of rights and benefits under such awards. Except as the Committee determines, no issuance by Centuri of shares of any class, or securities convertible into shares of any class, will affect, and no adjustment will be made with respect to, the number or price of shares of Centuri common stock subject to an award.

Changes in Control

Unless otherwise provided in the participant’s award agreement or in another Centuri plan or agreement with a participant, upon a merger, consolidation, reorganization or other transaction in which Centuri does not survive or a change in control, all outstanding awards will be continued, assumed or substituted, with appropriate adjustments to the number and kind of shares or other securities or property and applicable exercise price, base amount or purchase price, by the continuing or surviving entity (or a parent entity thereof). To the extent the continuing or surviving entity does not continue, assume or substitute outstanding awards, such outstanding awards will be canceled in exchange for cash or property. In any case, the continuation, assumption, substitution or cancellation of the awards would be structured to avoid accelerated taxation and/or penalties under Section 409A of the Code. If the fair market value per share subject to an option or SAR immediately before the change in control is less than the exercise or base price per share of such award, such awards will be cancelled for no consideration.

A change in control means, generally, (a) the acquisition by any person of 30% or more of the voting power of all classes of stock entitled to vote, (b) the current members of our Board, or their approved successors, cease to be a majority of the Board within any 24-month period, (c) a reorganization, merger, consolidation or sale or disposition of all or substantially all of our assets, unless our stockholders hold 50% or more of the voting power of the resulting company, no person owns 50% or more of the voting power of all classes of stock entitled to vote (except to the extent such ownership existed prior to the corporate transaction and at least a majority of the current members of our remain members of the Board following the corporate transaction, or (d) the voluntary or involuntary liquidation, dissolution or winding up of Centuri.

Notwithstanding the above, the following events generally will not constitute a change in control: (a) (i) an initial public offering, (ii) a merger or consolidation of Centuri as the result of which Centuri becomes subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (or a subsidiary of such an entity) and Centuri’s shares outstanding immediately prior to the relevant transaction(s) continue to represent, or are converted into or exchanged for voting securities that represent, immediately following such transaction(s), at least 50%, by voting power, of the surviving or resulting entity or (iii) a Board approved financing of Centuri for capital raising purposes, (b) a transaction with its primary purpose being to change the jurisdiction of Centuri’s incorporation, or (c) to the extent necessary to avoid the imposition of taxes or penalties under Section 409A, a transaction is not a “change in the ownership or effective control of” Centuri or “a change in the ownership of a substantial portion of the assets of” Centuri as determined under Treasury Regulation Section 409A.

Plan Amendments and Termination

The Centuri Omnibus Incentive Plan will have a term of ten years unless the Board terminates it sooner. In addition, the Board has the authority to amend, suspend or terminate the Centuri Omnibus Incentive Plan, subject to shareholder approval in the event such approval is required by law. Upon expiration of the term, no further awards may be granted under the Centuri Omnibus Incentive Plan. No amendment, suspension or termination of the Centuri Omnibus Incentive Plan or any award will materially adversely affect the rights under any outstanding award without the holder’s written consent. However, an amendment that may cause an incentive stock option to become a non-qualified stock option or the Committee considers necessary or advisable to comply with applicable laws will not be treated as materially adversely affecting the rights under any outstanding award.

Clawback of Awards

The Centuri Omnibus Incentive Plan and all awards granted under the Centuri Omnibus Incentive Plan would be subject to any written clawback policies that Centuri, with the approval of the Board or an authorized committee of the Board, may adopt or amend either prior to or following the Effective Date, including any policy adopted to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the United States Securities and Exchange Commission and that Centuri determines should apply to awards. Any such policy may subject a participant’s awards and amounts paid or realized with respect to awards to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur, including an accounting restatement due to Centuri’s material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy.

Future Awards

The issuance of any awards under the Centuri Omnibus Incentive Plan will be at the discretion of the Centuri Compensation Committee. Therefore, it is not possible to determine the amount or form of any award that will be granted to any individual in the future.

PRINCIPAL STOCKHOLDER

The following table sets forth certain information regarding beneficial ownership of our common stock as of     , 2024, and as adjusted to reflect the sale of our common stock in this offering, for:

•	each person known to us to be the beneficial owner of more than 5% of our common stock;

•	each of the directors, director nominees and named executive officers individually; and

•	all of our executive officers, directors and director nominees as a group.

The percentage of beneficial ownership for the following table is based on      shares of common stock outstanding prior to this offering, on a pro forma basis giving effect to the Separation. Prior to the effectiveness of this registration statement of which this prospectus is a part of, we are a wholly owned subsidiary of Southwest Gas Holdings which owns the common stock being sold in this offering. Unless otherwise indicated, the address for each listed stockholder is: c/o Centuri Holdings, Inc., 19820 North 7th Avenue, Suite 120, Phoenix, Arizona 85027.

	Shares Beneficially Owned Prior to the Completion of this Offering		Shares Beneficially Owned After the Completion of this Offering(1)
Name of beneficial owner	Number of shares	Percentage of shares	Number of shares	Percentage of shares
5% Beneficial Owner
Southwest Gas Holdings, Inc. 8360 S. Durango Dr. Post Office Box 98510 Las Vegas, Nevada		100.0%		%
Executive Officers and Directors
William J. Fehrman	—	0%		%
Gregory A. Izenstark	—	0%	—	0%
Robert C. Lyons	—	0%	—	0%
Stephen J. Adams	—	0%	—	0%
James W. Connell, Jr	—	0%	—	0%
Paul M. Daily	—	0%	—	0%
Karen S. Haller	—	0%	—	0%
R. Chad Van Sweden	—	0%	—	0%
Jason S. Wilcock	—	0%	—	0%
Anne L. Mariucci	—	0%	—	0%
Andrew W. Evans	—	0%	—	0%
Christopher A. Krummel	—	0%	—	0%
Julie A. Dill	—	0%	—	0%
Charles R. Patton	—	0%	—	0%
Directors and officers as a group (10 individuals)

(1)	Assumes no exercise of the underwriters’ over-allotment option. See “Underwriting (Conflicts of Interest).”

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

We describe below transactions and series of similar transactions, during our last three fiscal years or currently proposed, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers or beneficial holders of more than 5% of any class of our capital stock had or will have a direct or indirect material interest.

Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions meeting these criteria to which we have been or will be a party other than compensation arrangements, which are described where required under “Management—Board of Directors Structure and Compensation of Directors” and “Executive Compensation.”

Relationship with Southwest Gas Holdings

Southwest Gas Holdings as our Controlling Stockholder

Prior to the completion of this offering, through a series of steps, Southwest Gas Holdings will transfer to us substantially all of the assets and liabilities of Centuri’s business. Immediately following the completion of this offering, Southwest Gas Holdings will beneficially own approximately   % of our outstanding shares of common stock (or   % if the underwriters’ option to purchase additional shares of common stock is exercised in full). Southwest Gas Holdings expects in all cases to retain at least   % of the Company’s outstanding common stock immediately following the completion of this offering. See “The Separation” and “Risk Factors—Risks Related to the Separation, the Distribution and Other Alternative Disposition Transactions and our Relationship with Southwest Gas Holdings.”

For as long as Southwest Gas Holdings continues to control more than 50% of our outstanding shares of common stock, Southwest Gas Holdings or its successor-in-interest will be able to direct the election of all the members of our Board. Similarly, subject to applicable laws relating to the protection of minority stockholders in certain situations, Southwest Gas Holdings will have the power to determine matters submitted to a vote of our stockholders without the consent of our other stockholders, will have the power to prevent a change in control of us and will have the power to take certain other actions that might be favorable to Southwest Gas Holdings. In addition, the Separation Agreement will provide that, as long as Southwest Gas Holdings beneficially owns at least 50% of the total voting power of our outstanding share capital entitled to vote in the election of our Board, we will not (without Southwest Gas Holdings’ prior written consent) take certain actions. In addition, to preserve the ability of Southwest Gas Holdings to effect the Distribution in a manner that is tax-free for U.S. federal income tax purposes to Southwest Gas Holdings and its stockholders, the Separation Agreement will include certain covenants and restrictions to ensure that, until the completion of the Distribution or the determination by Southwest Gas Holdings that it will not pursue such Distribution, Southwest Gas Holdings will retain beneficial ownership of at least   % of our combined voting power and   % of each class of nonvoting capital stock, if any is outstanding.

Southwest Gas Holdings has informed us that, following the completion of this offering, its current intent is to effect a disposition of all of a portion of its remaining indirect equity interest in us through periodic sales of our common stock following the expiration of the lock-up period in effect following the completion of this offering. However, Southwest Gas Holdings may complete such dispositions through one or more other methods, including by way of the Distribution, one or more distributions in exchange for Southwest Gas Holdings shares or other securities, or any combination of the foregoing. To facilitate the disposal of shares by Southwest Gas Holdings, among other things, we have entered into the Separation Agreement with Southwest Gas Holdings, which sets out certain representations, warranties and covenants of the parties, together with certain rights of termination. Southwest Gas Holdings has no obligation to pursue or consummate any further dispositions of its ownership interest in us by any specified date or at all and it may retain its ownership interest in us indefinitely or dispose of all or a portion of its ownership interest in us. See “The Separation Transactions—Potential Disposition Transactions.”

Relationships with Southwest Gas Holdings and Southwest Gas Corporation

We perform various construction services for Southwest Gas Corporation, a wholly owned subsidiary of Southwest Gas Holdings. Approximately $116.4 million of our revenue for fiscal 2023 was related to contracts with Southwest Gas Corporation. We recognized gross profit related to the Southwest Gas Corporation revenue of $11.0 million in fiscal 2023. Approximately $12.3 million our accounts receivable, $3.2 million of contract assets and no significant contract liabilities as of December 31, 2023 were related to contracts with Southwest Gas Corporation.

Additionally, certain costs incurred by Southwest Gas Holdings have been allocated to us which are settled in cash during the normal course of operations. For fiscal 2023 we recorded $1.3 million of such allocated costs.

We are currently included in a tax sharing agreement with Southwest Gas Holdings. This agreement outlines the method in which we calculate our income tax liability and the manner in which we either reimburse Southwest Gas Holdings for taxes owed or we are reimbursed for credits and net operating losses used. As of December 31, 2023 there were no amounts due to or from Southwest Gas Holdings. Upon completion of the Separation, we will no longer be subject to the historical tax sharing agreement with Southwest Gas Holdings, and instead will be subject to the Tax Matters Agreement described below.

Agreements between Southwest Gas Holdings and Our Company

In connection with this offering and the Separation, we and Southwest Gas Holdings intend to enter into certain agreements that will provide a framework for our ongoing relationship with Southwest Gas Holdings. Of the agreements summarized below, the material agreements are filed as exhibits to the registration statement of which this prospectus is a part, and the summaries of these agreements set forth the terms of the agreements that we believe are material. These summaries are qualified in their entirety by reference to the full text of such agreements. The terms of the agreements described below that will be in effect following the Separation are in draft form and are not yet final. Changes to these agreements, some of which may be material, may be made prior to our separation from Southwest Gas Holdings.

Separation Agreement

We intend to enter into the Separation Agreement with Southwest Gas Holdings prior to the completion of this offering that will, together with the other agreements summarized below, govern the relationship between Southwest Gas Holdings and us following the completion of this offering.

Separation of Assets and Liabilities. The Separation Agreement identifies certain transfers of assets and assumptions of liabilities that are necessary in advance of our separation from Southwest Gas Holdings so that we and Southwest Gas Holdings retain the assets of, and the liabilities associated with, our respective businesses. The Separation Agreement generally provides that the assets comprising our business will consist of those exclusively related to our current business and operations or otherwise allocated to the business through a process of dividing shared assets. The liabilities we will assume in connection with the Separation will generally consist of those related to the assets comprising our business or to the past and future operations of our business. The Separation Agreement will also provide for the settlement or extinguishment of certain liabilities and other obligations between us and Southwest Gas Holdings.

Intercompany Arrangements. Subject to exceptions set forth in the Separation Agreement (including all existing commercial agreements between us and Southwest Gas Holdings), all of the agreements, arrangements, commitments or understandings, including all intercompany accounts receivable, loans and accounts payable, between us, on the one hand, and Southwest Gas Holdings, on the other hand, outstanding as of the Separation date, will be terminated and/or repaid, settled or otherwise eliminated as promptly as practicable after the Separation date by means of cash payment, dividend, capital contribution, a combination of the foregoing, or otherwise as determined by Southwest Gas Holdings.

Representations and Warranties. In general, neither we nor Southwest Gas Holdings will make any representations or warranties regarding any assets or liabilities transferred or assumed, any consents or approvals that may be required in connection with these transfers or assumptions, the value or freedom from any security interest of any assets or liabilities transferred, the absence of any defenses or right of setoff or freedom from counterclaim relating to any claim of either party, or the legal sufficiency of any conveyance documents. Except as expressly set forth in the Separation Agreement or any ancillary agreement, all assets will be transferred on an “as is,” “where is” basis.

Disposition Transactions. The Separation Agreement will govern Southwest Gas Holdings’ and our respective rights and obligations regarding the Distribution, if effected, and other alternative disposition transactions.

Exchange of Information. We and Southwest Gas Holdings will each agree to use commercially reasonable efforts to provide each other with information required by the other to comply with its obligations under the Separation Agreement and the other ancillary agreements contemplated thereby and any obligations imposed on it by any governmental authority. We and Southwest Gas Holdings will each also agree to use commercially reasonable efforts to retain such information in accordance with specified record retention policies. We and Southwest Gas Holdings will each also agree to use our respective commercially reasonable efforts to assist the other with its financial reporting and audit obligations.

Termination. The Separation Agreement may be terminated at any time following the completion of this offering upon the mutual consent of Southwest Gas Holdings and Centuri.

Indemnification. We and Southwest Gas Holdings will each agree to indemnify the other and each of the other’s subsidiaries, current and former directors, officers, employees and agents (in each case, in their respective capacities as such), and each of the heirs, executors, successors and assigns of any of the foregoing, against certain liabilities incurred in connection with the Separation and the Distribution and our and Southwest Gas Holdings’ respective businesses. The amount of either Southwest Gas Holdings’ or our indemnification obligations will be reduced by any net insurance proceeds the party being indemnified receives. The Separation Agreement will also specify procedures regarding claims subject to indemnification.

Corporate opportunities. For so long as Southwest Gas Holdings beneficially owns at least 15% of the total voting power of our outstanding common stock with respect to the election of directors or has any directors, officers or employees who serve on our board of directors, our board of directors will renounce any interest or expectancy of ours in any corporate opportunities that are presented to Southwest Gas Holdings or any of its directors, officers or employees in accordance with Section 122(17) of the DGCL.

Dispute resolution. If a dispute arises between us and Southwest Gas Holdings under the Separation Agreement, we and Southwest Gas Holdings will negotiate to resolve any disputes for a reasonable period of time. If any such dispute has not been resolved within such period of time, then either party may submit the dispute to final and binding arbitration.

Board and Committee Representation. Southwest Gas Holdings has the right, but not the obligation, to nominate (i) 85.7% of our directors, as long as it beneficially owns more than 70% of the combined voting power of our outstanding common stock, (ii) 71.4% of our directors, as long as it beneficially owns more than 60%, but less than or equal to 70% of the combined voting power of our outstanding common stock, (iii) 57.1% of our directors, as long as it beneficially owns more than 50%, but less than or equal to 60% of the combined voting power of our outstanding common stock, (iv) 42.9% of our directors, as long as it beneficially owns more than 30%, but less than or equal to 50% of the combined voting power of our outstanding common stock, (v) 28.6% of our directors, as long as it beneficially owns more than 20%, but less than or equal to 30% of the combined voting power of our outstanding common stock, and (vi) 14.3% of our directors, as long as it beneficially owns more than 5%, but less than or equal to 20% of the combined voting power of our outstanding common stock.

Moreover, pursuant to the Separation Agreement, for so long as Southwest Gas Holdings beneficially owns a majority of the total voting power of our outstanding common stock with respect to the election of directors, Southwest Gas Holdings has the right, but not the obligation, to designate for nomination a majority of the directors (including the Chair of our Board). In addition, unless Southwest Gas Holdings otherwise consents, any committee of the Board, and any subcommittee thereof, shall be composed of a number of Southwest Gas Holdings designees such that the number of Southwest Gas Holdings designees serving thereon is proportional to the number of Southwest Gas Holdings designees serving on our Board as compared to the total number of directors serving on our Board, subject to compliance with committee independence requirements taking into consideration applicable controlled company exemptions. In addition, for so long as Southwest Gas Holdings owns at least 50% of the outstanding capital stock of Centuri, the roles of CEO and Chair of the Board will be held by separate individuals.

In addition, prior to the time at which Southwest Gas Holdings ceases to own 30% or more of our then-outstanding common stock, Southwest Gas Holdings shall be permitted to designate three non-director observer attendees, from among members of Southwest Gas Holdings management or the board of directors of Southwest Gas Holdings, to attend all meetings of the Board and its committees.

Southwest Gas Holdings has designated Karen S. Haller, Anne L. Mariucci, Andrew W. Evans, Christopher A. Krummel, Julie A. Dill and Charles R. Patton to serve on our Board. Ms. Haller, Ms. Mariucci and Mr. Evans currently serve on the board of directors of Southwest Gas Holdings.

Financial Reporting Covenants. We have agreed to comply with certain covenants relating to our financial reporting for so long as Southwest Gas Holdings is required to consolidate our results of operations and financial position or to account for its investment in us under the equity method of accounting. These covenants include, among others, covenants regarding:

•	delivery or supply of monthly, quarterly and annual financial information and annual budgets and financial projections to Southwest Gas Holdings;

•	conformity with Southwest Gas Holdings’ financial presentation and accounting policies;

•

disclosure to Southwest Gas Holdings of information about our financial controls and any occurrence of significant deficiencies or material weaknesses of such controls, instances of fraud or violations of law;

•

provision to Southwest Gas Holdings of access to our auditors (which shall not be changed without prior written consent of Southwest Gas Holdings) and certain books, policies, procedures and records related to internal accounting controls or operations;

•	cooperation with Southwest Gas Holdings to the extent requested by Southwest Gas Holdings in the preparation of Southwest Gas Holdings’ public filings and press releases; and

•

provision to Southwest Gas Holdings of advance copies of our regular annual or quarterly earnings release or any financial guidance for a current or future period and substantially final drafts of our public filings, press releases and other public statements concerning any matters that could be reasonably likely to have a material financial impact on our or our subsidiaries’ earnings, results of operations, financial condition or prospects.

Additional Covenants. We have agreed that until the later of (i) the time at which Southwest Gas Holdings ceases to beneficially own a majority of the total voting power of our then outstanding common stock with respect to the election of directors, and (ii) the time at which we cease to be a consolidated subsidiary of Southwest Gas Holdings for financial reporting and accounting purposes, except if and to the extent such actions require the consent of Centuri stockholders under the DGCL, we will not take the following actions (among others) without Southwest Gas Holdings’ prior written consent:

•	Amend our Charter or Bylaws;

•

Make any acquisitions or dispositions (including by subsidiaries) (i) in the ordinary course of business with a total value above $50 million in the aggregate over any one-year period or (ii) outside the ordinary course of business;

•	Incur indebtedness of over $10 million individually or $50 million in the aggregate over any one-year period;

•	Change our independent registered public accounting firm;

•	Make material changes in our accounting policy;

•	Hire, designate or terminate executive officers;

•	Enter into any agreement that imposes obligations or liabilities on Southwest Gas Holdings or any subsidiary of Southwest Gas Holdings;

•

Take any action that would restrict Southwest Gas Holdings’ ability to transfer its shares of our common stock or limit the rights of Southwest Gas Holdings as a stockholder of ours in a manner not applicable to our stockholders generally;

•

To the extent that Southwest Gas Holdings is a party to any contracts that provide that certain actions of Southwest Gas Holdings’ affiliates (including us) may result in Southwest Gas Holdings being in breach of such contracts, we may not take any actions that reasonably could result in Southwest Gas Holdings being in breach of such contracts;

•

Enter into any transaction, the result of which would be a change of control of Centuri, the transfer of all or substantially all of the business and assets of Centuri and its subsidiaries (taken as a whole) or other similar transaction, however effected;

•

Make gross capital expenditures exceeding $130 million for 2024 (on and annualized basis) and 2025, and $150 million for 2026, and gross capital expenditures exceeding the amount of gross capital expenditures for the preceding year multiplied by a percentage obtained by adding (1) one hundred percent, plus (2) the consumer price index, for 2027 and beyond; or

•	Take action that effects material change in the nature of our business.

Prior to the termination of the Separation Agreement, with respect to the amendment of certain provisions in our Charter and Bylaws relating to the Separation Agreement or the Tax Matters Agreement, Southwest Gas Holdings and any and all successors to Southwest Gas Holdings by way of merger, consolidation or sale of all or substantially all of its assets or equity (“SWX”) will be entitled to a number of votes (which may be a fraction) for each share of common stock held of record by SWX on the record date for determining stockholders entitled to vote on such proposal that is equal to the greater of (A) one and (B) the quotient of (i) the sum of (y) the aggregate votes entitled to be cast by all holders of our capital stock (including common stock and preferred stock) other than SWX on such proposal plus (z) one divided by (ii) the number of shares of common stock held of record by SWX on the record date for determining stockholders entitled to vote on such proposal.

We have also agreed that for so long as Southwest Gas Holdings beneficially owns at least 25% of the total voting power of our then outstanding common stock with respect to the election of directors, we will not take the following actions (among others) without Southwest Gas Holdings’ prior written consent:

•	Change the size of the Board;

•	Declare dividends or payments on our securities;

•

Any action (i) restricting Southwest Gas Holdings’ ability to transfer, assign, pledge or dispose of our capital stock or (ii) limiting the rights of Southwest Gas Holdings as our stockholder in a manner not applicable to our stockholders generally;

•

Issue any common or preferred stock or grant rights to subscribe for or securities convertible into shares of common or preferred stock, except pursuant to any benefit plan or arrangement approved by the Board; provided that we (i) shall notify Southwest Gas Holdings at least five (5) business days prior to any such proposed issuance pursuant to any approved benefit plan or arrangement and (ii) shall not issue any such securities unless Southwest Gas Holdings determines, in its sole discretion, that such issuance would not result in Southwest Gas Holdings owning less than 80.1% of the total combined voting power of our capital stock and 80.1% of the total number of shares of our capital stock; or

•	Adopt any new equity incentive plan or expand an existing plan.

In addition, prior to the date on which Southwest Gas Holdings ceases to beneficially own a majority of the total voting power of our then outstanding common stock with respect to the election of directors, we are required to consistently implement and maintain Southwest Gas Holdings’ business practices and standards in accordance with Southwest Gas Holdings’ policies and procedures, and we are required to notify Southwest Gas Holdings of any acts that have resulted in or would reasonably result in noncompliance with our governing documents.

Anti-Dilution Option. We will grant Southwest Gas Holdings a continuing right to purchase from us shares of our common stock as is necessary for Southwest Gas Holdings to maintain an aggregate ownership interest of our common stock representing at least 80.1% of our then-outstanding common stock. This option may be exercised by Southwest Gas Holdings in connection with any issuance by us of common stock (including upon the exercise, conversion or exchange of any securities) other than pursuant to this offering (including the exercise of the underwriters’ option to purchase additional shares in this offering). If we issue our common stock for cash consideration as permitted in the foregoing sentence other than pursuant to a stock option or executive compensation plan that causes Southwest Gas Holdings’ percentage ownership of common stock to fall below 80.1%, upon the exercise of the option, Southwest Gas Holdings will pay a price per share of our common stock equal to the offering price per share paid to us in the related issuance of common stock. If we issue our common stock for non-cash consideration or pursuant to a stock option or executive compensation plan that causes Southwest Gas Holdings’ percentage ownership of common stock to fall below 80.1%, upon exercise of the option, Southwest Gas Holdings will pay a price per share of our common stock equal to the closing price per share of our common stock as quoted on the NYSE on the date for which a determination is being made. Southwest Gas Holdings’ option to maintain its ownership percentage in us will terminate on the earlier of the date of the Distribution, if effected, the date upon which Southwest Gas Holdings beneficially owns shares of common stock representing less than 80.1% in aggregate ownership interest in our common stock as a result of affirmative action taken by or on behalf of Southwest Gas Holdings, and the date on which, if the option has been transferred to a subsidiary of Southwest Gas Holdings, that subsidiary ceases to be a subsidiary of Southwest Gas Holdings.

Stockholder Rights Plans. We agree that we will not and shall not permit any of our subsidiaries to, adopt or thereafter amend, supplement, restate, modify or alter any stockholder rights plan unless (i) for so long as Southwest Gas Holdings beneficially owns a majority of our then outstanding capital stock, Southwest Gas Holdings is specifically exempted from such plan by its terms and (ii) for so long as Southwest Gas Holdings beneficially owns less than a majority but at least 5% of our then outstanding capital stock, such plan will “grandfather” Southwest Gas Holdings (if Southwest Gas Holdings’ beneficial ownership of our then outstanding capital stock at the time of such plan’s adoption is less than 1% lesser than, equal to or greater than the applicable trigger in such plan) at its then beneficial ownership amount plus a buffer of at least 1%.

Tax Matters Agreement

We will enter into a Tax Matters Agreement with Southwest Gas Holdings that will govern the parties’ respective rights, responsibilities and obligations in connection with the Separation with respect to taxes, including taxes arising in the ordinary course of business, and taxes, if any, incurred as a result of the failure of the Distribution (and certain related transactions), if effected, to qualify for tax-free treatment for U.S. federal income tax purposes.

The Tax Matters Agreement will generally require us to be responsible and to indemnify Southwest Gas Holdings for all taxes relating to the utility infrastructure services business for all periods.

In addition, the Tax Matters Agreement will require us to indemnify Southwest Gas Holdings for any taxes (and certain related losses) resulting from the failure of the Distribution and related transactions to qualify for their intended tax treatment, where such taxes result from breaches of covenants and representations we make in the Tax Matters Agreement or certain prohibited actions we take after the Distribution that give rise to these taxes. Southwest Gas Holdings will have the exclusive right to control the conduct of any audit or contest relating to Distribution-related taxes, but we will have notification, information and comment rights regarding any such audit or contest to the extent that we could be liable for any resulting taxes under the Tax Matters Agreement.

The Tax Matters Agreement will impose certain restrictions on us and our subsidiaries (including restrictions on share issuances, redemptions, mergers or other business combinations, sales of assets and similar transactions) that are intended to preserve the ability of Southwest Gas Holdings to effectuate the Distribution and related transactions in a tax-free manner. In the event that the Distribution and/or related transactions fail to qualify for their intended tax treatment due to any prohibited action or omission by us, our stockholders or any of our subsidiaries, we will generally be required to indemnify Southwest Gas Holdings for the resulting taxes under the Tax Matters Agreement. For example, if we or our stockholders were to engage in transactions that resulted in a 50% or greater change (by vote or value) in the ownership of our stock during the four-year period beginning on the date that is two years before the date of the Distribution and ending on the date that is two years after the Distribution, the Distribution may be taxable to Southwest Gas Holdings, and we generally would be required to indemnify Southwest Gas Holdings for the tax on such gain and related expenses.

Under the Tax Matters Agreement, the restrictions described in the preceding paragraph generally will apply for two years following the Distribution date, if the Distribution is effected (or, if earlier, the date that Southwest Gas Holdings determines to no longer pursue the Distribution or determines it is no longer possible to implement the Distribution on a basis that is tax-free to Southwest Gas Holdings and its stockholders). However, we may be permitted to take an otherwise restricted action during that period if Southwest Gas Holdings obtains a private letter ruling from the IRS or we obtain an opinion of counsel, in each case acceptable to Southwest Gas Holdings in its sole discretion, that the restricted action would not impact the non-recognition treatment of the Distribution and/or related transaction. Even if such a private letter ruling or opinion is obtained, or if Southwest Gas Holdings waives the requirement for such a private letter ruling or opinion, we will remain liable to indemnify Southwest Gas Holdings in the event such restricted action gives rise to an otherwise indemnifiable liability. These restrictions may limit our ability to pursue strategic transactions or engage in new businesses or other transactions that may maximize the value of our business, and might discourage or delay a strategic transaction that our stockholders may consider favorable.

Upon the completion of the Separation, we will no longer be subject to the historical tax sharing agreement with Southwest Gas Holdings, and instead will be subject to the Tax Matters Agreement described above.

Registration Rights Agreement

In connection with the Separation, we and Southwest Gas Holdings will enter into a registration rights agreement (the “Registration Rights Agreement”) pursuant to which we will grant to Southwest Gas Holdings certain registration rights with respect to the shares of our common stock owned by Southwest Gas Holdings.

Southwest Gas Holdings may transfer these rights in certain limited circumstances, including in connection with an equity-for-debt exchange to a third-party lender (a “Permitted Transferee” and, collectively with Southwest Gas Holdings, “Holders”), and such Holders will thereafter be bound by the terms of the Registration Rights Agreement.

Demand Registration

Holders will be able to request registration under the Securities Act of all or any portion of their shares of our common stock covered by the Registration Rights Agreement, and we will be obligated, subject to limitations on minimum offering size and certain other limited exceptions, to register such shares as requested by such Holders. Holders will be able to designate the terms of each offering effected pursuant to a demand registration, which may take the form of a shelf registration, an underwritten offering, a block trade or any other method of sale, and will be able to request that we complete up to three demand registrations in any 12-month period.

We will not be required to honor a demand registration if we have effected a registration within the preceding 60 days. In addition, if we reasonably determine in good faith that filing a registration statement would be significantly disadvantageous to us, we may, no more than once during any 12-month period, delay filing such registration statement until the earlier of 45 days after we make such determination or seven days after the disadvantageous condition no longer exists.

Piggy-Back Registration

If we at any time intend to file on our behalf or on behalf of any of our other security holders a registration statement in connection with a public offering of any of our securities on a form and in a manner that would permit the registration for offer and sale of shares of our common stock held by Holders, Holders will have the right to include their shares of our common stock in that offering, subject to certain limitations.

Indemnification

The Registration Rights Agreement will contain customary indemnification and contribution provisions by us for the benefit of Holders and, in limited situations, by Holders for the benefit of us with respect to the information provided by such Holders included in any registration statement, prospectus or related document.

Riggs Distler Management Interest in Drum

In November 2021, certain members of the management team of our subsidiary, Riggs Distler, acquired a 1.42% interest in Drum Parent LLC, the former parent company of Riggs Distler. Effective January 2027 and each calendar year thereafter or upon the occurrence of certain trigger events, we have the right, but not the obligation, to purchase all of the interest held by the noncontrolling party at fair value. If we do not exercise our rights in accordance with this timeline, or upon the occurrence of certain other triggering events, the noncontrolling party has the ability, but not the obligation, to exit their investment retained by requiring us to purchase all of their outstanding interest. The outstanding noncontrolling interest is not subject to minimum purchase provisions and, following the eligibility date for the election, they do not expire. The redemption price represents the fair value of the ownership interest to be redeemed on the redemption date under the terms of the agreement. A portion of the redeemable noncontrolling interest acquired was funded through promissory notes made to noncontrolling interest holders bearing interest at the prime rate plus 2%. The promissory notes are payable by the noncontrolling interest holders upon certain triggering events including, but not limited to, termination of employment or the redemption of any interest under the agreement. See “Note 7—Noncontrolling Interests” to the consolidated financial statements included in this prospectus for additional information.

Procedures for Approval of Related Person Transactions

The Board is expected to adopt a written policy on related person transactions. This policy does not apply to the transactions described above. Each of the agreements between us and Southwest Gas Holdings that have been entered into prior to the completion of the offering, and any transactions contemplated thereby, will be deemed to be approved and not subject to the terms of such policy. However, to the extent any such transaction is materially amended, then the Audit Committee will be required to review and approve such transaction. Any Audit Committee member who also serves on the board of directors of Southwest Gas Holdings will be required to recuse themselves from the review and approval of any transaction between us and Southwest Gas Holdings. Under this written related person transactions policy, the Audit Committee will be required to review and if appropriate approve all applicable related person transactions, prior to consummation whenever practicable. If advance approval of a related person transaction is not practicable under the circumstances or if our management becomes aware of a related person transaction that has not been previously approved or ratified, the transaction will be submitted to the Audit Committee at the Audit Committee’s next meeting. The Audit Committee is required to review and consider all relevant information available to it about each applicable related person transaction, and a transaction is considered approved or ratified under the policy if the Audit Committee authorizes it according to the terms of the policy after full disclosure of the related person’s interests in the transaction. Pursuant to the policy, the Audit Committee is required to evaluate each potential related person transaction, including, subject to certain exceptions, any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships in which the Company was or is to be a participant, the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest in the subject transaction, arrangement or relationship. The Audit Committee will approve only those transactions that, in light of known circumstances, are deemed to be in our best interests. Related person transactions of an ongoing nature are reviewed annually by the Audit Committee. The definition of “related person transactions” for purposes of the policy covers the transactions that are required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Exchange Act.

DESCRIPTION OF CAPITAL STOCK

In connection with the completion of this offering, we will amend and restate our Charter and our Bylaws. The following is a description of the material terms of, and is qualified in its entirety by, our Charter and Bylaws, each of which will be in effect upon the consummation of the Separation and this offering, the forms of which will be filed as exhibits to the registration statement of which this prospectus forms a part. Because this is only a summary, it may not contain all the information that may be important to you.

General

Our authorized capital stock consists of     shares of common stock, par value $0.01 per share, and     shares of preferred stock, par value $0.01 per share, all of which shares of preferred stock are undesignated. The Board may establish the rights and preferences of the preferred stock from time to time.

As of the date of this prospectus, there are no shares of common stock subject to options or warrants to purchase, or securities convertible into, our common equity; however, as described in the section entitled “Centuri 2024 Omnibus Incentive Plan,” we intend to issue certain equity-based awards following the completion of this offering.

Common Stock

Holders of our common stock are entitled to the rights set forth below.

Voting Rights

Each holder of our common stock will be entitled to one vote for each share on all matters to be voted upon by stockholders; provided that, prior to the termination of the Separation Agreement, with respect to the amendment of certain provisions in our Charter and Bylaws relating to the Separation Agreement or the Tax Matters Agreement, Southwest Gas Holdings and any and all successors to Southwest Gas Holdings by way of merger, consolidation or sale of all or substantially all of its assets or equity (“SWX”) will be entitled to a number of votes (which may be a fraction) for each share of common stock held of record by SWX on the record date for determining stockholders entitled to vote on such proposal that is equal to the greater of (A) one and (B) the quotient of (i) the sum of (y) the aggregate votes entitled to be cast by all holders of our capital stock (including common stock and preferred stock) other than SWX on such proposal plus (z) one divided by (ii) the number of shares of common stock held of record by SWX on the record date for determining stockholders entitled to vote on such proposal. At each meeting of the stockholders, a majority of our shares issued and outstanding and entitled to vote generally for the election of directors, present in person or represented by proxy, will constitute a quorum.

Directors will be elected by a plurality vote standard. Our stockholders will not have cumulative voting rights. Except as otherwise provided in our Charter, our Bylaws or as required by law, any question brought before any meeting of stockholders, other than the election of directors, will be decided by the affirmative vote of a majority of the voting power of the shares of capital stock represented at the meeting and entitled to vote on such question, voting as a single class.

We entered into the Separation Agreement with Southwest Gas Holdings, which gives our controlling stockholder the right to nominate a majority of our directors after the consummation of this offering as long as our controlling stockholder beneficially owns 50% or more of the total voting power of our outstanding common stock and specifies how our controlling stockholder’s nominations rights shall decrease as our controlling stockholder’s beneficial ownership of our common stock also decreases. See the section entitled “Certain Relationships and Related Person Transactions—Separation Agreement—Board and Committee Representation.”

Dividends

Subject to any preferential rights of any outstanding preferred stock, holders of our common stock will be entitled to receive ratably the dividends, if any, as may be declared from time to time by the Board out of funds legally available for that purpose. If there is a liquidation, dissolution or winding up of us, holders of our common stock would be entitled to ratable distribution of our assets remaining after the payment in full of liabilities and any preferential rights of any then-outstanding preferred stock.

No Preemptive or Similar Rights

Holders of our common stock will have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. other than certain anti-dilution rights held by Southwest Gas Holdings pursuant to the Separation Agreement, as discussed further in “Certain Relationships and Related Person Transactions.” After the completion of the Separation and this offering, all outstanding shares of our common stock will be fully paid and non-assessable.

Preferred Stock

Under the terms of our Charter, and subject to Southwest Gas Holdings’ consent rights, the Board will be authorized, subject to limitations prescribed by the DGCL and by our Charter, to issue up to     shares of preferred stock in one or more series without further action by the holders of our common stock. The Board will have the discretion, subject to limitations prescribed by the DGCL and by our Charter, to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Anti-Takeover Effects of Various Provisions of Delaware Law and Our Charter and Bylaws

Provisions of the DGCL and our Charter and Bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that the Board may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with the Board. We believe that the benefits of increased protection of the Board’s ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire Centuri or restructure the Board outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute. We will “opt out” of Section 203 of the DGCL. Our Charter will include a “Dominant Stockholder” provision pursuant to which a “Business Combination” of us with a Dominant Stockholder will require approval by 66 2/3% of the outstanding shares, subject to certain exceptions requiring super-majority (65% or 85%) approval by the Board. The “Dominant Stockholder” provision in our Charter, while similar to the provision in the Southwest Gas charter, differs in certain respects, including as it relates to the proposed spin-off and distributions of shares of our capital stock by Southwest Gas Holdings.

The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the Board, including discouraging attempts that might result in a premium over the market price for the shares of our common stock held by our stockholders.

Removal of Directors. Our Charter and Bylaws will provide that our stockholders may remove our directors with or without cause, by an affirmative vote of holders of two-thirds of the outstanding shares of our capital stock entitled to vote generally for the election of directors.

Amendments to Charter. Our Charter will provide that the affirmative vote of the holders of a supermajority of the voting power of our outstanding shares entitled to vote thereon, voting as a single class, is required to amend certain provisions relating to the number, term, removal and filling of vacancies with respect to the Board, the advance notice to be given for nominations for elections of directors, the calling of special meetings of stockholders, cumulative voting, stockholder action by written consent, the ability to amend our Bylaws and Charter, exclusive forum, corporate opportunities, anti-takeover provisions, the elimination of liability of directors and officers to the extent permitted by Delaware law, director and officer indemnification and any provision relating to the amendment of any of these provisions. Our Charter will also provide that the affirmative vote of the holders of 66 2/3% of the voting power of our outstanding shares entitled to vote thereon, voting as a single class, is required to amend the Dominant Stockholder provision.

Amendments to Bylaws. Our Charter and Bylaws will provide that, subject to exceptions, our Bylaws may only be amended by the Board or by the affirmative vote of holders of at least two-thirds of the total voting power of our outstanding shares entitled to vote thereon, voting as a single class.

Size of Board and Vacancies. Our Charter will provide that the Board will consist of not less than six nor more than 13 directors, the exact number of which will be fixed exclusively by the Board; provided that, prior to the termination of the Separation Agreement, the Board may consist of more than 13 directors subject to certain conditions. Any vacancies created in the Board resulting from any increase in the authorized number of directors or the death, resignation, retirement, disqualification, removal from office or other cause will be filled by a majority of the directors then in office, even if less than a quorum is present, or by a sole remaining director except, prior to the termination of the Separation Agreement in the case that (i) a director who was designated for nomination by Southwest Gas Holdings pursuant to the Separation Agreement or a director who was otherwise designated by Southwest Gas Holdings pursuant to the Separation Agreement, ceases to serve, or is not elected, as a director for any reason or (ii) Southwest Gas Holdings is entitled to have one or more directors nominated or appointed to the Board pursuant to the Separation Agreement due to an increase in the size of the Board, then any such vacancies or newly created directorships shall be filled in compliance with the Separation Agreement. Any director appointed to fill a vacancy on the Board will hold office until such director’s successor has been duly elected and qualified or until his or her earlier death, resignation, disqualification or removal as hereinafter provided.

Special Stockholder Meetings. Our Charter will provide that special meetings of stockholders may be called only by or at the direction of (a) the Board pursuant to a resolution adopted by a majority of the entire Board, (b) the chair of the Board or (c) the chief executive officer of the Company. Stockholders may not call special stockholder meetings.

Stockholder Action by Written Consent. Our Charter and Bylaws will expressly eliminate the right of our stockholders to act by written consent. Stockholder action must take place at the annual or a special meeting of our stockholders. However, for so long as Southwest Gas Holdings owns at least 50% of the total voting power of the then-outstanding common stock of Centuri, stockholders are permitted to act by written consent.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our Charter and Bylaws will mandate that stockholder nominations for the election of directors will be given in accordance with the Bylaws. The Bylaws will establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors as well as minimum qualification requirements for stockholders making the proposals or nominations. Additionally, the Bylaws will require that candidates for election as director disclose their qualifications and make certain representations.

No Cumulative Voting. The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless the Company’s certificate of incorporation provides otherwise. Our Charter will not provide for cumulative voting.

Undesignated Preferred Stock. The authority that the Board will possess to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of us through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. The Board may be able to issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock.

Conflicts of Interest; Corporate Opportunities

In order to address potential conflicts of interest between us and Southwest Gas Holdings, our Charter will contain certain provisions regulating and defining the conduct of our affairs to the extent that they may involve Southwest Gas Holdings and its directors, officers and/or employees and our rights, powers, duties and liabilities and those of our directors, officers, employees and stockholders in connection with our relationship with Southwest Gas Holdings. In general, these provisions recognize that we and Southwest Gas Holdings and surviving subsidiaries will continue to have contractual and business relations with each other, including directors of Southwest Gas Holdings serving as our directors.

Our Charter will provide that Southwest Gas Holdings will have no duty to communicate information regarding a corporate opportunity to us or to refrain from engaging in the same or similar activities or lines of business, doing business with any of our clients, customers or vendors or employing or otherwise engaging any of our directors, officers or employees. Moreover, our Charter will provide that for so long as Southwest Gas Holdings owns at least 15% of the total voting power of our outstanding shares or otherwise has one or more directors, officers or employees serving as our director, officer or employee, in the event that any of our directors, officers or employees who is also a director, officer or employee of Southwest Gas Holdings acquires knowledge of a potential transaction or matter that may be a corporate opportunity for us and Southwest Gas Holdings, such director, officer or employee shall to the fullest extent permitted by law have fully satisfied and fulfilled his or her fiduciary duty, if any, with respect to such corporate opportunity, and we, to the fullest extent permitted by law, renounce any interest or expectancy in such business opportunity, and waive any claim that such business opportunity constituted a corporate opportunity that should have been presented to us or any of our affiliates, if he or she acts in a manner consistent with the following policy: such corporate opportunity offered to any person who is our or our subsidiaries’ director, officer or employee and who is also a director, officer or employee of Southwest Gas Holdings and its affiliates (other than us and our subsidiaries) shall belong to us only if such opportunity is expressly offered to such person solely in his or her capacity as our director or officer.

Our Charter also will provide for special approval procedures that may be utilized if it is deemed desirable by Southwest Gas Holdings, us, our subsidiaries or any other party, that we take action with specific regard to a particular transaction, corporate opportunity or type or series of transactions or corporate opportunities, out of an abundance of caution, to ensure that such transaction or transactions are not voidable, or that such an opportunity or opportunities are effectively disclaimed. Specifically, we may employ special procedures to affirm or authorize transactions or opportunities in these cases if:

•

the material facts of the transaction and the director’s, officer’s or employee’s interest are disclosed or known to the Board or duly appointed committee of the Board and the Board or such committee authorizes, approves or ratifies the transaction by the affirmative vote or consent of a majority of the directors (or committee members) who have no direct or indirect interest in the transaction and, in any event, of at least two directors (or committee members); or

•	the material facts of the transaction and the director’s interest are disclosed or known to the stockholders entitled to vote and they authorize, approve or ratify such transaction.

Any person purchasing or otherwise acquiring any interest in any shares of our common stock will be deemed to have consented to these provisions of the Charter.

Limitations on Liability, Indemnification of Officers and Directors and Insurance

The DGCL authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breach of fiduciary duties as directors or officers, and our Charter will include such an exculpation provision. Our Charter and Bylaws will include provisions that indemnify, to the fullest extent allowable under the DGCL, all expense, liability and loss actually and reasonably incurred or suffered by each person who was or is a party or is otherwise threatened to be made a party to any action, suit or proceeding for actions taken as our legal representative, director or officer, or, while serving as our director or officer, for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be. Our Charter and Bylaws will also provide that we must indemnify and advance reasonable expenses to our directors and officers, subject to certain conditions, including our receipt of an undertaking from the indemnified party if required under the DGCL. Our Charter will expressly authorize us to carry directors’ and officers’ insurance to protect us, our directors, officers and certain employees for some liabilities.

The limitation of liability and indemnification provisions that will be in our Charter and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions will not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors or officers under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against us or any of our directors, officers or employees for which indemnification is sought.

Exclusive Forum

Our Charter will provide that, unless we otherwise determine, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director or officer or other employee or stockholder of Centuri in such capacity to Centuri or to Centuri stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (iii) any action asserting a claim against us or any current or former director or officer or other employee or stockholder of Centuri in such capacity arising pursuant to any provision of the DGCL or our Charter or Bylaws, (iv) any action asserting a claim relating to or involving Centuri governed by the internal affairs doctrine, or (v) any action asserting an “internal corporate claim” as such term is defined in Section 115 of the DGCL; provided that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action or proceeding may be brought in another state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal court for the District of Delaware).

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our Charter will further provide that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty of liability created by the Exchange Act or the rules and regulations thereunder, and as a result, the exclusive forum provision does not apply to actions arising under the Exchange Act or the rules and regulations thereunder. While the Delaware Supreme Court ruled in March 2020 that federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court are “facially valid” under Delaware law, there is uncertainty as to whether other courts will enforce our federal forum provision described above. Our stockholders will not be deemed to have waived compliance with the federal securities laws and the rules and regulations thereunder.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. As noted above, the existence of authorized but unissued shares of common stock and preferred stock could also render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Amended Cooperation Agreement

In November 2023, Southwest Gas Holdings entered into the Amended Cooperation Agreement with the Icahn Group. Among other things, the Amended Cooperation Agreement provides that, assuming the Amended Cooperation Agreement is then in effect, in connection with the Separation and so long as the Icahn Group owns at least a certain number of shares of Southwest Gas Holdings common stock, during the term of the Amended Cooperation Agreement (i) we will be incorporated in Delaware, (ii) the Board will be annually elected for one-year terms and (iii) the first annual meeting of our stockholders will be held no earlier than the nine-month anniversary of the consummation of the Separation and no later than the twelve-month anniversary of the Separation, subject to certain exceptions set forth in the Amended Cooperation Agreement.

Listing

We have applied to have our shares of common stock listed on the NYSE under the symbol “CTRI.”

Transfer Agent and Registrar

The transfer agent and registrar for shares of our common stock is Equiniti Trust Company d/b/a EQ Shareowner Services.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Upon completion of this offering and the application of the net proceeds of this offering, we expect to have approximately $    billion in total indebtedness and have the ability to incur an additional $    million of indebtedness under our existing revolving credit agreement. A description of the material terms of our outstanding indebtedness is set forth below.

Term Loan and Revolving Credit Facility

We have a senior secured revolving credit and term loan multi-currency facility. The line of credit portion comprises $400 million; associated amounts borrowed and repaid are available to be re-borrowed. The term loan facility portion provided approximately $1.145 billion in financing as of August 27, 2021. The term loan facility expires on August 27, 2028, and the revolving credit facility expires on August 27, 2026. This multi-currency facility allows us to request loan advances in either Canadian dollars or U.S. dollars. The obligations under the credit agreement are secured by present and future ownership interests in substantially all of our direct and indirect subsidiaries, substantially all of our tangible and intangible personal property, certain of our direct and indirect subsidiaries, and all products, profits and proceeds of the foregoing. Assets securing the facility as of December 31, 2023 totaled $2.1 billion. For 2023, the maximum amount outstanding on the combined facility was $1.184 billion, which occurred in the second quarter, at which point $1.000 billion was outstanding on the term loan facility. As of December 31, 2023, $77.1 million, was outstanding on the revolving credit facility, in addition to $994.2 million, that was outstanding on the term loan portion of the facility. Also as of December 31, 2023, there was approximately $246.5 million, net of letters of credit, available for borrowing under the line of credit. We had $48.6 million of unused letters of credit available as of December 31, 2023.

Interest rates for the term loan facility are based on either a “base rate” or the London Interbank Offered Rate then in effect (“LIBOR”), plus an applicable margin in either case. The term loan facility is also subject to a LIBOR floor of 0.50%. Furthermore, our Canada operations may borrow under the revolving credit facility with interest rates based on either a “base rate” or the Canadian Dealer Offered Rate (“CDOR”) plus the applicable margin, at the borrower’s option. The margin for the term loan facility is 1.50% for base rate loans and 2.50% for LIBOR loans. The effective interest rate on the term loan facility was 7.97% as of December 31, 2023.

In November 2022, we entered into an amendment to the credit agreement to amend the revolving credit facility (the “2022 Credit Facility Amendment”) to transition the interest rate benchmark for the revolving credit facility from LIBOR to Secured Overnight Financing Rate (“SOFR”) benchmarks. The applicable margin for the revolving credit facility now ranges from 1.0% to 2.5% for SOFR loans and from 0.0% to 1.5% for CDOR and “base rate” loans, depending on our total net leverage ratio. Further, the 2022 Credit Facility Amendment increases the letter of credit sub-facility from $100 million to $125 million. The 2022 Credit Facility Amendment did not modify any terms of the term loan facility.

On May 31, 2023, we entered into an amendment to the credit agreement to amend the term loan facility (the “Term Loan Facility Amendment”) to transition the interest rate benchmark for the term loan facility from LIBOR to SOFR benchmarks. The applicable margins for the term loan facility remained 1.50% for base rate loans and are 2.5% for SOFR loans. The Term Loan Facility Amendment did not modify any terms of the revolving credit facility.

On November 13, 2023, we entered into the 2023 Credit Facility Amendment to decrease the minimum interest coverage ratio during the fiscal quarters ending March 31, 2024 through December 31, 2024 to 2.00 to 1.00. The 2023 Credit Facility Amendment also increased the maximum net leverage ratio financial covenant for the fiscal quarters ending March 31, 2024 through September 30, 2024 to 5.50 to 1.00 and for the fiscal quarter ending December 31, 2024 to 5.00 to 1.00. In addition, the 2023 Credit Facility Amendment provided that, in the event that a “Qualified IPO” (as defined therein), such as the offering described herein, is consummated, the maximum net leverage ratio will be reduced based on the amount of net proceeds received from such Qualified IPO. The 2023 Credit Facility Amendment did not modify any terms of the term loan facility.

On March 22, 2024, the Company amended the financial covenants of the revolving credit facility (the “2024 Credit Facility Amendment”) to increase the maximum total net leverage ratio. Under the terms of the amended revolving credit facility, the Company is required to maintain a total net leverage ratio of less than a maximum of 5.75 to 1.00 from January 1, 2024 through March 31, 2024, 6.00 to 1.00 from April 1, 2024 through June 30, 2024, 5.75 to 1.00 from July 1, 2024 through September 29, 2024, 5.00 from September 30, 2024 through December 29, 2024, and 4.00 to 1.00 thereafter. In addition, the 2024 Credit Facility Amendment increased the adjusted maximum total net leverage ratio financial covenants, which are applicable in the event that a Qualified IPO is consummated, for each of the fiscal quarters ended March 31, 2024, June 30, 2024 and September 30, 2024. The provision within the 2023 Credit Facility Amendment providing that, in the event that a Qualified IPO is consummated prior to March 31, 2025, the maximum net leverage ratio financial covenant will be reduced based on the amount of net proceeds received from such Qualified IPO remains unchanged under the terms of the 2024 Credit Facility Amendment. The 2024 Credit Facility Amendment did not modify any terms of the term loan facility.

Equipment Term Loans

In 2022, we entered into four term loans with initial principal amounts totaling approximately $100 million. The loans are serviced in U.S. dollars and are collateralized by certain owned equipment. The loans have fixed interest rates between 2.96% and 3.51% and have maturity dates in March 2027. The loans have prepayment penalties for the first three years of the agreements. We did not incur any prepayment penalties during fiscal years 2023, 2022, or 2021 on any of our equipment loans.

Financial Covenants

Certain of our debt instruments have leverage ratio caps and interest coverage ratio requirements. As of October 1, 2023 and January 1, 2023, we were in compliance with all of our debt covenants. Under the most restrictive of the covenants, as of December 31, 2023 we could have issued approximately $108 million in additional debt and met the leverage ratio requirement. As of December 31, 2023, we had approximately $15 million of cushion relating to the minimum interest coverage ratio requirement. Our revolving credit and term loan facility are secured by our assets. Cash dividends are limited to a calculated available amount, generally defined as 50% of our rolling twelve-month consolidated net income adjusted for certain items, such as parent contributions, Linetec redeemable noncontrolling interest payments, or dividend payments, among other adjustments, as applicable.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for shares of our common stock, and we cannot predict with certainty the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of shares of our common stock prevailing from time to time. We also cannot predict with certainty whether or when Southwest Gas Holdings will complete the Distribution or any alternative disposition transaction or otherwise dispose of its remaining equity interest in our company. The sale or other availability of substantial amounts of shares of our common stock (including shares issued on the exercise of options, warrants or convertible securities, if any) in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of shares of our common stock and our ability to raise additional capital through a future sale of securities.

Upon completion of this offering, we will have     shares of common stock outstanding (or   shares if the underwriters exercise their option to purchase additional shares of our common stock from us in full). This includes shares of common stock (or    shares if the underwriters exercise their option to purchase additional shares of our common stock from us in full) that we are offering to be sold in this offering, which shares will be freely tradable without restriction or further registration under the Securities Act, subject to the provisions of Rule 144 described below under “—Rule 144” and any contractual restrictions, including under the lock-up agreements described below under “—Lock-Up Agreements.”

Sale of Restricted Shares

Subject to any contractual restrictions, including under the lock-up agreements described below under “—Lock-Up Agreements,” all of the shares of our common stock to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by or owned by our “affiliates,” as that term is defined in Rule 144 under the Securities Act (“Rule 144”), may generally only be sold publicly in compliance with the limitations of Rule 144 described below under “—Rule 144.” As defined in Rule 144, an affiliate of an issuer is a person that directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with, such issuer.

Upon completion of this offering, Southwest Gas Holdings will own   % of our outstanding shares of common stock (or   % if the underwriters exercise their option to purchase additional shares of our common stock from us in full). These shares will be “restricted securities” as that term is defined in Rule 144. Subject to the lock-up agreements described below under “—Lock-Up Agreements,” Southwest Gas Holdings will be entitled to dispose of these shares in the public market only if the sale of such shares is registered with the SEC or if the sale of such shares qualifies for an exemption from registration under Rule 144 or any other applicable exemption under the Securities Act.

In addition, upon completion of this offering, Southwest Gas Holdings will, subject to certain conditions, have registration rights with respect to all of the shares of our common stock that Southwest Gas Holdings will own following the completion of this offering. See “—Registration Rights.” At such time as these restricted shares become unrestricted and available for sale, the sale of these restricted shares, whether pursuant to Rule 144 or otherwise, may have a negative effect on the prevailing market price of shares of our common stock.

Rule 144

In general, under Rule 144, beginning 90 days after the date of this prospectus, a person who is not one of our affiliates and has not been one of our affiliates at any time during the preceding three months will be entitled to sell any shares of our common stock that such person has beneficially owned for at least six months, including the holding period of any prior owner other than one of our affiliates, without regard to volume limitations. Sales of shares of our common stock by any such person would be subject to the availability of current public information about us if the shares to be sold were beneficially owned by such person for less than one year. Beginning 90 days after the date of this prospectus, our affiliates who have beneficially owned shares of our common stock for at least six months, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell, within any three-month period, a number of shares of our common stock that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding; and

•	the average weekly trading volume of shares of our common stock on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Sales under Rule 144 by our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

S-8 Registration Statement

In connection with this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register an aggregate of     shares of our common stock that we expect to reserve for issuance under our proposed equity incentive plan. The registration statement will become effective automatically upon filing with the SEC, and shares of our common stock covered by the registration statement will be eligible for resale in the public market immediately after the effective date of the registration statement, subject to the lock-up agreements described below under “—Lock-Up Agreements.”

Lock-Up Agreements

In connection with this offering, we, our executive officers, our directors and Southwest Gas Holdings have agreed with the underwriters that, except with the prior written consent of UBS Securities LLC we and they will not, subject to certain exceptions, during the period beginning on the date of this prospectus and continuing through the date that is 180 days after the date of this prospectus (such period, the “restricted period,” except that, in the case of our executive officers, directors and Southwest Gas Holdings, if (i) at least 120 days have elapsed from the date of this prospectus and (ii) the restricted period is scheduled to expire during a broadly applicable and regularly scheduled period during which trading in the Company’s securities would not be permitted under the Company’s insider trading policy (a “Blackout Period”) or within five trading days prior to a Blackout Period, the restricted period will end 10 trading days prior to the start of the Blackout Period), offer, sell, contract to sell, pledge or otherwise dispose of or hedge, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock. UBS Securities LLC may, in its sole discretion and at any time without notice, release all or any portion of the shares of our common stock subject to lock-up agreements. For a further description of the lock-up agreements, please see “Underwriting (Conflicts of Interest).”

Registration Rights Agreement and Alternative Dispositions

Upon completion of this offering, Southwest Gas Holdings, will beneficially own     shares of common stock (assuming no exercise of the underwriters’ over-allotment option), and will be entitled to various rights with respect to the registration of these shares under the Securities Act. See “Certain Relationships and Related Person Transactions—Registration Rights Agreement.” Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. Southwest Gas Holdings has indicated that after this offering it may terminate its ownership of our common stock through the Distribution or other alternative disposition transactions. Southwest Gas Holdings may decide for any reason not to consummate the Distribution or other alternative disposition transaction. See “Risk Factors—Risks Related to the Separation, the Distribution and Other Alternative Disposition Transactions and our Relationship with Southwest Gas Holdings—Southwest Gas Holdings has not yet decided which, if any, alternative disposition transactions to pursue.” We are unable to predict whether significant numbers of shares will be sold in the open market or otherwise in anticipation of or following any exchange, distribution or sales of our shares by Southwest Gas Holdings. See “Certain Relationships and Related Person Transactions—Agreements Between Southwest Gas Holdings and Our Company—Registration Rights Agreement” for additional information.

178.1

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF OUR COMMON STOCK

The following discussion is a summary of the material U.S. federal income tax considerations for Non-U.S. Holders (as defined below) of the ownership and disposition of shares of our common stock issued pursuant to this offering. This discussion is based on the Code, applicable Treasury regulations, administrative interpretations and court decisions in each case as in effect as of the date of this prospectus, all of which may change or be subject to differing interpretations, possibly with retroactive effect.

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state therein or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that is (1) subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

This discussion addresses only Non-U.S. Holders that hold Southwest Gas Holdings common stock as a ”capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). It does not address all aspects of U.S. federal income taxation that may be important to a Non-U.S. Holder in light of that stockholder’s particular circumstances or to a Non-U.S. Holder subject to special rules, such as:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	persons holding shares of our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies and other financial institutions;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell shares of our common stock under the constructive sale provisions of the Code;

•	persons who hold or receive shares of our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to shares of our common stock being taken into account on an applicable financial statement;

•	tax-qualified retirement plans; and

•	“qualified foreign pension funds” as defined in Section 897(i)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If a partnership, or any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partners and the activities of the partnership. A partner in a partnership holding our common stock should consult its tax advisor regarding the U.S. federal income tax consequences to it.

This discussion of material U.S. federal income tax considerations is not a complete analysis or description of all potential U.S. federal income tax consequences to Non-U.S. Holders of the ownership and disposition of our shares of common stock. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. It does not address any tax consequences arising under the Medicare tax on net investment income. In addition, it does not address any U.S. federal, estate, gift or other non-income tax or any non-U.S., state or local tax consequences of owning or disposing of our common stock.

EACH POTENTIAL INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SHARES OF OUR COMMON STOCK.

Distributions

As described in the section of this prospectus entitled “Dividend Policy,” we may pay dividends to holders of shares of our common stock. If we make a distribution of cash or other property (other than certain distributions of our stock) in respect of shares of our common stock, those distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, they will constitute a return of capital, which will first reduce a Non-U.S. Holder’s adjusted tax basis in its shares of our common stock, but not below zero, and then will be treated as gain from the sale of shares of our common stock, as described below under “—Gain on Sale or Other Disposition of Shares of Our Common Stock.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder generally will be subject to withholding tax at a 30% rate of the gross amount of the dividends or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a Non-U.S. Holder will be required to provide a properly executed applicable IRS Form W-8BEN or W-8BEN-E (or other applicable or successor form) certifying the Non-U.S. Holder’s entitlement to benefits under a treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder will generally be taxed on the dividends on a net income basis at regular rates applicable to a U.S. person. In that case, the Non-U.S. Holder will be exempt from the withholding tax discussed in the preceding paragraph, although the Non-U.S. Holder will be required to provide to the applicable withholding agent a properly executed IRS Form W-8ECI certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States. Non-U.S. Holders should consult their tax advisors with respect to other U.S. tax consequences of the ownership and disposition of shares of our common stock, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) for corporations.

Gain on Sale or Other Disposition of Shares of Our Common Stock

Subject to the discussions below under “—Informational Reporting and Backup Withholding” and “—FATCA,” a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of shares of our common stock unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	our common stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become a USRPHC in the future. Even if we were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of shares of our common stock will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period; however, no assurance can be provided that our common stock will be “regularly traded” on an established securities market at all times relevant for purposes of this rule.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Informational Reporting and Backup Withholding

Payments of dividends on shares of our common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a U.S. person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on shares of our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of shares of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a U.S. person, or the holder otherwise establishes an exemption. Proceeds of a disposition of shares of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Provisions of the Code commonly referred to as “FATCA” require withholding (separate and apart from, but without duplication of, the withholding tax described above) of 30% on payments of dividends on our common stock paid to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return containing the required information (which may entail significant administrative burden). Although withholding under FATCA also would have applied to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in shares of our common stock.

UNDERWRITING (CONFLICTS OF INTEREST)

We are offering the shares of common stock described in this prospectus through a number of underwriters. UBS Securities LLC, BofA Securities, Inc. and J.P. Morgan Securities LLC are acting as joint book-running managers of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares
UBS Securities LLC
BofA Securities, Inc.
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC
Robert W. Baird & Co. Incorporated
KeyBanc Capital Markets Inc.
Siebert Williams Shank & Co., LLC

Total

The underwriters are committed to purchase all shares of our common stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the shares of our common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $     per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $     per share from the initial public offering price. After the initial offering of the shares to the public, if all of the shares of our common stock are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. Sales of any shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to      additional shares of our common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of our common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of our common stock less the amount paid by the underwriters to us per share of our common stock. The underwriting fee is $     per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without option to purchase additional shares exercise	With full option to purchase additional shares exercise
Per Share	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $    . We have agreed to reimburse the underwriters for expenses of up to $     relating to the clearance of this offering with the Financial Industry Regulatory Authority.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, or submit to, or file with, the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exercisable or exchangeable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, loan, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of UBS Securities LLC for a period of 180 days after the date of this prospectus, other than the shares of our common stock to be sold in this offering.

The restrictions on our actions, as described above, do not apply to certain transactions, including (i) the issuance of shares of common stock or securities convertible into or exercisable for shares of our common stock pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options (including net exercise) or the settlement of RSUs (including net settlement), in each case outstanding on the date of the underwriting agreement and described in this prospectus; (ii) grants of stock options, stock awards, restricted stock, RSUs, or other equity awards and the issuance of shares of our common stock or securities convertible into or exercisable or exchangeable for shares of our common stock (whether upon the exercise of stock options or otherwise) to our employees, officers, directors, advisors, or consultants pursuant to the terms of an equity compensation plan in effect as of the closing date of this offering and described in this prospectus, provided that such recipients enter into a lock-up agreement with the underwriters; or (iii) our filing of any registration statement on Form S-8 relating to securities granted or to be granted pursuant to any plan in effect on the date of the underwriting agreement and described in this prospectus or any assumed benefit plan pursuant to an acquisition or similar strategic transaction.

Our directors and executive officers, and Southwest Gas Holdings (such persons, the “lock-up parties”) have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each lock-up party, with limited exceptions, for a period of 180 days after the date of this prospectus (such period, the “restricted period,” except that if (i) at least 120 days have elapsed from the date of this prospectus and (ii) the restricted period is scheduled to expire during a broadly applicable and regularly scheduled period during which trading in the Company’s securities would not be permitted under the Company’s insider trading policy (a “Blackout Period”) or within five trading days prior to a Blackout Period, the restricted period will end 10 trading days prior to the start of the Blackout Period), may not (and may not cause any of their direct or indirect affiliates to), without the prior written consent of UBS Securities LLC, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such lock-up parties in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant (collectively with the common stock, the “lock-up securities”)), (2) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the lock-up securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of lock-up securities, in cash or otherwise, (3) make any demand for, or exercise any right with respect to, the registration of any lock-up securities, or (4) publicly disclose the intention to do any of the foregoing. Such persons or entities have further acknowledged that these undertakings preclude them from engaging in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) designed or intended, or which could reasonably be expected to lead to or result in, a sale or disposition or transfer (by any person or entity, whether or not a signatory to such agreement) of any economic consequences of ownership, in whole or in part, directly or indirectly, of any lock-up securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of lock-up securities, in cash or otherwise. For the avoidance of doubt, in no event shall the restricted period end earlier than 120 days after the date of this prospectus.

The restrictions described in the immediately preceding paragraph and contained in the lock-up agreements between the underwriters and the lock-up parties do not apply, subject in certain cases to various conditions, to certain transactions, including (a) transfers of lock-up securities: (i) as bona fide gifts, or for bona fide estate planning purposes, (ii) by will or intestacy, (iii) to any trust for the direct or indirect benefit of the lock-up party or any immediate family member, (iv) to a partnership, limited liability company or other entity of which the lock-up party and its immediate family members are the legal and beneficial owner of all of the outstanding equity securities or similar interests, (v) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iv), (vi) in the case of a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate of the lock-up party, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the lock-up party or its affiliates or (B) as part of a distribution to members or stockholders of the lock-up party; (vii) by operation of law, (viii) to us from an employee upon death, disability or termination of employment of such employee, (ix) as part of a sale of lock-up securities acquired in open market transactions after the completion of this offering, (x) to us in connection with the vesting, settlement or exercise of restricted stock units, options, warrants or other rights to purchase shares of our common stock (including “net” or “cashless” exercise), including for the payment of exercise price and tax and remittance payments, or (xi) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction approved by our board of directors and made to all shareholders involving a change in control, provided that if such transaction is not completed, all such lock-up securities would remain subject to the restrictions in the immediately preceding paragraph; (b) exercise of the options, settlement of RSUs or other equity awards, or the exercise of warrants granted pursuant to plans described in this prospectus, provided that any lock-up securities received upon such exercise, vesting or settlement would be subject to restrictions similar to those in the immediately preceding paragraph; (c) the conversion of outstanding preferred stock, warrants to acquire preferred stock, or convertible securities into shares of our common stock or warrants to acquire shares of our common stock, provided that any common stock or warrant received upon such conversion would be subject to restrictions similar to those in the immediately preceding paragraph; and (d) the establishment by lock-up parties of trading plans under Rule 10b5-1 under the Exchange Act, provided that such plan does not provide for the transfer of lock-up securities during the restricted period and (e) the sale of our common stock pursuant to the terms of the underwriting agreement; provided that:

•

in the case of any transfer or distribution pursuant to clause (a)(i), (ii), (iii), (iv), (v), (vi) or (vii) above, such transfer shall not involve a disposition for value and each donee, devisee, transferee or distributee shall execute and deliver to the Representatives a lock-up agreement on substantially the same terms as the lock-up agreements referenced herein for the remainder of the restricted period;

•

in the case of any transfer or distribution pursuant to clause (a) (i), (ii), (iii), (iv), (vi), (vii), (ix) and (x) above, no filing by any party (donor, donee, devisee, transferor, transferee, distributer or distributee) under the Exchange Act, or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the restricted period); and

•

in the case of any transfer or distribution pursuant to clause (a)(v) and (viii) it shall be a condition to such transfer that no public filing, report or announcement shall be voluntarily made and if any filing under Section 16(a) of the Exchange Act, or other public filing, report or announcement reporting a reduction in beneficial ownership of shares of Common Stock in connection with such transfer or distribution shall be legally required during the restricted period, such filing, report or announcement shall clearly indicate in the footnotes thereto the nature and conditions of such transfer.

UBS Securities LLC, in its sole discretion, may release the securities subject to any of the lock-up agreements with the underwriters described above, in whole or in part at any time.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

We have applied to have our common stock approved for listing/quotation on the NYSE under the symbol “CTRI”.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. In determining the initial public offering price, we and the representatives of the underwriters expect to consider a number of factors including:

•	the information set forth in this prospectus and otherwise available to the representatives;

•	our prospects and the history and prospects for the industry in which we compete;

•	an assessment of our management;

•	our prospects for future earnings;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

•	other factors deemed relevant by the underwriters and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for our common shares, or that the shares will trade in the public market at or above the initial public offering price.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. Certain affiliates of the underwriters have also acted as lender in connection with our term loan and revolving credit facility, for which they have received, and will receive, customary fees and expenses as consideration therewith.

Conflicts of Interest

Affiliates of certain of the underwriters are lenders under our revolving credit agreement and term loan and will receive 5% or more of the net proceeds of this offering in connection with the repayment of such debt. See “Use of Proceeds.” Accordingly, such underwriters are deemed to have a conflict of interest within the meaning of FINRA Rule 5121. This rule requires, among other things, that a “qualified independent underwriter” has participated in the preparation of, and has exercised the usual standards of “due diligence” with respect to, the registration statement. UBS Securities LLC has agreed to act as qualified independent underwriter for this offering. UBS Securities LLC will not receive any additional fees for serving as qualified independent underwriter in connection with this offering. Pursuant to FINRA Rule 5121, any underwriter with a conflict of interest will not confirm sales of the shares to any account over which it exercises discretionary authority without the prior written approval of the customer.

Reserved Share Program

At our request, an affiliate of BofA Securities, Inc., a participating underwriter, has reserved for sale, at the initial public offering price, up to 5% of the shares offered by this prospectus for sale to some of our directors and officers and Southwest Gas Holdings’ directors and officers. If these persons purchase reserved shares it will reduce the number of shares available for sale to the general public. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each a “Relevant State”), no shares have been offered or will be offered pursuant to the Offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a) to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or

(c) in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and the Company that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any shares being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters have been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Notice to Prospective Investors in the U.K.

This prospectus and any other material in relation to the shares described herein is only being distributed to, and is only directed at, and any investment or investment activity to which this prospectus relates is available only to, and will be engaged in only with persons who are (i) persons having professional experience in matters relating to investments who fall within the definition of investment professionals in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “FPO”); or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the FPO; (iii) outside the UK; or (iv) persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) in connection with the issue or sale of any shares of common stock may otherwise lawfully be communicated or caused to be communicated, (all such persons together being referred to as “Relevant Persons”). The shares are only available in the UK to, and any invitation, offer or agreement to purchase or otherwise acquire the shares will be engaged in only with, the Relevant Persons. This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the UK. Any person in the UK that is not a Relevant Person should not act or rely on this prospectus supplement or any of its contents.

No shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares of common stock which has been approved by the

Financial Conduct Authority, except that the shares may be offered to the public in the United Kingdom at any time:

(i) to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(ii) to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(iii) in any other circumstances falling within Section 86 of the FSMA,

provided that no such offer of the shares shall require the Company and/or any underwriters or any of their affiliates to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares of common stock and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

Each person in the UK who acquires any shares in the offering or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company, the underwriters and their affiliates that it meets the criteria outlined in this section.

Notice to Prospective Investors in Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, Section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

In relation to its use in the DIFC, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Notice to prospective investors in the United Arab Emirates

The shares have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

Notice to Prospective Investors in Australia

This prospectus:

•	does not constitute a disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

•

has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document for the purposes of the Corporations Act; and

•

may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, available under section 708 of the Corporations Act (“Exempt Investors”).

The shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares, you represent and warrant to us that you are an Exempt Investor.

As any offer of shares under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares you undertake to us that you will not, for a period of 12 months from the date of issue of the shares, offer, transfer, assign or otherwise alienate those shares to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Notice to Prospective Investors in Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “Ordinance”) and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the shares were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(i)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore SFA Product Classification—In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of Notes, the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA), that the Notes are ‘‘prescribed capital markets products’’ (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Bermuda

Shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.

Notice to Prospective Investors in Saudi Arabia

This document may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations as issued by the board of the Saudi Arabian Capital Market Authority, or CMA, pursuant to resolution number 2-11-2004 dated 4 October 2004 as amended by resolution number 1-28-2008, as amended. The CMA does not make any representation as to the accuracy or completeness of this document and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this document, you should consult an authorized financial adviser.

Notice to prospective investors in the British Virgin Islands

The shares are not being, and may not be offered to the public or to any person in the British Virgin Islands for purchase or subscription by or on behalf of the Company. The shares may be offered to companies incorporated under the BVI Business Companies Act, 2004 (British Virgin Islands), “BVI Companies”, but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the British Virgin Islands.

Notice to Prospective Investors in China

This prospectus will not be circulated or distributed in the PRC and the shares will not be offered or sold, and will not be offered or sold to any person for re-offering or resale directly or indirectly to any residents of the PRC except pursuant to any applicable laws and regulations of the PRC. Neither this prospectus nor any advertisement or other offering material may be distributed or published in the PRC, except under circumstances that will result in compliance with applicable laws and regulations.

Notice to Prospective Investors in Korea

The shares have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder, or the FSCMA, and the shares have been and will be offered in Korea as a private placement under the FSCMA. None of the shares may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder, or the FETL. The shares have not been listed on any of the securities exchanges in the world including, without limitation, the Korea Exchange in Korea. Furthermore, the purchaser of the shares shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the shares. By the purchase of the shares, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the shares pursuant to the applicable laws and regulations of Korea.

Notice to Prospective Investors in Malaysia

No prospectus or other offering material or document in connection with the offer and sale of the shares has been or will be registered with the Securities Commission of Malaysia, or Commission, for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services License; (iii) a person who acquires the shares, as principal, if the offer is on terms that the shares may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the shares is made by a holder of a Capital Markets Services License who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

Notice to Prospective Investors in Taiwan

The shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the shares in Taiwan.

Notice to Prospective Investors in South Africa

Due to restrictions under the securities laws of South Africa, no “offer to the public” (as such term is defined in the South African Companies Act, No. 71 of 2008 (as amended or re-enacted), or the South African Companies Act) is being made in connection with the issue of the shares in South Africa. Accordingly, this document does not, nor is it intended to, constitute a “registered prospectus” (as that term is defined in the South African Companies Act) prepared and registered under the South African Companies Act and has not been approved by, and/or filed with, the South African Companies and Intellectual Property Commission or any other regulatory authority in South Africa. The shares are not offered, and the offer shall not be transferred, sold, renounced or delivered, in South Africa or to a person with an address in South Africa, unless one or other of the following exemptions stipulated in section 96 (1) applies:

Section 96 (1)(a) the offer, transfer, sale, renunciation or delivery is to:

i.	persons whose ordinary business, or part of whose ordinary business, is to deal in securities, as principal or agent;

ii.	the South African Public Investment Corporation;

iii.	persons or entities regulated by the Reserve Bank of South Africa;

iv.	authorized financial service providers under South African law;

v.	financial institutions recognized as such under South African law;

vi.

a wholly-owned subsidiary of any person or entity contemplated in (c), (d) or (e), acting as agent in the capacity of an authorized portfolio manager for a pension fund, or as manager for a collective investment scheme (in each case duly registered as such under South African law); or

vii.	any combination of the person in (i) to (vi); or

Section 96 (1)(b)

the total contemplated acquisition cost of the securities, for any single addressee acting as principal is equal to or greater than ZAR1,000,000 or such higher amount as may be promulgated by notice in the Government Gazette of South Africa pursuant to section 96(2)(a) of the South African Companies Act.

Information made available in this prospectus should not be considered as “advice” as defined in the South Africa Financial Advisory and Intermediary Services Act, 2002.

LEGAL MATTERS

The validity of the shares of our common stock offered hereby will be passed upon for us by Morrison & Foerster LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP.

EXPERTS

The financial statements as of December 31, 2023 and January 1, 2023 and for each of the three fiscal years in the period ended December 31, 2023 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 with respect to the shares of our common stock being distributed as contemplated by this prospectus. This prospectus is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and our common stock, please refer to the registration statement, including its exhibits and schedules. Statements made in this prospectus relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. The SEC maintains an internet site that contains reports, proxies and prospectuses, and other information regarding issuers that file electronically with the SEC at www.sec.gov.

As a result of this offering, we will become subject to the informational requirements of the Exchange Act and will be required to file periodic current reports, proxy statements and other information with the SEC. We intend to furnish our stockholders with annual reports containing financial statements audited by an independent accounting firm.

In addition, following the completion of this offering, we will make the information filed with or furnished to the SEC available free of charge through our website (https://centuri.com/) as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference and is not part of this prospectus.

You should rely only on the information contained in this prospectus or to which this prospectus has referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this prospectus.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Centuri Group, Inc. Audited Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

To the Stockholders of Southwest Gas Holdings, Inc. and Board of Directors of Centuri Group, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Centuri Group, Inc. and its subsidiaries (the “Company”) as of December 31, 2023 and January 1, 2023, and the related consolidated statements of operations, comprehensive income (loss), changes in equity and cash flows for each of the three years in the period ended December 31, 2023, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and January 1, 2023, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2023 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that (i) relate to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Revenue Recognition – Fixed-Price Contracts

As described in Notes 2 and 3 to the consolidated financial statements, the Company derives revenue primarily through its diverse array of service solutions to North America’s gas and electric utility providers under contracts with customers that are characterized as fixed-price, unit-price or time-and- materials (“T&M”) contracts. The majority of the Company’s work is performed under unit-price contracts, which generally state prices per unit of installation. For unit-price contracts, an output method is used to measure progress towards satisfaction of a performance obligation. Typical installations are accomplished in a few weeks or less. Some unit-price contracts contain caps that, if encroached, trigger revenue and loss recognition similar to a fixed-price contract model. Revenue from unit-priced contracts for the year ended December 31, 2023 was $1,570 million. The Company recognizes revenue on its fixed-price contracts as performance obligations are satisfied and control of the promised good and/or service is transferred to the customer by measuring the progress toward complete satisfaction of the performance obligation using the cost-to-cost input method. Revenue from fixed-price contracts for the year ended December 31, 2023 was $674 million.

The principal consideration for our determination that performing procedures relating to revenue recognition for fixed-price contracts is a critical audit matter is the significant audit effort in performing procedures related to the Company’s revenue recognition.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included, among others, for a sample of fixed-price contracts (i) testing the transaction price, which included reading contracts and other documents, (ii) testing the completeness and accuracy of the costs incurred to date, (iii) testing certain estimated costs used by management to determine revenue recognition and (iv) recalculating the amount of revenue recognized.

Goodwill Impairment Assessments – Riggs Distler Reporting Unit

As described in Notes 2 and 8 to the consolidated financial statements, the Company’s consolidated goodwill balance was $375.9 million as of December 31, 2023, for which a portion relates to the Riggs Distler reporting unit. Goodwill is tested for impairment annually on the first day of the fourth quarter, or more frequently if events or circumstances arise which indicate that the fair value of a reporting unit with goodwill is below its carrying amount. Management assesses qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If management believes that, as a result of its qualitative assessment, it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test is required. If the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recorded in the consolidated statements of operations. In the fourth quarter of fiscal 2023, the Company received notice that a customer canceled an offshore wind project, resulting in a reduction of Riggs Distler’s forecasted earnings. Management determined this event, along with lower than expected earnings in 2023 resulted in a goodwill impairment. The Company performed a quantitative assessment as of the 2023 assessment date utilizing a weighted combination of the income approach (discounted cash flow method) and a market approach (guideline public company method). The key assumptions used to determine the fair value of the Riggs Distler reporting unit during the annual impairment assessment were: (a) expected cash flow for a period of five years based on management’s best estimate of revenue growth rates and projected operating margins; (b) a terminal value based upon terminal growth rates; (c) a discount rate based on management’s best estimate of the weighted average cost of capital adjusted for risks associated with Riggs Distler; (d) the selection of Riggs Distler’s peer group; and (e) an implied control premium based on management’s best estimate of the premium that would be appropriate to convert the reporting unit value to a controlling interest basis. For the year ended December 31, 2023, a goodwill impairment charge of $214 million was recognized for the Riggs Distler reporting unit.

The principal considerations for our determination that performing procedures relating to the goodwill impairment assessment of the Riggs Distler reporting unit is a critical audit matter are (i) the significant judgment by management when developing the fair value estimate of the reporting unit; (ii) a high degree of auditor judgment, subjectivity and effort in performing procedures and evaluating management’s significant assumptions related to the expected cash flow for a period of five years, terminal growth rates, discount rates, and the selection of Riggs Distler’s peer group; and (iii) the audit effort involved the use of professionals with specialized skill and knowledge.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included, among others, (i) testing management’s process for developing the fair value estimate of the reporting unit; (ii) evaluating the appropriateness of the discounted cash flow and guideline public company methods; (iii) testing the completeness and accuracy of the underlying data used in the models for each valuation method; and (iv) evaluating the reasonableness of the significant assumptions used by management related to the expected cash flow for a period of five years, terminal growth rates, discount rates, and the selection of Riggs Distler’s peer group. Evaluating management’s significant assumptions related to the expected cash flow for a period of five years, terminal growth rates, discount rates, and the selection of Riggs Distler’s peer group involved evaluating whether the assumptions used by management were reasonable considering (i) the current and past performance of the reporting unit; (ii) the consistency with external market data; and (iii) whether these assumptions were consistent with evidence obtained in other areas of the audit. Professionals with specialized skill and knowledge were used to assist in evaluating the (i) appropriateness of the Company’s discounted cash flow and guideline public company methods and (ii) the reasonableness of the terminal growth and discount rates significant assumptions.

/s/ PricewaterhouseCoopers LLP

Phoenix, Arizona

March 1, 2024

We have served as the Company’s auditor since 2002.

Centuri Group, Inc.

Consolidated Balance Sheets

(In thousands)

	December 31, 2023	January 1, 2023
ASSETS
Current assets:
Cash and cash equivalents	$33,407	$63,966
Accounts receivable, net	335,196	376,155
Accounts receivable, related party, net	12,258	17,867
Contract assets	266,600	237,146
Contract assets, related party	3,208	913
Prepaid expenses and other current assets	32,258	37,384

Total current assets	682,927	733,431
Property and equipment, net	545,442	548,871
Intangible assets, net	369,048	395,248
Goodwill, net	375,892	587,678
Right-of-use assets under finance leases	43,525	51,313
Right-of-use assets under operating leases	118,448	85,270
Other assets	54,626	52,045

Total assets	$2,189,908	$2,453,856

LIABILITIES, TEMPORARY EQUITY AND EQUITY
Current liabilities:
Current portion of long-term debt	$42,552	$44,557
Current portion of finance lease liabilities	11,370	12,028
Current portion of operating lease liabilities	19,363	13,863
Accounts payable	116,583	144,571
Accrued expenses and other current liabilities	187,050	174,737
Contract liabilities	43,694	35,769

Total current liabilities	420,612	425,525
Long-term debt, net of current portion	1,031,174	1,070,048
Line of credit	77,121	81,955
Finance lease liabilities, net of current portion	24,334	34,238
Operating lease liabilities, net of current portion	105,215	77,119
Deferred income taxes	135,123	144,656
Other long-term liabilities	71,076	76,660

Total liabilities	1,864,655	1,910,201

Commitments and contingencies (Note 17)
Temporary equity:
Redeemable noncontrolling interests	99,262	156,902

Equity:
Common stock, $0.01 par value, 1,000 shares authorized, and 103.52 shares issued and outstanding	—	—
Additional paid-in capital	374,124	370,134
Accumulated other comprehensive loss	(4,025)	(6,494)
(Accumulated deficit) retained earnings	(144,108)	23,113

Total equity	225,991	386,753

Total liabilities, temporary equity and equity	$2,189,908	$2,453,856

The accompanying notes are an integral part of these consolidated financial statements.

Centuri Group, Inc.

Consolidated Statements of Operations

(In thousands, except per-share information)

	Fiscal Years Ended
	2023	2022	2021
Revenue, net	$2,782,845	$2,625,669	$2,056,315
Revenue, related party	116,431	134,658	102,346

Total revenue	2,899,276	2,760,327	2,158,661

Cost of revenue (including depreciation)	2,520,420	2,428,722	1,854,703
Cost of revenue, related party (including depreciation)	105,414	116,993	96,190

Total cost of revenue	2,625,834	2,545,715	1,950,893

Gross profit	273,442	214,612	207,768
Selling, general and administrative expenses	110,344	109,197	104,901
Amortization of intangible assets	26,670	29,759	17,316
Goodwill impairment	213,992	177,086	—

Operating (loss) income	(77,564)	(101,430)	85,551
Interest expense, net	97,476	61,371	20,999
Other (income) expense, net	(64)	887	(1,067)

(Loss) income before income taxes	(174,976)	(163,688)	65,619
Income tax expense	9,530	1,298	18,682

Net (loss) income	(184,506)	(164,986)	46,937
Net income attributable to noncontrolling interests	1,670	3,159	6,423

Net (loss) income attributable to common stock	$(186,176)	$(168,145)	$40,514

(Loss) earnings per share attributable to common stock:
Basic	$(1,798,454)	$(1,624,276)	$391,364

Diluted	$(1,798,454)	$(1,624,276)	$391,364

Shares used in computing earnings per share:
Weighted average basic shares outstanding	0.1	0.1	0.1

Weighted average diluted shares outstanding	0.1	0.1	0.1

The accompanying notes are an integral part of these consolidated financial statements.

Centuri Group, Inc.

Consolidated Statements of Comprehensive Income (Loss)

(In thousands)

	Fiscal Years Ended
	2023	2022	2021
Net (loss) income	$(184,506)	$(164,986)	$46,937
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	2,469	(5,358)	(31)

Other comprehensive income (loss), net of tax	2,469	(5,358)	(31)

Comprehensive (loss) income	(182,037)	(170,344)	46,906
Comprehensive income attributable to noncontrolling interests	1,670	3,159	6,423

Total comprehensive (loss) income attributable to common stock	$(183,707)	$(173,503)	$40,483

The accompanying notes are an integral part of these consolidated financial statements.

Centuri Group, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Fiscal Years Ended
	2023	2022	2021
Cash flows from operating activities:
Net (loss) income	$(184,506)	$(164,986)	$46,937
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	118,776	125,594	100,327
Amortization of intangible assets	26,670	29,759	17,316
Amortization of debt issuance costs	4,482	4,894	2,744
Goodwill impairment	213,992	177,086	—
Non-cash stock-based compensation expense	1,851	1,652	1,732
Gain on sale of equipment	(4,547)	(6,362)	(6,906)
Amortization of right-of-use assets	17,373	14,465	11,877
Deferred income taxes	(7,827)	(7,138)	15,772
Changes in assets and liabilities (net of effects of acquisition):
Accounts receivable, net and contract assets	12,490	(122,410)	(27,450)
Accounts receivable and contract assets, related party	3,314	(2,874)	(1,221)
Prepaid expenses and other assets	(2,446)	(8,952)	(12,070)
Accounts payable	(26,755)	49,493	(8,472)
Income tax assets and liabilities	3,084	4,856	(20,458)
Payments made on operating lease liabilities	(21,908)	(16,725)	(14,669)
Contract liabilities	7,874	23,992	(5,362)
Accrued expenses and other liabilities	5,548	(7,718)	9,383

Net cash provided by operating activities	167,465	94,626	109,480

Cash flows from investing activities:
Capital expenditures	(106,650)	(129,587)	(110,417)
Proceeds from sale of property and equipment	11,800	12,526	16,010
Acquisition of business, net of cash acquired	—	—	(822,173)

Net cash used in investing activities	(94,850)	(117,061)	(916,580)

Cash flows from financing activities:
Proceeds from line of credit borrowings	197,101	76,132	243,952
Payment of line of credit borrowings	(203,771)	(91,496)	(166,500)
Proceeds from long-term debt borrowings, net	—	100,009	1,119,426
Principal payments on long-term debt	(44,557)	(133,418)	(286,164)
Principal payments on finance lease liabilities	(12,113)	(11,985)	(3,547)
Capital contribution — from related party	—	89,649	—
Capital contribution — redeemable common stock	—	—	8,325
Redemption of redeemable noncontrolling interest	(39,894)	(39,649)	—
Dividend payments to related party	—	(15,000)	(31,000)
Other	(213)	(1,693)	(956)

Net cash (used in) provided by financing activities	(103,447)	(27,451)	883,536

Effects of foreign exchange translation	273	(854)	159

Net (decrease) increase in cash and cash equivalents	(30,559)	(50,740)	76,595
Cash and cash equivalents, beginning of period	63,966	114,706	38,111

Cash and cash equivalents, end of period	$33,407	$63,966	$114,706

The accompanying notes are an integral part of these consolidated financial statements.

Centuri Group, Inc.

Consolidated Statements of Changes in Equity

(In thousands, except per-share information)

	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Retained Earnings (Accumulated Deficit)	Total Equity
	Shares	Amount
Balances as of January 3, 2021	103.52	$—	$280,266	$(1,105)	$205,638	$484,799
Net income	—	—	—	—	40,514	40,514
Dividends declared ($299,459 per share)	—	—	—	—	(31,000)	(31,000)
Stock-based compensation activity	—	—	1,732	—	—	1,732
Foreign currency translation adjustment	—	—	—	(31)	—	(31)
Loans issued in connection with redeemable noncontrolling interest	—	—	(4,237)	—	—	(4,237)
Distribution to related party	—	—	(149)	—	—	(149)
Noncontrolling interest revaluation	—	—	—	—	(12,017)	(12,017)

Balances as of January 2, 2022	103.52	—	277,612	(1,136)	203,135	479,611
Net loss	—	—	—	—	(168,145)	(168,145)
Dividends declared ($144,900 per share)	—	—	—	—	(15,000)	(15,000)
Stock-based compensation activity	—	—	1,763	—	(202)	1,561
Foreign currency translation adjustment	—	—	—	(5,358)	—	(5,358)
Capital contribution from related party	—	—	90,759	—	—	90,759
Noncontrolling interest revaluation	—	—	—	—	3,325	3,325

Balances as of January 1, 2023	103.52	—	370,134	(6,494)	23,113	386,753
Net loss	—	—	—	—	(186,176)	(186,176)
Stock-based compensation activity	—	—	2,050	—	(411)	1,639
Foreign currency translation adjustment	—	—	—	2,469	—	2,469
Capital contribution from related party	—	—	1,890	—	—	1,890
Purchase of non-controlling interest	—	—	50	—	—	50
Noncontrolling interests revaluation	—	—	—	—	19,366	19,366

Balances as of December 31, 2023	103.52	$—	$374,124	$(4,025)	$(144,108)	$225,991

The accompanying notes are an integral part of these consolidated financial statements.

1.	Description of Business

Centuri Group, Inc. (together with its consolidated subsidiaries, the “Company” or “Centuri”) is a pure-play North American utility infrastructure services company that partners with regulated utilities to maintain and expand the energy network that powers millions of homes and businesses. The Company’s service offerings primarily consist of the modernization of utility infrastructure through the maintenance, retrofitting and installation of electric and natural gas distribution networks, building capacity to meet current and future demands and preparing systems for energy transition. The Company operates through a family of integrated companies working together across different geographies leading us to establish solid relationships and a strong reputation for a wide range of capabilities.

Centuri is a wholly owned subsidiary of Southwest Gas Holdings, Inc. (“Southwest Gas Holdings”). Southwest Gas Holdings is a publicly traded entity on the New York Stock Exchange. The Company’s legal hierarchy primarily consists of the following operating entities: NPL Construction Co. (“NPL”), Canyon Pipeline Construction, Inc. (“Canyon Pipeline”), New England Utility Constructors, Inc. (“Neuco”), NPL Canada Ltd. (“NPL Canada”), Linetec Services, LLC (“Linetec”), National Powerline LLC (“National”), Drum Parent LLC (formerly Drum Parent, Inc.) (“Drum”), including Drum’s most significant operating subsidiary, Riggs Distler & Company, Inc. (“Riggs Distler”), and WSN Construction Inc. (“WSN Construction”). WSN Construction has a 50% equity interest in W.S. Nicholls Western Construction Ltd. (“WSN Western”).

Centuri holds an 90% interest in Linetec and a 98.59% interest in Riggs Distler, with the remaining interests retained by noncontrolling interest holders that are subject to certain put and call rights based on the passage of time or upon the occurrence of certain triggering events. See “Note 7 — Noncontrolling Interests” and “Note 16 — Related Parties” for more information. All other entities are wholly owned by Centuri.

The Company uses a 52/53-week fiscal year that ends on the Sunday closest to the end of the calendar year. Unless otherwise stated, references to years in the Company’s consolidated financial statements relate to fiscal years rather than calendar years. Unless the context otherwise requires, references to 2023, 2022 and 2021 refer to the fiscal years ended December 31, 2023, January 1, 2023 and January 2, 2022, respectively. Fiscal years 2023, 2022 and 2021 each had 52 weeks.

2.	Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company has historically existed and functioned as an operating segment of Southwest Gas Holdings. The consolidated financial statements were prepared on a standalone basis and were derived from the consolidated financial statements and accounting records of Southwest Gas Holdings.

The consolidated statements of operations include all revenues and costs directly attributable to Centuri’s operations. The consolidated statements of operations also include an allocation of expenses related to certain Southwest Gas Holdings corporate functions, including corporate governance, internal audit, tax compliance and other general and administrative costs. These expenses have been allocated based on direct usage or benefit where specifically identifiable, with the remainder allocated on a proportional cost allocation method based primarily on the capital structures of Southwest Gas Holdings’ respective operating segments. Total expenses allocated in 2023, 2022 and 2021 were $1.3 million, $1.6 million and $1.0 million, respectively. Such amounts are primarily included in selling, general and administrative expenses on the consolidated statements of operations.

The Company believes the allocation methodology is reasonable for all periods presented. However, the allocations may not reflect the expenses the Company would have incurred as a standalone public entity for the periods presented. A number of factors, including the chosen organizational structure, division between outsourced and in-house functions and strategic decisions, would impact the actual costs incurred by the Company. The Company has determined that it is not practicable to determine these standalone costs for the periods presented. As a result, the consolidated financial statements are not indicative of the Company’s financial condition, results of operations or cash flows had it operated as a standalone public entity during the periods presented, and results in the consolidated financial statements are not indicative of the Company’s future financial condition, results of operations or cash flows. The Company expects to incur certain costs to establish itself as a standalone public company as well as ongoing incremental costs associated with operating as an independent, publicly traded company.

Following the separation of Centuri from Southwest Gas Holdings and the creation of a separate, publicly traded company (the “separation”), a limited number of services that Southwest Gas Holdings provided to the Company will continue to be provided for a period of time. For more information regarding related party transactions, see “Note 16 — Related Parties” for more information.

The Company manages cash and the financing of its operations independently from Southwest Gas Holdings. The Company’s cash and cash equivalents on the consolidated balance sheets represent cash balances held in bank accounts owned by the Company and its subsidiaries. Southwest Gas Holdings’ third-party debt and the related interest expense were not allocated to the Company for any of the periods presented as such borrowings are not Centuri’s legal obligation. All third-party debt on the consolidated balance sheets and the corresponding interest expense represents the Company’s legal obligations. In connection with the separation, the Company expects to complete one or more financing transactions prior to or on the distribution date, which could result in additional interest expense in future periods.

Income tax amounts in the consolidated financial statements have been calculated using the separate-return method and presented as if the Company’s operations were separate taxpayers in their respective jurisdictions, which may or may not reflect the actual tax filing positions of the Company.

Principles of Consolidation and Noncontrolling Interests

The accompanying consolidated financial statements reflect the accounts of the Company, all majority-owned subsidiaries and variable interest entities in which the Company or a subsidiary is the primary beneficiary. All intercompany transactions and balances have been eliminated.

The Company is required to perform an analysis each reporting period to determine if it is the primary beneficiary of any company that meets the definition of a variable interest entity (“VIE”). The determination of the primary beneficiary is focused on identifying which enterprise has both the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance and the obligation to absorb losses or receive benefits from the VIE. See “Note 6 — Equity Method Investments” for more information.

The Company also reports a separate component within temporary equity in the consolidated financial statements for the redeemable common stock associated with the minority positions related to Linetec and Riggs Distler, which also represents noncontrolling interests (“NCIs”). The balance of redeemable common stock is reported as the greater of the carrying amount or fair market value. See “Note 7 — Noncontrolling Interests” for more information.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. The Company reviews all significant estimates affecting its consolidated financial statements on a recurring basis and records the effect of any necessary adjustments in the applicable period. These estimates are based on management’s best knowledge of current events, historical experience, actions that the Company may undertake in the future and various other assumptions that are believed to be reasonable under the circumstance. As a result, actual results could differ from those estimates. Significant estimates in the consolidated financial statements include: useful lives of property and equipment and identifiable intangible assets; the fair value assumptions in analyzing property and equipment, identifiable intangible assets, goodwill, and redeemable noncontrolling interests; allowances for doubtful accounts; revenue recognized under fixed-price contracts; accrued compensation; provision for income taxes; uncertain tax positions; and estimates and assumptions used in the accounting for business combinations.

Revenue Recognition

The Company derives revenue primarily through its diverse array of service solutions to North America’s gas and electric utility providers. Electric power infrastructure services also include emergency restoration services, including the repair of infrastructure damaged by inclement weather, and the energized installation, maintenance and upgrade of electric power infrastructure. In addition, the Company performs certain industrial and other construction services for various customers and industries.

The Company generally has two types of agreements with its customers: master services agreements (“MSAs”) and bid contracts.

An MSA identifies most of the terms describing each party’s rights and obligations that will govern future work authorizations. An MSA is often effective for multiple years. A work authorization is issued by the customer to describe the location, timing, unit of work and any additional information necessary to complete the work for the customer. The combination of the MSA and the work authorization determines when a contract exists and revenue recognition may begin. Each work authorization is generally a single performance obligation as the Company is performing a significant integration service. The Company utilizes the portfolio method practical expedient at the customer level as the terms and conditions of MSAs are similar in nature for each customer, but the actual services provided can vary significantly between customers.

A bid contract is typically a one-time agreement for a specific project that has all necessary terms defining each party’s respective rights and obligations. Each bid contract is evaluated for revenue recognition individually. Control of assets created under bid contracts generally passes to the customer over time. Bid contracts often have a single performance obligation as the Company is performing a significant integration service.

For revenue recognition purposes, the Company’s MSA and bid contracts are characterized as either fixed-price, unit-price or time-and-materials (“T&M”).

The majority of the Company’s work is performed under unit-price contracts, which generally state prices per unit of installation. For unit-price contracts, an output method is used to measure progress towards satisfaction of a performance obligation. Typical installations are accomplished in a few weeks or less, with revenue recorded as units are completed. Some unit-price contracts contain caps that, if encroached, trigger revenue and loss recognition similar to a fixed-price contract model.

Performance obligations related to fixed-price contracts are satisfied over time because the Company’s performance typically creates or enhances an asset that the customer controls. The Company recognizes revenue on its fixed-price contracts as performance obligations are satisfied and control of the promised good and/or service is transferred to the customer by measuring the progress toward complete satisfaction of the performance obligation(s) using an input method. The input method results in the recognition of revenue based on the Company’s effort to satisfy the performance obligation relative to the total expected effort to satisfy the performance obligation. The Company uses the cost-to-cost input method to measure progress towards the satisfaction of the performance obligation in fixed-price contracts. Under the cost-to-cost method, costs incurred to-date are generally the best depiction of transfer of control; therefore, the amount of revenue recognized on fixed-price contracts is based on costs expended to date relative to the anticipated final contract costs.

Under T&M contracts, the Company recognizes revenue on an input basis, as labor hours are incurred, materials are utilized, and services are performed.

All contract costs, including those associated with affirmative claims, change orders and back charges, are recorded as incurred and revisions to estimated total costs are reflected as soon as the obligation to perform is determined. Contract costs consist of direct costs on contracts, including labor and materials, amounts payable to subcontractors, direct overhead costs and equipment expense (primarily depreciation, fuel, maintenance and repairs). Most of the Company’s customers supply many of their own materials in order for the Company to complete its work under the contracts.

Actual revenue and project costs can vary, sometimes substantially, from previous estimates due to changes in a variety of factors, including unforeseen circumstances not originally contemplated. These factors, along with other risks inherent in performing fixed-price contracts, may cause actual revenue and gross profit for a project to differ from previous estimates and could result in reduced profitability or losses on projects. Changes in these factors may result in revisions to costs and earnings. Revisions in estimates of costs and earnings during the course of work are reflected in the accounting period in which the facts requiring revision become known. At the time a loss on a contract becomes known or is anticipated, the entire amount of the estimated ultimate loss is recognized in the consolidated financial statements. Once identified, these types of conditions continue to be evaluated for each project throughout the project term, and ongoing revisions in management’s estimates of contract value, contract cost and contract profit are recognized as necessary in the period determined.

Subsequent to the inception of a fixed-price contract, the transaction price could change for various reasons, including the executed or estimated amount of change orders and unresolved contract modifications and claims to or from customers. Changes that are accounted for as an adjustment to existing performance obligations are allocated on the same basis as established at contract inception. Otherwise, changes are accounted for as a separate performance obligation(s) and the separate transaction price is allocated as discussed above.

Contracts can have consideration that is variable. For MSAs, variable consideration is evaluated at the customer level as the terms creating variability in pricing are included within the MSA and are not specific to a work authorization. For multi-year MSAs, variable consideration items are typically determined for each year of the contract and not for the full contract term. For bid contracts, variable consideration is evaluated at the individual contract level. The expected value method or most likely amount method is used based on the nature of the variable consideration. Types of variable consideration include liquidated damages, delay penalties, performance incentives, safety bonuses, payment discounts and volume rebates. The Company will estimate variable consideration and adjust financial information as necessary.

Change orders may involve a modification in scope, price, or both to the current contract, requiring approval by both parties. The existing terms of the contract continue to be accounted for under the current contract until a change order is approved. Once approved, the change order is either treated as a separate contract or as part of the existing contract as appropriate under the circumstances. When the scope is agreed upon in the change order but not the price, the Company estimates the change to the transaction price.

The Company is required to collect taxes imposed by various governmental agencies on the work performed for its customers. These taxes are not included in revenue. Management uses the net classification method to report taxes collected from customers to be remitted to governmental authorities.

See “Note 3 — Revenue and Related Balance Sheet Accounts” for additional information.

Fair Value Measurements

The Company categorizes assets and liabilities, measured at fair value, into one of three different levels depending on the observability of the inputs employed in the measurement. Level 1 inputs are quoted prices for identical instruments in active markets. Level 2 inputs are quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs or significant value-drivers are observable. Level 3 inputs are model-derived valuations in which one or more significant inputs or significant value-drivers are unobservable. Fair value measurements are classified according to the lowest level input or value-driver that is significant to the valuation.

The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable, contract assets, book overdrafts, accounts payable, contract liabilities and accrued liabilities approximate fair value because of the short-term nature of these financial instruments.

Cash and Cash Equivalents

Cash and cash equivalents primarily consist of interest-bearing demand deposits. The Company considers highly liquid investments with original maturities of less than three months to be cash equivalents.

As of December 31, 2023 and January 1, 2023, the Company’s cash and cash equivalents included money market fund investments. These money market fund investments are included within Level 1 of the fair value hierarchy, due to the asset valuation methods used by the money market funds. The Company’s valuation techniques used to measure the fair value of money market funds are derived from quoted prices for identical or similar assets in markets that are not active.

Accounts Receivable and Allowance for Doubtful Accounts

Amounts due from customers are recorded at face amounts less an allowance for doubtful accounts. The allowance is an estimate based on historical collection experience, current and estimated future economic and market conditions, and a review of the current status of each customer’s trade accounts receivable balance. Account balances are charged against the allowance when management determines it is probable that the receivable will not be recovered.

Long-Lived Assets

Property and equipment are recorded at cost and include all costs necessary to bring the asset to its intended use. Expenditures for repairs and maintenance are expensed as incurred. Expenditures for major renewals or improvements that extend the useful life of existing equipment are capitalized and depreciated over the remaining useful life of the asset.

Property and equipment include the costs of on-premise and cloud-based software purchased or developed for internal use. Software costs are capitalized when the preliminary project stage is complete and the Company authorizes and commits to funding the project. Software costs cease to be capitalized once all substantial testing is completed. Upgrades and enhancements of internal use software are only capitalized to the extent they will result in additional functionality.

Depreciation is computed using the straight-line method based on the estimated useful lives and salvage values of the related assets. Depreciation expense is recognized as a component of cost of sales or selling and general and administrative expenses within the consolidated statements of operations depending on the nature of the asset being depreciated. See “Note 4 — Segment Information” for more information.

The following table summarizes the useful lives of the Company’s property and equipment as of December 31, 2023:

Years
Transportation vehicles	4-10
Construction equipment	1-18
Internal-use software	3-10
Office equipment	3-5
Buildings and leasehold improvements	5 to 42 or length of lease

When the Company disposes of property and equipment it recognizes a gain or loss in the statements of operations, which is the result of any proceeds less the net book value of the asset being disposed. The gain or loss on disposition of assets is recognized as a component of cost of revenue or selling, general and administrative expenses within the consolidated statements of operations depending on the nature of the asset being disposed.

The Company’s definite-lived intangible assets consist of customer relationships, trade names and trademarks, and customer contracts backlog. Definite-lived intangible assets are amortized over a period of one to 21 years based upon the estimated consumption of their economic benefits, or on a straight-line basis if the pattern of economic benefit cannot otherwise be reliably estimated.

Long-Lived Asset Impairment

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. When an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset’s carrying amount to determine if an impairment is necessary. Any impairment loss recognized is equal to the amount by which the carrying amount of the asset exceeds its fair value. For 2023, 2022 and 2021, the Company did not recognize any significant impairment related to its long-lived assets.

Goodwill

Goodwill represents the excess of cost over the fair market value of net tangible and identifiable intangible assets of acquired businesses and is stated at cost. The Company has recorded goodwill in connection with certain of its historical business acquisitions. Goodwill is required to be measured for impairment at the reporting unit level, which represents the operating entity level or one level below the operating entity level for which discrete financial information is available. During fiscal year 2023, the Company changed its reporting units to align with changes in its organization structure, and as a result, the Company has three reporting units.

Goodwill is tested for impairment annually on the first day of the fourth quarter, or more frequently if events or circumstances arise which indicate that the fair value of a reporting unit with goodwill is below its carrying amount. The Company assesses qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. Qualitative factors assessed for each reporting unit include, among other things, deterioration in macroeconomic conditions; declining financial performance; deterioration in the operational environment; a significant change in market, management, business strategy or business climate; a loss of a significant customer; increased competition; or a decrease in the estimated fair value of a reporting unit.

If the Company believes that, as a result of its qualitative assessment, it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test is required. If the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recorded in the consolidated statements of operations. For fiscal 2023 and 2022, the Company recognized a goodwill impairment charge of $214.0 million and

$177.1 million, respectively, for the Riggs Distler reporting unit. For 2021, the Company did not recognize any impairment related to its goodwill.

See “Note 8 — Goodwill and Intangible Assets” for more information.

Investments in Unconsolidated Affiliates

The Company’s investments in unconsolidated affiliates are investments in entities in which the Company does not have a controlling financial interest, but over which it has significant influence. Investments in unconsolidated affiliates are included in other assets on the consolidated balance sheets. The Company’s share of allocated profit or loss from unconsolidated affiliates is included in other (income) expense, net on the consolidated statements of operations.

The Company’s investment in its unconsolidated affiliate is assessed for other-than-temporary impairment when events or circumstances arise that indicate it is more likely than not that the fair value of the investment is below its carrying value. There were no events or circumstances during 2023, 2022 or 2021 that would indicate an other-than-temporary decline in the value of the Company’s investment in its unconsolidated affiliate existed.

Insurance

The Company utilizes a captive insurance company to insure against the risks associated with workers’ compensation, auto liability and general liability claims. The Company pays administrative fees to certain third-party administrators and consultants and pays claims incurred on a quarterly basis. In connection with these liability insurance policies, the Company is responsible for an initial deductible or self-insured retention amount per occurrence, after which the insurance carriers would be responsible for amounts up to the policy limits. For the policy year spanning May 2023 to April 2024, the Company is responsible for the first $750,000 (deductible) per occurrence under the liability insurance policies. The Company accrues for claims based on projected future losses and associated rates, as calculated by a third- party actuary company.

Leases

The Company determines if an arrangement is a lease at inception. If an arrangement is considered a lease, the Company determines at the commencement date whether the lease is an operating or finance lease. Finance leases are leases that meet any of the following criteria: the lease transfers ownership of the underlying asset at the end of the lease term; the lessee is reasonably certain to exercise an option to purchase the underlying asset; the lease term is for the major part of the remaining economic life of the underlying asset (except when the commencement date falls at or near the end of such economic life); the present value of the sum of the lease payments and any additional residual value guarantee by the lessee equals or exceeds substantially all of the fair value of the underlying asset; or the underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term. A lease that does not meet any of these criteria is considered an operating lease. After the commencement date, lease cost for an operating lease is recognized over the remaining lease term on a straight-line basis, while lease cost for a finance lease is based on the depreciation of the lease asset and interest on the lease liability.

A right-of-use (“ROU”) asset represents the Company’s right to use an underlying asset for the lease term, and a ROU lease liability represents the Company’s obligation to make lease payments arising from the lease. Operating and finance lease ROU assets and liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. As most of the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at the commencement date to determine the present value of lease payments. The Company uses the implicit rate when readily determinable. The operating and finance lease ROU assets also include any lease payments made and excludes lease incentives. The Company’s operating lease terms may include options to extend or terminate the lease when it is reasonably certain the Company will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term. The Company has elected to account for lease and non-lease components as a single lease component. Leases with an initial term of twelve months or less are classified as short-term leases and are not recognized on the consolidated balance sheets unless the lease contains a purchase option that is reasonably certain to be exercised, or unless it is reasonably certain that the equipment will be leased for greater than twelve months.

Income Taxes

Income taxes are accounted for on a separate return basis under the asset and liability method. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those differences are projected to be recovered or settled. The Company has elected to treat its Global Intangible Low-Taxed Income (“GILTI”) as a current period cost when incurred and has considered the estimated GILTI impact in its tax expense. Realization of deferred tax assets is dependent on the Company’s ability to generate sufficient taxable income of an appropriate character in future periods. A valuation allowance is established if it is determined to be more likely than not a deferred tax asset will not be realized. Interest and penalties related to unrecognized tax benefits are reported as income tax expense. As of December 31, 2023 and January 1, 2023, the Company had not repatriated undistributed earnings from its Canadian subsidiaries. The Company asserts that all future earnings will be permanently reinvested in the Canadian operations. Accordingly, as of December 31, 2023, no U.S. deferred income taxes have been recorded related to cumulative foreign earnings.

In assessing whether uncertain tax positions should be recognized in its financial statements, management first determines whether it is more-likely-than-not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. In evaluations of whether a tax position has met the more-likely-than-not recognition threshold, management presumes that the position will be examined by the appropriate taxing authority that would have full knowledge of all relevant information. For tax positions that meet the more-likely-than-not recognition threshold, management measures the amount of benefit recognized in the financial statements at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. Unrecognized tax benefits are recognized in the first financial reporting period in which information becomes available indicating that such benefits will more-likely-than-not be realized. For each reporting period, management applies a consistent methodology to measure unrecognized tax benefits, and all unrecognized tax benefits are reviewed periodically and adjusted as circumstances warrant. Measurement of unrecognized tax benefits is based on management’s assessment of all relevant information, including prior audit experience, the status of audits, conclusions of tax audits, lapsing of applicable statutes of limitation, identification of new issues, and any administrative guidance or developments. The total unrecognized tax benefits are not expected to be reduced within the next 12 months. Interest and penalties related to uncertain income tax positions, if any, are included as a component of income tax expense on the consolidated statements of operations.

The Company files a consolidated U.S. federal income tax return with Southwest Gas Holdings and a combination of separate and combined U.S. state income tax returns. A tax sharing agreement currently exists with Southwest Gas Holdings. Following the completion of the Separation, the historical tax sharing agreement with Southwest Gas Holdings will cease to apply with respect to the Company, and all tax matters involving the Company and Southwest Gas Holdings will be governed by the Tax Matters Agreement. Current taxes, for U.S. federal and state tax purposes, which would have been due on a stand-alone basis have either been paid to or will be paid to Southwest Gas Holdings or the taxing jurisdiction.

Foreign Currency Translation

The Company’s foreign currency-denominated assets and liabilities are translated into U.S. dollars, the Company’s functional currency, at exchange rates existing at the respective balance sheet dates. Translation adjustments resulting from fluctuations in exchange rates are recorded as a separate component of accumulated other comprehensive loss. Results of operations of foreign subsidiaries are translated using monthly weighted average exchange rates during the respective periods. During 2023, the company recorded a loss of $0.5 million related to foreign currency transactions. During 2022, the Company recorded a gain of $1.0 million related to foreign currency transactions, while in 2021 less than $0.1 million in losses were recorded. Gains and losses resulting from foreign currency transactions are included in other (income) expense, net on the consolidated statements of operations.

The comparability of the Company’s financial statements has been affected by changes in the value of the Canadian dollar in relation to the U.S. dollar. The financial statement line items most significantly impacted by foreign currency volatility are accounts receivable, contract assets and liabilities, intangible assets, goodwill and long-term debt.

Litigation

From time to time, the Company is subject to ordinary and routine legal proceedings related to the usual conduct of its business. Accruals for such contingencies are recorded to the extent the Company concludes their occurrence is probable and the financial impact of an adverse outcome is reasonably estimable. Legal fees are recognized as incurred and are not included in accruals for contingencies. Specific legal contingencies are disclosed if the likelihood of occurrence is at least reasonably possible, and the exposure is considered material to the consolidated financial statements. In making determinations of likely outcomes of litigation matters, many factors are considered. These factors include, but are not limited to, past history, applicable evidence (and the relative weight thereof), facts and circumstances, the relevant law and the specifics and status of each matter. If the assessment of various factors changes, the estimates may change. Predicting the outcome of claims and litigation and estimating related costs and exposure involves substantial uncertainties that could cause actual costs to vary materially from estimates and accruals. See “Note 17 — Commitments and Contingencies” for more information on current legal proceedings.

Collective Bargaining Agreements

As of December 31, 2023, approximately 72% of the Company’s employees, primarily consisting of craft tradespeople, were covered by collective bargaining agreements. Of the 215 collective bargaining agreements to which the Company is a party, 12 expire during 2024 and 16 expire during 2025 and require renegotiation. The Company’s management and union leadership will determine if there is a need to renegotiate the terms and conditions of these contracts. Although the majority of these agreements prohibit strikes and work stoppages during the term of the agreement, the Company cannot be certain strikes or work stoppages will not occur in the future. Strikes or work stoppages could adversely impact the Company’s relationships with its customers and could have an adverse effect on its business.

Earnings Per Share

Basic and diluted earnings per share attributable to common stock are computed using the weighted average number of shares of common stock outstanding during the applicable period. Diluted earnings per share attributable to common stock is computed using the weighted average number of shares of common stock outstanding during the period adjusted for all potentially dilutive common stock equivalents, except in cases where the effect of the common stock equivalents would be antidilutive.

Recent Accounting Pronouncements

In December 2019, the FASB issued ASU 2019-12 “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes.” The update simplifies the accounting for income taxes by removing certain exceptions to the general principles, as well as improving consistent application in Topic 740 by clarifying and amending existing guidance. The Company adopted the update prospectively on the first day of fiscal 2021, and it did not have a material impact on its consolidated financial statements or disclosures.

In October 2021, the FASB issued ASU 2021-08 “Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers.” The update amongst other amendments, improves the guidance related to the recognition and measurement of contract assets and liabilities acquired during a business acquisition. The Company adopted the update early on a retrospective basis on the first day of fiscal 2021, as permitted, and concluded the impact was not material to the consolidated financial statements or disclosures.

In March 2020, the FASB issued ASU 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting.” ASU 2020-04 provides relief for companies preparing for discontinuation of interest rates such as the London Interbank Offered Rate (“LIBOR”). LIBOR is a benchmark interest rate referenced in a variety of agreements that are used by numerous entities. As a result, LIBOR is expected to be discontinued as a reference rate. Other interest rates used globally could also be discontinued for similar reasons. ASU 2020-04 provides optional expedients and exceptions to contracts, hedging relationships and other transactions affected by reference rate reform. The main provisions for contract modifications include optional relief by allowing the modification as a continuation of the existing contract without additional analysis and other optional expedients regarding embedded features. Optional expedients for hedge accounting permits changes to critical terms of hedging relationships and to the designated benchmark interest rate in a fair value hedge and also provides relief for assessing hedge effectiveness for cash flow hedges. The Company adopted the update prospectively on the first day of fiscal 2022, and it did not have a material impact on its consolidated financial statements or disclosures.

In November 2023, the FASB issued ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.” The update improves reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. This update is effective beginning with the Company’s 2025 fiscal year annual reporting period, with early adoption permitted. The Company is currently evaluating the impact that the adoption of this standard will have on its consolidated financial statements.

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures.” The update enhances income tax disclosure requirements. This update is effective beginning with the Company’s 2025 fiscal year annual reporting period, with early adoption permitted. The Company is currently evaluating the impact that the adoption of this standard will have on its consolidated financial statements.

There are no other recently issued accounting standards updates that are currently expected to be adopted or material to the Company effective in fiscal 2024 or thereafter.

3.	Revenue and Related Balance Sheet Accounts

The following table presents the Company’s revenues from contracts with customers disaggregated by contract type (in thousands):

	Fiscal Years Ended
	2023	2022	2021
Contract Type:
Master services agreement	$2,388,688	$2,342,220	$1,652,978
Bid contract	510,588	418,107	505,683

Total revenue	$2,899,276	$2,760,327	$2,158,661

Unit-priced contracts	$1,570,356	$1,608,131	$1,369,082
Time and materials contracts	655,315	654,157	521,837
Fixed-priced contracts	673,605	498,039	267,742

Total revenue	$2,899,276	$2,760,327	$2,158,661

Contract assets and liabilities consisted of the following (in thousands):

	December 31, 2023	January 1, 2023	January 2, 2022
Contract assets	$269,808	$238,059	$214,774
Contract liabilities	(43,694)	(35,769)	(11,860)

Net contract assets	$226,114	$202,290	$202,914

Contract assets primarily consist of revenue earned on contracts in progress in excess of billings which relates to the Company’s rights to consideration for work completed but not billed and/or approved at the reporting date as well as contract retention balances. Revenue earned on contracts in progress in excess of billings are transferred to accounts receivable when the rights become unconditional. Contract assets increased $31.7 million during 2023 due primarily to continued revenue growth. Contract assets are recoverable from the Company’s customers based upon various measures of performance, including achievement of certain milestones, completion of specified units or completion of a contract. In addition, many of the Company’s T&M arrangements are billed in arrears pursuant to contract terms that are standard within the industry, resulting in revenue earned on contracts in progress in excess of billings and/or unbilled receivables being recorded, as revenue is recognized in advance of billings. The lag in billing due to the aforementioned contractual provisions may create circumstances in which material changes to a customer’s business, cash flows or financial condition, which may be impacted by negative economic or market conditions, could affect the Company’s ability to bill and subsequently collect amounts due. These changes may result in the need to record an estimate of the amount of loss from uncollectible receivables.

Contract liabilities primarily consist of amounts billed in excess of revenue earned related to the advance consideration received from customers for which work has not yet been completed. The change in the contract liability balance from January 1, 2023 to December 31, 2023 was due to revenue recognized of $35.8 million that was included in the balance as of January 1, 2023, after which time it became earned and the balance was ultimately realized. Throughout 2023, contract liabilities increased due to amounts received, net of revenue recognized during the period related to contracts that commenced during the period, which was primarily related to offshore wind contracts.

The Company considers retention and unbilled amounts to customers to be conditional contract assets, as payment is contingent on the occurrence of a future event. Accounts receivable, net, includes only amounts that are unconditional in nature, which means only the passage of time remains and the Company has invoiced the customer. Similarly, contract liabilities include amounts billed in excess of revenue earned on contracts in progress related to fixed-price, unit-price and T&M contracts. In the event contract assets or contract liabilities are expected to be recognized more than one year from the financial statement date, the Company classifies those amounts as long-term contract assets or contract liabilities, included in other assets or other long-term liabilities, respectively, on the consolidated balance sheets.

For contracts with an original duration of one year or less, the Company uses the practical expedient applicable to such contracts and does not consider the time value of money. Further, because of the short duration of these contracts, the Company has not disclosed the transaction price for the remaining performance obligations as of the end of each reporting period or the related timing of revenue recognition.

As of December 31, 2023, the Company had 56 contracts with an original duration of more than one year. The aggregate amount of the transaction price allocated to the unsatisfied performance obligations of these contracts as of December 31, 2023 was $292.9 million. The Company expects to recognize the remaining performance obligations of these contracts over the next two years; however, the timing of that recognition is largely within the control of the customer, including when the necessary equipment and materials required to complete the work will be provided by the customer.

Accounts receivable, net consisted of the following (in thousands):

	December 31, 2023	January 1, 2023	January 2, 2022
Billed on completed contracts and contracts in progress	$348,021	$395,771	$292,771
Other receivables	1,945	2,569	3,492

Accounts receivable, gross	349,966	398,340	296,263
Allowance for doubtful accounts	(2,512)	(4,318)	(257)

Accounts receivable, net	$347,454	$394,022	$296,006

4.	Segment Information

The Company reports its results under two reportable segments: Gas Utility Services and Electric Utility Services.

Gas Utility Services

The Company’s Gas Utility Services segment provides comprehensive services, including maintenance, repair and installation for local natural gas distribution utilities (“LDCs”) focused on the modernization of the Company’s customers’ infrastructure. The work performed within this segment includes solutions for all stages of utility work and is performed primarily within the distribution, urban transmission and end-user infrastructure rather than large-scale, project-based, cross-country transmission. The Company is able to cater to the needs of its gas utility services customers by serving union markets (through our NPL and NPL Canada subsidiaries) and non-union markets (through our Neuco and Canyon Pipeline subsidiaries).

Electric Utility Services

The Company’s Electric Utility Services segment provides a comprehensive set of electric utility services encompassing maintenance, repair, upgrade and expansion services for urban transmission and local distribution infrastructure. The work is focused almost exclusively on recurring local distribution and urban transmission services under MSAs as opposed to large-scale, project-based, cross-country transmission. The Company serves utility customers in both union markets (through our Riggs Distler and National subsidiaries) and non-union markets (through our Linetec subsidiary), primarily performing its services on infrastructure between the substation and end-user meter.

Other

Other primarily consists of corporate and non-allocated costs including corporate facility costs, non-allocated corporate salaries, benefits and incentive compensation. Other also consists of certain industrial service activities that do not meet the criteria of a reportable segment.

The Company evaluates performance based upon several factors, of which the primary financial measure is gross profit. The Company believes that gross profit is an appropriate measure for evaluating the operating performance of the Company’s business segments because it is the primary measure used by the Company’s chief operating decision maker, as defined under Accounting Standards Codification Topic 280, Segment Reporting, to evaluate the performance of and allocate resources to the Company’s businesses.

Revenue and gross profit by segment was as follows (in thousands):

	Fiscal Years Ended
	2023	2022	2021
Revenue:
Gas Utility Services	$1,549,152	$1,630,911	$1,511,326
Electric Utility Services	1,307,033	1,095,350	581,939
Other	43,091	34,066	65,396

Consolidated revenue, net	$2,899,276	$2,760,327	$2,158,661

Gross profit:
Gas Utility Services	$155,529	$127,617	$125,792
Electric Utility Services	115,971	86,921	80,809
Other	1,942	74	1,167

Consolidated gross profit	$273,442	$214,612	$207,768

Segment depreciation expense, included in cost of revenue, by segment was as follows (in thousands):

	Fiscal Years Ended
	2023	2022	2021
Gas Utility Services	$51,532	$51,889	$52,814
Electric Utility Services	62,275	68,596	42,979
Other	318	308	159

Consolidated depreciation expense (1)	$114,125	$120,793	$95,952

(1)

Depreciation expense within selling, general and administrative expense for 2023, 2022 and 2021 of $4.7 million, $4.8 million and $4.4 million, respectively, was excluded from the table above as it is not produced or utilized by management to evaluate segment performance.

Separate measures of the Company’s assets and cash flows, with the exception of capital expenditures, are not produced or utilized by management to evaluate segment performance.

Capital expenditures by segment were as follows (in thousands):

	Fiscal Years Ended
	2023	2022	2021
Gas Utility Services	$62,934	$57,211	$54,628
Electric Utility Services	37,135	66,455	47,883
Other	6,581	5,921	7,906

Consolidated capital expenditures	$106,650	$129,587	$110,417

Foreign Operations

During 2023, 2022 and 2021, the Company earned $234.8 million, $322.5 million and $269.4 million, respectively, in Canada, which comprised 8% of total revenues for 2023 and 12% for 2022 and 2021. In addition, as of December 31, 2023 and January 1, 2023 the Company had $79.0 million and $82.7 million of current assets, $174.7 million and $159.3 million of long-lived assets and $106.4 million and $88.8 million of net assets, respectively, in Canada.

5.	Business Acquisitions

On August 27, 2021, the Company completed the acquisition of a privately held regional infrastructure services business, Drum Parent LLC (formerly Drum Parent, Inc.) (“Drum”), including Drum’s most significant operating subsidiary, Riggs Distler, for $822.2 million in cash consideration, net of $1.9 million of cash acquired, and also assumed a long-term financing lease obligation. In November 2021, certain members of Riggs Distler management acquired a 1.42% interest in Drum. See “Note 7 — Noncontrolling Interests” for additional information.

The acquisition of Drum extended the utility services operations in the Northeastern region of the U.S. and provides additional opportunities for expansion of the Company’s key service offerings. Funding for the acquisition was provided by proceeds from the Company’s term loan facility, as described in “Note 11 — Long-Term Debt.”

Assets acquired and liabilities assumed in the transaction were recorded, generally, at their acquisition date fair values. Transaction costs associated with the acquisition were expensed as incurred. The Company’s allocation of the purchase price was based on an evaluation of the appropriate fair values and represented management’s best estimate based on available data (including market data, data regarding customers of the acquired businesses, terms of acquisition-related agreements, analysis of historical and projected results, and other types of data). The analysis included consideration of types of intangibles that were acquired, including customer relationships, trade name, and backlog. The customer relationships and trade name were valued utilizing a discounted cash flow method. Determining the fair values of these intangible assets is judgmental in nature and requires the use of significant estimates and assumptions, including the attrition rate, revenue growth rate, gross profit percentage, and discount rate for the customer relationships intangible asset and the royalty rate and discount rate for the trade name intangible asset. Final purchase accounting was completed during the third quarter of 2022.

The final fair values of assets acquired and liabilities assumed as of August 27, 2021 were as follows (in thousands):

	Acquisition Date Fair Values	Measurement Period Adjustments	Revised Acquisition Date Fair Values
Cash and cash equivalents	$1,893	$—	$1,893
Accounts receivable	69,120	(8,558)	60,562
Contract assets	40,114	7,373	47,487
Income taxes receivable	649	(271)	378
Right-of-use assets under operating leases	1,472	—	1,472
Prepaid expenses	5,247	—	5,247
Property and equipment	118,144	1,193	119,337
Intangible assets	335,000	(31,500)	303,500

Total assets acquired	571,639	(31,763)	539,876

Accounts payable	46,161	—	46,161
Finance lease liabilities	27,626	1,192	28,818
Contract liabilities	12,665	158	12,823
Operating lease liabilities	1,472	—	1,472
Other liabilities	5,308	(1,176)	4,132
Deferred income taxes	94,806	(24,823)	69,983

Total liabilities assumed	188,038	(24,649)	163,389

Total identifiable net assets	383,601	(7,114)	376,487
Goodwill	446,794	784	447,578

Fair value of net assets acquired	$830,395	$(6,330)	$824,065

The amounts allocated to major classes of intangible assets were as follows (gross carrying amount in thousands):

	Gross Carrying Amount	Weighted Average Amortization Period in Years
Customer relationships	$239,000	19
Trade name	60,000	15
Backlog	4,500	1

Total intangible assets	$303,500

Goodwill consists of the value associated with the assembled workforce, consolidation of operations, and the estimated economic value attributable to future opportunities related to the transaction. As the business of Drum was deemed a stock purchase for tax purposes, only pre-acquisition goodwill of $72.0 million that was historically tax-deductible by Riggs Distler will continue to be deductible for tax purposes by the Company. See “Note 8 — Goodwill and Intangible Assets” for more information.

The Company incurred and expensed acquisition costs of $14.0 million during 2021, which were included in selling, general and administrative expenses on the consolidated statement of operations.

Riggs Distler’s actual results of operations, excluding transaction costs and interest expense on acquisition related debt, included in the consolidated statements of operations since the date of acquisition were as follows (in thousands):

	Fiscal Years Ended
	2023	2022	2021
Revenue, net	$787,720	$603,984	$163,830
Net (loss) income attributable to common stock	(195,226)	(169,366)	1,374

6.	Equity Method Investments

The Company has an indirect 50% equity interest in WSN Western. The Company determined WSN Western qualifies as a variable interest entity. The Company also determined it is not the primary beneficiary, as it lacks the ability to unilaterally direct the activities that most significantly affect the operations of WSN Western, including strategy, contracting, bonding and other significant operating decisions. The Company has therefore not consolidated WSN Western and has accounted for it under the equity method of accounting.

The net carrying value of the Company’s investment in WSN Western, which is recorded in other assets on the consolidated balance sheets, was $11.9 million and $11.4 million as of December 31, 2023 and January 1, 2023, respectively. At times, the Company is an indemnifying party on construction bonds that secure performance of certain projects of WSN Western through its bonding arrangement. Therefore, outstanding bonds were added to the Company’s investment balance in determining the Company’s maximum exposure to losses of WSN Western. The Company’s maximum exposure to loss was $12.4 million and $11.4 million as of December 31, 2023 and January 1, 2023, respectively.

The Company recognized income related to its investment in WSN Western of $0.5 million, $0.1 million and $0.2 million in other (income) expense, net for 2023, 2022 and 2021, respectively. The Company received dividends of $0.2 million during 2023, 2022 and 2021.

7.	Noncontrolling Interests

In connection with the acquisition of Linetec in November 2018, the previous owner initially retained a 20% equity interest in the entity, the reduction of which is subject to certain rights based on the passage of time or upon the occurrence of certain triggering events. Effective January 2022, the Company had the right, but not the obligation, to purchase at fair value (subject to a floor) a portion of the interest held by the previous owner and in incremental amounts each year thereafter. In March 2022, the parties agreed to a partial redemption based on these provisions, and as a result, the Company paid $39.6 million to the previous owner of Linetec for an additional 5% equity interest in Linetec, thereby reducing the balance continuing to be redeemable to 15% under the terms of the original agreement. To fund the redemption, Southwest Gas Holdings contributed capital to the Company. In March 2023, the parties agreed to a partial redemption based on these provisions, and as a result, Centuri paid $39.9 million in April 2023, for a 5% equity interest of Linetec. The remaining balance continuing to be redeemable as of December 31, 2023 was 10% under the terms of the original agreement. The shares subject to the election accumulate (if earlier elections are not made) such that 100% of the interest retained by the noncontrolling party is subject to the election beginning in 2024. If the Company does not exercise its rights at each or any of the specified intervals, the noncontrolling party has the ability, but not the obligation, to exit their investment retained, by requiring the Company to purchase a similar portion of their interest up to the maximum cumulative amounts specified at each interval discussed above. The outstanding noncontrolling interest is not subject to minimum purchase provisions and, following the eligibility dates for the elections, they do not expire. The redemption price represents the greater of the fair value of the ownership interest to be redeemed on the redemption date or a floor amount under the terms of the agreement. The Company determined that this noncontrolling interest is a redeemable noncontrolling interest and is classified as temporary equity on the consolidated balance sheets.

In November 2021, certain members of Riggs Distler management acquired a noncontrolling interest in Drum which was 1.41% as of December 31, 2023. The noncontrolling interest is subject to certain rights based on the passage of time or upon the occurrence of certain triggering events. Effective January 2027 and each calendar year thereafter or upon the occurrence of certain trigger events, the Company has the right, but not the obligation, to purchase all of the interest in Drum held by the noncontrolling party at fair value. If the Company does not exercise its rights in accordance with the timeline noted, or upon the occurrence of certain other triggering events, the noncontrolling party has the ability, but not the obligation, to exit their investment retained by requiring the Company to purchase all of their outstanding interest. The outstanding noncontrolling interest is not subject to minimum purchase provisions and, following the eligibility date for the election, they do not expire. The redemption price represents the fair value of the ownership interest to be redeemed on the redemption date under the terms of the agreement. A portion of the redeemable noncontrolling interest acquired was funded through promissory notes made to noncontrolling interest holders bearing interest at the prime rate plus 2%. The promissory notes are payable by the noncontrolling interest holders upon certain triggering events including, but not limited to, termination of employment or the redemption of any interest under the agreement. The promissory notes are recognized as a reduction to equity. Additionally, the Company determined that this noncontrolling interest is a redeemable noncontrolling interest and is classified as temporary equity on the consolidated balance sheets.

Significant changes in the value of the redeemable noncontrolling interests, above a floor determined at the establishment date, are recognized as they occur, and the carrying value is adjusted as necessary at each reporting date. The fair value is estimated using a market approach that utilizes certain financial metrics from guideline public companies of similar industry and operating characteristics. Based on the fair value model employed, the estimated redemption value of the Linetec redeemable noncontrolling interest decreased by $19.4 million during 2023. Adjustment to the redemption value also impacted retained earnings, as reflected on the consolidated statements of changes in equity but did not impact net income.

The following table depicts changes to the balance of the redeemable noncontrolling interests (in thousands):

	Linetec Services, LLC	Drum Parent LLC	Redeemable Noncontrolling Interests
Balance as of January 3, 2021	$165,716	$—	$165,716
Redeemable noncontrolling interest acquired	—	12,561	12,561
Net income attributable to redeemable noncontrolling interests	6,416	7	6,423
Redemption value adjustment	12,017	—	12,017

Balance as of January 2, 2022	184,149	12,568	196,717
Net income (loss) attributable to redeemable noncontrolling interests	5,591	(2,432)	3,159
Redemption value adjustment	(3,325)	—	(3,325)
Redeemable noncontrolling interest redeemed	(39,649)	—	(39,649)

Balance as of January 1, 2023	146,766	10,136	156,902
Net income (loss) attributable to redeemable noncontrolling interests	4,473	(2,803)	1,670
Redemption value adjustment	(19,366)	—	(19,366)
Redeemable noncontrolling interests redeemed	(39,894)	(50)	(39,944)

Balance as of December 31, 2023	$91,979	$7,283	$99,262

8.	Goodwill and Intangible Assets

Changes in the carrying amount of goodwill of each of the Company’s reportable segments were as follows (in thousands):

	Gas Utility Services	Electric Utility Services (1)	Total
Balances as of January 2, 2022	$156,129	$616,823	$772,952
Measurement period adjustments - Riggs Distler	—	(1,924)	(1,924)
Goodwill impairment - Riggs Distler	—	(177,086)	(177,086)
Effect of exchange rate changes	(6,264)	—	(6,264)

Balances as of January 1, 2023	149,865	437,813	587,678
Goodwill impairment - Riggs Distler	—	(213,992)	(213,992)
Effect of exchange rate changes	2,206	—	2,206

Balances as of December 31, 2023	$152,071	$223,821	$375,892

(1)	Net of accumulated impairment of $391.1 million and $177.1 million as of December 31, 2023 and January 1, 2023, respectively, which was only recorded for the Riggs Distler reporting unit.

Goodwill and related accumulated impairment associated with reporting units that do not meet the quantitative thresholds for separate reporting were $10.8 million, resulting in a net carrying value of $0 as of December 31, 2023, January 1, 2023 and January 2, 2022.

In connection with the annual goodwill assessment for 2023, the Company performed qualitative impairment assessments for its reporting units. Other than the Riggs Distler reporting unit, the results of the qualitative assessment did not indicate that it was more likely than not that the fair value of each reporting unit analyzed was less than the carrying value including goodwill, and no goodwill impairment was recognized.

In the fourth quarter of fiscal 2023, the Company received notice that a customer canceled an offshore wind project, resulting in a reduction of Riggs Distler’s forecasted earnings. Management determined this event, along with lower than expected earnings in 2023 resulted in a goodwill impairment. The Company performed a quantitative assessment as of the 2023 assessment date utilizing a weighted combination of the income approach (discounted cash flow method) and a market approach (guideline public company method). Under the discounted cash flow method, the Company determined fair value based on the estimated future cash flows of the reporting unit, discounted to present value using a risk-adjusted industry weighted average cost of capital, which reflects the overall level of inherent risk for the reporting unit and the rate of return an outside investor would expect to earn. Under the guideline public company method, the Company determined the estimated fair value by applying public company multiples to the reporting unit’s historical and projected results, including a reasonable control premium. The public company multiples are based on peer group multiples adjusted for size, volatility and risk.

The inputs used in the fair value measurement of Riggs Distler were the lowest level (Level 3) inputs. The key assumptions used to determine the fair value of Riggs Distler during the impairment assessment were: (a) expected cash flow for a period of five years based on the Company’s best estimate of revenue growth rates and projected operating margins; (b) a terminal value based upon terminal growth rates; (c) a discount rate based on the Company’s best estimate of the weighted average cost of capital adjusted for risks associated with Riggs Distler; (d) the selection of Riggs Distler’s peer group; and (e) an implied control premium based on the Company’s best estimate of the premium that would be appropriate to convert the reporting unit value to a controlling interest basis. Recent operating performance, along with key assumptions for specific customer and industry opportunities, were also utilized during the annual impairment assessment. The terminal growth rate used in the assessment was 3.0%. The discount rate used in the assessment was 12.5%, and the control premium supportable by market research and available data was 15.0%. The assessment resulted in the fair value of Riggs Distler being below its carrying value. As a result, the Company recognized an impairment charge of $214.0 million in the fourth quarter of 2023. The goodwill impairment charge did not affect the Company’s compliance with the financial covenants and conditions under its credit agreements.

In connection with the annual goodwill assessment for 2022, the Company performed qualitative impairment assessments for its reporting units. Other than the Riggs Distler reporting unit, the results of the qualitative assessment did not indicate that it was more likely than not that the fair value of each reporting unit analyzed was less than the carrying value including goodwill, and no goodwill impairment was recognized.

In 2022, management concluded that earnings shortfalls resulting from changes in the mix of work combined with inflation and higher fuel costs resulted in a goodwill impairment for the Riggs Distler reporting unit. The Company performed a quantitative assessment as of the 2022 assessment date utilizing a weighted combination of the income approach (discounted cash flow method) and a market approach (guideline public company method). Under the discounted cash flow method, the Company determined fair value based on the estimated future cash flows of the reporting unit, discounted to present value using a risk-adjusted industry weighted average cost of capital, which reflects the overall level of inherent risk for the reporting unit and the rate of return an outside investor would expect to earn. Under the guideline public company method, the Company determined the estimated fair value by applying public company multiples to the reporting unit’s historical and projected results, including a reasonable control premium. The public company multiples are based on peer group multiples adjusted for size, volatility and risk.

The inputs used in the fair value measurement of Riggs Distler were the lowest level (Level 3) inputs. The key assumptions used to determine the fair value of Riggs Distler during the 2022 annual impairment assessment were: (a) expected cash flow for a period of five years based on the Company’s best estimate of revenue growth rates and projected operating margins; (b) a terminal value based upon terminal growth rates; (c) a discount rate based on the Company’s best estimate of the weighted average cost of capital adjusted for risks associated with Riggs Distler; (d) the selection of Riggs Distler’s peer group; and (e) an implied control premium based on the Company’s best estimate of the premium that would be appropriate to convert the reporting unit value to a controlling interest basis. Recent operating performance, along with key assumptions for specific customer and industry opportunities, were also utilized during the annual impairment assessment. The terminal growth rate used in the assessment was 3.0%. The discount rate used in the assessment was 14.0%, and the control premium supportable by market research and available data was 15.0%. The assessment resulted in the fair value of Riggs Distler being below its carrying value. As a result, the Company recognized an impairment charge of $177.1 million in 2022. The goodwill impairment charge did not affect the Company’s compliance with the financial covenants and conditions under its credit agreements.

In connection with the annual goodwill assessment for 2021, the Company performed a qualitative impairment assessment of its reporting units, which indicated that the fair value of each reporting unit was greater than the carrying value including goodwill. Accordingly, a quantitative goodwill impairment test was not required, and no goodwill impairment was recognized in 2021.

The Company’s definite-lived intangible assets and respective carrying values were as follows (in thousands, except for weighted average amortization periods, which are in years):

	December 31, 2023
	Weighted Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer relationships	19	$392,512	$(85,212)	$307,300
Trade names and trademarks	15	79,408	(17,660)	61,748

Total intangible assets	18	$471,920	$(102,872)	$369,048

	January 1, 2023
	Weighted Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer relationships	19	$391,758	$(63,509)	$328,249
Trade names and trademarks	15	79,277	(12,278)	66,999

Total intangible assets	18	$471,035	$(75,787)	$395,248

Amortization expense for definite-lived intangible assets was $26.7 million, $29.8 million and $17.3 million for 2023, 2022 and 2021, respectively.

The estimated future aggregate amortization expense of definite-lived intangible assets as of December 31, 2023 is as follows (in thousands):

Estimated Other Intangible Assets Amortization Expense
Fiscal years ended:
2024	$26,736
2025	26,723
2026	26,499
2027	26,126
2028	25,809
Thereafter	237,155

Total	$369,048

9.	Property and Equipment

Property and equipment consisted of the following (in thousands):

	December 31, 2023	January 1, 2023
Land	$5,808	$5,808
Buildings and leasehold improvements	50,183	45,519
Transportation vehicles	580,218	558,166
Construction equipment	407,613	396,519
Internal-use software	30,428	30,888
Office equipment	27,126	27,037
Assets under construction	16,826	5,665

Gross property and equipment	1,118,202	1,069,602
Accumulated depreciation	(572,760)	(520,731)

Total property and equipment, net	$545,442	$548,871

Depreciation expense was $118.8 million, $125.6 million and $100.3 million for 2023, 2022 and 2021, respectively.

The Company recognized gains on the disposition of property and equipment of $4.5 million, $6.4 million and $6.9 million for 2023, 2022 and 2021, respectively.

10.	Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following (in thousands):

	December 31, 2023	January 1, 2023
Accrued expenses	$55,186	$51,660
Accrued compensation	92,205	72,965
Accrued insurance	21,794	18,727
Book overdrafts	13,300	16,307
Accrued interest	975	8,087
Accrued taxes	3,590	6,991

Accrued expenses and other current liabilities	$187,050	$174,737

11.	Long-Term Debt

Long-term debt, including outstanding amounts on the Company’s line of credit, consisted of the following (in thousands):

	December 31, 2023		January 1, 2023
	Carrying Amount	Fair Value (1)	Carrying Amount	Fair Value (1)
Borrowings under revolving line of credit	$77,121	$77,205	$81,955	$82,315
Term loans under loan facility	994,238	996,723	1,008,550	995,849

Total loan facility	1,071,359	1,073,928	1,090,505	1,078,164

Equipment loans:
1.75%, due March 2027	7,193	6,740	9,325	8,487
1.75%, due March 2027	16,783	15,727	21,759	19,802
2.30%, due May 2025	5,768	5,618	9,727	9,296
3.27%, due March 2027	20,055	19,237	25,810	24,220
3.40%, due March 2027	10,037	9,641	12,909	12,136
2.96%, due March 2027	16,667	15,903	21,481	20,022
3.51%, due March 2027	20,096	19,342	25,833	24,350

Total long-term debt	1,167,958	$1,166,136	1,217,349	$1,196,477

Current portion of long-term debt	(42,552)		(44,557)
Unamortized discount and debt issuance costs	(17,111)		(20,789)

Long-term debt, net of current portion	$1,108,295		$1,152,003

(1)	Fair values as of December 31, 2023 and January 1, 2023 were determined using the Company’s credit rating.

On August 27, 2021, the Company entered into an amended and restated credit agreement. The agreement provided for a $1.145 billion secured term loan facility, at a discount of 1.00%, and a $400 million secured revolving credit facility, which in addition to funding the Riggs Distler acquisition, refinanced the Company’s previous $590 million loan facility. This multi-currency facility allows the Company to request loan advances in either Canadian dollars or U.S. dollars. Amounts borrowed and repaid under the revolving line of credit portion of the facility are available to be re-borrowed. The obligations under the credit agreement are secured by present and future ownership interests in substantially all direct and indirect subsidiaries of the Company, substantially all of the tangible and intangible personal property of each borrower, certain of their direct and indirect subsidiaries, and all products, profits, and proceeds of the foregoing. The Company’s assets securing the facility as of December 31, 2023 totaled $2.1 billion. The term loan facility matures on August 27, 2028 and the revolving credit facility matures on August 27, 2026.

On May 31, 2023, we entered into an amendment to the term loan facility (the “Term Loan Facility Amendment”) to transition the interest rate benchmark for the term loan facility from London Interbank Offered Rate (“LIBOR”) to Secured Overnight Financing Rate (“SOFR”) benchmarks. The applicable margins for the term loan facility remained 1.50% for base rate loans and are 2.5% for SOFR loans. The Term Loan Facility Amendment did not modify any terms of the revolving credit facility. Furthermore, the Company’s Canadian entities may borrow under the revolving credit facility with interest rates based on either a “base rate” or the Canadian Dealer Offered Rate (“CDOR”) plus the applicable margin, at the borrower’s option. The weighted average interest rate on the term loan facility was 7.97% and 7.21% as of December 31, 2023 and January 1, 2023, respectively.

On November 4, 2022, the Company amended the financial covenants of the revolving credit facility (the “2022 Credit Facility Amendment”) to increase the maximum total net leverage ratio during the period from December 31, 2022 through December 31, 2023. The 2022 Credit Facility Amendment also transitioned the interest rate benchmark for the revolving credit facility from LIBOR to SOFR benchmarks. The applicable margin for the revolving credit facility now ranges from 1.0% to 2.5% for SOFR loans and from 0.0% to 1.5% for CDOR and “base rate” loans, depending on the Company’s total net leverage ratio. Further, the 2022 Credit Facility Amendment increases a letter of credit sub-facility from $100 million to $125 million. The Company is also required to pay a commitment fee on the unused portion of the commitments. The commitment fee ranges from 0.15% to 0.35% per annum. The 2022 Credit Facility Amendment did not modify any terms of the term loan facility. The weighted-average interest rate on the revolving credit facility was 7.66% and 7.35% as of December 31, 2023 and January 1, 2023, respectively.

The credit agreement contains certain customary representations and warranties, affirmative and negative covenants and events of default. There are no financial covenants related to the term loan facility. Under the terms of the amended revolving credit facility, the Company is required to maintain a maximum total net leverage ratio of 6.00 to 1.00 from December 31, 2022 through June 30, 2023, 5.50 to 1.00 from July 1, 2023 through September 30, 2023, and 4.50 to 1.00 from October 1, 2023 through December 31, 2023. The agreement also requires the Company to maintain a minimum interest coverage ratio of 2.50 to 1.00. As of December 31, 2023 and January 1, 2023, the Company was in compliance with the conditions of the covenants under the revolving credit facility. The credit agreement also contains a dividend restriction equal to a calculated available amount generally defined as 50% of its rolling twelve-month consolidated net income adjusted for certain items, such as parent capital contributions, redeemable noncontrolling interest payments, dividend payments, among other adjustments, as applicable.

On November 13, 2023, the Company amended the financial covenants of the revolving credit facility (the “2023 Credit Facility Amendment”) to decrease the minimum interest coverage ratio during the fiscal quarters ending March 31, 2024 through December 31, 2024 to 2.00 to 1.00. The 2023 Credit Facility Amendment also increases the maximum net leverage ratio financial covenant for the fiscal quarters ending March 31, 2024 through September 30, 2024 to 5.50 to 1.00 and for the fiscal quarter ending December 31, 2024 to 5.00 to 1.00. In addition, the 2023 Credit Facility Amendment provides that, in the event that a “Qualified IPO” (as defined therein) is consummated prior to March 31, 2025, the maximum net leverage ratio financial covenant will be reduced based on the amount of net proceeds received from such Qualified IPO. The 2023 Credit Facility Amendment did not modify any terms of the term loan facility.

As of December 31, 2023 and January 1, 2023, the Company had borrowings outstanding of $1.1 billion under its amended and restated credit agreement. The amount available under the revolving line of credit is further reduced by the amount of any outstanding letters of credit issued by the Company. Accordingly, there was $246.5 million, net of letters of credit, available to the Company on the revolving line of credit as of December 31, 2023. The Company had $48.6 million and $60.8 million of unused letters of credit available as of December 31, 2023 and January 1, 2023, respectively. Debt issuance costs associated with the Company’s line of credit are amortized over the term of the related line of credit. As of December 31, 2023 and January 1, 2023, there was $4.2 million and $5.0 million, respectively, recorded in other assets on the consolidated balance sheets.

Debt issuance costs associated with the Company’s term loan are amortized over the term of the related debt, which approximates the effective interest method. As of December 31, 2023 and January 1, 2023, debt issuance costs of $17.1 million and $20.8 million, respectively, were recorded as a reduction to long-term debt on the consolidated balance sheets.

Amortization expense related to debt issuance costs is recorded as a component of interest expense in the consolidated statements of operations. During 2023, 2022 and 2021, amortization of debt issuance costs was $4.5 million, $4.9 million and $2.7 million, respectively.

In 2022, the Company entered into four term loans with initial amounts totaling approximately $100 million, with certain owned equipment used as collateral. The loans are serviced in U.S. dollars. The loans have fixed interest rates between 2.96% and 3.51% and have maturity dates in March 2027. The term loans have prepayment penalties for the first three years of the agreements. The Company did not incur any prepayment penalties on any of its equipment loans during 2023, 2022 and 2021.

The fair value of the Company’s debt as of December 31, 2023 and January 1, 2023 was $1.2 billion. The fair value of the Company’s revolving credit facility is categorized as Level 1 based on the fair value hierarchy, due to the Company’s ability to access similar debt arrangements at measurement dates with comparable terms, including variable/market rates. The fair values of the Company’s term loan facility and equipment loans were determined utilizing a market-based valuation approach, where fair values are determined based on evaluated pricing data, and as such are categorized as Level 2 in the hierarchy.

As of December 31, 2023, principal payments required to be made during the next five fiscal years are set forth in the table below (in thousands):

2024	$42,552
2025	41,004
2026	117,222
2027	18,743
2028	948,437

Total	$1,167,958

12.	Leases

The Company has operating and finance leases for corporate and field offices, construction equipment and transportation vehicles. The Company is currently not a lessor in any significant lease arrangements. The Company’s leases have remaining lease terms of up to 15 years. Some of these leases include options to extend the leases, generally for optional terms of up to 5 years, and some include options to terminate the leases within 1 year. The equipment leases may include variable payment terms in addition to the fixed lease payments if machinery is used in excess of the standard work periods. These variable payments are not probable of occurring under the Company’s current operating environment and have not been included in consideration of lease payments. Leases with an initial term of twelve months or less are classified as short-term leases and are not recognized on the consolidated balance sheets unless the lease contains a purchase option that is reasonably certain to be exercised, or unless it is reasonably certain that the equipment will be leased for greater than twelve months. Due to the seasonality of the Company’s operations, expense for short-term leases will fluctuate throughout the year with higher expense incurred during the warmer months. As of December 31, 2023, the Company did not have any significant executed lease agreements that had not yet commenced.

The components of lease expense were as follows (in thousands):

		Fiscal Years Ended
Lease cost	Classification	2023	2022	2021
Operating lease cost	Cost of revenue and selling, general and administrative expenses	$22,162	$17,881	$15,279

Finance lease cost:
Amortization of ROU assets	Depreciation (1)	7,780	7,702	2,138
Interest on lease liabilities	Interest expense, net	1,680	1,520	278

Total finance lease cost		9,460	9,222	2,416

Short-term lease cost (2)	Cost of revenue and selling, general and administrative expenses	122,333	120,339	103,800

Total lease cost		$153,955	$147,442	$121,495

(1)	Depreciation is included within cost of revenue in the accompanying consolidated statements of operations.
(2)	Short-term lease cost includes both leases and rentals with initial terms of twelve months or less.

Supplemental cash flow information related to leases was as follows (in thousands):

	Fiscal Years Ended
	2023	2022	2021
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$21,908	$16,725	$14,669
Operating cash flows from finance leases	1,680	1,520	278
Financing cash flows from finance leases	12,113	11,985	3,547
Right-of-use assets obtained in exchange for lease obligations:
Operating leases	$50,173	$22,653	$11,597
Finance leases	1,625	28,861	3,332

Supplemental information related to leases was as follows:

	December 31, 2023	January 1, 2023
Weighted average remaining lease term (in years):
Operating leases	7.45	6.66
Finance leases	3.64	4.33
Weighted average discount rate:
Operating leases	4.88%	4.06%
Finance leases	4.02%	3.95%

The following is a schedule of maturities of lease liabilities as of December 31, 2023 (in thousands):

	Operating Leases	Finance Leases
Fiscal year ended:
2024	$24,930	$12,674
2025	21,634	10,242
2026	19,201	7,651
2027	18,192	5,763
2028	15,916	1,728
Thereafter	49,120	748

Total lease payments	148,993	38,806
Less: Amount of lease payments representing interest	24,415	3,102

Total	$124,578	$35,704

Certain leases require the Company to pay property taxes, insurance and maintenance costs that have been excluded from the minimum lease payments in the above tables as they are variable in nature.

13.	Income Taxes

The following is a summary of income (loss) before income taxes and noncontrolling interests (in thousands):

	Fiscal Years Ended
	2023	2022	2021
Domestic	$(195,505)	$(192,918)	$40,277
Foreign	20,529	29,230	25,342

Total (loss) income before income taxes	$(174,976)	$(163,688)	$65,619

Income tax expense (benefit) consisted of the following (in thousands):

	Fiscal Years Ended
	2023	2022	2021
Current income tax expense (benefit):
Federal	$6,057	$(1,469)	$350
State	6,579	1,131	(4,113)
Foreign	6,566	9,089	6,525

Total current income tax expense	19,202	8,751	2,762

Deferred income tax expense (benefit):
Federal	(4,204)	(5,291)	9,950
State	(4,375)	(1,058)	5,815
Foreign	(1,093)	(1,104)	155

Total deferred income tax expense (benefit)	(9,672)	(7,453)	15,920

Total income tax expense	$9,530	$1,298	$18,682

The following is a reconciliation of the federal statutory rate to the consolidated effective tax rate:

	Fiscal Years Ended
	2023	2022	2021
Federal statutory income tax rate	21.0%	21.0%	21.0%
State income tax, net	(0.6%)	0.9%	3.9%
Goodwill impairment	(23.4%)	(20.7%)	0.0%
Other	(2.4%)	(2.0%)	3.6%

Consolidated effective income tax rate	(5.4%)	(0.8%)	28.5%

The significant components of deferred tax assets and liabilities were as follows (in thousands):

	December 31, 2023	January 1, 2023
Deferred tax assets:
Accrued expenses not currently deductible for tax	$39,526	$34,869
Operating lease obligations	29,494	21,164
Net operating losses	17,601	33,159
Interest expense carryforward	19,378	11,838
Other	2,668	3,068

Deferred tax assets	108,667	104,098
Less: valuation allowance	(1,986)	(1,885)

Deferred tax assets, net	106,681	102,213

Deferred tax liabilities:
Depreciation of property and equipment	124,045	132,832
Right-of-use assets	27,746	19,745
Intangible assets	88,145	89,044
Other	1,868	5,248

Deferred tax liabilities	241,804	246,869

Net deferred tax liabilities	$135,123	$144,656

The change in net deferred tax liabilities between 2022 and 2023 was primarily comprised of items that were recorded to deferred provision.

As of December 31, 2023, the Company has federal net operating loss carryforwards related to U.S. operations of $29.6 million, some of which begin to expire in fiscal 2037, and $28.4 million related to Canadian operations, which begin to expire in fiscal 2039. As of December 31, 2023, the Company has $33.6 million of state net operating loss carryforwards (net of valuation allowances). The state net operating loss carryforwards will begin to expire in fiscal 2028.

Distributions of cash to the U.S. as dividends generally will not be subject to U.S. federal income tax. The Company has not provided foreign withholding or state income taxes on the undistributed earnings of its foreign subsidiaries, over which the Company will have sufficient influence to control the distribution of such earnings and has determined that substantially all such earnings have been reinvested indefinitely. These earnings could become subject to foreign withholding tax if they are remitted as dividends. As of December 31, 2023, the Company estimates that repatriation of these foreign earnings would generate withholding taxes and state income taxes of approximately $6.0 million.

The Company has recorded a liability for unrecognized tax benefits related to tax positions taken on its various income tax returns. This balance is recorded in other long-term liabilities. If recognized, the entire amount of unrecognized tax benefits would favorably impact the effective tax rate that is reported in future periods. As of December 31, 2023, the unrecognized tax benefit was $0.5 million. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):

	December 31, 2023	January 1, 2023
Unrecognized tax benefits at beginning of year	$427	$267
Gross increases – tax positions in prior period	45	130
Gross increases – current period tax positions	—	30

Unrecognized tax benefits at end of year	$472	$427

The Company and its subsidiaries file income tax returns in various U.S. states and in Canada. In the U.S. federal jurisdiction and certain states, the Company files income tax returns as part of a consolidated group with Southwest Gas Holdings. With certain exceptions, the Company is no longer subject to U.S. federal, state, local, or Canadian examinations for years before fiscal 2018. The Company is included in a tax sharing agreement with Southwest Gas Holdings. The agreement outlines the method in which the Company calculates its income tax liability and the manner in which it either reimburses Southwest Gas Holdings for taxes owed or is reimbursed for credits and NOLs used. Refer to “Note 16 — Related Parties” for more information.

14.	Employee Benefits

Unions’ Multiemployer Pension Plans

The Company contributes to several multiemployer defined benefit pension plans under the terms of collective bargaining agreements with various unions that represent certain of the Company’s employees. The multiemployer pension plan contribution rates generally are specified in the collective bargaining agreements (usually on an annual basis), and the Company contributes to the plans on a “pay-as-you-go” basis based on its union employee payrolls. The Company may also have additional liabilities imposed by law as a result of its participation in multiemployer defined benefit pension plans. The Employee Retirement Income Security Act of 1974, as amended by the Multiemployer Pension Plan Amendments Act of 1980, imposes certain liabilities upon an employer who is a contributor to a multiemployer pension plan if the employer withdraws from the plan or the plan is terminated or experiences a mass withdrawal.

The Pension Protection Act of 2006 (“PPA”) also added special funding and operational rules generally applicable to plan years beginning after 2007 for multiemployer plans in the United States that are classified as “endangered,” “seriously endangered” or “critical” status based on multiple factors (including, for example, the plan’s funded percentage, cash flow position and whether it is projected to experience a minimum funding deficiency). Plans in these classifications must adopt measures to improve their funded status through a funding improvement or rehabilitation plan, as applicable, which may require additional contributions from employers (which may take the form of a surcharge on benefit contributions) and/or modifications to retiree benefits. Certain plans to which the Company contributes or may contribute in the future could be “endangered,” “seriously endangered” or “critical” status. The amount of additional funds, if any, that the Company may be obligated to contribute to these plans in the future cannot be estimated due to uncertainty of the future levels of work that require the specific use of union employees covered by these plans, as well as the future contribution levels and possible surcharges on contributions applicable to these plans.

The following table summarizes plan information related to the Company’s participation in multiemployer defined benefit pension plans, including Company contributions for the last three fiscal years, the status under the PPA of the plans and whether the plans are subject to a funding improvement or rehabilitation plan or contribution surcharges. The most recent PPA zone status available in fiscal 2023, 2022 and 2021 primarily relates to the plans’ fiscal year-end in 2022, 2021, and 2020. Forms 5500 were not yet available for the majority of plan years ending in fiscal 2023, though the Company acquired Forms 5500 ending in fiscal 2023 to the extent available. The PPA zone status is based on information the Company received from the respective plans, as well as publicly available information on the U.S. Department of Labor website. The zone status is certified by the applicable plan’s actuary. Although multiple factors or tests may result in red zone or yellow zone status, plans in the red zone generally are less than 65% funded, plans in the yellow zone generally are less than 80% funded, and plans in the green zone generally are at least 80% funded. Under the PPA, red zone plans are classified as “critical” status, yellow zone plans are classified as “endangered” status and green zone plans are classified as neither “endangered” nor “critical” status. The “Subject to Financial Improvement/ Rehabilitation Plan” column indicates plans for which a financial improvement plan or a rehabilitation plan is either pending or has been implemented. The last column lists the expiration dates of the Company’s collective-bargaining agreements to which the plans are subject. Total contributions to these plans correspond to the number of union employees employed at any given time and the plans in which they participate and vary depending upon the location and number of ongoing projects at a given time and the need for union resources in connection with such projects. Information has been presented separately for individually significant plans, based on PPA funding status classification, and in the aggregate for all other plans.

Fund	Employee Identification Number/Pension Plan Number	PPA Zone Status		Subject to financial Improvement/ Rehabilitation Plan	Contributions (1) (in thousands)			Surcharge Imposed	Expiration Date of Collective Bargaining Agreement
		Fiscal 2023	Fiscal 2022		Fiscal 2023	Fiscal 2022	Fiscal 2021
Chicago & Vicinity Laborers’ District Council Pension Plan	36-2514514-002	Green	Green	No	$6,155	$7,799	$8,068	No	05/31/26
Midwest Operating Engineers Pension Trust Fund	36-6140097-001	Green	Green	No	5,285	5,493	7,434	No	05/31/24
Central Pension Fund of the IUOE & Participating Employers	36-6052390-001	Green	Green	No	4,418	1,858	271	No	Varies through Dec 2026
Boilermaker-Blacksmith National Pension Trust	48-6168020-001	Green	Yellow	No	3,994	3,468	865	No	Evergreen (2)
National Electric Benefit Fund	53-0181657-001	Green	Green	No	2,935	2,753	1,026	No	Evergreen (2)
Pipe Fitters Retirement Fund Local 597	62-6105084-001	Green	Green	No	2,440	2,212	426	No	Varies through June 2025
United Association National Pension Fund	52-6152779-001	Green	Green	No	2,184	2,909	5,548	No	Varies through Dec 2026
Local 351 IBEW Pension Plan	22-3417366-001	Green	Green	No	2,184	2,116	830	No	11/29/25
Operating Engineers Local 101 Pension Fund	43-6059213-001	Green	Green	No	1,867	1,655	1,241	No	12/31/28
Fox Valley and Vicinity Laborers Pension Fund	36-6147409-001	Green	Green	No	1,861	2,194	1,950	No	Evergreen(2)
IBEW Local 769 Management Pension Plan	86-6049763-001	Green	Green	No	1,796	1,835	2,042	No	08/02/26
Steamfitters Local Union No. 420 Pension Plan	23-2004424-001	Red	Red	Yes	1,746	751	33	Yes	04/30/23
IBEW Local 1249 Pension Plan	15-6035161-001	Green	Green	No	1,642	2,134	725	No	05/04/25
Northeast Carpenters Pension Fund	11-1991772-001	Green	Green	No	1,547	1,058	367	No	Evergreen (2)
Laborers District Council of W PA Pension Fund	25-6135576-001	Yellow	Red	Yes	1,393	1,609	1,265	No	Evergreen(2)
West Chester Heavy Construction Laborers Local 60 Pension Fund	13-1962287-001	Green	Green	No	1,389	1,367	445	No	03/29/25
Minnesota Laborers Pension Fund	41-6159599-001	Green	Green	No	1,374	1,439	1,427	No	05/31/25
Iron Workers District Council of New England Pension Fund	04-2591016-001	Green	Green	No	1,347	128	—	No	09/15/26
U.A. Local Union No. 322 Pension Plan	21-6016638-001	Red	Red	Yes	1,240	883	205	Yes	04/30/24
Kansas Construction Trades Open End Pension Trust Fund	48-6171387-001	Red	Red	Yes	361	323	324	Yes	Evergreen(2)
International Painters And Allied Trades Industry Pension Plan	52-6073909-001	Red	Yellow	Yes	121	46	—	Yes	Evergreen(2)
Laborers National Pension Fund	75-1280827-001	Red	Red	Yes	107	136	—	Yes	03/16/25
Upstate New York Engineers Pension Fund	15-0614642-001	Red	Red	Yes	90	—	—	Yes	03/31/26

Fund	Employee Identification Number/Pension Plan Number	PPA Zone Status		Subject to financial Improvement/ Rehabilitation Plan	Contributions (1) (in thousands)			Surcharge Imposed	Expiration Date of Collective Bargaining Agreement
		Fiscal 2023	Fiscal 2022		Fiscal 2023	Fiscal 2022	Fiscal 2021
New Jersey Building Laborers Statewide Pension Fund	22-6077693-001	Red	Red	Yes	61	43	27	Yes	04/30/27
Cement Masons Union Local 592 Pension Plan	23-1972409-001	Red	Red	Yes	46	37	1	Yes	04/30/24
IBEW Local Union No. 98, Zone 2 Pension Trust Fund	23-6583334-001	Red	Red	Yes	26	56	—	Yes	Evergreen	(2)
All other plans - U.S.					17,482	14,291	11,737
All other plans - Canada (3)					10,567	12,410	11,177

Total					$75,658	$71,003	$57,434

(1)	Contributions for fiscal 2021 include amounts from Riggs Distler subsequent to the acquisition on August 27, 2021. A full year of contributions for Riggs Distler were included for 2023 and 2022.
(2)	Certain collective bargaining agreement(s) participating in this fund is subject to automatic renewal absent cancellation by either party.
(3)	Multiemployer defined benefit pension plans in Canada are not subject to the reporting requirements under the PPA. Accordingly, certain information is not publicly available.

The Company’s contributions to the following individually significant plans were five percent or more of the total contributions to these plans for the periods indicated based on the Forms 5500 for these plans for the plan years ended December 31, 2022 and 2021. Forms 5500 were not yet available for these plans for the plan years ending during 2023, unless specifically noted below.

Fund	Plan Years in which Centuri Contributions Were Five Percent or More of Total Plan Contributions
Local 351 IBEW Pension Plan	2022
Fox Valley and Vicinity Laborers Pension Fund	2022, 2021, 2020
I.B.E.W. Local 769 Management Pension Plan	2022, 2021, 2020
West Chester Heavy Construction Laborers Local 60 Pension Fund	2022
U.A. Local Union No. 322 Pension Plan	2022

Other Defined Contribution Plans

The Company offers defined contribution plans to its eligible employees, regardless of whether they are covered under collective bargaining agreements. Eligibility requirements vary, as does timing of participation, matching, vesting and profit-sharing features of the plans. Contributions by the Company to these plans for 2023, 2022 and 2021 were $15.2 million, $12.9 million and $9.3 million, respectively.

Deferred Compensation Plan

The Company sponsors a nonqualified deferred compensation plan that is offered to a select group of management and highly compensated employees. The plan allows participants to defer up to 80% of base salary and provides a match of 100% of contributions up to 5% of a participant’s salary. The plan also allows the Company, at its election, to credit participant accounts with discretionary contributions. Participants are 100% vested in salary deferrals, contributions, and all earnings. Participant accounts include a return based on the performance of the underlying investment options selected. Payments from the plan are designated at each annual enrollment period based on specified triggering events and are payable by lump sum or on an annual installment basis. The total amount accrued for future benefits as of December 31, 2023 and January 1, 2023 was $32.5 million and $32.1 million, respectively, and was included in other long-term liabilities on the consolidated balance sheets.

To provide for future obligations related to these deferred compensation plans, the Company has invested in corporate-owned life insurance (“COLI”) policies covering certain participants in the deferred compensation plans, the underlying investments of which are intended to be aligned with the investment alternatives elected by plan participants. The COLI assets are recorded at their cash surrender value, which is considered their fair market value, and as of December 31, 2023 and January 1, 2023, the fair market values were $32.7 million and $29.5 million, respectively, and were included in other assets on the consolidated balance sheets. The level of inputs used for these fair value measurements is Level 2.

15.	Supplemental Cash Flow Disclosures

The following table represents the Company’s supplemental cash flow disclosures and non-cash investing activity, excluding lease activity (in thousands):

	Fiscal Years Ended
	2023	2022	2021
Supplemental disclosure of cash flow information:
Interest paid	$98,342	$50,214	$13,671
Income taxes paid, net of refunds	13,595	3,479	22,498
Non-cash investing activities:
Accrued capital expenditures	$15,095	$9,397	$4,739
Proceeds from sale of property and equipment in accounts receivable	—	395	193

16.	Related Parties

The Company performs various construction services for Southwest Gas Corporation, a wholly owned subsidiary of Southwest Gas Holdings. Approximately $116.4 million (4%), $134.7 million (5%) and $102.3 million (5%) of the Company’s revenue for 2023, 2022 and 2021, respectively, was related to contracts with Southwest Gas Corporation. The Company recognized gross profit related to the Southwest Gas Corporation revenue of $11.0 million (4%), $17.7 million (8%) and $6.2 million (3%) for 2023, 2022 and 2021, respectively. As of December 31, 2023 and January 1, 2023, approximately $12.3 million (4%) and $17.9 million (5%), respectively, of the Company’s accounts receivable, and $3.2 million and $0.9 million, respectively, of contract assets were related to contracts with Southwest Gas Corporation. There were no significant related party contract liabilities as of December 31, 2023 and $1.1 million of contract liabilities as of January 1, 2023 were related to contracts with Southwest Gas Corporation.

Additionally, certain costs incurred by Southwest Gas Holdings have been allocated to Centuri which are settled in cash during the normal course of operations. For 2023, 2022 and 2021, the Company recorded $1.3 million, $1.6 million and $1.0 million of allocated costs, respectively. Refer to “Note 2 — Basis of Presentation and Summary of Significant Accounting Policies” for additional information.

The Company is included in a tax sharing agreement with Southwest Gas Holdings. The agreement outlines the method in which the Company calculates its income tax liability and the manner in which it either reimburses Southwest Gas Holdings for taxes owed or is reimbursed for credits and NOLs used. As of December 31, 2023 and January 1, 2023 there were no amounts due to or from Southwest Gas Holdings.

In November 2021, certain members of Riggs Distler management acquired a 1.42% interest in Drum. See “Note 7 — Noncontrolling Interests” for more information. A portion of the redeemable noncontrolling interest acquired was funded through promissory notes made to noncontrolling interest holders bearing interest at the prime rate plus 2%. The impact of this transaction has been excluded from the consolidated statement of cash flows for the fiscal year ended January 2, 2022 due to its noncash nature. The promissory notes are payable by the noncontrolling interest holders upon certain triggering events including, but not limited to, termination of employment or the redemption of any interest under the agreement. The promissory notes and related interest income are recorded in additional paid-in capital, a component of total equity, on the consolidated balance sheets. During 2023, a noncontrolling interest holder’s employment with the Company terminated, at which time a portion of the minority interest was redeemed. The remaining balance continuing to be redeemable after the redemption, and as of December 31, 2023, was 1.41%. The balance of loans outstanding as of December 31, 2023 and January 1, 2023 was $4.2 million.

17.	Commitments and Contingencies

Legal Proceedings

The Company is a named party in various legal proceedings arising from the normal course of business. Although the ultimate outcomes of active matters are currently unknown, the Company does not believe any liabilities resulting from these known matters will have a material effect on its financial position, results of operations or cash flows.

The Company maintains liability insurance for various risks associated with its operations. In connection with the liability insurance policies, the Company is responsible for an initial deductible or self-insured retention amount per occurrence, after which the insurance carriers would be responsible for amounts up to the policy limits.

Employment Agreements

The Company has employment agreements with certain executives and other employees, which provide for compensation and certain other benefits and for severance payments under certain circumstances. Certain employment agreements also contain clauses that become effective upon a change in control of the Company. Upon the occurrence of any of the defined events in the various employment agreements, the Company would be obligated to pay certain amounts to the related employees, which vary with the level of the employees’ respective responsibility.

Concentration of Credit Risk

The Company provides full-service utility services to various customers, primarily utility companies that are located throughout the U.S. and Canada. The Company is subject to concentrations of credit risk related primarily to its revenue and accounts receivable and contract asset positions with customers, which is defined as greater than 10%. No customers accounted for more than 10% of revenue for 2023 or 2022, and one Gas Utility Services customer accounted for 11% of revenue for 2021. Additionally, one Electric Utility Services customer had a combined accounts receivable and contract asset balance of $84.3 million, which was approximately 14% of total accounts receivable and contract assets as of December 31, 2023. No customer balances as of January 1, 2023 were above 10% of total accounts receivable and contract assets.

The Company primarily uses three financial banking institutions. The Company’s cash on deposit with these financial institutions exceeded the federal insurability limits as of December 31, 2023. The Company believes its cash and cash equivalents are managed by high credit quality financial institutions.

Bonds and Parent Guarantees

Many customers, particularly in connection with new construction, require the Company to post performance and payment bonds. These bonds provide a guarantee that the Company will perform under the terms of a contract and pay its subcontractors and vendors. In certain circumstances, the customer may demand that the surety make payments or provide services under the bond, and the Company must reimburse the surety for any expenses or outlays it incurs. The Company may also be required to post letters of credit in favor of the sureties, which would reduce the borrowing availability under its revolving credit facility. As of December 31, 2023, the Company was not aware of any outstanding material obligations for payments related to these bond obligations.

Performance bonds expire at various times ranging from mechanical completion of a project to a period extending beyond contract completion in certain circumstances, and therefore a determination of maximum potential amounts outstanding requires certain estimates and assumptions. Such amounts can also fluctuate from period to period based upon the mix and level of the Company’s bonded operating activity. As of December 31, 2023, the estimated total amount of outstanding performance bonds was approximately $490.4 million. The Company’s estimated maximum exposure related to the value of the performance bonds outstanding is lowered on each bonded project as the cost to complete is reduced, and each commitment under a performance bond generally extinguishes concurrently with the expiration of its related contractual obligation. The estimated cost to complete these bonded projects was approximately $141.0 million as of December 31, 2023.

Additionally, from time to time, the Company guarantees certain obligations and liabilities of its subsidiaries that may arise in connection with, among other things, contracts with customers, and equipment lease obligations. These guarantees may cover all of the subsidiary’s unperformed, undischarged and unreleased obligations and liabilities under or in connection with the relevant agreement. The Company is not aware of any claims under any guarantees that are material. The responsibility under a guarantee could exceed the amount recoverable from the subsidiary alone and could materially and adversely affect the Company’s consolidated financial condition, results of operations and cash flows.

18.	Subsequent Events

The Company evaluated subsequent events through March 1, 2024, the date these consolidated financial statements were issued, and there were no material matters requiring subsequent recognition or additional disclosure.

   Shares

Centuri Holdings, Inc.

Common Stock

PRELIMINARY PROSPECTUS

UBS Investment Bank	BofA Securities	J.P. Morgan

Wells Fargo Securities

Baird	KeyBanc Capital Markets	Siebert Williams Shank

Through and including      , 2024 (25 days after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

    , 2024.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses, other than the underwriting discounts and commissions, payable by us in connection with the sale of the securities being registered hereby. All amounts shown are estimates except the SEC registration fee, the FINRA filing fee and the exchange listing fee.

Payable by the registrant
SEC registration fee	$		*
FINRA filing fee	$		*
Exchange listing fee	$		*
Printing and engraving expenses	$		*
Legal fees and expenses	$		*
Accounting fees and expenses	$		*
Transfer agent and registrar fees and expenses	$		*
Miscellaneous fees and expenses	$		*

Total	$	*	(1)

(1)	These estimated expenses are expected to be paid by Southwest Gas Holdings.
*	To be completed by amendment.

Item 14. Indemnification of Directors and Officers.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. Our amended and restated certificate of incorporation and our amended and restated bylaws will provide for indemnification by us of our directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability of (1) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (2) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) a director for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL, (4) a director or officer for any transaction from which the director or officer derived an improper personal benefit or (5) an officer in any action by or in the right of the corporation. Our amended and restated certificate of incorporation will provide for such limitation of liability.

We will maintain standard policies of insurance under which coverage is provided (1) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to payments which may be made by us to our directors and officers pursuant to the above indemnification provision or otherwise as a matter of law. Our amended and restated bylaws will provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL against liabilities that may arise by reason of their service to us and that we must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking by or on behalf of an indemnified person to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

The underwriting agreement, the form of which will be filed as an exhibit to this registration statement, will provide for indemnification of our directors and officers by the underwriters against certain liabilities. These indemnification provisions may be sufficiently broad to permit indemnification of our directors and officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act:

•

On June 9, 2023, the date of our incorporation, we issued 1,000 shares of our common stock to Southwest Gas Holdings pursuant to the exemption from registration in Section 4(a)(2) of the Securities Act because the offer and issuance of the shares did not involve a public offering.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits: The list of exhibits set forth under “Exhibit Index” at the end of this registration statement is incorporated by reference herein.

(b)	Financial Statement Schedules: Schedules are omitted because they are not required or because the information is provided elsewhere in the financial statements included in this registration statement.

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Exhibit Description

1.1	Form of Underwriting Agreement.

3.1	Form of Amended and Restated Certificate of Incorporation of Centuri Holdings, Inc. to be effective upon the closing of this offering.

3.2	Form of Amended and Restated Bylaws of Centuri Holdings, Inc. to be effective upon the closing of this offering.

5.1	Form of Opinion of Morrison & Foerster LLP.

10.1	Form of Separation Agreement.

10.2†	Form of Centuri Holdings, Inc. Omnibus Incentive Plan.

10.3	Form of Tax Matters Agreement.

10.4	Form of Registration Rights Agreement.

10.5	Second Amended and Restated Credit Agreement, dated as of August 27, 2021, with Wells Fargo Securities, LLC and BofA Securities, Inc., as joint lead arrangers, Wells Fargo Bank, National Association, as administrative agent, Bank of America, N.A., as syndication agent, and the other lenders and agents party thereto.

10.6	Amendment No. 1 to Second Amended and Restated Credit Agreement, dated as of November 4, 2022, among Centuri Group, Inc., Centuri Canada Division Inc., the lenders party thereto, Wells Fargo Bank, National Association, as administrative agent, and the other parties named therein.

10.7	Amendment No. 2 to Second Amended and Restated Credit Agreement, dated as of May 31, 2023, among Centuri Group, Inc., Centuri Canada Division Inc., the lenders party thereto, Wells Fargo Bank, National Association, as administrative agent, and the other parties named therein.

10.8	Amendment No. 3 to Second Amended and Restated Credit Agreement, dated as of November 15, 2023, among Centuri Group, Inc., Centuri Canada Division Inc., the lenders party thereto, Wells Fargo Bank, National Association, as administrative agent, and the other parties named therein.

10.9	Amendment No. 4 to Second Amended and Restated Credit Agreement, dated as of March 22, 2024, among Centuri Group, Inc., Centuri Canada Division Inc., the lenders party thereto, Wells Fargo Bank, National Association, as administrative agent, and the other parties named therein.

10.10	Form of Indemnification Agreement for Centuri Holdings, Inc. Directors and Officers.

10.11†	Employment Agreement with William J. Fehrman, dated December 21, 2023.

10.12†	Employment Agreement with Gregory A. Izenstark, dated January 2, 2019 (as amended on September 27, 2021 and February 22, 2024).

10.13†	Employment Agreement with James W. Connell, Jr., dated March 20, 2017 (as amended on December 10, 2018 and July 3, 2023).

10.14†	Employment Agreement with Jason S. Wilcock, dated August 1, 2018 (as amended on July 3, 2023).

10.15	Amended and Restated Cooperation Agreement, dated as of November 21, 2023, by and among the Icahn Group and Southwest Gas Holdings, Inc.

10.16†	Form of Centuri Group Inc. 2024 Long-Term Incentive Cash Award Agreement.

10.17†	Centuri Group 2023 Long-Term Incentive Cash Award Agreement with Gregory A. Izenstark, dated as of May 1, 2023.

Exhibit Number	Exhibit Description

10.18†	Centuri Group Award Agreement with Gregory A. Izenstark Under the Centuri Group, Inc. Executive Deferred Compensation Plan and the Centuri Group, Inc. Long-Term Incentive Plan, dated as of August 4, 2022.

21.1	Subsidiaries of Centuri Holdings, Inc.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Morrison & Foerster LLP (contained in its opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to this registration statement).

99.1	Consent of Anne L. Mariucci, Director Nominee.

99.2	Consent of Andrew W. Evans, Director Nominee.

99.3	Consent of Christopher A. Krummel, Director Nominee.

99.4	Consent of Julie A. Dill, Director Nominee.

99.5	Consent of Charles R. Patton, Director Nominee.

107	Filing Fee Table.

*	To be filed by amendment.
†	Indicates management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Phoenix, State of Arizona, on March 22, 2024.

Centuri Holdings, Inc.

By:	/s/ William J. Fehrman
Name:	William J. Fehrman
Title:	Chief Executive Officer and Director

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William J. Fehrman and Gregory A. Izenstark and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

By:	/s/ William J. Fehrman William J. Fehrman	Chief Executive Officer and Director (Principal Executive Officer)	March 22, 2024

By:	/s/ Gregory A. Izenstark Gregory A. Izenstark	Chief Financial Officer (Principal Financial and Accounting Officer)	March 22, 2024

By:	/s/ Karen S. Haller Karen S. Haller	Director, Chair of the Board of Directors	March 22, 2024